As filed with the Securities and Exchange Commission on August 27, 2013

No. 333-189308

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRONOX FINANCE LLC

Additional Registrants Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Delaware	2810	46-0699347
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Stamford Plaza 263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901 (203) 705-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Foster

General Counsel

Tronox Limited

One Stamford Plaza

263 Tresser Boulevard, Suite 1106

Stamford, Connecticut 06901

(203) 705-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public:

The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer):  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer):  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Amount of Registration Fee
6.375% Senior Notes due 2020	$900,000,000	$100%	$122,760(1)(4)
Guarantees on 6.375% Senior Notes due 2020(2)	—	—	— (3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	The notes will be issued by Tronox Finance LLC (the “Issuer”) and initially guaranteed by the Issuer’s parent company, Tronox Limited (the “Parent”), and certain of the subsidiaries of the Parent that guarantee the obligations under its credit facilities on the date the notes were issued.
(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.
(4)	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Other than Tronox Limited (the “Parent”), each of the entities listed below is 100% owned by Tronox Limited. The guarantees provided by each entity listed on this Schedule A will be joint and several, full and unconditional, subject to customary release provisions.

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Tronox Incorporated	Delaware	Tronox Technical Center 331 N.W. 150th Street P.O. Box 268859 Oklahoma City, OK 73134	2810	20-2868245

Tronox LLC	Delaware	Tronox Technical Center 331 N.W. 150th Street P.O. Box 268859 Oklahoma City, OK 73134	2810	41-2070700

Tronox US Holdings Inc.	Delaware	One Stamford Plaza 263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901	2810	45-4154060

Tronox Australia Holdings Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	68-0682438

Tronox Australia Pigments Holdings Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	72-1621945

Tronox Global Holdings Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1034351

Tronox Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1026700

Tronox Pigments Australia Holdings Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1034342

Tronox Pigments Australia Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	N/A

Tronox Pigments Western Australia Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1034346

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Tronox Pigments LLC	Delaware	Tronox Technical Center 331 N.W. 150th Street P.O. Box 268859 Oklahoma City, OK 73134	2810	46-1388039

Tronox Sands Holdings Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1034353

Tronox Western Australia Pty Ltd	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065700

Tronox Worldwide Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1095681

Tronox Holdings (Australia) Pty Limited	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065537

Tronox Investments (Australia) Pty Ltd	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065545

Tronox Australia Sands Pty Ltd	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065692

Ticor Resources Pty Ltd	Western, Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065723

Ticor Finance (A.C.T.) Pty Ltd	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065754

TiO2 Corporation Pty Ltd	Western Australia, Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065736

3

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Yalgoo Minerals Pty. Ltd.	Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065554

Tific Pty. Ltd.	Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065748

Synthetic Rutile Holdings Pty Ltd	Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065744

Senbar Holdings Pty Ltd	Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065698

Pigment Holdings Pty Ltd	Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-1065556

Tronox Mineral Sales Pty Ltd	Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	N/A

Tronox Management Pty Ltd	Australia	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	N/A

Tronox International Finance LLP	United Kingdom	7 Abermarle Street London, W1S 4HQ United Kingdom	2810	98-1065448

Tronox Pigments Ltd.	Bahama Islands	Tronox Technical Center 3301 N.W. 150th Street Oklahoma City, OK 73134	2810	47-0934867

Tronox Holdings Europe C.V.	The Netherlands	1 Brodie Hall Drive Technology Park Bentley, Australia 6102	2810	98-0565177

Tronox Holdings Coöperatief U.A.	The Netherlands	World Trade Centre Amsterdam, Tower B, 17th Floor Strawinskylaan 1725 P.O. Box 7241 1007, JE Amsterdam	2810	98-1052521

4

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

ISSUED AUGUST 27, 2013

PRELIMINARY PROSPECTUS

Tronox Finance LLC

Exchange Offer for All Outstanding

$900 million 6.375% Senior Notes due 2020 and the guarantees thereon

(CUSIP: 897050AA8 & U8968XAA5)

We are offering to exchange:

up to $900 million of our new 6.375% Senior Notes due 2020 and the guarantees thereon that have been registered under the Securities Act of 1933, as amended

(which we refer to as the “Exchange Notes”)

for

a like amount of our outstanding 6.375% Senior Notes due 2020 and the guarantees thereon

(which we refer to as the “Old Notes”).

We refer to the Exchange Notes and Old Notes collectively as the “notes.”

Material Terms of Exchange Offer:

•

The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes will not apply to the Exchange Notes.

•

The Exchange Notes will be guaranteed by Tronox Limited, the Issuer’s parent company (the “Parent”), and certain of the subsidiaries of the Parent that guarantee the obligations under our credit facilities on the date the notes are issued. The guarantees will be joint and several, full and unconditional, subject to customary release provisions.

•	There is no existing public market for the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system.

•	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the Old Notes that are validly tendered and not withdrawn.

•	The exchange offer expires at 11:59 p.m., New York City time, on September 16, 2013, unless extended.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

•

The exchange offer is subject to certain customary conditions, including that it not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission (the “SEC”).

•	We will not receive any proceeds from the exchange offer.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 23 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

                    , 2013

In this prospectus, references to “R,” “Rand” or “South African Rand” are to the legal currency of the Republic of South Africa. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. In this prospectus, “we,” “us,” and “our” and the “Company” refer to Tronox Limited (as defined below) and, where appropriate, its subsidiaries, when discussing the business following completion of the Transaction (as defined below), and to Tronox Incorporated (as defined below) and, where appropriate, its subsidiaries, when discussing the business prior to completion of the Transaction unless expressly indicated or the context otherwise requires.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding management’s expectations, beliefs, strategies, goals, outlook and other non-historical matters. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “likely,” “can have” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties outlined in “Risk Factors.”

These risks and uncertainties are not exhaustive. Other sections of this prospectus may include additional factors, which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations and we do not intend to do so.

We are committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our websites to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial and statistical and business-related information. Investors can link to the Tronox Limited website through http://www.tronox.com. Our websites and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

MARKET AND INDUSTRY DATA

This prospectus includes market share, market position and industry data and forecasts. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We participate in various trade associations, such as the Titanium Dioxide Manufacturers Association (“TDMA”), and subscribes to various industry research publications, such as those produced by TZ Minerals International Pty Ltd (“TZMI”). While we have taken reasonable actions to ensure that the information is extracted accurately and in its proper context, we have not independently verified the accuracy of any of the data from third party sources or ascertained the underlying economic assumptions relied upon therein. Unless otherwise indicated, statements as to Tronox Limited (as defined below) and Tronox Incorporated (as defined below) combined market share and market position are based on TZMI 2012 Annual Reports, which are based on year-end 2011 reported figures. We also rely on certain information provided by TDMA in determining some of the management estimates referred to in this prospectus.

ii

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all the information that may be important to you. We urge you to read carefully this prospectus in its entirety. For additional information see the section entitled “Where You Can Find Additional Information.”

Unless otherwise indicated or required by context, as used in this prospectus, references to “we,” “us,” and “our” refer to Tronox Limited (as defined below), when discussing the business following completion of the Transaction (as defined below), and to Tronox Incorporated (as defined below), when discussing the business prior to completion of the Transaction.

Our Company

Overview

Tronox Limited, a public limited company registered under the laws of the State of Western Australia, Australia, and its subsidiaries (collectively referred to as “Tronox” or “the Company”) is a global leader in the production and marketing of titanium- bearing mineral sands and titanium dioxide pigment (“TiO2”). Our world-class, high performance TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper and other applications. Our mineral sands business consists primarily of two product streams—titanium feedstock and zircon. Titanium feedstock is used primarily to manufacture TiO2. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV glass and a range of other industrial and chemical products. We have global operations in North America, Europe, South Africa and Australia.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction (see below). Prior to the completion of the Transaction, the Company was wholly-owned by Tronox Incorporated, and had no operating assets or operations. Tronox Incorporated, a Delaware corporation (“Tronox Incorporated”), was formed on May 17, 2005, in preparation for the contribution and transfer by Kerr-McGee Corporation of certain entities, including those comprising substantially all of its chemical business into a separate operating company.

For the three and six months ended June 30, 2013, we had net sales of $525 million and $995 million, adjusted EBITDA of $101 million and $174 million and a net loss attributable to Tronox Limited of $13 million and $70 million, respectively. As of June 30, 2013, we had approximately $2,408 million of total indebtedness outstanding. For the year ended December 31, 2012, we had net sales of $1,832 million, adjusted EBITDA of $503 million and net income attributable to Tronox Limited of $1,134 million. As of December 31, 2012, we had approximately $1,645 million of total indebtedness outstanding.

Acquisition of Mineral Sands Operations

Consistent with our strategy to become a fully integrated global producer of mineral sands and TiO2 with production facilities and sales and marketing presence strategically positioned throughout the world, on June 15, 2012 (the “Transaction Date”), we combined the existing business of Tronox Incorporated with Exxaro Resources Ltd’s (“Exxaro”) mineral sands operations, which includes its Namakwa Sands and KwaZulu-Natal (“KZN”) Sands mines, separation and slag furnaces in South Africa, along with Exxaro’s 50% share of the Tiwest Joint Venture in Western Australia (together, the “mineral sands business”) (the “Transaction”).

The Transaction was completed in two principal steps. First, Tronox Incorporated became a subsidiary of Tronox Limited, with Tronox Incorporated shareholders receiving one Class A ordinary share (“Class A Share”) and $12.50 in cash (“Merger Consideration”) for each Tronox Incorporated common share. Second, Tronox Limited issued 9,950,856 Class B ordinary shares (“Class B Shares”) to Exxaro and one of its subsidiaries in consideration for the mineral sands business. Upon completion of the Transaction, former Tronox Incorporated shareholders held 15,413,083 Class A Shares and Exxaro held 9,950,856 Class B Shares, representing approximately 60.8% and 39.2%, respectively, of the voting power in Tronox Limited. Exxaro retained a 26% ownership interest in the South African operations that are part of the mineral sands business in order to comply with the Black Economic Empowerment (“BEE”) legislation of South Africa.

During 2012, we repurchased approximately 12.6 million Class A Shares, which was approximately 10% of our total voting securities. During October 2012, Exxaro purchased 1.4 million Class A Shares in market purchases. At June 30, 2013 and December 31, 2012, Exxaro held approximately 44.4% and 44.6%, respectively, of our voting securities.

Prior to the Transaction Date, Tronox Incorporated and Exxaro Australia Sands Pty Ltd., a subsidiary of Exxaro, operated the Tiwest Joint Venture, which included a chloride process TiO2 plant located in Kwinana, Western Australia, a mining operation in Cooljarloo, Western Australia, and a mineral separation plant and a synthetic rutile processing facility, both in Chandala, Western Australia. As part of the Transaction, we acquired Exxaro Australia Sands Pty Ltd. and therefore Exxaro’s 50% interest in the Tiwest Joint Venture. As such, as of the Transaction Date, we own 100% of the operations formerly operated by the Tiwest Joint Venture.

Principal Business Lines

Subsequent to the Transaction, we have two reportable operating segments, Mineral Sands and Pigment. Additionally, our corporate activities include our electrolytic manufacturing and marketing operations.

Mineral Sands Operations

The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits. “Mineral sands” refers to concentrations of heavy minerals in an alluvial environment (sandy or sedimentary deposits near a sea, river or other water source). We separate these minerals from these primary sources. We process ilmenite into either slag or synthetic rutile. Other than zircon, all of these materials are sometimes referred to as titanium feedstock. Titanium feedstock is the most significant raw material used in the manufacture of TiO2.

We acquired the mineral sands business from Exxaro on the Transaction Date. The mineral sands business operations are comprised of the KZN Sands and Namakwa Sands mines, both located in South Africa, and Cooljarloo Sands mine located in Western Australia, which have a combined production capacity of 753,000 metric tons (“tonnes”) of titanium feedstock and 265,000 tonnes of zircon. The KZN Sands operations involve the exploration, mining and beneficiation of mineral sands deposits in the KwaZulu-Natal province of South Africa, and the Namakwa Sands operations involve the exploration, mining and beneficiation of mineral sands deposits in the Western Cape province of South Africa. The Tiwest operations conduct the exploration, mining and processing of mineral sands deposits and the production of titanium dioxide pigment in Western Australia.

We are the third largest global producer of titanium feedstock and a global leader in zircon production. Titanium feedstock is the most significant raw material used in the manufacture of TiO2. We believe annual production of titanium feedstock from our mineral sands operations will continue to exceed the raw material supply requirement for our TiO2 operations. Zircon is primarily used for the manufacture of ceramics, a market which has grown substantially during the previous decade and is favorably positioned to long-term development trends in the emerging markets, principally China.

The table set forth under “The Businesses—Property—Mineral Reserves” summarizes Tronox Limited’s proven and probable ore reserves and estimated mineral resources as of December 31, 2012.

Pigment Operations

We are the world’s third-largest producer and marketer of TiO2 manufactured via chloride technology. The pigment segment primarily produces and markets TiO2, and has production facilities at the following locations: Hamilton, Mississippi; Botlek, the Netherlands; and Kwinana, Western Australia, representing an aggregate of 465,000 tonnes of annual TiO2 production capacity.

TiO2 is used in a wide range of products due to its ability to impart whiteness, brightness and opacity, and is designed, marketed and sold based on specific end-use applications. TiO2 is used extensively in the manufacture of paint and other coatings, plastics and paper and in a wide range of other applications, including inks, fibers, rubber, food, cosmetics and pharmaceuticals. According to TZMI data, the paint and coatings sector is the largest consumer of pigment averaging approximately 58% of total pigment consumption in 2011. The plastics sector accounted for approximately 22% of TiO2 consumption in 2011, while the remaining 20% was divided between paper, inks, fibers and other.

TiO2 is a critical component of everyday consumer applications due to its superior ability to cover or mask other materials effectively and efficiently relative to alternative white pigments and extenders. TiO2 is considered to be a quality of life product and some research indicates that consumption generally increases as disposable income increases. We believe that, at present, TiO2 has no effective mineral substitute because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated in as cost-effective a manner.

We supply and market TiO2 under the brand name TRONOX® to more than 1,000 customers in approximately 90 countries, including market leaders in each of the key end-use markets for TiO2, and have supplied each of our top ten customers with TiO2 for more than ten years. These top ten customers represented approximately 46% of our total TiO2 sales in 2012. The tables below summarize our 2012 TiO2 sales volume by geography and end-use market:

2012 Sales Volume by Geography		2012 Sales Volume by End-Use Market
Americas	48%	Paints and Coatings	78%
Europe	24%	Plastics	19%
Asia-Pacific	28%	Paper and Specialty	3%

We operate three TiO2 facilities at the following locations: Hamilton, Mississippi; Botlek, the Netherlands; and Kwinana, Australia, representing an aggregate of 465,000 tonnes of annual TiO2 production capacity. We are one of a limited number of TiO2 producers in the world with chloride production technology, which we believe is preferred for many of the largest end-use applications compared to TiO2 manufactured by other TiO2 production technologies. We hold more than 200 patents worldwide and have a highly skilled work force.

Electrolytic and Other Chemical Products Operations

Our electrolytic and other chemical products operations are primarily focused on advanced battery materials, sodium chlorate and specialty boron products. Battery material end-use applications include alkaline batteries for flashlights, electronic games, medical and industrial devices as well as lithium batteries for power tools, hybrid electric vehicles, laptops and power supplies. Sodium chlorate is used in the pulp and paper industry in pulp bleaching applications. Specialty boron product end-use applications include semiconductors, pharmaceuticals, high-performance fibers, specialty ceramics and epoxies as well as igniter formulations.

We operate two electrolytic and other chemical facilities in the United States: one in Hamilton, Mississippi producing sodium chlorate and one in Henderson, Nevada producing electrolytic manganese dioxide (“EMD”) and boron products.

Industry Background and Outlook

Titanium Feedstock Industry Background and Outlook

Titanium feedstock is considered to be a single product, although it can be segmented based on the level of titanium contained within the feedstock, with substantial overlap between each segment. Different grades of titanium feedstock have similar characteristics, and are generally suitable substitutes for one another; therefore, TiO2 producers generally source a variety of feedstock grades, and supply a wide variety of feedstock grades to the TiO2 producers.

Titanium minerals (ilmenite, rutile and leucoxene), titanium slag (chloride slag and sulphate slag) and synthetic rutile are all used primarily as feedstock for the production of TiO2 pigment. According to the latest data provided by TZMI, approximately 90% of the world’s consumption of titanium feedstock is used for the production of TiO2 pigment.

There are a small number of large mining companies or groups that are involved in the production of titanium feedstock. We believe we are the third largest titanium feedstock producer with approximately 10% of global titanium feedstock production. Rio Tinto, through its ownership of Canadian based Fer et Titane, its share in Richards Bay Minerals (“RBM”) in South Africa and ownership of QMM Madagascar, is the largest producer of titanium feedstock in the world. Australian-based Iluka Resources Limited is the second largest manufacturer, with operations in Australia and the United States. A number of other manufacturers, such as Cristal Global (Saudi Arabia), Eramet SA (France), Kenmare Resources plc (Ireland), Kronos Worldwide Inc. (Europe), Pangang Titanium Industry Co Ltd (China), Kerala Mines and Metals Limited (India) and Ostchem Holding AG (Eastern Europe) also supply titanium feedstock to the global market.

Beyond our structurally assured, relative low cost position, our competitive advantages are our depth of experience in various mining methods and technologies, our ability and know-how to produce upgraded products by means of direct current smelting of ilmenite and the synthetic rutile process, and our capacity to market zircon and rutile for use in a broad range of end-use applications. We are furthermore in a position to supply TiO2 feedstock, zircon and high purity pig iron from any one of several production units in different geographical locations.

Although we use agents and distribution for some sales in the Asia-Pacific region, direct relationship marketing is the primary technique that we employ for the marketing of titanium feedstocks. Multi-year contracts are negotiated with periodic pricing for the pigment industry, while the contract period for other industries tends to be less than one year (either per shipment, quarterly, half-year or one year). Pricing for titanium feedstocks is usually adjusted either on a quarterly or half-year basis. In some instances, we use traders or agents for the sale of titanium feedstocks.

The geographic market for titanium feedstock is global in scope, and TiO2 producers regularly source and transport titanium feedstock from suppliers located around the world.

Zircon Industry Background and Outlook

Zircon is extracted, alongside ilmenite and rutile, as part of the initial mineral sands beneficiation process. Zircon is a mineral which is primarily used as an additive in ceramic glazes to add hardness, which makes the ceramic glaze more water, chemical and abrasion resistant. It is also used for the production of zirconium and zirconium chemicals, in refractories, as a molding sand in foundries, and for TV glass, where it is noted for its structural stability at high temperatures and resistance to abrasive and corrosive conditions.

Zircon typically represents a relatively low proportion of heavy mineral sands mining but has high value compared to other heavy mineral products, resulting in it contributing a significant portion to total revenue. Refractories containing zircon are expensive and are only used in demanding, high-wear and corrosive applications in the glass, steel and cement industries. Foundry applications use zircon when casting articles of high quality and value where accurate sizing is crucial, such as aerospace, automotive, medical and other high-end applications. Historically, zircon has constituted a relatively minor part of the total value produced as a result of the mining and processing of titanium minerals. However, from early 2000, zircon has increased in value as a co-product, although it remains dependent on the mining of titanium minerals for its supply.

Pigment Industry Background and Outlook

TiO2 is used in a wide range of products due to its ability to impart whiteness, brightness and opacity, and is designed, marketed and sold based on specific end-use applications. TiO2 is used extensively in the manufacture of paint and other coatings, plastics and paper and in a wide range of other applications, including inks, fibers, rubber, food, cosmetics and pharmaceuticals. According to TZMI data, the paint and coatings sector is the largest consumer of pigment averaging approximately 58% of total pigment consumption in 2011. The plastics sector accounted for approximately 22% of TiO2 consumption in 2011, while the remaining 20% was divided between paper, inks, fibers and other.

TiO2 is a critical component of everyday consumer applications due to its superior ability to cover or mask other materials effectively and efficiently relative to alternative white pigments and extenders. TiO2 is considered to be a quality of life product and some research indicates that consumption generally increases as disposable income increases. We believe that, at present, TiO2 has no effective mineral substitute because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated in as cost-effective a manner.

According to the latest TZMI data, industry production capacity grew to 6.4 million tonnes from 6 million tonnes in the prior year. The global market in which our TiO2 business operates is competitive. Competition is based on a number of factors such as price, product quality and service. We face competition from major international producers, including DuPont, Cristal Global, Huntsman, and Kronos, as well as smaller regional competitors such as Sachtleben Chemie GmbH and Ishihara Sangyo Kaisha, which operate multiple plants on single continents. We estimate that, based on nameplate capacity, these seven companies accounted for more than 64% of the global market share. During 2012, we had global TiO2 production capacity of 465,000 tonnes per year, which was approximately 7% of global pigment capacity. In addition to the major competitors discussed above, we compete with numerous smaller, regional producers, including producers in China that have expanded their sulphate production capacity during the previous five years.

Worldwide, we believe that we and the other major producers mentioned above are the only companies that have perfected and successfully commercialized the chloride process technology for the production of TiO2. According to TZMI, among the seven largest multi-national producers, 77% of available capacity uses the chloride process, compared to smaller producers who, on average, produce 6% of products using the chloride process, whileTiO2 produced using chloride process technology is generally preferred for some TiO2 end-use and specialty applications.

We have global operations with production facilities and a sales and marketing presence in the Americas, Europe and the Asia-Pacific regions. Our global presence enables us to sell our products to a diverse portfolio of customers with whom we have well-established relationships.

In recent years, demand growth has increased in Asia-Pacific, Central and Eastern Europe, the Middle East and Africa and South America more than in the mature economies of North America, Western Europe and Japan. Capacity growth over the next ten or so years is expected to be driven by the above global average demand growth in such emerging markets. While there are several chloride projects planned in China, it is unlikely that they will contribute any significant output before 2014. The probability of new greenfield projects (locations where there is not an existing infrastructure) is limited, given the limitations in feedstock supply, as well as financial risks associated with the large investments in a facility, a long lead time and difficulty in achieving permitting (in particular, environmental permitting). As a result no significant new chloride TiO2 facility has been built since 1994; however, over the years, the industry has increased capacity through expansion of existing plants and debottlenecking, and we expect this to continue going forward.

TiO2 is produced using one of two commercial production processes: the chloride process and the sulphate process. The chloride process is a newer technology, and we believe it has several advantages over the sulphate process: it generates less waste, uses less energy, is less labor intensive and permits the direct recycle of chlorine, a major process chemical, back into the production process. The sulphate process can use lower quality (and therefore less expensive) feedstock. Commercial production of TiO2 results in one of two different crystal forms, either rutile or anatase. Rutile TiO2 is preferred over anatase TiO2 for many of the largest end-use applications, such as coatings and plastics, because its higher refractive index imparts better hiding power at lower quantities than the anatase crystal form and it is more suitable for outdoor use because it is more durable. Although rutile TiO2 can be produced using either the chloride process or the sulphate process, some customers prefer rutile produced using the chloride process because it typically has a bluer undertone and greater durability.

We are one of a limited number of TiO2 producers in the world with chloride production technology. TiO2 produced using the chloride process is preferred for some of the largest end-use applications. As a result of these advantages, the chloride process currently accounts for substantially all of the industry-wide TiO2 production capacity in North America and approximately 50% of industry-wide capacity globally. All of our TiO2 is produced using the chloride process.

Our Competitive Strengths

Leading Global Market Positions

We are among the world’s largest producers and marketers of TiO2 products with approximately 7% of of global pigment capacity in 2012, and one of the world’s largest integrated TiO2 producers. We are the third largest global producer and marketer of TiO2 manufactured via chloride technology, which we believe is preferred for many applications compared to TiO2 manufactured by other TiO2 production technologies. We are the third largest titanium feedstock producer and a leader in global zircon production. Additionally, our fully integrated and global production facilities and sales and marketing presence in the Americas, Europe, Africa and the Asia-Pacific region enables us to provide customers in over 90 countries with a reliable supply of our products. The diversity of the geographic regions we serve increases our exposure to faster growing geographies, such as the Asia-Pacific region, and also mitigates our exposure to regional economic downturns because we can shift supply from weaker to stronger regions. We believe our relative size and vertical integration provides us with a competitive advantage in retaining existing customers and obtaining new business.

Well Positioned to Capitalize on Trends in the Feedstock and TiO2 Industries

We believe the markets in which we participate have been, and will be, supply-constrained over the medium term. In the medium term, we anticipate no extended periods during which the supply of higher grade titanium feedstock and TiO2 will exceed demand for each of these products. Because our production of titanium feedstock exceeds or required consumption, we believe that we will be well positioned to benefit from these market conditions.

Vertically Integrated Platform with Security of Titanium Feedstock Supply

As of June 30, 2013, our integration plan is on track to more fully demonstrate the material cost advantages it gives us. The vertical integration of titanium feedstock and TiO2 production provides us with a secure and cost competitive supply of high grade titanium feedstock over the long-term. Our ability to supply all of the feedstock that our pigment operations require enables us to balance our consumption and sales in ways that we believe our competitors cannot. During the first quarter of 2013, titanium feedstock sold internally to the pigment segment increased. As a result, during the first quarter of 2013, we cancelled contracts with two external ore suppliers.

Low Cost and Efficient Production Network

We believe our TiO2 operations, and specifically our plant in Hamilton, Mississippi, are among the lowest cost producers of TiO2 globally. This is of particular importance as it positions us to be competitive through all facets of the TiO2 cycle. Moreover, our three TiO2 production facilities are strategically positioned in key geographies. The Hamilton facility is the third largest TiO2 production facility in the world and has the size and scale to service customers in North America and around the globe. Our plant in Kwinana, Australia is well positioned to service growing demand from Asia. Our Botlek facility in the Netherlands services our European customers and certain specialized applications globally. Combined with our titanium feedstock assets in South Africa and Australia, this network of TiO2 and titanium feedstock facilities gives us the flexibility to optimize asset and feedstock utilization and generate operational, logistical and market efficiencies.

TiO2 and Titanium Feedstock Production Technology

We are one of a limited number of TiO2 producers in the world with chloride production technology. Our production capacity exclusively uses this process technology, which is the subject of numerous patents worldwide. Although we do not operate sulphate process plants and therefore cannot make a direct comparison, we believe the chloride production process generates less waste, uses less energy and is less labor intensive than the alternative sulphate process. Additionally, our titanium feedstock operations in South Africa and Australia are one of a limited number of feedstock producers with the expertise and technology to produce upgraded titanium feedstock (i.e., synthetic rutile and chloride slag) for use in the chloride process.

Innovative, High-Performance Products

We offer innovative, high-performance products for nearly every major TiO2 end-use application. We seek to develop new products and enhance our current product portfolio to better serve our customers and respond to the increasingly stringent demands of their end-use sectors. Our new product development pipeline has yielded successful grade launches specifically targeting the plastics markets. In addition, we have completed mid-cycle improvement initiatives on our key coatings grades resulting in more robust products across a wide range of coatings formulations.

Experienced Management Team and Staff

The diversity of our management team’s business experience provides a broad array of skills that contributes to the successful execution of our business strategy. Our TiO2 operations team and plant managers, who have manufacturing experience, participate in the development and execution of strategies that have resulted in production volume growth, production efficiency improvements and cost reductions. Our mineral sands operations team and plant managers have a deep reservoir of experience in mining, engineering and processing skills gained over many years in various geographies. Additionally, the experience, stability and leadership of our sales organization have been instrumental in growing sales, developing and expanding customer relationships.

Business Strategy

Our business strategy is to grow the company and to enhance our shareholder equity value by optimizing the beneficial effects of our present business attributes. We expect to implement this strategy through a disciplined focus on cost reduction and operating efficiencies. We also plan to grow the business through a combined focus on the expanded production of our existing products and through strategic acquisitions and business partnerships in areas related to our industry to increase our standing in our global markets.

More specifically, our strategy includes the following components:

Maintain Operational Excellence

We are continually evaluating our business to identify opportunities to increase operational efficiency throughout our production network with a focus on maintaining operational excellence and maximizing asset efficiency. Our focus on enhancing operational excellence positions us to maximize yields, minimize operating costs and meet market growth over the short term without investing additional capital for capacity expansion. In addition, we intend to continue focusing on increasing manufacturing efficiencies through selected capital projects, process improvements and best practices in order to maximize yields, lower unit costs and improve our margins.

Leverage Our Low-Cost Production Network and Vertical Integration to Deliver Profitability and Cash Flow

We currently have TiO2 manufacturing facilities designed to produce approximately 465,000 tonnes of TiO2 annually. We expect that (assuming variable conversion costs per tonne remain constant or decline) increased production from this fixed cost base should increase margins and profitability. In addition, by assuring ourselves of the availability of the supply of titanium feedstock that these production facilities require, and by participating in the profitability of the mineral sands market directly, we have several different means of optimizing profitability and cash flow generation.

Ore In Use Optimization

We take advantage of the integrated nature and scale of the combined business, which provides the opportunity to capitalize on a wide range of titanium feedstock grades due to the ability to optimize internal ore usage and pursue external titanium feedstock end-markets that provide superior profit margins

Expand Global Leadership

We plan to continue to capitalize on our strong global market position to drive profitability and cash flow by enhancing existing customer relationships, providing high quality products and offering technical expertise to our customers. Furthermore, our vertically integrated global operations provide us with a solid platform for future growth in the TiO2, titanium feedstock, zircon and pig iron markets. Our broad product offering allows us to participate in a variety of end-use sectors and pursue those market segments that we believe have attractive growth prospects and profit margins. Our operations position us to participate in developing regions such as Asia, Eastern Europe and Latin America, which we expect to provide attractive growth opportunities. We will also seek to increase margins by focusing our sales efforts on those end-use segments and geographic areas that we believe offer the most attractive growth prospects and where we believe we can realize relatively higher selling prices over the long-term than in alternate sectors. We believe our global operations network, distribution infrastructure and technology will enable us to continue to pursue global growth.

Maintain Strong Customer Focus

We continue to target our key customer groups with innovative, high-performance products that provide enhanced value to our customers at competitive prices. A key component of our business strategy is to continually enhance our product portfolio with high-quality, market-driven product development. We design our

TiO2 products to satisfy our customers’ specific requirements for their end-use applications and align our business to respond quickly and efficiently to changes in market demands. We continue to execute on product improvement initiatives for our major coatings and plastics products. These improvement strategies will provide value in the form of better optical properties, stability, and durability to our customers. Further, new and enhanced grades are in the pipeline for 2013 and 2014.

Principal Executive Offices

Our principal executive offices are located at One Stamford Plaza, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 and 1 Brodie Hall Drive, Technology Park, Bentley, Australia 6102. Our telephone number in the United States is (203) 705-3800. Our website address is http://www.tronox.com. Our website and the information contained on our website are not part of this prospectus.

Corporate Structure

The following diagram is a simplified illustration of our corporate structure:

SUMMARY OF EXCHANGE OFFER

On August 20, 2012, we sold, through a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), $900 million of our 6.375% Senior Notes due 2020, which are eligible to be exchanged for Exchange Notes. We refer to the 6.375% Senior Notes due 2020 as “Old Notes” in this prospectus.

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (as amended, the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed with the SEC as soon as practicable after the date of issuance of the Old Notes and to cause such registration statement to become effective within 360 days of the date of issuance of the Old Notes. We refer to the notes to be registered under this exchange offer registration statement as “Exchange Notes” and collectively with the Old Notes, we refer to them as the “notes” in this prospectus. You may exchange your Old Notes for the applicable Exchange Notes in this exchange offer. You should read the discussion under the headings “Summary of Exchange Offer,” “Exchange Offer” and “Description of Notes” for further information regarding the Exchange Notes.

Securities Offered	$900 million aggregate principal amount of new 6.375% Senior Notes due 2020 and guarantees thereon (the “Exchange Guarantees”).

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes.

Old Notes may be exchanged only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is being made pursuant to the Registration Rights Agreement, which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 11:59 p.m., New York City time, on September 16, 2013, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to 11:59 p.m., New York City time on the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with Wilmington Trust, National Association, which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.”

Your outstanding Old Notes must be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 11:59 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Consequences of Failure to Exchange,” and “Description of Notes—Registration Rights Agreement.”

SUMMARY OF TERMS OF EXCHANGE NOTES

The summary below describes the principal terms of the Exchange Notes, the guarantees and the related indentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contain more detailed descriptions of the terms and conditions of the notes and the related indentures.

Issuer	Tronox Finance LLC.

Securities offered	$900 million in aggregate principal amount of new 6.375% Senior Notes due 2020.

Maturity date	The Exchange Notes will mature on August 15, 2020.

Interest rate	The Exchange Notes will accrue interest at the rate of 6.375% per annum.

Interest payment dates	Interest on the Exchange Notes will be payable on February 15 and August 15 of each year, commencing on August 15, 2013.

Ranking	The Exchange Notes and the Exchange Guarantees will be general unsecured senior obligations of the Issuer and each guarantor, respectively, and

•	will rank equally in right of payment with all of the Issuer’s and the guarantors’ respective existing and future unsecured senior indebtedness;

•	will rank senior in right of payment to existing and future subordinated indebtedness of the Issuer or the guarantors, respectively;

•	will be effectively subordinated to all of the Issuer’s and the guarantors’ respective existing and future secured indebtedness to the extent of the assets securing such indebtedness; and

•	will be structurally subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the Parent that do not guarantee the notes.

Guarantees	The Exchange Notes will be guaranteed by the Parent and all of the subsidiaries of the Parent that guarantee any obligations under the credit facilities on the date the Old Notes were issued. Restricted subsidiaries of the Parent that incur or guarantee any indebtedness under certain of our credit facilities are required to become guarantors of the notes, other than excluded entities. Each guarantee will be joint and several, full and unconditional, subject to customary release provisions. See “Description of Notes—The Note Guarantees.”

Optional Redemption	The Issuer has an option to redeem all or a portion of the Exchange Notes at any time before August 15, 2015, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus a “make-whole” premium and accrued and unpaid interest and additional interest, if any, up to, but excluding, the redemption date.

The Issuer also has the option to redeem all or a portion of the Exchange Notes at any time on or after August 15, 2015 at the redemption prices set forth in this prospectus plus accrued and unpaid interest and additional interest, if any, up to, but excluding, the redemption date.

In addition, before August 15, 2015, the Issuer may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 106.375% of the aggregate principal amount of the Exchange Notes to be redeemed plus accrued and unpaid interest and additional interest, if any, up to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Mandatory Offers to Purchase	The occurrence of certain changes of control will be a triggering event requiring the Issuer to offer to purchase from you all or a portion of your Exchange Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, up to, but excluding, the date of purchase.

Certain asset dispositions will be triggering events which may require the Issuer to use the proceeds from those asset dispositions to make an offer to purchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, up to, but excluding, the date of purchase.

Certain covenants	The indenture governing the Exchange Notes contains, among other things, covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur certain additional indebtedness and issue preferred stock;

•	make certain dividends, distributions, investments and other restricted payments;

•	sell certain assets;

•	incur liens;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to us;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of Notes.”

Events of default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Exchange Notes, see “Description of the Notes—Events of Default.”

No prior market	The Exchange Notes will be new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the Exchange Notes, your ability to sell the notes or the price at which you would be able to sell the Exchange Notes. See “Risk Factors—Risks related to the Exchange Notes— There is no existing public trading market for the Exchange Notes, and your ability to sell such notes will be limited.”

Listing	We do not intend to list the Exchange Notes on any securities exchange.

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes.

Form and denomination	The Exchange Notes will be delivered in fully-registered form. The Exchange Notes will be represented by one or more global notes, deposited with the trustee as a custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The Exchange Notes will be issued in denominations of $2,000 and integral multiples of $1,000.

Governing law	The Exchange Notes and the indentures governing the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	Wilmington Trust, National Association

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical and pro forma financial data for the periods indicated. The statement of operations data and supplemental information for the three and six months ended June 30, 2013 reflect the consolidated operating results of Tronox Limited. The statement of operations data and supplemental information for the three and six months ended June 30, 2012 and the year ended December 31, 2012 reflect the consolidated operating results of Tronox Incorporated prior to June 15, 2012, and, from June 15, 2012 through June 30 or December 31, 2012, reflect the consolidated operating results of Tronox Limited. The statement of operations data and the supplemental information for the eleven months ended December 31, 2011, one month ended January 31, 2011, and years ended December 31, 2010, 2009 and 2008 reflect the consolidated operating results of Tronox Incorporated. Tronox Limited’s unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, is presented as if the Transaction had been completed on January 1, 2012. The balance sheet data at June 30, 2013 and 2012 and December 31, 2012 relates to Tronox Limited. The balance sheet data at December 31, 2011, 2010, 2009 and 2008 relates to Tronox Incorporated.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of operations excludes non-recurring items, including, but not limited to the bargain purchase gain realized on the Transaction and Transaction-related legal and advisory fees. Additionally, certain pro forma adjustments have been made to the historical combined statement of operations of Exxaro Mineral Sands in order to (i) convert it to accounting principles generally accepted in the United States (“GAAP”); (ii) conform the accounting and presentation policies to those applied by Tronox Incorporated; and (iii) present it in U.S. dollars.

This information should be read in conjunction with the unaudited Tronox Limited Condensed Consolidated Financial Statements (including the notes thereto) for the three and six months ended June 30, 2013 and 2012, the Tronox Limited Consolidated Financial Statements (including the notes thereto) for the years ended December 31, 2012, 2011 and 2010, the Exxaro Mineral Sands Combined Financial Statements (including the notes thereto) for the years ended December 31, 2011, 2010 and 2009, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Condensed Combined Statement of Operations” appearing elsewhere in this prospectus.

	Successor				Successor Pro Forma	Successor		Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31,
									2010	2009	2008
	(Millions of dollars, except per share data)
Statement of Operations Data:
Net Sales	$525	$429	$995	$863	$2,120	$1,832	$1,543	$108	$1,218	$1,070	$1,246
Cost of goods sold	475	304	913	581	(1,640)	(1,568)	(1,104)	(83)	(996)	(932)	(1,133)

Gross Margin	50	125	82	282	480	264	439	25	222	138	113
Selling, general and administrative expenses	41	103	92	147	(184)	(239)	(152)	(5)	(59)	(72)	(114)
Litigation/arbitration settlement	—	—	—	—	—	—	10	—	—	—	—
Gain on land sales	—	—	—	—	—	—	—	—	—	1	25
Impairment of long-lived assets(1)	—	—	—	—	—	—	—	—	—	—	(25)
Restructuring charges(2)	—	—	—	—	—	—	—	—	—	(17)	(10)
Net loss on deconsolidation of subsidiary	—	—	—	—	—	—	—	—	—	(24)	—
Provision for environmental remediation and restoration, net of reimbursements(3)	—	—	—	—	—	—	5	—	47	—	(73)

Income (Loss) from Operations	9	22	(10)	135	296	25	302	20	210	26	(84)
Interest and debt expense(4)	(35)	(14)	(62)	(22)	(110)	(65)	(30)	(3)	(50)	(36)	(54)
Loss on extinguishment of debt	—	—	(4)	—	—	—	—	—	—	—	—
Other income (expense)	26	(3)	32	(4)	(39)	(7)	(10)	2	(8)	(11)	(10)
Gain on bargain purchase	—	1,055	—	1,055	—	1,055	—	—	—	—	—
Reorganization income (expense)	—	—	—	—	—	—	—	613	(145)	(10)	—

Income (Loss) from Continuing Operations before Income Taxes	—	1,060	(44)	1,164	147	1,008	262	632	7	(31)	(148)
Income tax benefit (provision)	(1)	84	(2)	66	54	125	(20)	(1)	(2)	2	2

Income (Loss) from Continuing Operations	(1)	1,144	(46)	1,230	201	1,133	242	631	5	(29)	(146)
Income (Loss) from discontinued operations, net of income tax benefit (provision)	—	—	—	—	—	—	—	—	1	(10)	(189)

Net Income (Loss)	(1)	1,144	(46)	1,230	201	1,133	242	631	6	(39)	(335)
Income (Loss) attributable to noncontrolling interest	12	—	24	—	30	1	—	—	—	—	—

Net Income (Loss) attributable to Tronox Limited Shareholders	$(13)	$1,144	$(70)	$1,230	$171	$1,134	$242	$631	$6	$(39)	$(335)

Earnings (Loss) from Continuing Operations per Share(5):
Basic	$(0.11)	$13.46	$(0.62)	$15.31	$1.41	$11.37	$3.22	$15.28	$0.11	$(0.70)	$(3.55)
Diluted	$(0.11)	$13.00	$(0.62)	$14.74	$1.38	$11.10	$3.10	$15.25	$0.11	$(0.70)	$(3.55)

	Successor				Successor Pro Forma	Successor		Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31,
									2010	2009	2008
	(Millions of dollars, except per share data)
Balance Sheet Data:
Working capital(6)			$2,318	$1,232		$1,706	$488	$458	$483	$489	$(247)
Property, plant and equipment, net and Mineral leasehold, net			$2,630	$2,918		$2,862	542	318	316	314	347
Total assets			$5,847	$5,111		$5,511	$1,657	$1,091	$1,098	$1,118	$1,045
Noncurrent liabilities:
Long-term debt(6)			$2,390	$712		$1,605	$421	$421	$421	$423	$—
Environmental remediation and/or restoration(7)			—	—		—	1	1	1	—	546
All other noncurrent liabilities			$531	$470		557	203	153	154	50	125
Total liabilities(9)			$3,257	$1,700		$2,629	$905	$848	$828	$683	$1,642
Liabilities subject to compromise			—	—		$—	$—	$897	$900	$1,048	$—
Total equity			$2,590	$3,412		$2,882	$752	$(654)	$(630)	$(613)	$(598)
Supplemental Information:
Depreciation, depletion and amortization expense	$73	$31	$146	$53	$282	$211	$79	$4	$50	$53	$76
Capital expenditures	$34	$27	$79	$48	—	$166	$133	$6	$45	$24	$34
EBITDA(8)	$107	$1,105	$162	$1,239	$539	$1,284	$371	$639	$108	$49	$(207)
Adjusted EBITDA(8)	$101	$147	$174	$298	$741	$503	$468	$24	$203	$142	$99

(1)	In 2008, Tronox Incorporated recorded impairment charges for long-lived assets of approximately $3 million related to Savannah, Georgia, and approximately $22 million related to Botlek, the Netherlands.
(2)	Restructuring charges in 2009 were primarily the result of the idling of Tronox Incorporated’s Savannah plant. Restructuring charges in 2008 resulted primarily from work force reduction programs, along with asset retirement obligation adjustments.
(3)	In 2010, Tronox Incorporated recorded receivables from its insurance carrier related to environmental clean-up obligations at the Henderson facility. Due to the accounting for certain legacy liabilities, the obligation for this clean-up work had been recorded in 2008 and prior years.
(4)	Excludes $3 million, $33 million and $32 million in the one month ended January 31, 2011 and years ended December 31, 2010 and 2009, respectively, that would have been payable under the terms of the 9.5% senior unsecured notes.
(5)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 share split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s consolidated financial statements have been adjusted to reflect the share split, unless otherwise noted. See Note 15 of Notes to Consolidated Financial Statements for additional information regarding the Company’s share split.
(6)	Working capital is defined as the excess (deficit) of current assets over current liabilities. Due to Tronox Incorporated’s financial condition at December 31, 2008, the entire balance of our outstanding debt of $563 million was classified as current obligations, resulting in long-term debt having a balance of $0 and working capital being a deficit. In 2009, the $350 million senior unsecured notes were reclassified to Liabilities Subject to Comprise.
(7)	As a result of the bankruptcy filing and certain legacy liabilities accounting, environmental remediation and/or restoration liabilities were reclassified to Liabilities Subject to Compromise in 2009.
(8)	EBITDA represents income (loss) before interest expense, income tax benefit (provision), and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect certain items, including as permitted by the applicable credit facilities then in effect.
(9)	Represents total liabilities before liabilities subject to compromise.

EBITDA and Adjusted EBITDA, which are used by management to measure performance, are non-U.S. GAAP financial measures. Management believes that EBITDA is useful to investors, as it is commonly used in the industry as a means of evaluating operating performance. EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and do not purport to be an alternative measure of our financial performance as determined in accordance with U.S. GAAP. Because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA and Adjusted EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

Management believes these non-U.S. GAAP financial measures:

•

Reflect our ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in our business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information in understanding and evaluating our operating results and comparing financial results across periods;

•	Provide a normalized view of our operating performance by excluding items that are either non-cash or non-recurring in nature;

•	Enable investors to assess our compliance with financial covenants under our debt instruments; and

•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Successor				Successor Pro Forma	Successor		Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(Millions of dollars)
Net income (loss)	$(1)	$1,144	$(46)	$1,230	$201	$1,133	$242	$631	$6	$(39)	$(335)
Interest and debt expense, net of interest income	34	14	60	22	110	65	30	3	50	36	54
Income tax provision (benefit)	1	(84)	2	(66)	(54)	(125)	20	1	2	(1)	(2)
Depreciation and amortization expense	73	31	146	53	282	211	79	4	50	53	76

EBITDA	107	1,105	162	1,239	539	1,284	371	639	108	49	(207)
Gain on bargain purchase	—	(1,055)	—	(1,055)	—	(1,055)	—	—	—	—	—
Amortization of inventory step up and unfavorable ore sales contracts from purchase accounting	(2)	21	6	21	152	152	—	—	—	—	—
Share-based compensation	6	20	11	27	31	31	14	—	1	—	1
Loss on extinguishment of debt	—	—	4	—	—	—	—	—	—	—	—
Transfer tax incurred due to acquisition	—	—	—	—	—	37	—	—	—	—	—
Reorganization expense associated with bankruptcy(a)	—	—	—	—	—	—	—	46	145	10	—
Gain on fresh-start accounting	—	—	—	—	—	—	—	(659)	—	—	—
Provision for environmental remediation and restoration, net of reimbursements(b)	—	—	—	—	—	—	(5)	—	(47)	—	73
(Income) loss from discontinued operations	—	—	—	—	—	—	—	—	(1)	10	189
Restructuring costs not associated with the bankruptcy(c)	—	—	—	—	—	—	—	—	—	—	14
Pension and postretirement settlement/curtailments	—	—	—	—	—	—	—	—	—	10	26
Loss on sale of assets	—	—	—	—	—	—	—	—	—	(1)	(25)
Impairment charges(d)	—	—	—	—	—	—	—		—	1	25
Unusual or non-recurring items(e)	—	—	—	—	—	—	—	—	—	24	—
Litigation/arbitration settlements	—	—	—	—	—	—	(10)	—	—	—	—
Amortization of Fresh Start Inventory Step Up	—	—	—	—	—	—	36	—	—	—	—
Foreign currency remeasurement	(13)	2	(19)	1	6	6	7	(1)	12	15	(7)
Transaction costs and financial statement costs(f)	—	50	—	59	—	32	39	—	—	—	—
Other items(g)	3	4	10	6	13	16	16	(1)	(15)	24	10

Adjusted EBITDA	$101	$147	$174	$298	$741	$503	$468	$24	$203	$142	$99

(a)	Tronox Incorporated incurred costs related to the Chapter 11 bankruptcy proceedings. These items include cash and non-cash charges related to contract terminations, prepetition obligations, debtor-in-possession financing costs, legal and professional fees.
(b)	In 2010, Tronox Incorporated recorded receivables from its insurance carrier related to environmental clean-up obligations at the Henderson facility. Due to the accounting for certain legacy liabilities, as described in notes 1 and 5 to the annual Consolidated Financial Statements, the obligation for this clean-up work had been recorded in 2008 and prior years.
(c)	Restructuring costs in 2008 resulted primarily from work force reduction programs along with asset retirement obligation adjustments.
(d)	In 2008, Tronox Incorporated recorded impairment charges for long-lived assets of approximately $3 million related to Savannah, Georgia, and approximately $22 million related to Botlek, the Netherlands.
(e)	The 2009 amount represents the net loss on deconsolidation of Tronox Incorporated’s German subsidiaries.
(f)	During 2012, transaction costs consist of costs associated with the acquisition of the mineral sands business, including banker fees, legal and professional fees, as well as costs associated with the preparation and amending of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Transaction and costs associated with the integration of the mineral sands business that occurred after the closing of the Transaction. During the eleven months ended December 31, 2011, transaction costs and financial statement restatement costs include expenses related to the Transaction, fresh-start accounting fees, costs associated with restating Tronox Incorporated’s environmental reserves and the auditing of the historical financial statements. Costs associated with the Transaction include legal and professional fees related to due diligence and transaction advice as well as investment banking fees.
(g)	Includes noncash pension and postretirement costs, accretion expense, fixed asset write-downs and abandonment expense, gains and losses on the sale of assets, noncash gains on liquidation of a subsidiary, income (loss) from discontinued operations, severance expense and other noncash or non-recurring income or expenses. Additionally, Tronox Incorporated incurred legal fees associated with the exit from bankruptcy.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus before deciding to invest in the notes. The risks described below are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition, operating results or cash flow. In such a case, the trading price of the notes could decline, or we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Exchange Notes.

At June 30, 2013, our indebtedness outstanding was as follows:

•

we had approximately $2,408 million of total indebtedness outstanding (including the Exchange Notes and including $11 million of unamortized discount in connection with the $1,500 million Term Loan (the “Term Loan”), which was carried at $1,489 million on our balance sheet), none of which would have been subordinated to the Exchange Notes;

•

we had approximately $1,496 million of secured indebtedness, all of which has been borrowed under the Term Loan (not including (i) availability of $275 million under the global senior secured asset-based syndicated revolving credit agreement with UBS AG (the “UBS Revolver”) (which excludes a $25 million issued letter of credit and an uncommitted incremental facility of $200 million), and (ii) an uncommitted incremental facility of $200 million under the Term Loan, all of which would be secured if borrowed), to which the notes would have been effectively subordinated to the extent of the value of the collateral securing such indebtedness and;

•	we had availability of approximately R900 million (approximately $92 million) under the ABSA Revolver (the “ABSA Revolver”), which was structurally senior to the Notes.

As of June 30, 2013, our liabilities reflected on our consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses (but excluding the Exchange Notes), were approximately $2,357 million.

Subject to the limits contained in the agreements governing our credit facilities, the indenture governing the Exchange Notes and our other indebtedness instruments, we may be able to incur substantial additional indebtedness from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our level of indebtedness could intensify. Specifically, our level of indebtedness could have important consequences to the holders of notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes and our other indebtedness;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, product developments, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture governing the Exchange Notes and the agreements governing our credit facilities contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all our debts.

Despite current indebtedness levels, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the Exchange Notes and our agreements governing our credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Exchange Notes, subject to any collateral arrangements, the holders of that indebtedness will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current indebtedness levels, the related risks that we and our subsidiaries now face could intensify. See “Description of Notes” and “Description of Other Indebtedness.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Exchange Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all, and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The agreements governing our credit facilities and the indenture governing the Exchange Notes will restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Notes” and “Description of Other Indebtedness.”

In addition, we conduct certain operations through our subsidiaries, certain of which will not be guarantors of the Exchange Notes. Accordingly, repayment of our indebtedness, including the Exchange Notes, is dependent to an extent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Exchange Notes, our subsidiaries do not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Although the indenture governing the Exchange Notes and the agreements governing certain of our other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations or to refinance our indebtedness on commercially reasonable terms or at all would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Exchange Notes. If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of Exchange Notes could declare all outstanding principal and interest to be due and payable and our secured lenders could foreclose against the assets securing such borrowings.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness, including any event of default under our credit facilities that is continuing and not cured and not waived by the required lenders, and the remedies sought by the lenders could prevent us from paying principal, premium, if any, and interest on the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness may be able to elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and cause all of our available cash flow to be used to pay such indebtedness. Additionally, the lenders under our credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If we breach our covenants under our credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness.”

The Issuer is a finance subsidiary that has no revenue-generating operations of its own and depends on cash received from other members of the group to be able to make payments on the Exchange Notes.

The Issuer, a wholly-owned indirect subsidiary of the Parent, is a finance subsidiary with limited assets and limited ability to generate revenues. The Parent’s subsidiaries are not required to make, and may be restricted from making, funds available to the Issuer. In addition, the ability of the Issuer to make any payments will depend on the earnings, business and tax considerations, and legal and contractual restrictions on payments of dividends or other distributions by the subsidiaries of the Parent.

Furthermore, the Indenture will prohibit the Issuer from engaging in activities other than certain limited activities permitted under the heading “Description of the Notes—Certain Covenants—Conduct of the Business and Limitation on Certain Activities.” If the Issuer is not able to make payments on the Exchange Notes, holders of the Exchange Notes would have to rely on claims for payment under the Exchange Guarantees, which are subject to the risks and limitations described herein. We cannot assure you that arrangements with our subsidiaries will provide the Issuer with sufficient dividends, distributions or loans to service scheduled payments of interest, principal or other amounts due under the Exchange Notes. Any of the situations described above could adversely affect the ability of the Issuer to service its obligations in respect of the Exchange Notes.

The terms of the agreements governing our credit facilities and the indenture governing the Exchange Notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing the Exchange Notes and the agreements governing our credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur, assume or guarantee additional indebtedness;

•	pay dividends or distributions in respect of capital stock or make certain other restricted payments or investments;

•	incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

A breach of the covenants under the indenture governing the Exchange Notes or under the agreements governing our credit facilities could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In the event our lenders or holders of Exchange Notes accelerate the repayment of our borrowings, we cannot assure you that we and our subsidiaries would have sufficient assets to repay such indebtedness.

Many of the covenants in the indenture will be suspended if the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the Exchange Notes will no longer apply to us during any time that the notes have an investment grade rating, provided that at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur indebtedness and to enter into certain other transactions. There can be no assurance that the Exchange Notes will ever be rated investment grade, or that if they are rated investment grade, that the Exchange Notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Covenant Suspension.” If the Exchange Notes have an investment grade rating from either Moody’s or Standard & Poor’s, we will not experience a change of control repurchase event requiring us to repurchase all of the notes unless a change of control occurs together with a below investment grade rating event. See “Description of Notes—Change of Control” for additional information.

The Exchange Notes will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness.

The Exchange Notes will be effectively subordinated to claims of our secured creditors to the extent of the value of the assets securing such claims, and the guarantees will be effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors.

The Exchange Notes and the Exchange Guarantees will be structurally subordinated to all indebtedness of our existing and future subsidiaries that are not and do not become guarantors of the Exchange Notes.

The Exchange Notes will be guaranteed by the Parent and all of the subsidiaries of the Parent that guarantee any obligations under the credit facilities on the date the notes are issued. Except for such subsidiary guarantors of the Exchange Notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Exchange Notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding-up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

As of and for the six months ended June 30, 2013, the non-guarantor subsidiaries represented approximately 59% of our total consolidated liabilities, excluding intercompany liabilities, approximately 54% of our total consolidated assets, excluding intercompany accounts receivables, intercompany notes receivable and investments in subsidiaries, approximately 28% of our total consolidated income from operations, excluding intercompany sales and cost of goods sold, and approximately 53% of our total consolidated net sales, excluding intercompany sales.

We may not be able to repurchase the Exchange Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest up to, but excluding, the repurchase date. Additionally, under the agreements governing our credit facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and the commitments to lend would terminate. The source of funds for any purchase of the Exchange Notes and repayment of borrowings under the agreements governing our credit facilities will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Exchange Notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Exchange Notes may be limited by law. In order to avoid the obligations to repurchase the Exchange Notes and events of default and potential breaches of the agreements governing our credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the Exchange Notes, constitute a “change of control” that would require us to repurchase the Exchange Notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Change of Control.”

Holders of Exchange Notes may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased by us has occurred following a sale of “substantially all” of its assets.

A change of control, as defined in the indenture governing the Exchange Notes, requires us to make an offer to repurchase all outstanding Exchange Notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase its notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain. See “Description of Notes—Change of Control.”

Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes or the Exchange Guarantees and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of the Exchange Guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or the Exchange Guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (i) issued the Exchange Notes or incurred the Exchange Guarantees with the intent of hindering, delaying or defrauding creditors, or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes or incurring the Exchange Guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the Exchange Guarantees;

•

the issuance of the Exchange Notes or the incurrence of the Exchange Guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee, to the extent such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Exchange Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Exchange Notes or the Exchange Guarantees would be subordinated to our or any of our guarantors’ other indebtedness. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Exchange Notes or the incurrence of an Exchange Guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or such Exchange Guarantee or subordinate the Exchange Notes or such Exchange Guarantee to currently existing and future indebtedness of ours or of the related guarantor, or require the holders of Exchange Notes to repay any amounts received with respect to such Exchange Guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the avoidance of the Exchange Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Exchange Notes to other claims against us under the principle of equitable subordination, if the court determines that (i) the holder of Exchange Notes engaged in some type of inequitable conduct, (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of Exchange Notes and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

The borrower under our $1.5 billion Term Loan and our other Dutch subsidiary may not become guarantors of the Exchange Notes.

Tronox Pigments (Netherlands) B.V. is currently the borrower under our $1.5 billion Term Loan, which is guaranteed by Tronox Limited and certain of our subsidiaries. Each of the companies that guarantees the Term Loan will guarantee the Exchange Notes on the issue date of the notes. However, Tronox Pigments (Netherlands) B.V. will not be a guarantor of the Exchange Notes on the issue date. We will seek to have this entity become a guarantor under our UBS Revolver, and we will seek to have our other Dutch subsidiary become a guarantor under the Term Loan and the UBS Revolver. In connection with such guarantees, and subject to the limitations described below, the indenture requires us to cause all such subsidiaries to become guarantors of the Exchange Notes.

Under the indenture, however, adding our Dutch subsidiaries as guarantors of the Exchange Notes is subject to receiving the unconditional positive advice of the works council of the relevant subsidiary and any prior corporate approvals, including the decision of the boards of directors (or similar governing body) of such subsidiaries that it is in such subsidiaries’ corporate interest (vennootschappelijk belang) to guarantee the Exchange Notes. Such board approval will take into consideration whether the Dutch subsidiaries are sufficiently capitalized to guarantee additional obligations. If such works council, corporate or board of director approvals are not obtained (including because the board of directors determines that it is not in the corporate interest of our Dutch subsidiaries to guarantee the Exchange Notes or otherwise), it is possible that such subsidiaries will not become guarantors of the Exchange Notes or that they will become guarantors of our credit facilities but not the Exchange Notes.

If the lenders under our credit facilities release any subsidiary guarantor under our credit facilities that is also a guarantor of the Exchange Notes, that subsidiary guarantor will automatically be released from its guarantee of the Exchange Notes.

While any obligations under our credit facilities remain outstanding, any subsidiary guarantee of the Exchange Notes will automatically be released without action by, or consent of, any holder of the Exchange Notes or the trustee under the indenture governing the Exchange Notes, if the related subsidiary guarantor is no longer a guarantor of obligations under our credit facilities. See “Description of Notes—The Note Guarantees—Release of the Note Guarantees.” The lenders under our credit facilities will have the discretion to release the subsidiary guarantees under our credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of our credit facilities, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

There is no existing public trading market for the Exchange Notes, and your ability to sell such notes will be limited.

There is no existing public market for the Exchange Notes. No market for the Exchange Notes may develop, and any market that develops may not persist. We cannot assure you as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell your Exchange Notes or the price at which you would be able to sell your Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not intend to apply for listing of the Exchange Notes on any securities exchange or other market. The liquidity of any trading market and the trading price of such notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

Risks Related to the Exchange Offer

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussion below under the caption “Exchange Offer—Consequences of Failure to Exchange.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Exchange Offer—Procedures for Tendering Old Notes Through Brokers and Banks” and “Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Business

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, including our consolidated financial statements and related notes. This Prospectus contains forward-looking statements that involve risks and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Economic Factors

Market conditions, global and regional economic downturns, cyclical factors and risks associated with TiO2 that adversely affect the demand for the end-use products that contain TiO2 or our other products, could adversely affect the profitability of our operations and the prices at which we can sell our products, negatively impacting our financial results.

Our revenue and profitability is largely dependent on the TiO2 industry either through direct sales of TiO2 to TiO2 customers or for our mineral sands business sales to TiO2 producers. TiO2 is a chemical used in many “quality of life” products for which demand historically has been linked to global, regional and local GDP and discretionary spending, which can be negatively impacted by regional and world events or economic conditions generally, such as terrorist attacks, the incidence or spread of contagious diseases or other economic, political or public health or safety conditions. Events such as these are likely to cause a decrease in demand for our products and, as a result, may have an adverse effect on our results of operations and financial condition. Historically, demand for TiO2 and zircon decreased in 2008 and 2009 due to the worldwide financial crisis, following several years of increasing growth, resulting in lower prices and reduced production by the major producers. The increase in demand during 2010 and through the first three quarters of 2011 resulted in increasing prices of TiO2 and titanium feedstock, which was further bolstered by the reduced availability of titanium feedstock. Demand fell again during the fourth quarter of 2011 and in 2012 due to slow growth in Asia, Europe and the United States, combined with destocking by customers and certain thrifting initiatives by customers.

The future profitability of our operations, and cash flows generated by those operations, also will be affected by the available supply of our products in the market, such as TiO2 pigment, feedstock and zircon.

Additionally, the demand for TiO2 during a given year is subject to seasonal fluctuations. TiO2 sales are generally higher in the second and third quarters of the year primarily due to the increase in paint production to meet demand resulting from the spring and summer painting season in North America and Europe. We may be adversely affected by existing or future cyclical changes, and such conditions may be sustained or further aggravated by anticipated or unanticipated changes in regional weather conditions. For example, poor weather conditions in a region can lead to an abbreviated painting season, which can depress consumer sales of paint products that use TiO2.

We do not currently enter into commodity derivatives or hedging arrangements on our future production, so we are exposed to the impact of any significant decrease in the price of our products.

Our results of operations may be adversely affected by fluctuations in currency exchange rates.

The financial condition and results of operations of our operating entities outside the United States are reported in various foreign currencies and then converted into U.S. dollars at the applicable exchange rate for inclusion in the financial statements. As a result, any volatility of the U.S. dollar against these foreign currencies creates uncertainty for and may have a negative impact on reported sales and operating margin. We have made a U.S. dollar functional currency election for both Australian financial reporting and federal income tax purposes. On this basis, our Australian entities report their results of operations on a U.S. dollar basis.

In addition, our operating entities often need to convert currencies they receive for their products into currencies in which they purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Because we have significant operations in Europe, South Africa and Australia, we are exposed primarily to fluctuations in the Euro, the Rand and the Australian dollar.

From time to time we may seek to minimize our foreign currency risk by engaging in hedging transactions. However, we may be unable to effectively manage our foreign currency risk, and any volatility in foreign currency exchange rates may have a material effect on its financial condition or results of operations.

Our operations may be negatively impacted by inflation.

Our operations have been materially affected by inflation in the countries in which they have operated in recent years, as shown by the average inflation rates over the periods indicated in the table below for the United States, South Africa and Australia.

	2010 - 2011	2011 - 2012
United States	3.2%	2.1%
South Africa	5.0%	5.8%
Australia	3.1%	2.2%

Working costs and wages in Australia and South Africa, especially, have increased in recent years, resulting in significant cost pressures for the mining industry. Our profits and financial condition could be adversely affected when cost inflation is not offset by devaluation in operating currencies or an increase in the price of our products.

The cost of electricity in South Africa may adversely affect our results of operations and financial condition.

In South Africa, our mining and smelting operations depend on electrical power generated by Eskom, the state-owned sole energy supplier. South African electricity prices rose by approximately 25% in 2010 and 2011. South African electricity prices have increased by approximately 16% in 2012, and future increases likely will continue at rates higher than inflation. These increases have increased production costs. As these costs rise, our operating expenses will increase and could adversely affect our business, especially if we cannot pass through increases in our expenses to our customers. We are investing in a co-generation project at Namakwa Sands, and our management has reviewed its operating processes to control and reduce its electricity consumption. However, until Namakwa Sands’s proposed co-generation plant is fully functional, future electricity supply interruptions or deficiencies and increased energy costs in all of our operations may affect our operational results and financial condition.

Changes to government policies in South Africa may adversely affect our business, operating results and financial condition.

Senior South African government officials, including the Minister of the Department of Mineral Resources, have stated publicly that nationalization of the South African mining industry is not government policy. Nevertheless, it is apparent that Government will sharpen its focus on the State’s intervention in mining through various means including increased taxation, greater control and conditions on the distribution of mineral rights, poverty alleviation and job creation. Such measures have not yet been defined and the impact the measures may have on our business remains uncertain.

Nationalization with compensation, as required by South African law, was found by the African National Congress (the “ANC”) to be unaffordable, and without compensation would require an amendment to the South African constitution. Moreover, the ANC has acknowledged that nationalization would draw global criticism and would result in a withdrawal of foreign direct investment, loss of jobs and the institution of legal proceedings by investors domiciled in states that have entered into trade and investment protection agreements with South Africa. However, other proposals are being discussed, including:

•	in respect of the resource rents to the South African government, the introduction of a 50% resource rent tax;

•	the expansion of the state mineral company’s control of the mining industry;

•	merging the ministries of Trade and Industry, Mineral Resources and Energy, Public Enterprises, Economic Development and Science and Technology to form a “super ministry”;

•	the concessioning of all “known” mineral deposits by public tender;

•	the establishment of a professional minerals commission to grant, monitor and evaluate all mineral concessions and licenses;

•	the amendment of current mining legislation to maximize developmental impacts of the mineral and energy complex;

•

the establishment of a presidential mineral rights audit commission to carry out forensic audits on the granting of all “new order” mining rights under the Mineral and Petroleum Resources Development Act, 28 of 2002 (“MPRDA”);

•	the imposition of a 50% capital gains tax on the transfer of any mineral rights before actual mining operations commence to discourage speculators in the mining industry;

•	the establishment of a mineral rights commission as an oversight body (regulator) whose consent would be required prior to transferring any mineral rights; and

•	the establishment of a minerals environmental monitoring and compliance agency.

One of the task team’s main proposals is an amendment to the current system of mining royalties. The proposal contemplates significantly reducing mining royalties and largely replacing them with a tax on “super profits.” This concept of “resource rent capture” would result in a tax being imposed on the difference between the price at which a resource can be sold and its extraction costs (which includes “normal returns”). The resource rent tax would only be triggered once a “reasonable return” had been made by the mineral right holder. The putative goal of this proposed tax is to protect marginal mining operations.

The task team also proposes that a resource rent tax of 50% be imposed on all mining in South Africa. The tax would only be triggered after a “normal return on investment” had been achieved. A “normal return on investment” is defined in the draft policy document as the South African Treasury Long Bond Rate plus 7%. At current rates, a “normal return on investment” would be approximately 15%. According to the draft proposal, all proceeds of the resource rent tax should be held in an offshore sovereign wealth fund. If the taxes imposed on our South African mining operations were to increase as a result of South Africa’s implementation of the proposed tax on super profits or adoption of a 50% resource rent tax on mining activity, the profitability of our South African mining operations would be negatively impacted. We may decide to cease our South African operations to the extent that those operations do not meet their return requirements, which would adversely affect our operational results and financial condition.

The draft policy document also contains several other proposals designed to apply a concept of “a Democratic Developmental State to the governance of South African mineral assets.” The draft policy document appears to distance itself from a policy of nationalization. Subsequent to the above, the ruling party convened its national congress in December 2012, and the issue of nationalization did not feature on the agenda.

However, the issue of a resource rent tax and/or a ‘super tax’on certain, identified minerals, was adopted at the congress. Recent comments from the Minister of Finance suggest that this is still in a concept stage and is not contemplated in the near future. Until a formal plan is put in place, we would not be able to quantify the potential impact (if any) on our business.

The revised MPRDA may have an adverse effect on our business, operating results and financial condition.

The Mineral and Petroleum Resources Development Act (the “MPRDA”) Amendment Bill of 2012 has been approved by the executive branch of the South African government, and submitted to Parliament. The original act was published in 2002, and became effective on May 1, 2004. The MPRDA Amendment Act of 2008 became effective on June 7, 2013. Although the 2008 legislation and proposed 2012 legislation keep the bulk of the original act intact, certain amendments could have adverse effects on our business, operating results and financial condition.

The socio-economic environment in South Africa may have an adverse effect on our business, operating results and financial condition.

South Africa has been undergoing political and economic challenges. Changes to or instability in the economic or political environment in South Africa, especially if such changes create political instability, actual or potential shortages of production materials or labor unrest, could result in production delays and production shortfalls and materially impact our production and results of operations.

South Africa has a highly developed financial and legal infrastructure, but it also has high levels of poverty, unemployment and crime, and faces challenges in building adequate physical infrastructure, such as for the supply of electricity and water. The cost of water and electricity use in South Africa may adversely affect our results of operations. We use significant amounts of water in our operations and are subject to water use licenses, which could impose significant costs.

Further, there are significant differences in the levels of economic and social development within the South African population, with large parts of the population, particularly in rural areas, having limited access to adequate education, healthcare, housing and other basic services, including water and electricity. The South African government has implemented laws and policies aimed at alleviating and redressing the disadvantages suffered by the majority of citizens under previous governments, which may increase our costs and reduce our profitability. It is not possible to predict the extent to which the South African government will continue to introduce legislation or other measures designed to empower previously disadvantaged groups or the potential impact of such reforms.

These problems may prompt the emigration of skilled workers, discourage fixed inward investment into South Africa and impede economic growth, all of which could negatively affect our business.

Our financial flexibility could be materially constrained by South African exchange control regulations.

South Africa’s exchange control regulations require resident companies to obtain the prior approval of the South African Reserve Bank to raise capital in any currency other than the Rand, and restrict the export of capital from South Africa. In particular, South African companies:

•

are generally not permitted to export capital from South Africa or to hold foreign currency without the South African Reserve Bank’s approval. In the case of the South African Reserve Bank approving the initial:

(a) investment by a non-resident off-shore company in a South African company, profits from the South African company’s operations can be freely remitted to such non-resident off-shore company subject to compliance with administrative formalities in connection with such payment; or

(b) loan by a non-resident off-shore company to a South African company, repayment of the loan and the payment of any interest thereon can be freely remitted to such non-resident off-shore company subject to compliance with administrative formalities in connection with such payments;

•	are generally required to repatriate to South Africa profits of foreign operations; and

•	are limited in their ability to utilize profits of one foreign business to finance operations of a different foreign business.

While the South African government has relaxed exchange controls in recent years, it is difficult to predict whether or how it will further relax or abolish exchange control measures in the future. These exchange control restrictions could hinder our financial and strategic flexibility, particularly our ability to use South African capital to fund acquisitions, capital expenditures and new projects outside of South Africa.

Our privately held and leased South African land and mineral rights could be subject to land restitution claims.

Under South African legislation, any person who was dispossessed of land rights in South Africa as a result of past racially discriminatory laws or practices is granted certain remedies, including the restoration of the land. The initial deadline for such claims was December 31, 1998. Two of our South African operations are subject to land claims. The Obanjeni Community has filed a land claim affecting portions of the Fairbreeze mining surface area, and the Mkhwanazi Tribe has filed a claim affecting the Port Durnford prospecting rights area over which we have recently received rights. The claim of the Mkhwanazi Tribe has been settled in their favor. We have been successful in negotiating with the Mkhwanazi Tribe to secure access for further prospecting at Port Durnford. We also intend to enter into negotiations with the Obanjeni Community, if their claim is successful, at the appropriate time and the Mkhwanazi Tribe before mining at Port Durnford commences. If we are not successful in our negotiations or are unable to secure access rights on commercially reasonable terms and conditions, our operations at Fairbreeze or Port Durnford may be adversely affected. In addition, if we expand our operations to areas that are subject to land claims, our rights to these properties may be adversely affected, and we may be prevented from using the property and exploiting any ore reserves located there in a commercially reasonable manner. This could have an adverse effect on our business, operating results and financial condition.

The labor and employment laws in many jurisdictions in which we operate are more onerous than in the United States; and some of our labor force has substantial works’ council or trade union participation, which creates a risk of disruption from labor disputes and new law affecting employment policies.

A majority of our employees are located outside the United States. In most of those countries, labor and employment laws are more onerous than in the United States and, in many cases, grant significant job protection to employees, including rights on termination of employment.

Labor costs constituted 10% of our TiO2 production costs (excluding depreciation) and 12% of our mineral sands production costs (excluding depreciation) in 2012. Approximately 90% of our employees in Australia were represented by collective bargaining agreements. Approximately 90% of our employees in South Africa have collective bargaining agreements with labor organizations. Approximately 90% of our employees in Europe were represented by works’ councils.

Our South African operations have entered into various agreements regulating wages and working conditions at our mines. There have been periods when various stakeholders have been unable to agree on dispute resolution processes, leading to threats of disruptive labor disputes, although only two strikes have ever occurred in the history of these operations (including the period prior to our acquisition of these operations). Due to the high level of employee union membership, our South African operations are at risk of production stoppages for indefinite periods due to strikes and other disputes. In the past five years, employees of KZN Sands went on strike once for a 22-day period, from August 23 to September 13, 2010, in a dispute over wages and employment conditions, which resulted in an average daily production loss of 20,000 tonnes run of mine and 1,398 tonnes of heavy mineral concentrate, but had no significant impact on the smelter or furnace operations. Although we believe that we have good labor relations with our South African employees, we may experience labor disputes in the future.

South African employment law, which is based on the minimum standard set by the International Labour Organization, sets out minimum terms and conditions of employment for employees. Although these may be improved by agreements between an employer and the trade unions, prescribed minimum terms and conditions form the benchmark for all employment contracts. Our South African operations are required to submit a report to the South African Department of Labour under South African employment law detailing the progress made towards achieving employment equity in the workplace. Failing to submit this report in a timely manner could result in substantial penalties. In addition, future legislative developments that affect South African employment policies may increase production costs or negatively impact relationships with employees and trade unions, which may have an adverse effect on our business, operating results and financial condition.

We are required to consult with and seek the consent or advice of various employee groups or works’ councils that represent our employees for any changes to its activities or employee benefits. This requirement could have a significant impact on our flexibility in managing costs and responding to market changes.

The cost of occupational healthcare services and the potential liabilities related to occupational health diseases in South Africa may increase in the future.

Our operations in South Africa are subject to health and safety regulations which could impose significant costs and burdens. South African legislation imposes various duties on mines and grants the authorities broad power to, among other things, close unsafe mines and order corrective action with respect to health and safety matters. There is a risk that the cost of providing healthcare services and implementing various health programs could increase in the future, depending on changes to underlying legislation and the profile of our employees in South Africa. The amount of the potential increase in cost is currently indeterminate.

South African law governs the payment of compensation and medical costs to a compensation fund against which mining employees and other people at sites where ancillary mining activities are conducted can claim for mining activity-related illnesses. Should claims against the compensation fund rise significantly due to our mining activity or if claims against us are not covered by the compensation fund, the amount of our contribution or liability to claimants may increase, which could adversely impact our financial condition. In addition, the HIV/AIDS epidemic in South Africa poses risks to our South African operations in terms of potentially reduced productivity, and increased medical and other costs. If there is a significant increase in the incidence of HIV/AIDS infection and related diseases among the South African workforce over the next several years, our operations, projects and financial condition may be adversely affected.

Mining companies are increasingly required to consider and ensure the sustainable development of, and provide benefits to, the communities in which they operate.

Companies whose activities are perceived to have a high impact on their social and physical environment, such as our South African operations, face increasing public scrutiny of their activities. Our existing and proposed mining operations are often located at or near existing towns and villages, nature preserves, natural water courses and other infrastructure. We therefore carefully manage its impact on such communities and the environment. For example, we provide electrification and water supply projects to towns and villages near our Namakwa Sands operations and secondary education support to local schools near our existing operations. We also consider sustainable development when planning new operations. For example, during the construction phase of the KZN Sands Fairbreeze mining project (“Project Fairbreeze”), we plan to employ local contractors, thereby eliminating the need for temporary housing, and also plan to build a new on/off ramp linking the Fairbreeze mine to the main highway, so that heavy vehicle mine traffic does not have to go through the local town. This type of planning is aimed at addressing the concerns of local communities about the potential for increased traffic and construction of temporary housing as a result of new mining operations in the area.

The potential consequences of failing to effectively manage the social pressures related to sustainable development include reputational damage, legal action and increased social spending obligations. The cost of these measures can increase our capital expenditures and operating costs, which may affect our operational results and financial condition.

Business Factors

Fluctuations in costs of our raw materials or our access to supplies of our raw materials could have an adverse effect on our results of operations and financial condition.

In 2012, raw materials used in the production of TiO2 constituted approximately 50% of our operating expenses, primarily due to rising feedstock costs. Fuel and energy linked to commodities, such as diesel, heavy fuel oil, and coal, and other consumables, such as chlorine, illuminating paraffin, electrodes and anthracite, consumed in our manufacturing and mining operations form an important part of our operating costs. We have no control over the costs of these consumables, many of which are linked to some degree to the price of oil and coal, and the costs of many of these raw materials may fluctuate widely for a variety of reasons, including changes in availability, major capacity additions or reductions or significant facility operating problems. These fluctuations could negatively affect our operating margins and our profitability. As these costs rise, our operating expenses will increase and could adversely affect our business, especially if we are unable to pass price increases in raw materials through to our customers.

Shortages or price increases by our single source suppliers, such as the suppliers of chlorine to our Australian operations or high-quality anthracite to Namakwa Sands could decrease revenue or increase production costs, reducing the profitability of operations. Fluctuations in oil and coal prices impact our operating cost and capital expenditure estimates and, in the absence of other economic fluctuations, could result in significant changes in the total expenditure estimates for our operations or new expansion projects, and when taken into account with other production costs, such as wages, equipment and machinery costs, may render certain operations nonviable.

Given the nature of our chemical, mining and smelting operations, we face a material risk of liability, delays and increased cash costs of production from environmental and industrial accidents and operational breakdowns.

Our business involves significant risks and hazards, including environmental hazards, industrial accidents and breakdowns of equipment and machinery. Our business is exposed to hazards associated with chemical process manufacturing and the related storage, handling and transportation of raw materials, products and wastes and our furnace operations that are subject to explosions, water ingress and refractory failure, and our open pit (also called open-cut) and dredge mining operations that are subject to flooding and accidents associated with rock transportation equipment and conveyor belts. Furthermore, during operational breakdowns, the relevant facility may not be fully operational within the anticipated timeframe, which could result in further business losses. The occurrence of any of these or other hazards could delay production, suspend operations, increase repair, maintenance or medical costs and, due to the integration of our facilities, could have an adverse effect on the productivity and profitability of a particular manufacturing facility or on our business as a whole. Over our operating history, we have incurred incidents of this nature.

There is also a risk that our key raw materials or our products may be found to have currently unrecognized toxicological or health-related impact on the environment or on its customers or employees. Such hazards may cause personal injury and loss of life, damage to property and contamination of the environment, which could lead to government fines or work stoppage injunctions and lawsuits by injured persons. If such actions are determined to be adverse to us, we may have inadequate insurance to cover such claims, or insufficient cash flow to pay for such claims. Such outcomes could adversely affect our financial condition and results of operations.

We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations.

All of our operations are conducted and all of our assets are owned by our operating companies, which are our subsidiaries, and we intend to continue to conduct our operations at the operating companies and any future subsidiaries. Consequently, our cash flow and ability to meet our obligations or make cash distributions depend upon the cash flow of our operating companies and any future subsidiaries, and the payment of funds by our operating companies and any future subsidiaries in the form of dividends or otherwise. The ability of our operating companies and any future subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities, and legal restrictions.

Our ability to service our debt and fund our planned capital expenditures and ongoing operations will depend on our ability to generate and grow cash flow and access to additional liquidity sources. Our ability to generate and grow cash flow is dependent on many factors, including:

•	the impact of competition from other chemical and materials manufacturers and diversified companies;

•	the transfer of funds from subsidiaries in the United States to certain foreign subsidiaries;

•	general world business conditions, economic uncertainty or downturn and the significant downturn in housing construction and overall economies;

•	our ability to obtain raw materials at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher raw material costs;

•	our ability to adequately deliver customer service and competitive product quality; and

•	the effects of governmental regulation on our business.

Many of these factors are beyond our control. A general economic downturn can result in reduced spending by customers, which will impact our revenues and cash flows from operating activities. At reduced performance, if we are unable to generate sufficient cash flow or to access additional liquidity sources, we may not be able to service and repay our existing debt, operate our business, respond to competitive challenges, or fund our other liquidity and capital needs.

Our industry and the end-use markets in which we compete are highly competitive. This competition may adversely affect our results of operations and operating cash flows.

Each of our markets is highly competitive. Competition in the pigment industry is based on a number of factors such as price, product quality and service. We face significant competition from major international and smaller regional competitors. Our most significant competitors include major chemical and materials manufacturers and diversified companies, a number of which have substantially larger financial resources, greater personnel and larger facilities than we do. We also compete with numerous smaller, regional producers, including producers in China that have expanded their sulphate TiO2 production capacity during the previous five years.

Zircon producers generally compete on the basis of price, quality, logistics, delivery and payment terms and consistency of supply. We believe we have competitive quality, long-term relationships with customers and product range; however, our primary competitive disadvantage relative to our major competitors is our distance from our main consumers (i.e., Asia and Europe).

In addition, within the end-use markets in which we compete, competition between products is intense. We face substantial risk that certain events, such as new product development by competitors, changing customer needs, production advances for competing products or price changes in raw materials, could cause our customers to switch to our competitors’ products. If we are unable to develop and produce or market our products to compete effectively against our competitors following such events, our results of operations and operating cash flows may suffer.

We may need additional capital in the future and may not be able to obtain it on favorable terms.

Our industry is capital intensive and our success depends to a significant degree on our ability to develop and market innovative products and to update our facilities and process technology. We may require additional capital in the future to finance our future growth and development, implement further marketing and sales activities, fund ongoing research and development activities and meet general working capital needs. Our capital requirements will depend on many factors, including acceptance of and demand for our products, the extent to which we invest in new technology and research and development projects and the status and timing of these developments, as well as general availability of capital from debt and/or equity markets. Additional financing may not be available when needed on terms favorable to us or at all. Further, the terms of our debt may limit our ability to incur additional indebtedness or issue additional equity. If we are unable to obtain adequate funds on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, which could harm our business.

The agreements and instruments governing our debt contain restrictions and limitations that could affect our ability to operate our business, as well as impact our liquidity.

As of June 30, 2013, our total principal amount of long-term debt was $2,408 million (including $11 million of unamortized discount in connection with the Term Loan, which has a face value of $1,500 million but is carried at $1,489 million on our balance sheet). During 2012, Tronox Incorporated refinanced its debt to allow for the Transaction and to provide the financing needs for Tronox Limited following completion of the Transaction. Additionally, during 2012, we issued $900 million aggregate principal amount of senior notes. During 2013, we refinanced our $700 million Term Facility with the $1.5 billion Term Loan.

Our credit facilities contain a number of significant covenants that could adversely affect our ability to operate our business, our liquidity, and our results of operations. These covenants restrict, among other things, our and its subsidiaries’ ability to:

•	incur, assume or guarantee additional indebtedness;

•	pay dividends or distributions in respect of capital stock or make certain other restricted payments or investments;

•	incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

Our UBS Revolver includes requirements relating to the ratio of adjusted EBITDA to certain fixed charges during periods when excess borrowing availability is below a certain minimum threshold. The breach of any covenants or obligations in our credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations (and cross-defaults to certain other debt obligations) and could trigger acceleration of those obligations, which in turn could trigger other cross defaults under other future agreements governing our long-term indebtedness. In addition, the secured lenders under the credit facilities could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our credit facilities, and could force us to seek the protection of bankruptcy laws.

Requirements associated with being a public company have increased our costs, may consume our resources and management’s focus, and may affect our ability to attract and retain qualified board members and executive officers.

Prior to the Transaction, we were not subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) or the other rules and regulations of the SEC or any securities exchange in the United States relating to public companies. We will comply with Section 404(a) (management’s report on financial reporting) under the Sarbanes-Oxley Act of 2002 for the year ending December 31, 2012 and expect to comply with Section 404(b) (auditor’s attestation) no later than the year ending December 31, 2013. We are working with our legal and independent accounting advisors to identify those areas in which changes or enhancements should be made to our financial and management control systems to manage our growth and obligations as a public company. Areas for special attention are anticipated to include corporate governance, corporate control, internal audit, disclosure controls and procedures, financial reporting and accounting systems. The expenses that will be required in complying with our obligations as a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require further time and attention of management. In addition, the increased regulatory risks and reporting requirements as a result of being a public company may make it more difficult for us to retain executive officers and directors to serve on our board.

Tronox Limited’s financial information is not readily comparable to prior periods due to the completion of the Transaction and Tronox Incorporated’s emergence from bankruptcy.

Effective January 31, 2011, as a result of its emergence from bankruptcy, Tronox Incorporated applied fresh-start accounting. As a result of fresh-start accounting, the accumulated deficit was eliminated and Tronox Incorporated’s reorganization value, which represents estimates of the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, was allocated to the fair value of assets. In addition to fresh-start accounting, Tronox Incorporated’s consolidated financial statements reflect all effects of the transactions contemplated by its reorganization plan. As such, Tronox Incorporated’s balance sheets and statements of operations data post-emergence are not comparable in many respects to its consolidated balance sheets and consolidated statements of operations data for periods prior to the application of fresh-start accounting and prior to accounting for the effects of the reorganization.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction, and had no operating history or revenues before the Transaction. The Consolidated Balance Sheet as of December 31, 2012 relates to Tronox Limited and the Consolidated Balance Sheet as of December 31, 2011 relates to Tronox Incorporated. The Consolidated Statement of Operations and the Consolidated Statement of Cash Flows for the year ended December 31, 2012 reflect the consolidated operating results of Tronox Incorporated prior to June 15, 2012, and, from June 15, 2012 through December 31, 2012, reflect the consolidated operating results of Tronox Limited. The Consolidated Statements of Operations and the Consolidated Statements of Cash Flows for the eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010 reflect the consolidated operating results of Tronox Incorporated.

Additionally, prior to the Transaction Date, Tronox Incorporated operated the Tiwest Joint Venture with Exxaro Australia Sands Pty Ltd. The Tiwest Joint Venture was a contractual relationship between Tronox Incorporated and Exxaro whereby each party held an undivided interest in each asset of the joint venture, and each party was proportionally liable for each of the joint venture’s liabilities. The Tiwest Joint Venture was not a separate legal entity and did not enter into any transactions. Transactions were entered into by the joint venture partners who had the right to sell their own product, collect their proportional share of the revenues and absorb their share of costs. As such, Tronox Incorporated did not account for the Tiwest Joint Venture under the equity method. Instead, Tronox Incorporated accounted for its share of the Tiwest Joint Venture’s assets that were jointly controlled and its share of liabilities for which it was jointly responsible on a proportionate gross basis in its Consolidated Balance Sheet. Additionally, Tronox Incorporated accounted for the revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis in its Consolidated Statements of Operations. As such, as of the Transaction Date, we own 100% of the operations formerly operated by the Tiwest Joint Venture. As such, the Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012 include 100% of the Tiwest operations assets and liabilities, while the Consolidated Balance Sheet as of December 31, 2011 includes Tronox Incorporated’s 50% undivided interest in each asset and liability of the joint venture. The Consolidated Statements of Operations for the three and six months ended June 30, 2013 reflects 100% of the revenues and expenses of the Tiwest operation. The Consolidated Statement of Operations for the three and six months ended June 30, 2012 and year ended December 31, 2012 reflect Tronox Incorporated’s revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis prior to June 15, 2012, and, from June 15, 2012 through December 31, 2012, reflect 100% of the revenues and expenses of the Tiwest operation. The Consolidated Statements of Operations for the eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010 reflect Tronox Incorporated’s revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis.

Exxaro may exert substantial influence over us as a shareholder.

At June 30, 2013 and December 31, 2012, Exxaro held approximately 44.4% and 44.6%, respectively, of the voting securities of Tronox Limited. In addition, in the future, Exxaro may exchange its retained interest in the mineral sands business for additional Class B Shares.

In addition to Exxaro’s significant ownership interest, Exxaro is entitled to certain rights under the Constitution and the Shareholder’s Deed of Tronox Limited. For example, the Constitution provides that, for as long as the Class B voting interest is at least 10% of the total voting interest in Tronox Limited, there must be nine directors on our board; the holders of Class A Shares will be entitled to vote separately to elect a certain number of directors to our board (which we refer to as Class A Directors), and the holders of Class B Shares will be entitled to vote separately to elect a certain number of directors to our board (which we refer to as Class B Directors). If the Class B voting interest is greater than or equal to 30%, our board will consist of six Class A Directors and three Class B Directors. If the Class B voting interest is greater than or equal to 20% but less than 30%, our board of directors will consist of seven Class A Directors and two Class B Directors. If the Class B voting interest is greater than or equal to 10% but less than 20%, our board will consist of eight Class A Directors and one Class B Director.

Also, the Constitution provides that, subject to certain limitations, for as long as the Class B voting interest is at least 20%, a separate vote by holders of Class A Shares and Class B Shares is required to approve certain types of merger or similar transactions that will result in a change in control or a sale of all or substantially all of our assets or any reorganization or transaction that does not treat Class A and Class B Shares equally.

As a result of Exxaro’s significant ownership interest and its governance rights, Exxaro will be able to exert substantial influence over our management, operations and potential significant corporate transactions, including a change in control or the sale of all or substantially all of our assets. Exxaro’s influence may have an adverse effect on the trading price of our ordinary shares.

Our South African operations may lose the benefit of the Black Economic Empowerment (“BEE”) status under South African legislation, resulting in the need to implement a remedial solution or introduce a new minority shareholder, which could negatively impact our South African operations.

Exxaro retains a 26% direct ownership interest in each of Tronox Sands and Tronox TSA Sands in order for these two entities to comply with the requirements of the MPRDA and the South African Mining Charter ownership requirements under the BEE legislation. Exxaro has agreed to maintain its direct ownership for a period of the shorter of 10 years (unless it transfers the direct ownership interests to another qualified buyer under the BEE legislation) or the date on which the requirement to maintain a direct ownership stake in each of Tronox Sands and Tronox TSA Sands no longer applies, as determined by the DMR. If either Tronox Sands or Tronox TSA Sands ceases to qualify under the BEE legislation, Tronox Limited and Exxaro have agreed to jointly seek a remedial solution. If Tronox Limited and Exxaro cannot successfully implement a solution and the reason for this failure is due to anything other than a change in law, then we may dispose of Exxaro’s shares in the non-qualifying company to another, BEE compliant, qualifying purchaser. During any period of any non-qualification, our South African operations may be in violation of their mining or prospecting rights, as well as the requirements of the MPRDA and the South African Mining Charter, which could result in a suspension or revocation of the non-qualifying company’s mining and prospecting rights and could expose us to operating restrictions, lost business opportunities and delays in receiving further regulatory approvals for its South African operations and expansion activities. In addition, if Exxaro’s direct ownership in Tronox Sands and Tronox TSA Sands is sold to another purchaser, we would be required to share ownership and control of its South African operations with a minority shareholder, which may impact our operational and financial flexibility and could impact profitability, expansion opportunities and our results of operations.

Estimations of our ore resources and reserve estimates are based on a number of assumptions, including mining and recovery factors, future cash costs of production and ore demand and pricing. As a result, ore resources and reserve quantities actually produced may differ from current estimates.

The mineral resource and reserve estimates are estimates of the quantity and ore grades in our mines based on the interpretation of geological data obtained from drill holes and other sampling techniques, as well as from feasibility studies. The accuracy of these estimates is dependent on the assumptions and judgments made in interpreting the geological data. The assessment of geographical characteristics, such as location, quantity, quality, continuity of geology and grade, is made with varying degrees of confidence in accordance with established guidelines and standards. We use various exploration techniques, including geophysical surveys and sampling through drilling and trenching, to investigate resources and implements applicable quality assurance and quality control criteria to ensure that data is representative. Our mineral reserves represent the amount of ore that we believe can be successfully mined and processed, and are estimated based on a number of factors, which have been stated in accordance with the South African Code for Reporting of Exploration Results, Mineral Resources and Mineral Reserves, effective July 2007 (the “SAMREC Code”) and Joint Ore Reserves Committee Code (2004) (the “JORC Code”).

There is significant uncertainty in any mineral reserve or mineral resource estimate. Factors that are beyond our control, such as the ability to secure mineral rights, the sufficiency of mineralization to support mining and beneficiation practices and the suitability of the market may significantly impact mineral resource and reserve estimates. The actual deposits encountered and the economic viability of mining a deposit may differ materially from our estimates. Since these mineral resources and reserves are estimates based on assumptions related to factors discussed above, we may revise these estimates in the future as we become aware of new developments. To maintain TiO2 feedstock production beyond the expected lives of our existing mines or to increase production materially above projected levels, we will need to access additional reserves through exploration or discovery.

We use significant amounts of water in our operations and are subject to water use licenses, which could impose significant costs.

National studies conducted by the South African Water Research Commission, released during September 2009, found that water resources in South Africa were approximately 4% lower than estimated in 1995, which may lead to the revision of water use strategies by several sectors in the South African economy, including electricity generation and municipalities. Our surface retreatment operations in South Africa use water to transport the slimes or sand from reclaimed areas to the processing plant and to the tailings facilities, and reduced water availability may result in rationing or increased water costs in the future due to our significant use of water in our mining operations. Our plants and piping infrastructure were designed to carry certain minimum throughputs, so any reductions in the volumes of available water may require us to adjust production at these operations. However, our South African operations can use sea water, which is readily available since both KZN Sands and Namakwa Sands are located in coastal regions, although using sea water instead of fresh water would increase operational costs due to the desalination process, which may not be offset against lower water operating costs.

In addition, under South African law, our South African mining operations are subject to water use licenses that govern each operation’s water use. These licenses require, among other conditions, that mining operations achieve and maintain certain water quality limits for all water discharges, where applicable. Our South African operations that came into existence after the adoption of the National Water Act, No. 36 of 1998 have applied for and been issued the required water use licenses.

The capacity and cost of transportation facilities, as well as transportation delays and interruptions, could adversely affect our ability to supply titanium feedstock to our pigment operations and our products to our customers.

Our ability to sell TiO2 pigment, titanium feedstock, zircon and other products depends primarily upon road transport, third-party rail systems, ports, storage and container shipping. We have no control over those logistical factors which effect transport efficiency, such as the condition of the roads or the quality of ports from which our products are exported, and alternative transportation and delivery systems generally are inadequate or unsuitable to handle the quantity of our shipments and to ensure timely delivery. If we are unable to obtain road, rail, sea or other transportation services, or to do so on a cost-effective basis, our business and growth strategy would be adversely affected.

If we are unable to innovate and successfully introduce new products, or new technologies or processes reduce the demand for our products or the price at which we can sell products, our profitability could be adversely affected.

Our industries and the end-use markets into which we sell our products experience periodic technological change and product improvement. Our future growth will depend on our ability to gauge the direction of commercial and technological progress in key end-use markets and on our ability to fund and successfully develop, manufacture and market products in such changing end-use markets. We must continue to identify, develop and market innovative products or enhance existing products on a timely basis to maintain our profit margins and our competitive position. We may be unable to develop new products or technology, either alone or with third parties, or license intellectual property rights from third parties on a commercially competitive basis. If we fail to keep pace with the evolving technological innovations in our end-use markets on a competitive basis, our financial condition and results of operations could be adversely affected.

In addition, new technologies or processes have the potential to replace or provide lower-cost alternatives to our products, such as new processes that reduce TiO2 in consumer products or the use of chloride slag in the production of TiO2 pigment, which could result in TiO2 pigment producers using less chloride slag, or to reduce the need for TiO2 pigment in consumer products, which could depress the demand and pricing for TiO2 pigment. We cannot predict whether technological innovations will, in the future, result in a lower demand for our products or affect the competitiveness of our business. We may be required to invest significant resources to adapt to changing technologies, markets and competitive environments.

Implementing a new enterprise resource planning (“ERP”) system could interfere with our business or operations and could adversely impact our financial position, results of operations and cash flows.

We began the implementation of a major ERP system in 2012. This project requires significant investment of capital and human resources, the re-engineering of many of our processes, and the attention of many employees who would otherwise be focused on other aspects of its business. Any disruptions, delays or deficiencies in the design and implementation of this new system could potentially result in higher costs than we had anticipated and could adversely affect our ability to provide services to our customers and vendors, file reports with regulatory agencies in a timely manner, manage our internal controls or otherwise operate our business. Any of these consequences could have an adverse effect on our results of operations and financial condition.

Violations or noncompliance with the extensive environmental, health and safety laws and regulations to which we are subject or changes in laws or regulations governing our operations could result in unanticipated loss or liability.

Our operations and production facilities are subject to extensive environmental and health and safety laws and regulations at national, international and local levels in numerous jurisdictions relating to use of natural resources, pollution, protection of the environment, transporting and storing raw materials and finished products and storing and disposing of hazardous wastes. The costs of compliance with the extensive environmental, health and safety laws and regulations to which we are subject or the inability to obtain, update or renew permits required for operation or expansion of our business could reduce our profitability or otherwise adversely affect our business. We may in the future incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations, for violations arising under these laws and regulations. In the event of a catastrophic incident involving any of the raw materials we use or chemicals or mineral products we produce, we could incur material costs as a result of addressing the consequences of such event.

Changes to existing laws governing operations, especially changes in laws relating to transportation of mineral resources, the treatment of land and infrastructure, contaminated land, the remediation of mines, tax royalties, exchange control restrictions, environmental remediation, mineral rights, ownership of mining assets or the rights to prospect and mine may have a material adverse effect on our future business, operations and financial performance. There is risk that onerous conditions may be attached to authorizations in the form of mining rights, water use licenses, miscellaneous licenses and environmental approvals or that the grant of these approvals may be delayed or not granted.

While Tronox Incorporated received a discharge and/or release for its significant legacy environmental and tort liabilities in relation to its United States based operations upon emergence from the Chapter 11 cases, from time to time we may be party to a number of legal and administrative proceedings involving environmental and other matters in various courts and before various agencies, which may include proceedings in relation to any Tronox operations acquired within the United States following the Chapter 11 cases. These could include proceedings associated with facilities owned, operated or used by us, and may include claims for personal injuries, property damages and injury to the environment, including natural resource damages and non-compliance with permits. Any determination that one or more of our key raw materials or products has, or is characterized as having, a toxicological or health-related impact on our environment, customers or employees could subject us to additional legal claims. These proceedings and any such additional claims may be costly and may require a substantial amount of management attention, which may have an adverse effect on our financial condition and results of operations.

Our current operations involve the production and management of regulated materials that are subject to various environmental laws and regulations and are dependent on obtaining and the periodic renewal of permits from various governmental agencies. The inability to obtain, update or renew permits related to the operation of our businesses, or the costs required in order to comply with permit standards, could have a material adverse effect on us.

If we fail to comply with the conditions of our permits governing the production and management of regulated materials, mineral sands mining licenses or leases or the provisions of the applicable South African or Australian law, these permits, mining licenses or leases and mining rights could be cancelled or suspended, and we could be prevented from obtaining new mining and prospecting rights, which could materially and adversely affect our business, operating results and financial condition. In addition, if we are unable to obtain or maintain necessary permits, authorizations or agreements to prospect or mine or to implement planned projects or continue our operations under conditions or within timeframes that make such operations economically viable, our operational results and financial condition could be adversely affected.

We compete with other mining and chemical businesses for key human resources in the countries in which we will operate, and our business will suffer if we are unable to hire highly skilled employees or if our key officers or employees discontinue employment with us.

We compete with other chemical and mining companies, and other companies generally, in the countries in which we operate to attract and retain key human resources at all levels with the appropriate technical skills and operating and managerial experience necessary to continue operating and expanding our businesses. These operations use modern techniques and equipment and accordingly require various types of skilled workers. The success of our business will be materially dependent upon the skills, experience and efforts of our key officers and skilled employees. The global shortage of key mining skills, including geologists, mining engineers, metallurgists and skilled artisans, has been exacerbated by increased mining activity across the globe. Competition for skilled employees is particularly severe in Western Australia and at Namakwa Sands and this may cost us in terms of higher labor costs or reduced productivity. As a result, we may not be able to attract and retain skilled and experienced employees. Should we lose any of our key personnel or fail to attract and retain key qualified personnel or other skilled employees, our business may be harmed and our operational results and financial condition could be affected.

There may be difficulty in effecting service of legal process and enforcing judgments against us and our directors and management.

We are registered under the laws of Western Australia, Australia and substantial portions of our assets will be located outside of the United States. In addition, certain members of our board of directors, as well as certain officers named in this prospectus, reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons residing outside the United States, or to enforce judgments outside the United States obtained against such persons in U.S. courts in any action, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, it may be difficult for investors to enforce rights predicated upon the U.S. federal securities laws in original actions brought in courts in jurisdictions located outside the United States.

Third parties may develop new intellectual property rights for processes and/or products that we would want to use, but would be unable to do so; or, third parties may claim that the products we make or the processes that we use infringe their intellectual property rights, which may cause us to pay unexpected litigation costs or damages or prevent us from making, using or selling products we make or require alteration of the processes we use.

Although there are currently no known pending or threatened proceedings or claims relating to alleged infringement, misappropriation or violation of the intellectual property rights of others, we may be subject to legal proceedings and claims in the future in which third parties allege that their patents or other intellectual property rights are infringed, misappropriated or otherwise violated by us or our products or processes. In the event that any such infringement, misappropriation or violation of the intellectual property rights of others is found, we may need to obtain licenses from those parties or substantially re-engineer our products or processes to avoid such infringement, misappropriation or violation. We might not be able to obtain the necessary licenses on acceptable terms or be able to re-engineer our products or processes successfully. Moreover, if we are found by a court of law to infringe, misappropriate or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using or selling the infringing products or technology. We also could be enjoined from making, using or selling the allegedly infringing products or technology pending the final outcome of the suit. Any of the foregoing could adversely affect our financial condition and results of operations.

Results of our operations may also be negatively impacted if a competitor develops or has the right to use intellectual property rights for new processes or products and we cannot obtain similar rights on favorable terms and are unable to independently develop non-infringing competitive alternatives.

If our intellectual property were compromised or copied by competitors, or if competitors were to develop similar intellectual property independently, our results of operations could be negatively affected.

Our success depends to a significant degree upon our ability to protect and preserve our intellectual property rights. Although we own and have applied for numerous patents and trademarks throughout the world, we may have to rely on judicial enforcement of our patents and other proprietary rights. Our patents and other intellectual property rights may be challenged, invalidated, circumvented, and rendered unenforceable or otherwise compromised. A failure to protect, defend or enforce our intellectual property could have an adverse effect on our financial condition and results of operations.

We also rely upon unpatented proprietary technology, know-how and other trade secrets to maintain our competitive position. While we maintain policies to enter into confidentiality agreements with our employees and third parties to protect our proprietary expertise and other trade secrets, these agreements may not be enforceable or, even if legally enforceable, we may not have adequate remedies for breaches of such agreements. We also may not be able to readily detect breaches of such agreements. The failure of our patents or confidentiality agreements to protect our proprietary technology, know-how or trade secrets could result in significantly lower revenues, reduced profit margins or loss of market share.

In addition, we may be unable to determine when third parties are using our intellectual property rights without our authorization. We also have licensed certain of our intellectual property rights to third parties, and we cannot be certain that our licensees are using our intellectual property only as authorized by the applicable license agreement. The undetected or unremedied unauthorized use of our intellectual property rights or the legitimate development or acquisition of intellectual property related to our industry by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management’s attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our financial condition and results of operations.

If our intangible assets or long-lived assets become impaired, we may be required to record a significant charge to earnings.

We have a significant amount of intangible assets and long-lived assets on our consolidated balance sheet. Under generally accepted accounting principles in the United States (“U.S. GAAP”), we review our intangible assets and long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances, indicating that the carrying value of our intangible assets or long-lived assets may not be recoverable, include, but are not limited to, a significant decline in share price and market capitalization, changes in the industries in which we operate, particularly the impact of a downturn in the global economy, as well as competition or other factors leading to reduction in expected long-term sales or profitability. We may be required to record a significant non-cash charge in our financial statements during the period in which any impairment of our intangible assets or long-lived assets is determined, negatively impacting our results of operations.

If we fail to maintain an effective system of internal controls, we might be unable to report our financial results accurately or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, as a result of becoming a public company, Section 404 of the Sarbanes-Oxley Act will require us and our independent registered public accounting firm to evaluate and report on our internal control over financial reporting beginning with our Annual Report on Form 10-K for the year ending December 31, 2013. The process of implementing our internal controls and complying with Section 404 will be expensive and time consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discovers a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including SEC action, ineligibility for short form resale registration and the suspension or delisting of our shares from the stock exchange(s) on which our shares are then listed, which could harm our business.

If we experience material weaknesses in internal controls in the future, as Tronox Incorporated has in the past, or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.

We will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with the filing of our Annual Report on Form 10-K for fiscal year 2013. This assessment will need to include disclosure of any material weaknesses identified by our management in its internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

We are in the early stages of further enhancing the computer systems processes and related documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete this evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal controls over financial reporting, we may be unable to assert that our internal controls are effective. If we are unable to conclude that our internal controls over financial reporting are effective, we could lose investor confidence in the accuracy and completeness of our financial reports.

In connection with Tronox Incorporated’s fiscal year 2010 audit, its independent registered public accounting firm identified material weaknesses in Tronox Incorporated’s internal control over financial reporting, which were due to identifying control deficiencies, which when aggregated, resulted in material weaknesses with respect to financial accounting and reporting resources, policies and procedures, internal controls and income taxes. These deficiencies related primarily to stagnant internal control policies and procedures including the lack of formal documentation and review of accounting information, which led to an inconsistent application of accounting policies and procedures, and a lack of segregation of duties due to a lack of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles. Tronox Incorporated’s independent auditor also identified significant deficiencies in information system controls.

Since then, we have taken steps to address the material weaknesses disclosed in the preceding paragraph, including hiring appropriately qualified accounting personnel to increase its staff to a more appropriate headcount level and has engaged external resources to enhance the overall design of our internal controls.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges on a consolidated basis for each of the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor.

	Successor						Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31,
								2010	2009	2008
`	(Millions of dollars)
Earnings:
Income (loss) from continuing operations before income taxes	$—	$1,060	$(44)	$1,164	$1,008	$262	$632	$7	$(30)	$(147)
Fixed charges	37	19	65	28	68	31	3	49	36	54
Loss from equity method investee	—	—	—	—	—	—	—	2	4	1
Capitalized interest	(1)	(1)	(2)	(1)	(2)	(1)	—	—	—	—

Total earnings (loss)	$36	1,078	$19	$1,191	$1,074	$292	$635	$58	$10	$(92)

Fixed Charges:
Interest expense	$34	$14	$60	22	$53	$29	$3	$40	$33	$50
Amortization of deferred debt issuance costs and discount on debt	2	4	4	5	10	1	—	9	3	4
Rental expense representative of interest factor (1)	—	—	(1)	—	3	—	—	—	—	—
Capitalized interest	1	1	2	1	2	1	—	—	—	—

Total fixed charges	$37	$19	$65	$28	$68	$31	$3	$49	$36	$54

Ratio of earnings to fixed charges	1	57	—	43	16	9	212	1	—	—

Inadequate earnings	$1		$46							$146

(1)	Relates to the financing leases in South Africa.

CAPITALIZATION

The following table sets forth our combined cash and cash equivalents and combined capitalization as of June 30, 2013 on a historical basis. This information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Condensed Combined Statement of Operations,” and the historical consolidated financial statements and related notes thereto included in this prospectus.

As of June 30, 2013
(in millions)	Actual
Cash	$1,389

Debt:
Term Loan(1)	$1,489
UBS Revolver(2)	—
ABSA Revolver(3)	—
Other debt(4)	19
Notes(5)	900

Total Debt	$2,408

Shareholders’ Equity	$2,384

Total Capitalization	$4,792

(1)	Includes $11 million of unamortized discount, but excludes an uncommitted incremental facility of $200 million. The Term Loan is carried on our balance sheet at $1,489 million.
(2)	Excludes the available borrowing base of $275 million and a $25 million letter of credit and an uncommitted incremental facility of $200 million.
(3)	Excludes availability of R900 million (approximately $92 million).
(4)	Includes a $7 million asset financing arrangement and $12 million of lease financing.
(5)	Represents the principal amount of the Old Notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical financial data for the periods indicated. The statement of operations data and supplemental information for the three and six months ended June 30, 2013 reflect the consolidated operating results of Tronox Limited. The statement of operations data and supplemental information for the three and six months ended June 30, 2012 and the year ended December 31, 2012 reflect the consolidated operating results of Tronox Incorporated prior to June 15, 2012, and, from June 15, 2012 through December 31, 2012, reflect the consolidated operating results of Tronox Limited. The statement of operations data and the supplemental information for the eleven months ended December 31, 2011, one month ended January 31, 2011, and years ended December 31, 2010, 2009 and 2008 reflect the consolidated operating results of Tronox Incorporated. The balance sheet data at June 30, 2013 and 2012 and December 31, 2012 relates to Tronox Limited. The balance sheet data at December 31, 2011, 2010, 2009 and 2008 relates to Tronox Incorporated.

This information should be read in conjunction with our unaudited Condensed Consolidated Financial Statements (including the notes thereto) for the three and six months ended June 30, 2013 and 2012, our Consolidated Financial Statements (including the notes thereto) for the years ended December 31, 2012, 2011 and 2010, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Successor						Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31,
								2010	2009	2008
	(Millions of dollars, except per share data)
Statement of Operations Data:
Net Sales	$525	$429	$995	$863	$1,832	$1,543	$108	$1,218	$1,070	$1,246
Cost of goods sold	475	304	913	581	(1,568)	(1,104)	(83)	(996)	(932)	(1,133)

Gross Margin	50	125	82	282	264	439	25	222	138	113
Selling, general and administrative expenses	41	103	92	147	(239)	(152)	(5)	(59)	(72)	(114)
Litigation/arbitration settlement	—	—	—	—	—	10	—	—	—	—
Gain on land sales	—	—	—	—	—	—	—	—	1	25
Impairment of long-lived assets(1)	—	—	—	—	—	—	—	—	—	(25)
Restructuring charges(2)	—	—	—	—	—	—	—	—	(17)	(10)
Net loss on deconsolidation of subsidiary	—	—	—	—	—	—	—	—	(24)	—
Provision for environmental remediation and restoration, net of reimbursements(3)	—	—	—		—	5	—	47	—	(73)

Income (Loss) from Operations	9	22	(10)	135	25	302	20	210	26	(84)
Interest and debt expense(4)	(35)	(14)	(62)	(22)	(65)	(30)	(3)	(50)	(36)	(54)
Loss on extinguishment of debt	—	—	(4)	—	—	—	—	—	—	—
Other income (expense)	26	(3)	32	(4)	(7)	(10)	2	(8)	(11)	(10)
Gain on bargain purchase	—	1,055	—	1,055	1,055	—	—	—	—	—
Reorganization income (expense)	—	—	—	—	—	—	613	(145)	(10)	—

Income (Loss) from Continuing Operations before Income Taxes	—	1,060	(44)	1,164	1,008	262	632	7	(31)	(148)
Income tax benefit (provision)	(1)	84	(2)	66	125	(20)	(1)	(2)	2	2

Income (Loss) from Continuing Operations	(1)	1,144	(46)	1,230	1,133	242	631	5	(29)	(146)
Income (Loss) from discontinued operations, net of income tax benefit (provision)	—	—	—	—	—	—	—	1	(10)	(189)

Net Income (Loss)	(1)	1,144	(46)	1,230	1,133	242	631	6	(39)	(335)
Income (Loss) attributable to noncontrolling interest	12	—	24	—	1	—	—	—	—	—

Net Income (Loss) attributable to Tronox Limited Shareholders	$(13)	$1,144	$(70)	$1,230	$1,134	$242	$631	$6	$(39)	$(335)

Earnings (Loss) from Continuing Operations per Share(5):
Basic	$(0.11)	$13.46	$(0.62)	$15.31	$11.37	$3.22	$15.28	$0.11	$(0.70)	$(3.55)
Diluted	$(0.11)	$13.00	$(0.62)	$14.74	$11.10	$3.10	$15.25	$0.11	$(0.70)	$(3.55)

	Successor						Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31,
								2010	2009	2008
	(Millions of dollars, except per share data)
Balance Sheet Data:
Working capital(6)			2,318	1,232	$1,706	$488	$458	$483	$489	$(247)
Property, plant and equipment, net and Mineral leasehold, net			$2,630	2,918	$2,862	542	318	316	314	347
Total assets			$5,847	5,111	$5,511	$1,657	$1,091	$1,098	$1,118	$1,045
Noncurrent liabilities:
Long-term debt(6)			2,390	712	$1,605	$421	$421	$421	$423	$—
Environmental remediation and/or restoration(7)			—	—	—	1	1	1	—	546
All other noncurrent liabilities			531	470	557	203	153	154	50	125
Total liabilities(9)			$3,257	1,700	$2,629	$905	$848	$828	$683	$1,642
Liabilities subject to compromise			—	—	$—	$—	$897	$900	$1,048	$—
Total equity			$2,590	3,412	$2,882	$752	$(654)	$(630)	$(613)	$(598)
Supplemental Information:
Depreciation, depletion and amortization expense	$73	$31	146	53	$211	$79	$4	$50	$53	$76
Capital expenditures	$34	$27	79	48	$166	$133	$6	$45	$24	$34
EBITDA(8)	$107	$1,105	162	1,239	$1,284	$371	$639	$108	$49	$(207)
Adjusted EBITDA(8)	$101	$147	174	298	$503	$468	$24	$203	$142	$99

(1)	In 2008, Tronox Incorporated recorded impairment charges for long-lived assets of approximately $3 million related to Savannah, Georgia, and approximately $22 million related to Botlek, the Netherlands.
(2)	Restructuring charges in 2009 were primarily the result of the idling of Tronox Incorporated’s Savannah plant. Restructuring charges in 2008 resulted primarily from work force reduction programs, along with asset retirement obligation adjustments.
(3)	In 2010, Tronox Incorporated recorded receivables from its insurance carrier related to environmental clean-up obligations at the Henderson facility. Due to the accounting for certain legacy liabilities, the obligation for this clean-up work had been recorded in 2008 and prior years.
(4)	Excludes $3 million, $33 million and $32 million in the one month ended January 31, 2011 and years ended December 31, 2010 and 2009, respectively, that would have been payable under the terms of the 9.5% senior unsecured notes.
(5)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 share split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s consolidated financial statements have been adjusted to reflect the share split, unless otherwise noted. See Note 15 of Notes to Consolidated Financial Statements for additional information regarding the Company’s share split.
(6)	Working capital is defined as the excess (deficit) of current assets over current liabilities. Due to Tronox Incorporated’s financial condition at December 31, 2008, the entire balance of our outstanding debt of $563 million was classified as current obligations, resulting in long-term debt having a balance of $0 and working capital being a deficit. In 2009, the $350 million senior unsecured notes were reclassified to Liabilities Subject to Comprise.
(7)	As a result of the bankruptcy filing and certain legacy liabilities accounting, environmental remediation and/or restoration liabilities were reclassified to Liabilities Subject to Compromise in 2009.
(8)	EBITDA represents income (loss) before interest expense, income tax benefit (provision), and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect certain items, including as permitted by the applicable credit facilities then in effect.
(9)	Represents total liabilities before liabilities subject to compromise.

EBITDA and Adjusted EBITDA, which are used by management to measure performance, are non-U.S. GAAP financial measures. Management believes that EBITDA is useful to investors, as it is commonly used in the industry as a means of evaluating operating performance. EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and do not purport to be an alternative measure of our financial performance as determined in accordance with U.S. GAAP. Because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA and Adjusted EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

Management believes these non-U.S. GAAP financial measures:

•

Reflect our ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in our business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information in understanding and evaluating our operating results and comparing financial results across periods;

•	Provide a normalized view of our operating performance by excluding items that are either non-cash or non-recurring in nature;

•	Enable investors to assess our compliance with financial covenants under our debt instruments; and

•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Successor						Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(Millions of dollars)
Net income (loss)	$(1)	$1,144	$(46)	$1,230	$1,133	$242	$631	$6	$(39)	$(335)
Interest and debt expense, net of interest income	34	14	60	22	65	30	3	50	36	54
Income tax provision (benefit)	1	(84)	2	(66)	(125)	20	1	2	(1)	(2)
Depreciation and amortization expense	73	31	146	53	211	79	4	50	53	76

EBITDA	107	1,105	162	1,239	1,284	371	639	108	49	(207)
Gain on bargain purchase	—	(1,055)	—	(1,055)	(1,055)	—	—	—	—	—
Amortization of inventory step up and unfavorable ore sales contracts from purchase accounting	(2)	21	6	21	152	—	—	—	—	—
Share-based compensation	6	20	11	27	31	14	—	1	—	1
Loss on extinguishment of debt	—	—	4	—	—	—	—	—	—	—
Transfer tax incurred due to acquisition	—	—	—	—	37	—	—	—	—	—
Reorganization expense associated with bankruptcy(a)	—	—	—	—	—	—	46	145	10	—
Gain on fresh-start accounting	—	—	—	—	—	—	(659)	—	—	—
Provision for environmental remediation and restoration, net of reimbursements(b)	—	—	—	—	—	(5)	—	(47)	—	73
(Income) loss from discontinued operations	—	—	—	—	—	—	—	(1)	10	189
Restructuring costs not associated with the bankruptcy(c)	—	—	—	—	—	—	—	—	—	14
Pension and postretirement settlement/curtailments	—	—	—	—	—	—	—	—	10	26
Loss on sale of assets	—	—	—	—	—	—	—	—	(1)	(25)
Impairment charges(d)	—	—	—	—	—	—		—	1	25
Unusual or non-recurring items(e)	—	—	—	—	—	—	—	—	24	—
Litigation/arbitration settlement	—	—	—	—	—	(10)	—	—	—	—
Amortization of fresh-start inventory step up	—	—	—	—	—	36	—	—	—	—
Foreign currency remeasurement	(13)	2	(19)	1	6	7	(1)	12	15	(7)
Transactions costs and financial statement restatement costs(f)	—	50	—	59	32	39	—	—	—	—
Other items(g)	3	4	10	6	16	16	(1)	(15)	24	10

Adjusted EBITDA	$101	$147	$174	$298	$503	$468	$24	$203	$142	$99

(a)	Tronox Incorporated incurred costs related to the Chapter 11 bankruptcy proceedings. These items include cash and non-cash charges related to contract terminations, prepetition obligations, debtor-in-possession financing costs, legal and professional fees.
(b)	In 2010, Tronox Incorporated recorded receivables from its insurance carrier related to environmental clean-up obligations at the Henderson facility. Due to the accounting for certain legacy liabilities, as described in notes 1 and 5 to the annual Consolidated Financial Statements, the obligation for this clean-up work had been recorded in 2008 and prior years.

(c)	Restructuring costs in 2008 resulted primarily from work force reduction programs along with asset retirement obligation adjustments.
(d)	In 2008, Tronox Incorporated recorded impairment charges for long-lived assets of approximately $3 million related to Savannah, Georgia, and approximately $22 million related to Botlek, the Netherlands.
(e)	The 2009 amount represents the net loss on deconsolidation of Tronox Incorporated’s German subsidiaries.
(f)	During 2012, transaction costs consist of costs associated with the acquisition of the mineral sands business, including banker fees, legal and professional fees, as well as costs associated with the preparation and amending of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Transaction and costs associated with the integration of the mineral sands business that occurred after the closing of the Transaction. During the eleven months ended December 31, 2011, transaction costs and financial statement restatement costs include expenses related to the Transaction, fresh-start accounting fees, costs associated with restating Tronox Incorporated’s environmental reserves and the auditing of the historical financial statements. Costs associated with the Transaction include legal and professional fees related to due diligence and transaction advice as well as investment banking fees.
(g)	Includes noncash pension and postretirement costs, accretion expense, fixed asset write-downs and abandonment expense, gains and losses on the sale of assets, noncash gains on liquidation of a subsidiary, income (loss) from discontinued operations, severance expense and other noncash or non-recurring income or expenses. Additionally, Tronox Incorporated incurred legal fees associated with the exit from bankruptcy.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the information contained in Tronox Limited’s unaudited Condensed Consolidated Financial Statements for the three months ended June 30, 2013 and 2012 and the related notes thereto, and the audited Consolidated Financial Statements for the years ended December 31, 2012, 2011 and 2010 and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those discussed in the forward-looking statements as a result of numerous factors. See “Cautionary Note Regarding Forward- Looking Statements.”

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain financial measures, in particular the presentation of Income from Operations, EBITDA and Adjusted EBITDA, which are not presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We are presenting these non-U.S. GAAP financial measures because they provide us and readers of prospectus with additional insight into our operational performance relative to earlier periods and relative to our competitors. We do not intend for these non-U.S GAAP financial measures to be a substitute for any U.S. GAAP financial information. Readers of these statements should use these non-U.S. GAAP financial measures only in conjunction with the comparable U.S. GAAP financial measures. A reconciliation of Income from Operations to Income from Continuing Operations, the most comparable U.S. GAAP measure is provided herein. A reconciliation of Net income to EBITDA and Adjusted EBITDA is also provided herein.

Overview

We are a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment (“TiO2”). We are the third largest global producer and marketer of TiO2 manufactured via chloride technology, as well as the third largest global producer of titanium feedstock and a leader in global zircon production. We have operations in North America, Europe, South Africa and the Asia-Pacific region. We operate three TiO2 facilities at the following locations: Hamilton, Mississippi; Botlek, The Netherlands; and Kwinana, Western Australia, representing approximately 465,000 tonnes of annual TiO2 production capacity. Additionally, we operate three separate mining operations: KwaZulu-Natal (“KZN”) Sands located in South Africa, Namakwa Sands located in South Africa and Cooljarloo Sands located in Western Australia, which have a combined annual production capacity of approximately 753,000 tonnes of titanium feedstock and approximately 265,000 tonnes of zircon.

We have two reportable operating segments, Mineral Sands and Pigment. Corporate and other is comprised of our electrolytic manufacturing and marketing operations, as well as our corporate activities, including businesses that are no longer in operation.

The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits. These operations produce titanium feedstock, including chloride slag, slag fines and rutile, as well as zircon and pig iron. Titanium feedstock is used primarily to manufacture TiO2. Zircon is a mineral which is primarily used as an opacifier in ceramic glazes for tiles, plates, dishes and industrial products.

The pigment segment primarily produces and markets TiO2. TiO2 is used in a wide range of products due to its ability to impart whiteness, brightness and opacity. TiO2 is used extensively in the manufacture of paint and other coatings, plastics and paper and in a wide range of other applications, including inks, fibers, rubber, food, cosmetics and pharmaceuticals. TiO2 is a critical component of everyday consumer applications due to its superior ability to cover or mask other materials effectively and efficiently relative to alternative white pigments and extenders. We believe that, at present, TiO2 has no effective substitute because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated in a cost-effective manner.

Acquisition of Mineral Sands Business

Because we believed that becoming vertically integrated would benefit us by assuring our access to critical supply, retaining cash and margin in the Company, and enabling general operating flexibility, we acquired a global producer of mineral sands with production facilities and sales and marketing presence strategically positioned throughout the world. Specifically, we acquired 74% of Exxaro Resources Ltd’s (“Exxaro”) South African mineral sands operations, including its Namakwa and KZN Sands mines, separation and slag furnaces, along with its 50% share of the Tiwest Joint Venture in Western Australia (together the “mineral sands business”) (the “Transaction”). On June 15, 2012, the date of the Transaction (the “Transaction Date”), the existing business of Tronox Incorporated was combined with the mineral sands business under Tronox Limited. As such, as of the Transaction Date, we own 100% of the operations formerly operated by the Tiwest Joint Venture.

Prior to the Transaction Date, Tronox Incorporated operated the Tiwest Joint Venture with Exxaro Australia Sands Pty Ltd., a subsidiary of Exxaro, which operated a chloride process TiO2 plant located in Kwinana, Western Australia, a mining operation in Cooljarloo, Western Australia, and a mineral separation plant and a synthetic rutile processing facility, both in Chandala, Western Australia.

Recent Developments

Dividends Declared—On August 6, 2013, the Board declared a quarterly dividend of $0.25 per share to holders of our Class A Shares and Class B Shares at the close of business on August 19, 2013, totaling $29 million, which will be paid on September 4, 2013. On May 7, 2013, the Board declared a quarterly dividend of $0.25 per share which was paid on May 28, 2013 to holders of Class A Shares and Class B Shares at close of business on May 20, 2013. On February 19, 2013, the Board declared a quarterly dividend of $0.25 per share which was paid on March 20, 2013 to holders of our Class A Shares and Class B Shares at close of business on March 6, 2013. During the six months ended June 30, 2013, the Company paid dividends of $57 million. See Note 14 of Notes to unaudited Condensed Consolidated Financial Statements.

Extinguishment of Debt—On February 28, 2013, we repaid the outstanding principal balance of $149 million, plus interest, related to the $150 million Senior Secured Delayed Draw Term Loan (the “Senior Secured Delayed Draw Term Loan”). See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements.

Term Loan—On March 19, 2013, we entered into an Amended and Restated Credit and Guaranty Agreement (the “Amended and Restated Credit Agreement”). Pursuant to the Amended and Restated Credit Agreement, we obtained the Term Loan, which matures on March 19, 2020. See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements.

Executive Management Departure—On February 9, 2013, Daniel D. Greenwell voluntarily resigned as Chief Financial Officer, effective March 31, 2013. In connection with Mr. Greenwell’s resignation, Mr. Greenwell and the Company executed a separation agreement (the “Greenwell Separation Agreement”). Pursuant to the terms of the Greenwell Separation Agreement, Mr. Greenwell received a lump sum cash payment equal to $1.4 million and immediate accelerated vesting of 25,208 shares of restricted stock and 11,167 options. In addition, he received continued coverage under the Company’s benefit plans or equivalent coverage until September 30, 2014.

Dividends Declared—On November 8, 2012, our Tronox Limited Board of Directors (our “Board”) declared a quarterly dividend of $0.25 per share to holders of our Class A Shares and Class B Shares, totaling approximately $29 million. On June 26, 2012, our Board declared a quarterly dividend of $0.25 per share to holders of our Class A Shares and Class B Shares, totaling $32 million. See Note 15 of Notes to Consolidated Financial Statements.

Exxaro Class A Share Purchase Agreement—During October 2012, Exxaro purchased 1.4 million Class A Shares in the open market purchases. At December 31, 2012, Exxaro held approximately 44.6% of the voting securities of Tronox Limited. See Note 15 of Notes to Consolidated Financial Statements.

Executive Management Departure—On September 30, 2012, we entered into a Separation Letter Agreement with Robert C. Gibney, former Senior Vice President and Chief Administrative Officer of Tronox Limited. Mr. Gibney’s resignation was effective on September 29, 2012 (the “Gibney Separation Date”). Pursuant to his agreement, among other things, Mr. Gibney will receive severance in the amount of $650,000 payable biweekly over the 365 days following the Gibney Separation Date. We accrued for Mr. Gibney’s severance as of the Gibney Separation Date. Additionally, 7,500 restricted shares vested immediately and all remaining unvested awards were immediately forfeited and cancelled without any consideration being paid.

T-Bucks Employee Participation Plan (“T-Bucks EPP”)—In September 2012, we created the T-Bucks EPP for the benefit of certain employees in South Africa. An initial capital contribution to the T-Bucks Trust of R124 million (approximately $15 million), was used to acquire 548,234 Class A Shares. See Note 19 of Notes to Consolidated Financial Statements.

Regulatory Approval—In September 2012, the South African Department of Mineral Resources approved our amendment application to the Environmental Management Program for Project Fairbreeze. This, together with the National Environmental Management Act authorization received earlier this year, allows us to commence with selected construction activities while awaiting further authorizations. During October 2012, the Mtunzini Conservatory filed an application for an injunction to halt the early-phase construction at our KZN Fairbreeze mine. We opposed the injunction and received a favorable court ruling and cost award in the matter. We recently entered into a settlement agreement with the Mtunzini Conservancy that settled the cost claim and will allow us to continue with early-phase construction as planned.

Share Repurchases—During 2012, we repurchased 12.6 million Class A Shares, affected for the 5-for-1 share split, at an average price of $25.84 per share, inclusive of commissions, for a total cost of $326 million. On September 27, 2012, we announced the successful completion of our share repurchase program. See Note 15 of Notes to Consolidated Financial Statements.

Senior Notes—On August 20, 2012, Tronox Limited’s wholly-owned subsidiary, Tronox Finance LLC, issued $900 million aggregate principal amount of 6.375% senior notes due 2020 (the “Senior Notes”). The Senior Notes bear interest semiannually at a rate equal to 6.375% and were sold at par value. See Note 12 of Notes to Consolidated Financial Statements.

Share Split Declared—On June 26, 2012, our Board of Directors approved a 5-to-1 share split for holders of our Class A Shares and Class B Shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class. See Note 15 of Notes to Consolidated Financial Statements.

UBS Revolver—On June 18, 2012, in connection with the closing of the Transaction, we entered into the UBS Revolver with a maturity date of June 18, 2017. The UBS Revolver provides us with a committed source of capital with a principal borrowing amount of up to $300 million, subject to a borrowing base. See Note 12 of Notes to Consolidated Financial Statements.

ABSA Revolver—In connection with the Transaction, we entered into the R900 million (approximately $106 million) ABSA Revolver. See Note 12 of Notes to Consolidated Financial Statements.

Term Loan Draw Down—On June 14, 2012, in connection with the closing of the Transaction, we drew down the $150 million on the Senior Secured Delayed Draw Term Loan (as discussed in Exit Facility Refinancing below). See Note 12 of Notes to Consolidated Financial Statements.

Refinancing of the Wells Revolver—On February 8, 2012, Tronox Incorporated amended the Wells Revolver to facilitate the Transaction while keeping the revolver in force. On June 18, 2012, in connection with the Transaction, we utilized the UBS Revolver to refinance the $125 million senior secured credit agreement with Wells Fargo Capital Finance, LLC (the “Wells Revolver”). See Note 12 of Notes to Consolidated Financial Statements.

Exit Facility Refinancing—On February 8, 2012, Tronox Incorporated refinanced its $425 million exit facility due October 21, 2015 (the “Exit Financing Facility”), and obtained a new Goldman Sachs facility comprised of a $550 million Senior Secured Term Loan and a $150 million Senior Secured Delayed Draw Term Loan (together, the “Term Facility”). The Term Facility expressly permitted the Transaction and, together with existing cash, funded the cash needs of the combined business, including cash needs in the Transaction. See Note 12 of Notes to Consolidated Financial Statements.

Business Environment

The following discussion includes trends and factors that may affect future operating results.

Vertical Integration—Our integration plan is on track to more fully demonstrate the material cost advantages it gives us. The vertical integration of titanium feedstock and TiO2 production provides us with a secure and cost competitive supply of high grade titanium feedstock over the long term. Our ability to supply all of the feedstock that our pigment operations require enables us to balance our consumption and sales in ways that we believe our competitors cannot. Beginning with the first quarter of 2013, titanium feedstock sold internally to the pigment segment increased. As a result, during the first quarter of 2013, we cancelled, at our option and without penalty, contracts with two external ore suppliers.

Mineral Sands—Titanium feedstock selling prices declined slightly during the first quarter of 2013; however, there was higher priced tonnage that was shipped in the first quarter that had been scheduled to ship in the fourth quarter of 2012, and which was priced at higher prices. While both rutile and zircon pricing declined, volumes for rutile remained subdued and zircon volumes showed a marked increase.

Pigment—During the second quarter of 2013, we saw an increase of TiO2 sales volumes from the first quarter of 2013 in all three major regions; however we saw a decrease in selling prices. Prices decreased slightly in the second quarter as inventory levels continue to decline. On May 30, 2013, we announced price increases for all of our titanium dioxide grades. We cannot predict whether, or to what effect, such proposed price increases will be implemented.

Supply and Demand—During 2013, we expect to see sequential demand momentum in both the mineral sands and pigment businesses. Our vertical integration continues on plan with an increasing percentage of titanium feedstock used by our pigment business sourced internally from our mineral sands business.

Competition—We operate in highly competitive markets, and face competition not only from chloride process pigment producers, but also sulphate process pigment producers. Moreover, because transport costs are minor relative to the cost of our product, there is also some competition between products produced in one region versus products produced in another region.

Seasonality—The demand for TiO2 during a given year is subject to seasonal fluctuations. Because TiO2 is widely used in paint and other coatings, titanium feedstocks are in higher demand prior to the painting season (spring and summer in the Northern Hemisphere), and pig iron is in lower demand during the European summer holidays, when many steel plants and foundries undergo maintenance. Zircon generally is a non-seasonal product but is negatively impacted by the Chinese winter and New Year celebrations due to reduced zircon demand from China.

Currency Exchange Rates—The financial condition and results of operations of our operating entities in The Netherlands, Australia and South Africa are reported in various foreign currencies and then converted into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. As a result, any volatility of the U.S. dollar against these foreign currencies creates uncertainty for and may have a positive or negative impact on reported sales and operating results. Foreign currency effects appear in our financial statements in several ways. First, they impact reported amounts of revenues and expenses and are embedded in each line item of the financial statements. Second, for changes in reported asset and liability amounts, changes are reported in either other income (expense) on the unaudited Condensed Consolidated Statements of Operations or in cumulative translation adjustments in “Accumulated other comprehensive income (loss)” on the unaudited Condensed Consolidated Balance Sheets.

For the three and six months ended June 30, 2013, the U.S. dollar strengthened approximately 6% and 14%, respectively, against the South African Rand.

Environmental—We currently report and manage greenhouse gas (“GHG”) emissions as required by law for sites located in areas (European Union/Australia) requiring such managing and reporting. While the United States has not adopted any federal climate change legislation, the Environmental Protection Agency (the “EPA”) has introduced some GHG programs. For example, under the EPA’s GHG “Tailoring Rule,” expansions or new construction could be subject to the Clean Air Act’s Prevention of Significant Deterioration (“PSD”) requirements. Some of our facilities are currently subject to GHG emissions monitoring and reporting. Changes or additional requirements due to GHG regulations could impact our capital and operating costs. However, it is not possible at the present time to estimate any financial impacts to these U.S. operating sites. Also, some in the scientific community believe that increasing concentrations of GHGs in the atmosphere may result in climatic changes. Depending on the severity of climatic changes, our operations could be adversely affected. The Western Australian operations are subject to a new Australian carbon tax law that went into effect in July 2012, resulting in an approximate $7 million impact annually.

Political and social unrest in South Africa—South Africa has been experiencing political and social unrest in several mining industries. Changes to or instability in the economic or political environment in South Africa especially if such changes create political instability, actual or potential shortages of production materials or labor unrest, could result in production delays and production shortfalls and materially impact our production and results of operations. We negotiate new labor contracts with the unions in South Africa annually. These have been successfully concluded for the period up to June 2014. We value our relations with our employees and their representatives, and consider them to be stable.

Consolidated Results of Operations

Three and Six Months Ended June 30, 2013 Compared to the Three and Six Months Ended June 30, 2012

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Variance	2013	2012	Variance
Net Sales	$525	$429	$96	$995	$863	$132
Cost of goods sold	475	304	171	913	581	332

Gross Margin	50	125	(75)	82	282	(200)
Selling, general and administrative expenses	41	103	(62)	92	147	(55)

Income (Loss) from Operations	9	22	(13)	(10)	135	(145)
Interest and debt expense	(35)	(14)	(21)	(62)	(22)	(40)
Loss on extinguishment of debt	—	—	—	(4)	—	(4)
Other income (expense)	26	(3)	29	32	(4)	36
Gain on bargain purchase	—	1,055	(1,055)	—	1,055	(1,055)

Income (Loss) before Income Taxes	—	1,060	(1,060)	(44)	1,164	(1,208)
Income tax provision	(1)	84	(85)	(2)	66	(68)

Net (Loss) Income	(1)	1,144	(1,145)	(46)	1,230	(1,276)
Income attributable to noncontrolling interest	12	—	12	24	—	24

Net (Loss) Income attributable to Tronox Limited	$(13)	$1,144	$(1,157)	$(70)	$1,230	$(1,300)

Net sales for the second quarter of 2013 and six months ended June 30, 2013 increased 22% and 15%, respectively. The increase in net sales for 2013 reflects the impact of the acquired businesses and higher volumes across all business units, partially offset by lower selling prices. The acquired businesses contributed $300 million to net consolidated net sales during the six months ended June 30, 2013 compared to $26 million during the same period in 2012. Higher volumes in the pigment business primarily reflect an increase in shipments to the Asia-Pacific and European regions, while Mineral Sands volumes grew due to stronger sales of zircon. Lower prices primarily resulted from softening market demand in the pigment business in late 2011 and early 2012, which accelerated in the latter half of 2012. The impact of foreign currency exchange rates decreased net sales by $4 million during the second quarter of 2013 and $3 million during the six months ended June 30, 2013 as compared to 2012.

Cost of goods sold for the second quarter of 2013 and six months ended June 30, 2013 increased 56% and 57%, respectively. The increase principally reflects the inclusion of the acquired business, higher pigment production costs, primarily for raw materials and chemical products, higher per unit costs due to lower capacity utilization during 2013, and an increase in sales volumes. For the three months ended June 30, 2013 and 2012, cost of goods sold includes $(2) million and $21 million, respectively, of net non-cash amortization of inventory step-up and unfavorable ore sales contracts as a result of our purchase price allocation. For the six months ended June 30, 2013 and 2012, cost of goods sold includes $6 million and $21 million, respectively, of net non-cash amortization of inventory step-up and unfavorable ore sales contracts as a result of purchase price allocation.

Our gross margin decreased $75 million during the second quarter of 2013 to 10% of net sales as compared to 29% of net sales in the second quarter of 2012. For the six months ended June 30, 2013, gross margin decreased $200 million to 8% of net sales as compared to 33% of net sales in the same period during 2012. The decrease was principally due to higher feedstock and plant utilization costs and lower selling prices in the pigment business. For the three months ended June 30, 2013 and 2012, net noncash depreciation, depletion and amortization of $31 million and $5 million, respectively, as a result of purchase accounting impacted the gross margin by 6% and 1%, respectively. For the six months ended June 30, 2013 and 2012, net noncash depreciation and amortization of $64 million and $5 million, respectively, as a result of purchase accounting impacted the gross margin by 6% and 1%, respectively.

Selling, general and administrative expenses for the three and six months ended June 30, 2013 decreased 60% and 37%, respectively. During the second quarter of 2013, the acquired business contributed approximately $3 million of our total selling, general and administrative costs compared to $1 million during the same period in 2012. The remaining net decrease during the quarter ended June 30, 2013 compared to the three months ended June 30, 2012 is primarily due to one-time costs incurred in connection with the acquisition of the Mineral Sands business of approximately $69 million, comprised mainly of transfer taxes, one-time share-based compensation awards and transaction costs. During the six months ended June 30, 2013, the acquired business contributed approximately $8 million of our total selling, general and administrative costs compared to $1 million during the same period in 2012. The remaining net decrease during 2013 compared to 2012 is primarily due to one-time costs incurred in connection with the the acquisition of Mineral Sands business of approximately $82 million, comprised mostly of transfer taxes and share-based compensation awards.

Interest and debt expense for the second quarter of 2013 and six months ended June 30, 2013 increased over 100%. The increase is primarily attributable to interest expense on the $900 million senior notes due 2020 (the “Senior Notes”) of $15 million during the second quarter of 2013 and $29 million for the six months ended June 30, 2013, as well as the amortization of debt issuance costs associated with the Senior Notes.

Other income (expense) increased primarily due to the impact of foreign currency exchange rates. During the three and six months ended June 30, 2013, we experienced net foreign currency gains of $25 million and $31 million, respectively, principally due to a strengthening U.S. dollar as compared to the South African Rand and Australian dollar. During the three and six months ended June 30, 2012, we experienced net foreign currency losses of $3 million and $5 million, respectively.

In February 2013, we repaid the outstanding principal balance of $149 million at par, plus interest, related to the $150 million Senior Secured Delayed Draw Term Loan. In accordance with ASC 470, Debt, we accounted for such repayment as an extinguishment of debt. As such, for the six months ended June 30, 2013, we recognized a loss on the early extinguishment of debt of $4 million related to the allocated portion of the unamortized original issue discount and debt issuance costs.

The effective tax rates for the three months and the six months ended June 30, 2013, differ from the Australian statutory rate of 30% primarily due to withholding tax accruals, valuation allowances in the United States, and income in foreign jurisdictions taxed at rates different than 30%.

The negative effective tax rates for the three months and the six months ended June 30, 2012, differ from the U.S. statutory rate of 35% primarily as a consequence of the Company re-domiciling in Australia. Because the Australian tax laws provide for a resetting of the tax basis of the business assets to market value, the Company recorded a tax benefit related to this market value basis adjustment. The overall tax benefit from this basis adjustment was partially offset by a valuation allowance established for the portion of the tax benefit which the Company believes will not be realized. Because this basis change did not pertain to an entity acquired in the Transaction, this net tax benefit was recorded through tax expense and did not impact the Company’s gain on bargain purchase.

Operations Review of Segment Revenue and Profit

Net Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Variance	2013	2012	Variance
Mineral Sands segment	$312	$89	$223	$610	$172	$438
Pigment segment	304	348	(44)	592	710	(118)
Corporate and other	35	27	8	62	58	4
Eliminations	(126)	(35)	(91)	(269)	(77)	(192)

Net Sales	$525	$429	$96	$995	$863	$132

Mineral Sands segment

Net sales increased $223 million during the second quarter of 2013 as compared to the second quarter of 2012, and $438 million during the six months ended June 30, 2013 as compared to the same period in 2012. The increase is primarily attributable to the acquired business which, on a segment basis, contributed $255 million and $496 million for the three and six months ended June 30, 2013, respectively compared to $35 million and $35 million, respectively, for the three and six months ended June 30, 2012. The remaining increase for the three months ended June 30, 2013 was primarily comprised of an increase in volumes of $51 million offset by a $44 million decrease in selling prices. The remaining decrease for the six months was principally due to lower selling prices of $75 million, offset by a $56 million increase due to sales volumes. Minerals Sands selling prices declined principally due to a depressed zircon market. Minerals sales volumes were higher primarily due to higher zircon volumes and to increased shipments of synthetic rutile to our pigments business, as we achieve full internal sourcing. For the three and six months ended June 30, 2013, the effect of changes in foreign currency negatively impacted mineral sands net sales by $4 million and $4 million, respectively.

Pigment segment

Pigment segment net sales decreased $44 million, or 13% during the second quarter of 2013 as compared to the second quarter of 2012, and $118 million, or 17% during the six months ended June 30, 2013 as compared to the same period in 2012. The decrease is primarily due to a decrease in selling prices of $97 million, offset by higher volumes of $52 million in the second quarter of 2013 compared to the second quarter of 2012, and a decrease in selling prices of $187 million, offset by higher volumes of $68 million in the six months ended June 30, 2013 compared to the same period in 2012. The volume impact reflects increased shipments to the European and Asia-Pacific regions. For the three and six months ended June 30, 2013, the effect of changes in foreign currency positively impacted pigment net sales by less than $1 million and $1 million, respectively.

Corporate and other

Net sales increased $8 million, or 30% during the second quarter of 2013 as compared to the second quarter of 2012, and $4 million, or 7% during the six months ended June 30, 2013 as compared to the same period in 2012. Corporate and other includes our electrolytic manufacturing business. The increase to electrolytic and other chemical products net sales was primarily due to increased volumes of electrolytic manganese dioxide (“EMD”) and sodium chlorate (principally in the second quarter).

Income from Operations

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Variance	2013	2012	Variance
Mineral Sands segment	$68	$46	$22	$164	$97	$67
Pigment segment	(56)	37	(93)	(124)	146	(270)
Corporate and other	(11)	(76)	65	(35)	(104)	69
Eliminations	8	15	(7)	(15)	(4)	(11)

Income (loss) from operations	9	22	(13)	(10)	135	(145)
Interest and debt expense	(35)	(14)	(21)	(62)	(22)	(40)
Loss on extinguishment of debt	—	—	—	(4)	—	(4)
Other income (expense)	26	(3)	29	32	(4)	36
Gain on bargain purchase	—	1,055	(1,055)	—	1,055	(1,055)

Income (loss) from operations before taxes	—	1,060	(1,060)	(44)	1,164	(1,208)
Income tax provision	(1)	84	(85)	(2)	66	(68)

Net income (loss)	$(1)	$1,144	$(1,145)	$(46)	$1,230	$(1,276)

Mineral Sands segment

During the three and six months ended June 30, 2013, income from operations increased $22 million and $67 million, respectively, compared to the same periods during 2012. For the three and six months ended June 30, 2013, the acquired businesses contributed $50 million and $124 million, respectively, to segment income from operations compared to less than $1 million and $1 million, respectively, for the three and six months ended June 30, 2012. The remaining decrease of $27 million during the second quarter of 2013 is primarily attributable to a $44 million decrease in selling prices and slightly higher unit costs of $5 million, offset by higher volumes of $20 million, while the remaining decrease of $56 million during the six months ended June 30, 2013 is primarily attributable to a $75 million decrease in selling prices and slightly higher unit costs of $4 million, offset by higher volumes of $22 million. Cost of goods sold in the Mineral Sands segment in the three and six months ended June 30, 2013, includes net noncash charges of $(2) million and $6 million, respectively, related to purchase accounting adjustments for inventory step-up and unfavorable contract amortization.

Pigment segment

Income from operations decreased $93 million during the second quarter of 2013 and $270 million during the six months ended June 30, 2013, which was primarily driven by lower selling prices of $97 million, offset by higher volumes of $7 million during the second quarter of 2013. During the six months ended June 30, 2013, lower selling prices of $187 million, and higher costs, principally for feedstock ores and other chemicals, of $68 million, were only partially offset by higher volumes of $12 million.

Consolidated Results of Operations

Emergence from Chapter 11

On January 12, 2009 (the “Petition Date”), Tronox Incorporated and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). On November 30, 2010 (the “Confirmation Date”), the Bankruptcy Court confirmed (the “Confirmation Order”) the Debtors’ First Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code, dated November 5, 2010 (as amended and confirmed, the “Plan”). Material conditions to the Plan were resolved during the period from the Confirmation Date until January 26,

2011. Subsequently, on February 14, 2011 (the “Effective Date”), Tronox Incorporated emerged from bankruptcy and continued operations as reorganized Tronox Incorporated.

The consummation of the Plan resulted in a substantial realignment of the interests in Tronox Incorporated between existing prepetition creditors and shareholders. As a result, Tronox Incorporated was required to adopt fresh-start accounting. Having resolved the material contingencies related to implementing the Plan on January 26, 2011 and due to the proximity to the end of month accounting period, which closed on January 31, 2011, Tronox Incorporated applied fresh-start accounting as of January 31, 2011. Tronox Incorporated evaluated the activity between January 26, 2011 and January 31, 2011 and, based upon the immateriality of such activity, concluded that the use of January 31, 2011 to reflect the fresh-start accounting adjustments was appropriate for financial reporting purposes. The use of the January 31, 2011 date is for financial reporting purposes only and does not affect the Effective Date of the Plan. Accordingly, the financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Tronox Incorporated and its subsidiaries on a fresh-start basis for the period following January 31, 2011 (“Successor”), and of Tronox Incorporated and its subsidiaries on a historical basis for the periods through January 31, 2011 (“Predecessor”). All references to 2011 refer to the combined twelve month period ended December 31, 2011, which includes the Successor period and the Predecessor period, unless otherwise indicated.

Year Ended December 31, 2012 Compared to the Combined Twelve Month Period Ended December 31, 2011

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011
Net Sales	$1,832	$1,543	$108
Cost of goods sold	(1,568)	(1,104)	(83)

Gross Margin	264	439	25
Selling, general and administrative expenses	(239)	(152)	(5)
Litigation/arbitration settlement	—	10	—
Provision for environmental remediation and restoration, net of reimbursements	—	5	—

Income from Operations	25	302	20
Interest and debt expense	(65)	(30)	(3)
Other income (expense)	(7)	(10)	2
Gain on bargain purchase	1,055	—	—
Reorganization income	—	—	613

Income from Continuing Operations before Income Taxes	1,008	262	632
Income tax benefit (provision)	125	(20)	(1)

Net Income	$1,133	$242	$631

We reported net sales for 2012 of $1,832 million, an increase of 11% or $181 million. During 2012 and 2011, 68% and 86%, respectively, of our net sales were generated from the sale of TiO2. The increase in net sales for 2012 reflects the impact of the acquired businesses, higher selling prices in all of our businesses partially offset by lower sales volumes. The acquired businesses contributed $524 million to consolidated net sales during 2012. Higher prices resulted from a strong market in early-to-mid 2011 and the carryover of price increases from 2011. As market demand softened in late 2011 and early 2012, we began to experience price erosion which accelerated in the latter half of 2012. During 2012, sales volumes declined in both the mineral sands and pigment businesses due to simultaneous market weakness in China, Europe, and North America. The impact of foreign currency exchange rates decreased net sales by $25 million during 2012 as compared to 2011.

Cost of goods sold for 2012 was $1,568 million, an increase of 32% or $381 million. The increase reflects the inclusion of the acquired business, higher pigment production costs, primarily for raw materials and chemical products, as well as higher per unit costs due to lower capacity utilization during 2012, partially offset by a decrease in sales volumes. Cost of goods sold for 2012 includes $152 million of non-cash amortization of inventory step-up and unfavorable ore sales contracts as a result of purchase accounting. During 2012, we reduced pigment production volumes in response to decreased sales volumes. Unfavorable exchange rate changes primarily due to movements in the Australian dollar increased cost of sales by $52 million 2012 as compared to 2011.

Our gross margin decreased $200 million during 2012 to 14% of net sales as compared to 28% of net sales in 2011. Noncash amortization of $152 million as a result of purchase accounting impacted the 2012 gross margin by 1%, with the remainder primarily due to higher costs and lower sales volumes, partially offset by higher selling prices.

Selling, general and administrative expenses were $239 million in 2012, an increase of $82 million or 52% during 2012 as compared to 2011. During 2012, the acquired business accounted for approximately $20 million of our total selling, general and administrative costs. The increase during 2012 compared to 2011 is primarily due to:

•	Increase of $16 million related to share-based compensation awards vesting to employees upon consummation of the Transaction.

•	Increase in severance expense of $1 million related to the change in the Company’s CEO, as well as other positions that have been eliminated as a result of the Transaction.

•	Stamp duty taxes of $37 million recorded in 2012 based upon the transfer of the mineral sands business to Tronox.

•	Increased costs for corporate relocation, including rent, staffing and recruiting costs of $4 million in 2012.

•

Increase in depreciation and amortization of $3 million primarily due to the amortization of internal-use software during 2012, as well as additional depreciation on fixed assets acquired in the Transaction.

Interest and debt expense for 2012 was $65 million, an increase of $32 million. The increase is primarily attributable to interest expense on the Senior Notes, the new asset based lending facilities, the refinanced Term Facility, as well as an increase in the amortization of deferred debt issuance costs. Interest expense increased as we financed the acquisition, specifically the merger consideration, and subsequently established the capital structure for the company. Interest expense related to the Senior Notes was $21 million during 2012. Interest expense related to the new Term Facility was $29 million during 2012 versus $30 million in 2011. Amortization of deferred debt issuance costs and discount on debt increased $9 million during 2012 due to refinancing of the Wells Revolver. In connection with obtaining the Term Facility, we incurred debt issuance costs of $17 million, of which $5 million was paid in 2011 and $12 million was paid in 2012. We also incurred $17 million of issuance costs in connection with the Senior Notes.

The acquisition of the mineral sands business resulted in a one-time gain on bargain purchase of $1,055 million, which was based on the estimated fair value of the assets and liabilities assumed.

We recognized reorganization income of $613 million during 2011 relating to a $659 million gain recognized due to implementation of fresh-start accounting and the discharge of debt and satisfaction of claims, partially offset by $46 million of reorganization expenses including legal and professional fees, claims adjustments and other fees related to a $185 million rights offering and debt financing.

The negative effective tax rate for 2012 differs from the Australian statutory tax rate of 30% as a result of the release of a valuation allowance in a foreign jurisdiction and as a consequence of re-domiciling certain subsidiaries in Australia. Because the Australian tax laws provide for a resetting of the tax basis of the business assets to market value, we recorded a tax benefit related to this market value basis adjustment. The overall tax benefit from this basis adjustment was partially offset by a valuation allowance established for the portion of the tax benefit which we believe will not be realized. Because this basis change did not pertain to an entity acquired in the Transaction, this net tax benefit was recorded through tax expense and did not impact our gain on bargain purchase.

Additionally, 2012 was impacted by continued valuation allowances in the United States and income in foreign jurisdictions taxed at rates lower than 30%, and the gain on bargain purchase which was recorded net of the financial tax impact and is not subject to income tax in any jurisdiction.

The effective tax rates for the eleven month period ended December 31, 2011 differs from the U.S. statutory rate of 35% primarily due to valuation allowances in the United States and income in foreign jurisdictions taxed at rates lower than 35%. In the one month ended January 31, 2011, the effective tax rate for the period differs from the U.S. statutory rate of 35% primarily due to fresh-start adjustments, which were recorded net of tax. Additionally, the one month period effective tax rate was impacted by valuation allowances in multiple jurisdictions and income in foreign jurisdictions taxed at rates lower than 35%.

Operations Review of Segment Revenue and Profit

Net Sales

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	YTD Change
Mineral Sands segment	$760	$160	$8	$592
Pigment segment	1,246	1,327	89	(170)
Corporate and other	128	133	14	(19)
Eliminations	(302)	(77)	(3)	(222)

Net Sales	$1,832	$1,543	$108	$181

Mineral Sands segment

Net sales increased $592 million during 2012 as compared to 2011. The increase is attributable to the acquired business which, on a segment basis, contributed $489 million in revenue for the period since the acquisition. The remaining increase was primarily comprised of a $125 million increase in sales prices, offset by a $22 million decrease in sales volumes. Mineral products sales prices, primarily rutile used in the production of TiO2, increased as a result of strong global demand during the period when forward pricing was negotiated. Synthetic rutile price per tonne increased over 149% during 2012 as compared to 2011, while the natural rutile price per tonne increased approximately 176% during 2012 as compared to 2011. Mineral products volumes decreased during 2012 due to slowing global demand for TiO2 in 2012. Rutile volumes sold decreased approximately 45% during 2012, while the zircon volumes sold decreased approximately 30% during 2012.

Pigment segment

Pigment segment net sales decreased 12% during 2012 as compared to 2011. The decrease is primarily due to a 21% reduction in sales volumes amounting to $295 million, partially offset by a 14% increase in selling prices, amounting to $152 million. Unfavorable effects from changes in foreign currency negatively impacted net sales by $25 million while other changes were negative by $2 million.

Corporate and other

Net sales decreased $20 million, or 14% during 2012 as compared to 2011. Corporate and other includes our electrolytic manufacturing business. Electrolytic and other chemical products net sales were essentially flat from year to year with higher selling prices for sodium chlorate offsetting lower volumes of the same product. The overall decrease from 2011 to 2012 is related to the transfer of the sulfuric acid business to an environmental trust upon emergence from bankruptcy as well as reduced revenues generated from our former relationship in the Tiwest joint venture with Exxaro.

Income from Operations

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Change
Mineral Sands segment	$156	$42	$2	$112
Pigment segment	57	323	20	(286)
Corporate and other	(139)	(54)	(1)	(84)
Eliminations	(49)	(9)	(1)	(39)

Income from operations	25	302	20	(297)
Interest and debt expense	(65)	(30)	(3)
Other income (expense)	(7)	(10)	2
Gain on bargain purchase	1,055	—	—
Reorganization income	—	—	613

Income from operations before taxes	1,008	262	632

Income tax benefit (provision)	125	(20)	(1)

Income from continuing operations	$1,133	$242	$631

Mineral Sands segment

Income from operations increased $112 million or 255% during 2012. The acquired businesses contributed $8 million to segment income from operations during 2012. The remaining increase of $104 million during 2012 is primarily attributable to the $125 million increase in selling prices, as discussed above. Cost of goods sold in the Mineral Sands segment, in 2012, includes $136 million of non-cash inventory step-up amortization due to purchase accounting.

Pigment segment

Income from operations decreased $286 million, or 83% during 2012. This decrease was primarily driven by higher costs, specifically for feedstock ores and other chemicals of $352 million and lower sales volumes of $86 million, partially offset by the higher pricing of $152 million discussed above. Pigment segment cost of goods sold during 2012 includes $16 million of noncash inventory step-up amortization due to purchase accounting.

Corporate and Other

During 2012 income from operations decreased $84 million as compared to 2011. This decrease is primarily attributable to higher selling general and administrative costs of $58 million, a litigation/arbitration settlement of $10 million in 2011 and lower revenues generated from our former relationship in the Tiwest joint venture with Exxaro of $16 million. Selling, general and administrative expenses increased primarily due to share based awards of $17 million, stamp duty transfer taxes of $37 million and costs associated with corporate relocation of $4 million.

Combined Twelve Month Period Ended December 31, 2011 Compared to the Year Ended December 31, 2010

	Successor	Predecessor
	Eleven Months Ended December 31,	One Month Ended January 31,	Year Ended December 31,
	2011	2011	2010
Net Sales	$1,543	$108	$1,218
Cost of goods sold	(1,104)	(83)	(996)

Gross Margin	439	25	222
Selling, general and administrative expenses	(152)	(5)	(59)
Litigation/arbitration settlement	10	—	—
Provision for environmental remediation and restoration, net of reimbursements	5	—	47

Income from Operations	302	20	210
Interest and debt expense	(30)	(3)	(50)
Other income (expense)	(10)	2	(8)
Reorganization income (expense)	—	613	(145)

Income from Continuing Operations before Income Taxes	262	632	7
Income tax provision	(20)	(1)	(2)

Income from Continuing Operations	242	631	5
Income from discontinued operations, net of income tax benefit (provision)	—	—	1

Net Income	$242	$631	$6

References to 2011 refer to the combined twelve month period ended December 31, 2011, which include the Successor period and the Predecessor period, unless otherwise indicated. An analysis of net sales for each business unit is included in the “Operations Review of Segment Revenue and Profit” section below.

We reported net sales of $1,651 million, an increase of $433 million or 36%. During 2011 and 2010, 86% and 83%, respectively of our net sales were generated from the sale of TiO2. Market conditions in 2011 led to strong global demand for TiO2 products throughout the first three quarters of 2011. Although demand softened in the fourth quarter, due to customer destocking and slower economic activity globally, our sales price and sales volumes of TiO2 and mineral products were higher than in 2010.

Cost of goods sold increased 19% during 2011 as compared to 2010. The increase to cost of goods sold resulted from higher sales volumes, increases in production costs for raw materials, chemicals, energy, employee related costs and unfavorable foreign currency effects. Cost of goods sold in 2011 includes $36 million of non-cash fresh-start inventory step-up amortization.

Gross margin increased 109% or $242 million to $439 million in 2011 as compared to 2010. Gross margin percentage of net sales was 28% as compared to 18% in 2010. The improvement was primarily due to the increased selling prices and sales volumes, discussed above, partially offset by higher costs and unfavorable exchange rate changes.

Selling, general and administrative expenses increased $98 million to $157 million in 2011 as compared to 2010. The increase was primarily due to the following:

•	Amortization of intangible assets subsequent to fresh-start accounting of $22 million;

•	Employee variable compensation and benefit costs of approximately $50 million, including $14 million related to amortization of restricted shares during 2011 compared to $1 million during 2010;

•	Costs associated with the acquisition of the mineral sands business, including banker fees, legal and professional fees and the registration rights penalty of approximately $28 million during 2011 compared to costs incurred for outside services used during the bankruptcy and during the emergence from bankruptcy, including attorneys, contract labor and other of $17 million during 2010;

•	Audit and professional fees incurred related to fresh-start accounting and the three year audit of our financial statements of approximately $16 million; and

•	Marketing costs incurred of $15 million during 2011 compared to $11 million during 2010.

On December 21, 2011, we entered into a separation agreement with Dennis Wanlass, our former CEO. Under the terms of the agreement, we recorded a cash severance payment of $3 million and $3 million related to accelerated vesting of restricted shares granted under the management equity incentive plan, which are included in selling, general and administrative expense.

The Board hired Thomas Casey, the Chairman of the Board, as our Chief Executive Officer as we prepared to assimilate our announced acquisition of the mineral sands business. Mr. Casey was paid a $2 million sign-on bonus, which was included in selling, general and administrative expenses.

The litigation/arbitration settlement income of $10 million was due to the settlement with RTI Hamilton, Inc. The settlement agreement reflects the compromise and settlement of disputed claims in complete accord and satisfaction thereof. Of the total payment of $11 million, $1 million constitutes payment for capital costs we incurred in relation to the agreement, plus interest.

Provision for environmental remediation and restoration was income of $5 million during 2011 as compared to income of $47 million in 2010. The 2011 activity is a result of additional reimbursements received under the Predecessor’s environmental insurance policy related to its remediation efforts at the Henderson, Nevada site. During 2010, we recorded receivables from our insurance carrier related to environmental clean-up obligations at the Henderson facility. Due to the accounting for the legacy environmental liabilities, the obligation for the clean-up work had been recorded in prior years, but the insurance coverage was confirmed in 2010 and 2011.

Interest and debt expense decreased $17 million, or 34% during 2011 as compared to 2010. The $33 million during 2011 is comprised of $29 million of interest expense on the Exit Financing Facility and the Wells Revolver, $4 million of other interest expense and $1 million of amortization of deferred debt issuance costs, offset by $1 million of capitalized interest. During the one month ended January 31, 2011, interest expense excludes $3 million, which would have been payable under the terms of the $350 million 9.5% senior unsecured notes, which was not accrued while we were in bankruptcy. The $50 million during 2010 is comprised of $40 million of interest expense on the debtor-in-possession facility, $9 million of amortization of deferred debt issuance costs and $1 million of other costs. During 2010, interest expense excluded $33 million, which would have been payable under the terms of the $350 million 9.5% senior unsecured notes, which was not accrued while we were in bankruptcy.

Other expense of $8 million in 2011 decreased less than $1 million for 2010. The change was primarily due to foreign currency losses of $6 million during 2011 compared to foreign currency losses of $13 million in 2010, offset by a $5 million gain on the liquidation/dissolution of a subsidiary during 2010. The remaining increase is attributable to changes in interest income and other non-operating income.

We recognized reorganization income of $613 million during 2011 related to a $659 million gain recognized due to implementation of fresh-start accounting and the discharge of debt and satisfaction of claims, partially offset by $46 million of reorganization expenses including legal and professional fees, claims adjustments and other fees related to a $185 million rights offering and debt financing. In 2010, we incurred $67 million of reorganization expenses, including legal and professional fees related to finalizing the Plan and disclosure statement, as well as fees related to the debtor-in-possession financing in place during the period, partially offset by gains on rejected contracts and other items related to the ongoing claims reconciliation process.

The tax provision of $21 million for 2011 represents an effective tax rate of 8% as compared to a $2 million provision in 2010 representing a 30% tax rate for that period. This rate differs from the U.S. statutory rate of 35% primarily due to valuation allowances in the United States and income in foreign jurisdictions taxed at rates lower than 35%, statute lapses in a foreign jurisdiction and fresh-start adjustments.

Operations Review of Segment Revenue and Profits

Net Sales

	Successor		Predecessor
	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010	Change
Mineral Sands segment	$160	$8	$109	$59
Pigment segment	1,327	89	1,005	411
Corporate and other	133	14	153	(6)
Eliminations	(77)	(3)	(49)	(31)

Net Sales	$1,543	$108	$1,218	$433

Mineral Sands segment

Net sales increased $59 million, or 54%, during 2011. The increase is attributable to increased selling prices of $59 million, primarily on zircon and synthetic rutile. The sales mix in 2011 versus 2010 favored the feedstock ores versus zircon however overall the effect of the sales mix was flat from year to year on a volume basis.

Pigment segment

Pigment segment net sales increased $411 million, or 41% during 2011. This increase was primarily attributable to increased selling prices of $382 million, increased volumes of $11 million and the favorable effects of exchange rate changes on sales of $18 million. During 2011, TiO2 sales prices increased, primarily as a result of the general global economic recovery and constrained supply of TiO2. These factors caused a supply and demand situation that enabled Tronox to pass through price increases to its customers. The average price per metric tonne sold during 2011 increased approximately 41% compared to the average price per metric tonne sold during 2010.

Corporate and other

Net sales decreased $6 million, or 4% during 2011 as compared to 2010. Corporate and other includes our electrolytic manufacturing business and, prior to our emergence from bankruptcy, also included our sulfuric acid operation. Electrolytic and other chemical products net sales were flat from year to year as increased selling prices for sodium chlorate offset lower volumes of manganese dioxide. The overall decrease from 2010 to 2011 is primarily related to the transfer of the sulfuric acid business to an environmental trust upon emergence from bankruptcy in 2011 offset by increased revenues generated from our former relationship in the Tiwest joint venture with Exxaro.

Income from Operations

	Successor	Predecessor		YTD Change
	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010	YTD Change
Mineral Sands segment	$42	$2	$7	$37
Pigment segment	323	20	163	180
Corporate and Other	(54)	(1)	40	(95)
Eliminations	(9)	(1)	—	(10)

Income from operations	302	20	210	112
Interest and debt expense	(30)	(3)	(50)
Other income (expense)	(10)	2	(8)
Reorganization income	—	613	(145)

Income from Continuing Operations before Taxes	262	632	7

Income tax benefit (provision)	(20)	(1)	(2)

Income from Continuing Operations	$242	$631	$5

Mineral Sands segment

Income from operations increased $37 million during 2011 as compared to 2010. The increase in Mineral Sands profitability is primarily due to increased selling prices of $59 million, primarily on zircon and synthetic rutile partially offset by unfavorable effects of exchange rate changes of $13 million related to costs incurred in Australian dollars.

Pigment segment

Income from operations increased $180 million, or over 100% during 2011 as compared to 2010. This increase was primarily attributable to higher selling prices of $382 million, partially offset by higher production costs of $160 million and selling, general and administrative and other expenses of $33 million. Higher production costs were due to a 19% increase year-over-year for raw materials and process chemicals. We also experienced increased energy costs and increased employee-related costs due to the implementation of variable compensation and the post emergence accounting impact on pension and postretirement medical cost. Foreign currency effects of $9 million were net unfavorable primarily due to movements in the Australian dollar versus the U.S. dollar.

Corporate and Other

Income from operations decreased $95 million during 2011 as compared to 2010. The Electrolytic business had decreased income from operations of $5 million primarily due to higher costs associated with manganese dioxide and selling general and administrative expenses partially offset by higher pricing for the sodium chlorate products. The remaining decrease is primarily attributable to decreased reimbursements of environmental expenditures related to the Henderson facility of $43 million, increased selling, general and administrative expenses of $67 million partially offset by a litigation/settlement award recognized in 2011 of $10 million and revenues generated from our former relationship in the Tiwest joint venture with Exxaro Resources Limited of $10 million.

In selling, general and administrative expenses we incurred:

•	costs associated with the bankruptcy and the acquisition of the mineral sands business, including banker fees, legal and professional fees and the registration rights penalty, which accounted for approximately $28 million. Additionally, during 2011, we incurred audit and professional fees related to the three year audit of our financial statements of approximately $16 million;

•

incremental employee variable compensation and benefit costs associated with the implementation of incentive cash and share-based compensation programs, as well as costs associated with our post-emergence accounting for pensions and postretirement healthcare benefit costs; and

•	during 2011, we recognized $3 million of amortization of intangible assets recorded as part of fresh-start accounting.

Non-U.S. GAAP Financial Measures

EBITDA and Adjusted EBITDA, which are used by management to measure performance, are non-U.S. GAAP financial measures. Management believes that EBITDA is useful to investors, as it is commonly used in the industry as a means of evaluating operating performance. EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and do not purport to be an alternative measure of our financial performance as determined in accordance with U.S. GAAP. Because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA and Adjusted EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

Management believes these non-U.S. GAAP financial measures:

•

Reflect our ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in our business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information in understanding and evaluating our operating results and comparing financial results across periods;

•	Provide a normalized view of our operating performance by excluding items that are either non-cash or non-recurring in nature;

•	Enable investors to assess our compliance with financial covenants under our debt instruments; and

•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

	Successor						Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31,	Eleven Months Ended December 31,	One Month Ended January 31,	Year Ended December 31,
					2012	2011	2011	2010
Net income (loss)	$(1)	$1,144	$(46)	$1,230	$1,133	$242	$631	$6
Interest and debt expense, net of interest income	34	14	60	22	65	30	3	50
Income tax provision (benefit)	1	(84)	2	(66)	(125)	20	1	2
Depreciation and amortization expense	73	31	146	53	211	79	4	50

EBITDA	107	1,105	162	1,239	1,284	371	639	108
Loss on extinguishment of debt	—	—	4	—	—	—	—	—
Share-based compensation	6	20	11	27	31	14	—	1
Amortization of inventory step-up and unfavorable ore sales contracts from purchase accounting	(2)	21	6	21	152	—	—	—
Gain on bargain purchase	—	(1,055)	—	(1,055)	(1,055)	—	—	—
Transfer tax incurred due to acquisition	—	—	—	—	37	—	—	—
Gain on fresh-start accounting	—	—	—	—	—	—	(659)	—
Reorganization expense associated with bankruptcy(a)	—	—	—	—	—	—	46	145
Amortization of step-up from fresh-start accounting	—	—	—	—	—	36	—	—
Provision for environmental remediation and restoration, net of reimbursements	—	—	—	—	—	(5)	—	(47)
Litigation/arbitration settlement	—	—	—	—	—	(10)	—	—
Foreign currency remeasurement	(13)	2	(19)	1	6	7	(1)	12
Transaction costs and financial statement restatement costs(b)	—	50	—	59	32	39	—	—
Other items(c)	3	4	10	6	16	16	(1)	(16)

Adjusted EBITDA	$101	$147	$174	$298	$503	$468	$24	$203

(a)	We incurred costs related to the Chapter 11 bankruptcy proceedings. These items include cash and non-cash charges related to contract terminations, prepetition obligations, debtor-in-possession financing costs, legal and professional fees.
(b)	During 2012, transaction costs consist of costs associated with the acquisition of the mineral sands business, including banker fees, legal and professional fees, as well as costs associated with the preparation and amending of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Transaction and costs associated with the integration of the mineral sands business that occurred after the closing of the Transaction. During the eleven months ended December 31, 2011, transaction costs and financial statement restatement costs include expenses related to the Transaction, fresh-start accounting fees, costs associated with restating Tronox Incorporated’s environmental reserves and the auditing of the historical financial statements. Costs associated with the Transaction include legal and professional fees related to due diligence and transaction advice as well as investment banking fees.
(c)	Includes noncash pension and postretirement costs, accretion expense, fixed asset write-downs and abandonment expense, gains and losses on the sale of assets, noncash gains on liquidation of a subsidiary, income (loss) from discontinued operations severance expense, and other noncash or non-recurring income or expenses.

Financial Condition and Liquidity

The following table provides information for the analysis of our historical financial condition and liquidity:

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$1,389	$716
Working capital(1)	$2,318	$1,706
Net debt(2)	$1,019	$929
Total assets	$5,847	$5,511
Total long-term debt	$2,408	$1,615

(1)	Represents excess of current assets over current liabilities.
(2)	Represents excess of debt over cash and cash equivalents.

As of June 30, 2013, our total liquidity was $1,756 million, which was comprised of $275 million available under the $300 million UBS Revolver (as defined below), $92 million available under the ABSA Revolver (as defined below) and $1,389 million in cash and cash equivalents. As of June 30, 2013, we had a $25 million of letter of credit issued against the UBS Revolver. In 2013, cash and cash equivalents increased $673 million, reflecting the refinancing of the $550 million Senior Secured Term Loan (the “Senior Secured Term Loan”) with a $1.5 billion Term Loan partially offset by cash used to repay the $150 million Senior Secured Delayed Draw Term Loan and the fees associated with the refinancing, as well as cash used in operations.

At June 30, 2013, we held $1,389 million in cash and cash equivalents in the respective jurisdictions: $747 million in Europe, $491 million in Australia, $55 million in the United States, and $96 million in South Africa. Our credit facilities limit transfers of funds from subsidiaries in the United States to certain foreign subsidiaries. Foreign subsidiaries do not have limits on transferring funds to the United States or between themselves. We have in place intercompany financing agreements that enable the movement of cash to the United States, if needed.

The use of our cash will include servicing our interest and debt repayment obligations, making pension contributions and funding certain capital expenditures for innovative initiatives, productivity enhancements and maintenance and safety requirements.

Capital Resources

Short-Term Debt

We have a $300 million global senior secured asset-based syndicated revolving credit agreement with UBS AG (the “UBS Revolver”) and a R900 million (approximately $92 million as of June 30, 2013) revolving credit facility with ABSA Bank Limited acting through its ABSA Capital Division (the “ABSA Revolver”). At June 30, 2013, we had not drawn on either revolver. At June 30, 2013, we had outstanding letters of credit, bank guarantees and performance bonds of approximately $45 million, of which $25 million in letters of credit were issued under the UBS Revolver and $17 million were bank guarantees issued by ABSA.

See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements for additional information related to our short-term and long-term debt.

Debt Covenants

At June 30, 2013, we were in compliance with our debt covenants. See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements for additional information related to our debt covenants.

Cash Flows

The following table presents cash flow for the periods indicated:

	Six Months Ended June 30,
	June 30, 2013	June 30, 2012
Cash provided by (used in) operating activities	$79	$(47)
Cash provided by (used in) investing activities	(79)	66
Cash provided by financing activities	681	8
Effects of exchange rate changes on cash and cash equivalents	(8)	5

Net increase in cash and cash equivalents	$673	$32

Cash Flows from Operating Activities—Cash flows from operating activities for 2013 were a source of funds of $79 million compared to a use of funds of $47 million in 2012. The use of funds during 2013 was primarily attributable to cash used in operations, as well as increased accounts receivable, which was offset by a decrease in inventories.

Cash Flows from Investing Activities—Net cash provided by investing activities during 2013 reflects $79 million of capital expenditures. Capital expenditures for 2013 are expected to be in the range of $175 million to $235 million.

Cash Flows from Financing Activities—Net cash provided by financing activities during 2013 of $681 million was comprised of the following:

Cash inflows:

•	Refinancing of the Senior Secured Term Loan with the Term Loan resulting in a cash inflow of $945 million.

Cash outflows:

•	Repayment of the Senior Secured Delayed Draw Term Loan of $149 million;

•	Payment of debt issuance costs associated with the refinancing of the Senior Secured Term Loan with the Term Loan of $28 million,

•	Repayment of the ABSA Revolver of $29 million;

•	Repayment of other debt of $2 million; and

•	Dividends paid of $57 million.

The following table presents cash flow for the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011
Net cash provided by (used in) operating activities	$118	$263	$(283)
Net cash used in investing activities	(52)	(132)	(6)
Net cash provided by (used in) financing activities	490	(35)	208
Effect of exchange rate changes on cash	6	(3)	—

Net increase (decrease) in cash and cash equivalents	$562	$93	$(81)

Cash Flows from Operating Activities—Cash flows from operating activities for 2012 were a source of funds of $118 million compared to a use of funds of $20 million for the combined twelve month period ended December 31, 2011. The source of funds during 2012 was primarily attributable to positive operating results and the collection of accounts receivable, partially offset by increased inventories. Inventories increased due to a slowdown in demand and higher input prices. The source of funds in the eleven month period ended December 31, 2011 reflects the strong operating performance during 2011 as pricing increased throughout the year, while the use of funds during the one month ended January, 31, 2011, reflects our emergence from bankruptcy, including the funding of the environmental and tort trusts, the payment of claims and professional fees in cash, and clearance of our liabilities subject to compromise.

Cash Flows from Investing Activities—Net cash provided by investing activities during 2012 primarily reflects $115 million of cash received in the Transaction, offset by $166 million of capital expenditures. Capital expenditures for 2013 are expected to be in the range of $220 million to $280 million.

Cash Flows from Financing Activities—Net cash provided by financing activities was $490 million compared $173 million in the twelve months ended December 31, 2011.

Cash inflows were comprised of the following:

•	Issuance of $900 million aggregate principal bonds;

•	Refinancing of the Exit Facility with a $700 million Term Facility, less a $7 million discount, resulting in a cash inflow of $693 million; and

•	Draw down of $30 million on the Wells Revolver, $30 million on the UBS Revolver and $54 million on the ABSA Revolver.

Cash outflows were primarily comprised of the following:

•	Repurchased 12.6 million Class A Shares, affected for the 5-for-1 share split, at an average price of $25.84 per share, inclusive of commissions, for a total cost of $326 million;

•	Repayment of the Exit Financing Facility of $421 million;

•	Repayment of $30 million on the Wells Revolver, $30 million on the UBS Revolver and $24 million on the ABSA Revolver;

•	Repayment of other debt of $80 million;

•	Dividends paid of $61 million;

•

Merger consideration paid in connection with the Transaction of $193 million, whereby Tronox Incorporated shareholders received one Class A Share and $12.50 in cash for each share of Tronox Incorporated;

•	Share purchases for the Employee Participation Plan of $15 million; and

•	Payment of debt issuance costs of $38 million.

Rights Offering

On February 14, 2011, Tronox Incorporated received $185 million of new equity investment in a rights offering that was open to certain general unsecured creditors. Under the Plan, the general unsecured creditors were given rights to purchase up to 45.5% of the new shares issued on the Effective Date, based on a 17.6% discount to Tronox Incorporated’s total enterprise value of $1,063 million as presented in the Plan. The backstop parties, a group of holders of Tronox Incorporated’s 9.5% senior unsecured notes, committed to purchase any of the new common shares that were not subscribed to in the Rights Offering, thereby assuring that we received the full $185 million. In return for this commitment, the backstop parties received consideration equal to 8% of the $185 million equity commitment (payable as an additional 3.6% of the new common shares issued on the Effective Date).

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of June 30, 2013:

	Contractual Obligation Payments Due by Year
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt and lease financing (including interest)(1)	$3,304	$146	$289	$281	$2,588
Purchase obligations(2)	347	113	94	44	96
Operating leases	241	27	51	41	122

Total	$3,892	$286	$434	$366	$2,806

(1)	During 2013, we repaid the Senior Secured Delayed Draw and modified the Senior Secured Term Loan with a $1.5 billion Term Loan. We calculated the Term Loan interest at a base rate of 1% plus a margin of 3.5%. See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements.
(2)	Includes obligations to purchase requirements of process chemicals, supplies, utilities and services. During 2013, the Company terminated ore contracts with two suppliers.

Recent Accounting Pronouncements

See Note 3 of Notes to unaudited Condensed Consolidated Financial Statements for recently issued accounting pronouncements at June 30, 2013.

See Note 4 of Notes to Consolidated Financial Statements for recently issued accounting pronouncements at December 31, 2012.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions regarding matters that are inherently uncertain and that ultimately affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The estimates and assumptions are based on management’s experience and understanding of current facts and circumstances. These estimates may differ from actual results. Certain of our accounting policies are considered critical as they are both important to reflect our financial position and results of operations and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by management.

Long-Lived Assets

Key estimates related to long-lived assets (property, plant and equipment, mineral leaseholds and intangible assets) include useful lives, recoverability of carrying values and the existence of any retirement obligations. As a result of future decisions, such estimates could be significantly modified. The estimated useful lives of property, plant and equipment range from three to forty years, and depreciation is recognized on a straight-line basis. Useful lives are estimated based upon our historical experience, engineering estimates and industry information. These estimates include an assumption regarding periodic maintenance and an appropriate level of annual capital expenditures to maintain the assets. Mineral leaseholds are depreciated over their useful lives as determined under the units of production method. Intangible assets with finite useful lives are amortized on the straight-line basis over their estimated useful lives. The amortization methods and remaining useful lives are reviewed annually.

We evaluate the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we assess whether the projected undiscounted cash flows of our long-lived assets are sufficient to recover the existing unamortized cost of our long-lived assets. If the undiscounted projected cash flows are not sufficient, we calculate the impairment amount by discounting the projected cash flows using our weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Asset Retirement Obligations

To the extent a legal obligation exists, an asset retirement obligation (“ARO”) is recorded at its estimated fair value and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free interest rate. No market-risk premium has been included in our calculation of ARO balances since we can make no reliable estimate. Our consolidated financial statements classify accretion expense related to asset retirement obligations as a production cost, which is included in “Cost of goods sold” on the Consolidated Statements of Operations.

We used the following assumptions in determining asset retirement obligations associated with mine closure and rehabilitation costs:

•	inflation 2.5%-5% per year;

•	credit adjusted risk-free interest rate of 4.52%-7%; and

•	life of mine over 14-38 years at December 31, 2012.

Income Taxes

We have operations in several countries around the world and are subject to income and similar taxes in these countries. The estimation of the amounts of income tax involves the interpretation of complex tax laws and regulations and how foreign taxes affect domestic taxes, as well as the analysis of the realizability of deferred tax assets, tax audit findings and uncertain tax positions. Although we believe our tax accruals are adequate, differences may occur in the future, depending on the resolution of pending and new tax matters.

Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided against a deferred tax asset when it is more likely than not that all or some portion of the deferred tax asset will not be realized. We periodically assess the likelihood that we will be able to recover our deferred tax assets, and reflect any changes in our estimates in the valuation allowance, with a corresponding adjustment to earnings or other comprehensive income (loss) as appropriate. ASC 740 requires that all available positive and negative evidence be weighted to determine whether a valuation allowance should be recorded.

The amount of income taxes we pay are subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. Our estimate for the potential outcome for any uncertain tax issue is highly judgmental. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions for which it is more likely than not that a tax benefit will be sustained, we record the amount that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties are accrued as part of tax expense, where applicable. If we do not believe that it is more likely than not that a tax benefit will be sustained, no tax benefit is recognized.

Pension and Postretirement Benefits

We provide pension and postretirement benefits for qualifying employees worldwide. These plans are accounted for and disclosed in accordance with ASC 715, Compensation—Retirement Benefits.

U.S. Plans

The following are considered significant assumptions related to our retirement and postretirement plans, with a brief description of the methodology used by management to develop the significant assumptions included below:

Discount Rate. The discount rate selected for all U.S. plans was 4.5% as of both December 31, 2012 and 2011. The rate was selected based on the results of a cash flow matching analysis, which projected the expected cash flows of the plans using a yield curves model developed from a universe of Aa-graded U.S. currency corporate bonds (obtained from Bloomberg) with at least $50 million outstanding. Bonds with features that imply unreliable pricing, a less than certain cash flow, or other indicators of optionality are filtered out of the universe. The remaining universe is categorized into maturity groups, and within each of the maturity groups yields are ranked into percentiles.

Expected Long-term Rate of Return. The estimated long-term rate of return assumption used in the determination of net periodic cost for the year ended December 31, 2012 and 2011 was 5.75% and 6.44%, respectively. This rate was developed after reviewing both a capital asset pricing model using historical data and a forecasted earnings model. An expected return analysis is performed which incorporates the current portfolio allocation, historical asset-class returns and an assessment of expected future performance using asset-class risk factors.

Rate of Compensation Increases. Our estimated rate of compensation increase was 3.5% at both December 31, 2012 and 2011 based on our long-term plans for compensation increases and expected economic conditions, including the effects of merit increases, promotions and general inflation.

Health Care Cost Trend Rates. At December 31, 2012, the assumed health care cost trend rates used to measure the expected cost of benefits covered by the postretirement healthcare plan was 9% in 2013, gradually declining to 5% in 2018 and thereafter. A 1% increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation at December 31, 2012 by $1.3 million, while the aggregate of the service and interest cost components of the 2012 net periodic postretirement cost would increase by less than $1 million. A 1% decrease in the trend rate for each future year would reduce the accumulated benefit obligation at December 31, 2012 by $1.1 million and decrease the aggregate of the service and interest cost components of the net periodic postretirement cost for 2012 by less than $1 million.

Foreign Benefit Plans

We currently provide defined benefit retirement plans (funded) for qualifying employees in the Netherlands. The various assumptions used and the attribution of the costs to periods of employee service are fundamental to the measurement of net periodic cost and pension obligations associated with the retirement plans. The following are considered significant assumptions related to our foreign retirement plans:

Discount Rate. The discount rate selected for the Netherlands plan was 5.25% for both December 31, 2012 and 2011, which is based on long-term Euro corporate bond index rates that correlate with anticipated cash flows associated with future benefit payments.

Expected Long-term Rate of Return. The expected long-term rate of return assumption for the Netherlands plan of 5.25% for both December 31, 2012 and 2011 was developed considering the portfolio mix and country-specific economic data that includes the expected long-term rates of return on local government and corporate bonds.

Rate of Compensation Increases. We determine our rate of compensation assumptions based on our long-term plans for compensation increases specific to employee groups covered. At both December 31, 2012 and 2011, the rate of compensation increases for the Netherlands plan was 3.5%.

Environmental Matters

We are subject to a broad array of international, federal, state and local laws and regulations relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. Under these laws, we are or may be required to obtain or maintain permits or licenses in connection with our operations. In addition, under these laws, we are or may be required to remove or mitigate the effects on the environment of the disposal or release of chemical, petroleum, low-level radioactive and other substances at our facilities. We may incur future costs for capital improvements and general compliance under environmental, health and safety laws, including costs to acquire, maintain and repair pollution control equipment. Environmental laws and regulations are becoming increasingly stringent, and compliance costs are significant and will continue to be significant in the foreseeable future. There can be no assurance that such laws and regulations or any environmental law or regulation enacted in the future is not likely to have a material effect on our business. We are in compliance with applicable environmental rules and regulations. Currently, we do not have any outstanding notices of violations or orders from regulatory agencies.

At many of our operations, we comply with worldwide, voluntary standards developed by the International Organization for Standardization (“ISO”), a nongovernmental organization that promotes the development of standards and serves as a bridging organization for quality and environmental standards, such as ISO 9002 for quality management and ISO 14001 for environmental management.

In December 2006, the European parliament and European council approved a new European regulatory framework for chemicals called REACH. REACH took effect on June 1, 2007, and the program it establishes will be phased in over 11 years. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, participate in mandatory data-sharing forums; acquire, generate and evaluate data; prepare and submit dossiers for substance registration; obtain legal advice and reformulate products, if necessary.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market, credit, operational and liquidity risks in the normal course of business, which are discussed below. We manage these risks through normal operating and financing activities and, when appropriate, through the use of derivative instruments. We do not invest in derivative instruments for speculative purposes, but historically have entered into, and may enter into, derivative instruments for hedging purposes in order to reduce the exposure to fluctuations in interest rates, natural gas prices and exchange rates.

Commodity Price Risk

A substantial portion of our products and raw materials are commodities that reprice as market supply and demand fundamentals change. Accordingly, product margins and the level of our profitability tend to vary with changes in the business cycle and are expected to do so in the near term as ore prices are expected to fluctuate over the next few years. The Company tries to protect against such instability through various business strategies. These include provisions in sales contracts allowing us to pass on higher raw material costs through timely price increases and formula price contracts to transfer or share commodity price risk.

Credit Risk

A significant portion of our liquidity is concentrated in trade accounts receivable that arise from sales of TiO2 and titanium feedstock to customers in the TiO2 industry. The industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its customers may be similarly affected by changes in economic, industry or other conditions. The Company performs ongoing credit evaluations of its customers, and uses credit risk insurance policies from time to time as deemed appropriate to mitigate credit risk but generally does not require collateral. The Company maintains allowances for potential credit losses based on historical experience. For the period ended June 30, 2013, the Company’s ten largest TiO2 customers represented approximately 45% of its total TiO2 net sales; however, no single customer accounted for more than 10% of total net sales.

Interest Rate Risk

Our exposure to interest rate risk is minimized by the fact that our $1.5 billion of floating rate debt includes a Libor floor of 1%. As such, Libor would need to increase from the rate in effect at June 30, 2013 to greater than 1% before our borrowing rate would increase. Using a sensitivity analysis as of June 30, 2013, a hypothetical 1% increase in interest rates would result in an increase to pre-tax income of approximately $10 million on an annualized basis. This is due to the fact that earnings on our floating rate financial assets of $1.4 billion at June 30, 2013 would increase by the full 1% while the interest expense on our floating rate debt would increase by less than the full 1%.

Foreign Exchange Risk

The Company manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in foreign currency exchange rates, particularly in Australia, South Africa and the Netherlands. Costs in Australia and South Africa are incurred, primarily, in local currencies other than the U.S. dollar. In Australia and South Africa, the majority of our revenues are in U.S. dollars. In Europe, however, a majority of our revenues and costs are in the local currency creating a partial natural hedge. This leaves the Company exposed to movements in the Australian dollar and South African Rand versus the U.S. dollar. In order to manage this risk, we have from time to time entered into forward contracts to buy and sell foreign currencies as “economic hedges” for these foreign currency transactions. As of June 30, 2013, we did not have any forward contracts in place.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Tronox Limited’s unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, is presented as if the Transaction had been completed on January 1, 2012. The unaudited pro forma condensed combined statement of operations presented below is derived from the historical Consolidated Financial Statements of Tronox Incorporated and historical combined financial information of Exxaro Mineral Sands prior to June 15, 2012, and, the Consolidated Financial Statements of Tronox Limited from June 15, 2012 through December 31, 2012. The Consolidated Financial Statements of Tronox Incorporated and Tronox Limited are presented in U.S. dollars and have been prepared in accordance with GAAP. The historical Combined Financial Statements of Exxaro Mineral Sands are presented in South African Rand and have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). Based on SEC regulations, a pro forma balance sheet should be based on the latest balance sheet included in the filing unless the acquisition is already reflected in the latest historical balance sheet. Because the acquisition is already reflected in the audited balance sheet as of December 31, 2012, no pro forma balance sheet is included as of June 30, 2012.

As described in the accompanying notes, the unaudited pro forma condensed combined statement of operations has been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. GAAP requires that one of the companies in the Transaction be designated as the accounting acquirer for the purposes of applying the acquisition method of accounting under ASC 805, Business Combinations. Tronox Incorporated is the accounting acquirer.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations exclude non-recurring items, including, but not limited to the bargain purchase gain realized on the Transaction and Transaction-related legal and advisory fees. Additionally, certain pro forma adjustments have been made to the historical combined statements of operations of Exxaro Mineral Sands in order to (i) convert it to GAAP; (ii) conform the accounting and presentation policies to those applied by Tronox Incorporated; and (iii) present it in U.S. dollars. All material transactions between Tronox Incorporated and Exxaro Mineral Sands have been eliminated.

The unaudited pro forma condensed combined statement of operations does not include any realization of cost savings from operating efficiencies, revenue synergies or restructuring costs expected to result from the Transaction and should be read in conjunction with the historical Consolidated Financial Statements of Tronox Incorporated and the separate historical Combined Financial Statements of Exxaro Mineral Sands that are included elsewhere within this prospectus.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual combined results of operations of Tronox Limited would have been had the Transaction occurred on January 1, 2012 nor is it necessarily indicative of future combined results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

	Tronox Limited
	Successor
	Year Ended December 31, 2012	Exxaro Mineral Sands (See footnote 3)	Pro Forma Adjustments	Note (See footnote 4)	Tronox Limited Pro Forma Combined
	(Millions of dollars, except per share data)
Net Sales	$1,832	$455	$(167)	(a)	$2,120
Cost of goods sold	(1,568)	(199)	127	(b)	(1,640)

Gross Margin	264	256	(40)		480
Selling, general and administrative expenses	(239)	(15)	70	(g)	(184)
Litigation/arbitration settlement	—	—	—		—
Provision for environmental remediation and restoration, net of reimbursements	—	—	—

Income (Loss) from Operations	25	241	30		296
Interest and debt expense	(65)	(13)	(32)	(c)	(110)
Gain on bargain purchase	1,055	—	(1,055)	(h)	—
Other income (expense)	(7)	(32)	—		(39)
Reorganization income (expense)	—	—	—		—

Income (Loss) from Continuing Operations before Taxes	1,008	196	(1,057)		147
Income tax benefit (provision)	125	(60)	(11)	(e)	54

Income (Loss) from Continuing Operations	1,133	136	(1,068)		201

Income (Loss) from Continuing Operations attributable to Noncontrolling interest	(1)	35	(4)	(f)	30

Income (Loss) from Continuing Operations attributable to Tronox Limited	$1,134	$101	$(1,064)		$171

Income per Share, Basic and Diluted (see footnote 5):
Basic	$11.37				$1.41
Diluted	$11.10				$1.38
Weighted Average Shares Outstanding in thousands (see footnote 5):
Basic	98,985				121,623
Diluted	101,406				124,052

1.	Description of Transaction

On September 25, 2011, Tronox Incorporated and Exxaro entered into the Transaction Agreement under which they agreed to combine Exxaro Mineral Sands with the businesses of Tronox Incorporated, under Tronox Limited, a new Australian holding company. In connection with the Transaction each share of Tronox Incorporated common stock was converted into one Class A Share and an amount in cash equal to $12.50 without interest.

Pursuant to the Transaction Agreement, in consideration for the sale of mineral sands business, Exxaro received 9,950,856 Class B Shares. The consideration for mineral sands business was subject to adjustments for net working capital, net debt, environmental provisions and capital expenditures for certain specified projects, which adjustments were made solely in cash, and did not affect the number of Class B Shares to be issued to Exxaro.

At completion of the Transaction, former Tronox Incorporated stockholders owned all of the Class A Shares, representing approximately 60.8% of the voting securities of Tronox Limited, and Exxaro owned all of the Class B Shares, representing approximately 39.2% of the voting securities of Tronox Limited. Exxaro retained a 26.0% ownership interest in each of Exxaro Sands and Exxaro TSA Sands in order to comply with the Black Economic Empowerment legislation of South Africa. The ownership interest in the South African operations may be exchanged for Class B Shares, under certain circumstances which could bring its beneficial ownership to approximately 41.7% of our voting securities (based on the total number of issued voting shares outstanding at the completion of the Transaction).

2.	Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, is presented as if the Transaction had been completed on January 1, 2012. The unaudited pro forma condensed combined statement of operations is derived from the historical Consolidated Financial Statements of Tronox Incorporated and the historical Combined Financial Statements of Exxaro Mineral Sands. The Consolidated Financial Statements of Tronox Incorporated and Tronox Limited are presented in U.S. dollars and have been prepared in accordance with GAAP. The historical Combined Financial Statements of Exxaro Mineral Sands are presented in South African Rand and have been prepared in accordance with IFRS.

The unaudited pro forma condensed combined statement of operations has been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. GAAP requires that one of the companies in the Transaction be designated as the accounting acquirer. Tronox Incorporated is the accounting acquirer.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of operations exclude non-recurring items, which are directly related to the Transaction. Additionally, certain pro forma adjustments have been made to the historical Combined Financial Statements of Exxaro Mineral Sands in order to (i) convert it to GAAP; (ii) conform the accounting policies to those applied by Tronox Incorporated; and (iii) present it in U.S. dollars. All material transactions between Tronox Incorporated and Exxaro Mineral Sands have been eliminated.

The unaudited pro forma condensed combined statement of operations does not include any realization of cost savings from operating efficiencies, revenue synergies or restructuring costs expected to result from the Transaction and should be read in conjunction with the historical Consolidated Financial Statements of Tronox Incorporated and the historical Combined Financial Statements of Exxaro Mineral Sands that are included elsewhere within this prospectus.

3.	Presentation of Exxaro Mineral Sands Combined Statements of Operations

The Combined Financial Statements of Exxaro Mineral Sands are presented in South African Rand and have been prepared in accordance with IFRS. Accordingly, adjustments have been made to the combined statement of operations of Exxaro Mineral Sands in order to (i) convert it to GAAP; (ii) conform the accounting and presentation policies to those applied by Tronox Incorporated; and (iii) present it in U.S. dollars.

The table provided below present the adjustments made to present Exxaro Mineral Sands’s combined statement of operations on a GAAP basis and to conform their presentation to conform to Tronox Incorporated’s accounting policies. The combined statement of operations of Exxaro Mineral Sands also has translated from South African Rand to U.S. dollars at an average exchange rate of 7.88 Rand to the U.S. dollar for the period from January 1, 2012 to June 14, 2012.

STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 2012 TO JUNE 14, 2012

	Exxaro Mineral Sands
	Combined IFRS	Conforming Adjustments	Note	Combined GAAP	Combined GAAP
	R	R		R	$
	(Millions)
Net Sales	3,595	(7)	(a)	3,588	455
Cost of goods sold	(686)	(983)	(b)	(1,572)	(199)
		126	(c)
		(6)	(d)
		(23)	(e)

Gross Margin	2,909	(893)		2,016	256
Selling, general and administrative expenses	(1,100)	984	(b)	(116)	(15)
Reversal of impairment	103	(103)	(e)	—	—
Provision for environmental remediation and restoration, net of reimbursements	(3)	—		(3)

Income from Operations	1,909	(12)		1,897	241
Interest and debt expense	(104)	6	(d)	(98)	(13)
Other income (expense)	(260)	7	(a)	(253)	(32)

Income from Continuing Operations before Income Taxes	1,545	1		1,546	196
Income tax provision	(487)	(21)	(c)	(474)	(60)
		34	(e)

Income from Continuing Operations	1,058	14		1,072	136

4.	Unaudited Pro Forma Condensed Combined Statement of Operations—Pro Forma Adjustments

(a)	To record the elimination of intercompany sales between Tronox Incorporated and Exxaro Mineral Sands.
(b)	To record the incremental depreciation expense as a result of allocating a portion of the preliminary purchase price to the property, plant and equipment of Exxaro Mineral Sands, based on straight-line depreciation over expected useful lives ranging from 1-25 years.
(c)

For the year ended December 31, 2012, this adjustment is to (i) record the effect on interest expense of additional borrowings of $150.0 million on the new $700 million lending facility as well as the elimination of interest expense related to Exxaro Mineral Sands borrowings that are not being assumed. A one-eighth percentage change to the interest rate on the $150.0 million new lending facility would increase or decrease annual interest expense by $0.2 million. A one-eighth percentage change to the interest rate on the $700.0 million new lending facility would increase or decrease annual interest expense by $0.9 million (ii) the effect on interest expense of the additional borrowing of this $900 million Senior Note offering. A one-eight percentage change to the interest rate on this Senior Note offering would increase or decrease annual interest expense by $1.1 million.
(d)	To record the elimination of reorganization income arising from Tronox Incorporated’s emergence from bankruptcy, which does not have a continuing impact and therefore, is not being reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011.
(e)	To record the tax effects associated with the pro forma adjustments, based on the statutory tax rates applicable for the respective jurisdictions which range from 20.0% to 35.0%.
(f)	To record the income from continuing operations attributable to the 26.0% noncontrolling interest that Exxaro retained in the South African operations of Exxaro Mineral Sands upon completion of the Transaction.
(g)	To record the elimination of Transaction related advisory and legal expenses incurred, which do not have a continuing impact and therefore, are not being reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012.
(h)	To record the elimination of the gain on bargain purchase arising from the Transaction, which does not have a continuing impact and therefore, is not being reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012.

5.	Pro Forma Earnings Per Share

In conjunction with the Transaction, the existing Tronox Incorporated shares were cancelled. Accordingly, the pro forma weighted average number of shares outstanding has been calculated based on the weighted-average number of ordinary shares outstanding during the period.

Pro Forma Combined Basic Weighted Average Shares:
Weighted-average ordinary shares (in thousands)	121,623
Add: Effect of Dilutive Securities:
Restricted stock	140
Warrants	2,289

Pro Forma Combined Diluted Weighted Average Shares	124,052

THE BUSINESS

For the purposes of this discussion, references to “we,” “us,” and “our” refer to Tronox Limited when discussing the business following completion of the Transaction and to Tronox Incorporated or Exxaro Mineral Sands, as the context requires, when discussing the business prior to completion of the Transaction.

Executive Overview

Tronox Limited is a global leader in the production and marketing of titanium-bearing mineral sands and TiO2. Our world-class, high performance TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper and other applications. Our mineral sands business consists primarily of two product streams—titanium feedstock and zircon. Titanium feedstock is used primarily to manufacture TiO2. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV glass and a range of other industrial and chemical products. We have global operations in North America, Europe, South Africa and Australia.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction (see below). Prior to the completion of the Transaction, the Company was wholly-owned by Tronox Incorporated, and had no operating assets or operations. Tronox Incorporated was formed on May 17, 2005, in preparation for the contribution and transfer by Kerr-McGee Corporation of certain entities, including those comprising substantially all of its chemical business into a separate operating company.

Acquisition of Mineral Sands Operations

Consistent with our strategy to become a fully integrated global producer of mineral sands and TiO2 with production facilities and sales and marketing presence strategically positioned throughout the world, on the Transaction Date, we combined the existing business of Tronox Incorporated with Exxaro’s mineral sands business pursuant to the Transaction.

The Transaction was completed in two principal steps. First, Tronox Incorporated became a subsidiary of Tronox Limited, with Tronox Incorporated shareholders receiving one Class A Share and Merger Consideration for each Tronox Incorporated common share. Second, Tronox Limited issued 9,950,856 Class B Shares to Exxaro and one of its subsidiaries in consideration for the mineral sands business. Upon completion of the Transaction, former Tronox Incorporated shareholders held 15,413,083 Class A Shares and Exxaro held 9,950,856 Class B Shares, representing approximately 60.8% and 39.2%, respectively, of the voting power in Tronox Limited. Exxaro retained a 26% ownership interest in the South African operations that are part of the mineral sands business in order to comply with the BEE legislation of South Africa.

During 2012, we repurchased approximately 12.6 million Class A Shares, which was approximately 10% of our total voting securities. During October 2012, Exxaro purchased 1.4 million Class A Shares in market purchases. At December 31, 2012, Exxaro held approximately 44.6% of our voting securities.

Prior to the Transaction Date, Tronox Incorporated and Exxaro Australia Sands Pty Ltd., a subsidiary of Exxaro, operated the Tiwest Joint Venture, which included a chloride process TiO2 plant located in Kwinana, Western Australia, a mining operation in Cooljarloo, Western Australia, and a mineral separation plant and a synthetic rutile processing facility, both in Chandala, Western Australia. As part of the Transaction, we acquired Exxaro Australia Sands Pty Ltd. and therefore Exxaro’s 50% interest in the Tiwest Joint Venture. As such, as of the Transaction Date, we own 100% of the operations formerly operated by the Tiwest Joint Venture.

Principal Business Lines

Subsequent to the Transaction, we have two reportable operating segments, Mineral Sands and Pigment. Additionally, our corporate activities include our electrolytic manufacturing and marketing operations.

Mineral Sands

The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits. “Mineral Sands” refers to concentrations of heavy minerals in an alluvial environment (sandy or sedimentary deposits near a sea, river or other water source). We separate these minerals from these primary sources. We process ilmenite into either slag or synthetic rutile. Other than zircon, all of these materials are sometimes referred to as titanium feedstock. Titanium feedstock is the most significant raw material used in the manufacture of TiO2.

We acquired the mineral sands business from Exxaro on the Transaction Date. The mineral sands business operations are comprised of the KZN Sands and Namakwa Sands mines, both located in South Africa, and Cooljarloo Sands mine located in Western Australia, which have a combined production capacity of 753,000 tonnes of titanium feedstock and 265,000 tonnes of zircon. The KZN Sands operations involve the exploration, mining and beneficiation of mineral sands deposits in the KwaZulu-Natal province of South Africa, and the Namakwa Sands operations involve the exploration, mining and beneficiation of mineral sands deposits in the Western Cape province of South Africa. The Tiwest operations conduct the exploration, mining and processing of mineral sands deposits and the production of titanium dioxide pigment in Western Australia.

The Mineral Sands segment includes:

Titanium Feedstock

Titanium feedstock is considered to be a single product, although it can be segmented based on the level of titanium contained within the feedstock, with substantial overlap between each segment. Different grades of titanium feedstock have similar characteristics, and are generally suitable substitutes for one another; therefore, TiO2 producers generally source a variety of feedstock grades, and supply a wide variety of feedstock grades to the TiO2 producers.

Titanium minerals (ilmenite, rutile and leucoxene), titanium slag (chloride slag and sulphate slag) and synthetic rutile are all used primarily as feedstock for the production of TiO2 pigment. According to the latest data provided by TZ Minerals International Pty Ltd (“TZMI”), approximately 90% of the world’s consumption of titanium feedstock is used for the production of TiO2 pigment.

Titanium Minerals

Ilmenite—Ilmenite is the most abundant titanium mineral in the world. Naturally occurring ilmenite may have a titanium content ranging from approximately 35% to 65%, depending on its geological history. The weathering of ilmenite in its natural environment results in oxidation of the iron, which increases titanium content.

Rutile—Rutile is essentially composed of crystalline titanium and, in its pure state, would contain close to 100% titanium. Naturally occurring rutile, however, usually contains minor impurities and therefore, commercial concentrates of the mineral typically contain approximately 94% to 96% titanium.

Leucoxene—Leucoxene is a natural alteration of ilmenite with a titanium content ranging from approximately 65% to more than 90%. The weathering process is responsible for the alteration of ilmenite to leucoxene, which results in the removal of iron, leading to an upgrade in titanium content.

Upgraded Titanium Products

The lower amount of titanium used in the TiO2 manufacturing process, the more feedstock required and waste material produced. Naturally occurring high-grade titanium minerals required for the production of TiO2 pigment are limited in supply. This limited supply has prompted the mineral sands industry to develop “beneficiated” products to increase the titanium content in the feedstock that can be used as substitutes for, or in conjunction with, naturally occurring titanium minerals. Two processes have been developed commercially: one for the production of titanium slag (with a titanium content of approximately 90% to 93%) and the other for the production of synthetic rutile (with a titanium content of approximately 86% to 89%). Both processes use ilmenite as a raw material, and are essential processes for the removal of iron oxides.

Titanium Slag—The production of titanium slag involves smelting ilmenite in an electric arc furnace under reducing conditions, normally with anthracite (coal) used as a reducing agent. The slag, containing the bulk of the titanium and impurities other than iron, is tapped off the top of the furnace while a high purity pig iron is recovered from the bottom of the furnace. The final quality of the slag is highly dependent on the quality of the original ilmenite and the ash composition of the anthracite used in the furnace.

Synthetic Rutile—A number of processes have been developed for the beneficiation of ilmenite into products containing between approximately 90% and 95% titanium. These products are known as synthetic rutile or upgraded ilmenite. The processes employed vary in terms of the extent to which the ilmenite grain is reduced, and the precise nature of the reducing reaction and the conditions used in the subsequent removal of iron. All of the existing commercial processes are based on the reduction of ilmenite in a rotary kiln, followed by leaching under various conditions to remove the iron from the reduced ilmenite grains.

Co-products

The primary co-products of heavy mineral sands mining and titanium slag production are zircon and high purity pig iron.

Zircon—Zircon is extracted, alongside ilmenite and rutile, as part of the initial mineral sands beneficiation process. Zircon is a mineral which is primarily used as an additive in ceramic glazes to add hardness, which makes the ceramic glaze more water, chemical and abrasion resistant. It is also used for the production of zirconium and zirconium chemicals, in refractories, as a molding sand in foundries, and for TV glass, where it is noted for its structural stability at high temperatures and resistance to abrasive and corrosive conditions.

Zircon typically represents a relatively low proportion of heavy mineral sands mining but has high value compared to other heavy mineral products, resulting in it contributing a significant portion to total revenue. Refractories containing zircon are expensive and are only used in demanding, high-wear and corrosive applications in the glass, steel and cement industries. Foundry applications use zircon when casting articles of high quality and value where accurate sizing is crucial, such as aerospace, automotive, medical and other high-end applications. Historically, zircon has constituted a relatively minor part of the total value produced as a result of the mining and processing of titanium minerals. However, from early 2000, zircon has increased in value as a co-product, although it remains dependent on the mining of titanium minerals for its supply.

High Purity Pig Iron—Producing titanium slag, ilmenite smelters can recover iron in the form of high purity pig iron containing low levels of manganese. When pig iron is produced in this manner, the molten iron is tapped from the ilmenite furnace during the smelting process, alloyed by adding carbon and silicon and treated to reduce the sulfur content, and is then cast into ingots, or “pigs.” The pig iron produced as a co-product of titanium slag production is known as nodular pig iron, ductile pig iron, low manganese pig iron or high purity pig iron.

Pigment

The pigment segment primarily produces and markets TiO2, and has production facilities at the following locations: Hamilton, Mississippi; Botlek, the Netherlands; and Kwinana, Western Australia, representing an aggregate of 465,000 tonnes of annual TiO2 production capacity.

TiO2 is used in a wide range of products due to its ability to impart whiteness, brightness and opacity, and is designed, marketed and sold based on specific end-use applications. TiO2 is used extensively in the manufacture of paint and other coatings, plastics and paper and in a wide range of other applications, including inks, fibers, rubber, food, cosmetics and pharmaceuticals. According to TZMI data, the paint and coatings sector is the largest consumer of pigment averaging approximately 58% of total pigment consumption in 2011. The plastics sector accounted for approximately 22% of TiO2 consumption in 2011, while the remaining 20% was divided between paper, inks, fibers and other.

TiO2 is a critical component of everyday consumer applications due to its superior ability to cover or mask other materials effectively and efficiently relative to alternative white pigments and extenders. TiO2 is considered to be a quality of life product and some research indicates that consumption generally increases as disposable income increases. We believe that, at present, TiO2 has no effective mineral substitute because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated in as cost-effective a manner.

Corporate and other

Corporate and other is comprised of corporate activities and businesses that are no longer in operation, as well as its electrolytic manufacturing and marketing operations, all of which are located in the United States.

Our electrolytic and other chemical products operations are primarily focused on advanced battery materials, sodium chlorate and specialty boron products.

Battery Materials

Battery material end-use applications include alkaline batteries for flashlights, electronic games, medical and industrial devices as well as lithium batteries for power tools, hybrid electric vehicles, laptops and power supplies. The battery industry is primarily comprised of two application areas: primary (non-rechargeable) and secondary (rechargeable) with the former representing the majority of battery shipments.

The primary battery market is dominated by alkaline battery technologies, which are designed to address the various power delivery requirements for consumer and industrial battery-powered devices. We believe that alkaline batteries are higher performing and more costly than batteries using the older zinc carbon technology, and represent the majority of primary battery market demand in the United States. Demand for domestic alkaline batteries in the United States is estimated to be flat to slightly negative, driven by a flat market for electronic devices.

EMD is the active cathode material for alkaline batteries. We believe that we are one of the largest producers of EMD for the global alkaline battery industry. EMD quality requirements for alkaline technology are much more demanding than for zinc carbon technology and, as a result, alkaline-grade EMD commands a higher price than zinc carbon-grade EMD. The older zinc carbon technology remains in developing countries such as China and India. As the economies of China and India continue to mature, and the need for more efficient energy sources develops, we anticipate that the demand for alkaline-grade EMD will increase. We expect demand for alkaline-grade EMD to be sustained by the long-term growth of consumer electronics devices, partly offset by the trend toward smaller battery sizes and rechargeable batteries.

Sodium Chlorate

Sodium chlorate is used by the pulp and paper industry in pulp bleaching applications. The pulp and paper industry accounts for more than 95% of the market demand for sodium chlorate. Although there are other methods for bleaching pulp, we believe the chlorine dioxide process is preferred for environmental reasons. The primary raw material that we use to produce sodium chlorate is salt, which we purchase under both multi-year agreements and spot contracts.

Boron

Specialty boron product end-use applications include semiconductors, pharmaceuticals, high-performance fibers, specialty ceramics and epoxies as well as igniter formulations. According to publicly available industry reports, we are one of the leading suppliers of boron trichloride, along with JSC Aviabor, Sigma-Aldrich Corporation, and several Asian manufacturers. We anticipate demand for boron trichloride will remain positive driven primarily by the growth of the semiconductor industry. We believe we hold a similar leading position in the elemental boron market. We expect demand for elemental boron will continue to be largely flat following the trends in the defense and automotive industries in the United States.

Mining and Processing Techniques

This section describes the mineral sands mining and production process by which TiO2 pigment is ultimately derived and how its primary input, titanium feedstock, and the co-products zircon and pig iron, are obtained from deposits of mineral sands.

Mining

The mining of mineral sands deposits is conducted either “wet,” by dredging or hydraulic water jets, or “dry,” using earth-moving equipment to excavate and transport the sands. Dredging, as used at the Cooljarloo mine, is generally the favored method of mining mineral sands, provided that the ground conditions are suitable and water is readily available. In situations involving hard ground, discontinuous ore bodies, small tonnage or very high grades, dry mining techniques are generally preferred.

Dredge Mining—Dredge mining, or wet mining, is best suited to ore reserves located below the water table. A floating dredge removes the ore from the bottom of an artificial pond through a large suction pipe. The bulk sand material is fed as slurry through a primary, or “wet,” concentrator that is typically towed behind the dredge unit. The dredge slowly advances across the pond and deposits clean sand tailings behind the pond for subsequent revegetation and rehabilitation. Because of the capital cost involved in the manufacturing and location, dredge mining is most suitable for large, long life deposits, often of a lower grade. The dredging operations at Cooljarloo use two large floating dredges in a purpose-built pond. The slurry is pumped to a floating concentrator, which recovers heavy minerals from the sand and clay.

Dry Mining—Dry mining is suitable where mineral deposits are shallow, contain hard bands of rock, or are in a series of unconnected ore bodies. Dry mining is performed at Namakwa Sands, which is located in an arid region on the west coast of South Africa. The ore is mined with front end loaders in a load and carry operation, dumping the mineral bearing sands onto a conveyor belt system that follows behind the mining face. The more competent layers are mined using hydraulic excavators in a backhoe configuration or by trackdozer. Namakwa Sands does not use blasting in its operations. The mined material is transported by trucks to the mineral sizers where primary reduction takes place.

Hydraulic Mining—KZN Sands uses a unique hydraulic mining method for mineral sands due to the topography of the ore body and the ore characteristics. A jet of high-pressure water (approximately 2,500 kilopascals) is aimed at a mining face, thereby cutting into and loosening the sand so that it collapses on the floor. The water acts as a carrier medium for the sand, due to the high fines content contained in the ore body. The slurry generated by the hydraulic monitors flows to a collection sump where oversize material is removed and the slurry is then pumped to the primary concentration plant.

Processing

Concentration—Both wet and dry mining techniques utilize wet concentrator plants to produce a high grade of heavy mineral concentrate (typically approximately 90% to 98% heavy mineral content). Screened ore is first deslimed, a process by which slimes (mineral particles that are too fine to be economically extracted and other materials that remain after the valuable fraction of an ore has been separated from the uneconomic fraction) are separated from larger particles of minerals, and then washed through a series of spiral separators that use gravity to separate the heavy mineral sands from lighter materials, such as quartz. Residue from the concentration process is pumped back into either the open pits or slimes dams for rehabilitation and water recovery. Water used in the process is recycled into a clean water dam with any additional water requirements made up from pit dewatering or rainfall.

Mineral Separation

The non-magnetic (zircon and rutile) and magnetic (ilmenite) concentrates are passed through a dry mill to separate out the minerals. Electrostatic and dry magnetic methods are used to further separate the ilmenite, rutile and zircon. Electrostatic separation relies on the difference in surface conductivity of the materials to be separated. Conductive minerals (such as ilmenite, rutile and leucoxene) behave differently from non-conductive minerals (such as zircon and quartz) when subjected to electrical forces. Magnetic separation is dependent on the iron content of a mineral. Magnetic minerals (such as ilmenite) will separate from non-magnetic minerals (such as rutile and leucoxene) when subjected to a magnetic field. A combination of gravity and magnetic separation is used to separate out zircon from the non-magnetic portion of the heavy mineral concentrate. The heavy mineral concentrate at KZN Sands and Namakwa Sands is passed through wet high-intensity magnetic separation to produce a non-magnetic fraction and a magnetic fraction. This step is not required for the Cooljarloo material.

Smelting—Ilmenite at KZN Sands and Namakwa Sands is processed further through direct current arc furnaces to produce titanium slag with a titanium content of approximately 86%. The smelting process comprises the reduction of ilmenite to produce titanium slag and nodular pig iron. Ilmenite and as-received anthracite (dried to remove fine material before smelting) are fed in a tightly controlled ratio through a hollow electrode into an operating furnace where the endothermic reduction of ilmenite occurs. The resultant titanium slag has a lower density than the iron, and separation of the two liquid products occurs inside the furnace. The slag and iron are tapped periodically from separate sets of tapholes located around the circumference of the furnace. The tapholes for slag are on a higher elevation than those for iron. Slag is tapped into steel pots and cooled for several hours in the pots before the slag blocks are tipped out. The blocks are subsequently transported to the blockyard where they are cooled under water sprays for a number of days. They are then crushed, milled and separated according to size fractions, as required by the customers. The tapped pig iron is re-carburized and de-sulfurized, and cast into pigs.

Synthetic Rutile Production—Higher grade ilmenite may also be upgraded into synthetic rutile. Synthetic rutile, or upgraded ilmenite, is a chemically modified form of ilmenite that has the majority of the ferrous, non-titanium components removed, and is also suitable for use in the production of titanium metal or TiO2 pigment using the chloride process. Ilmenite is converted to synthetic rutile in a two-stage pyrometallurgical and chemical process. The first stage involves heating ilmenite in a large rotary kiln. Coal is used as a heat source and, when burned in a limited air environment, it produces carbon monoxide, which promotes a reducing environment that converts the iron oxide contained in the ilmenite to metallic iron. The intermediate product, called reduced ilmenite, is a highly magnetic sand grain due to the presence of the metallic iron. The second stage involves the conversion of reduced ilmenite to synthetic rutile by removing the metallic iron from the reduced ilmenite grain. This is achieved through aeration (oxidation), accelerated through the use of ammonium chloride as a catalyst, and acid leaching of the iron to dissolve it out of the reduced ilmenite. Activated carbon is also produced as a co-product of the synthetic rutile production process.

Raw Materials

The smelters at KZN Sands and Namakwa Sands use anthracite as a reducing agent, which although available from a variety of suppliers, is metallurgically specific in certain conditions. Namakwa Sands imports high quality anthracite for its smelter from Vietnam. Vietnam has a large anthracite resource, however, the Vietnamese government regulates both the price and sales volumes of anthracite. Both of the KZN Sands smelters use anthracite from two local suppliers. Low ash and sulfur content are the main quality considerations.

Anthracite suppliers with similar cost and availability to the Vietnamese supplier are available in Russia and Ukraine, as well as locally to our South African operations. Alternatively, char may be used as a substitute reducing agent for anthracite.

The KZN Sands and Namakwa Sands operations currently use Sasol gas, which is available only from Sasol Limited. However, Sasol gas could be replaced with carbon monoxide gas produced by KZN Sands and Namakwa Sands, if necessary. KZN Sands is currently in the process of increasing its use of carbon monoxide gas.

Other raw materials used at the KZN Sands and Namakwa Sands operations include: electrodes, sulphuric acid, flocculant, ferrosilicon, nitrogen and oxygen. Multiple suppliers provide these raw materials.

The Chandala synthetic rutile operation uses coal as a reducing agent, which is available locally from two suppliers, both of which have extensive coal resources. The synthetic rutile process relies on the quality of coal from southwest Western Australia for the efficient production of quality synthetic rutile and activated carbon from the synthetic rutile kiln. Other types of coal could be used if both of the current coal suppliers were unavailable, but some temporary adverse impact on the production and cost of synthetic rutile at Chandala would be likely.

TiO2 Manufacturing Process

TiO2 is produced using a combination of processes involving the manufacture of base pigment particles followed by surface treatment, drying and milling (collectively known as finishing). There are two commercial production processes in use by manufacturers: the chloride process and the sulphate process. We are one of a limited number of TiO2 producers in the world with chloride production technology. TiO2 produced using the chloride process is preferred for some of the largest end-use applications. As a result of these advantages, the chloride process currently accounts for substantially all of the industry-wide TiO2 production capacity in North America and approximately 50% of industry-wide capacity globally. All of our TiO2 is produced using the chloride process.

The chloride process is a newer technology, and we believe it has several advantages over the sulphate process: it generates less waste, uses less energy, is less labor intensive and permits the direct recycle of chlorine, a major process chemical, back into the production process. In the chloride process, feedstock ores (slag, synthetic rutile, natural rutile or ilmenite ores) are reacted with chlorine (the chlorination step) and carbon to form TiCl4 in a continuous fluid bed reactor. Purification of TiCl4 to remove other chlorinated products is accomplished using a distillation process. The purified TiCl4 is then oxidized in a vapor phase form to produce base pigment particles and chlorine gas. The latter is recycled back to the chlorination step for reuse. Base pigment is then typically slurried with water and dispersants prior to entering the finishing step.

The sulphate process can use lower quality (and therefore less expensive) feedstock. In the sulphate process, batch digestion of ilmenite ore or slag is carried out with concentrated sulfuric acid to form soluble titanyl sulphate. After treatment to remove soluble and insoluble impurities and concentration of the titanyl sulphate, hydrolysis of the liquor forms an insoluble hydrous titanium oxide. This precipitate is filtered, bleached, washed and calcined to produce a base pigment that is then forwarded to the finishing step.

Commercial production of TiO2 results in one of two different crystal forms, either rutile or anatase. Rutile TiO2 is preferred over anatase TiO2 for many of the largest end-use applications, such as coatings and plastics, because its higher refractive index imparts better hiding power at lower quantities than the anatase crystal form and it is more suitable for outdoor use because it is more durable. Although rutile TiO2 can be produced using either the chloride process or the sulphate process, some customers prefer rutile produced using the chloride process because it typically has a bluer undertone and greater durability. Anatase TiO2 can only be produced using the sulphate process and has applications in paper, rubber, fibers, ceramics, food and cosmetics. All of our global production capacity utilizes the chloride process to produce rutile TiO2.

Market Conditions

Mineral Sands

Titanium feedstock ores, the primary raw materials used in the production of TiO2, experienced a significant rise in selling prices during 2011. Demand and pricing weakened significantly during 2012. The vertical integration of titanium feedstock and TiO2 production provides Tronox with a secure and cost competitive supply of high grade titanium feedstock over the long term. Our ability to supply all of the feedstock that our pigment operations require enables us to balance our consumption and sales in ways that our competitors cannot.

Pigment

During 2012, we saw a softening of TiO2 sales volumes due to continued customer destocking and decline in global demand, primarily as a result of weaker residential and commercial construction markets in Europe and Asia. While we are encouraged by signs of recovery in the U.S. housing market and the increasingly stimulative national policy in China, market conditions for TiO2 pigment in the fourth quarter of 2012 were similar to those of the third quarter.

Competitive Conditions

We believe that we are in an advantaged strategic position in our industry under any macro-economic conditions and across business cycles. Vertical integration gives us enduring advantages such as our low-cost position which is enabled by capturing feedstock margin on pigment sales and selling the most attractively-priced feedstock in the merchant market, which we believe will result in higher margins, lower earnings volatility and significant free cash flow generation.

Mineral Sands

There are a small number of large mining companies or groups that are involved in the production of titanium feedstock. We believe we are the third largest titanium feedstock producer with approximately 10% of global titanium feedstock production. Rio Tinto, through its ownership of Canadian based Fer et Titane, its share in RBM in South Africa and ownership of QMM Madagascar, is the largest producer of titanium feedstock in the world. Australian-based Iluka Resources Limited is the second largest manufacturer, with operations in Australia and the United States. A number of other manufacturers, such as Cristal Global (Saudi Arabia), Eramet SA (France), Kenmare Resources plc (Ireland), Kronos Worldwide Inc. (Europe), Pangang Titanium Industry Co Ltd (China), Kerala Mines and Metals Limited (India) and Ostchem Holding AG (Eastern Europe) also supply titanium feedstock to the global market.

Beyond our structurally assured, relative low cost position, our competitive advantages are our depth of experience in various mining methods and technologies, our ability and know-how to produce upgraded products by means of direct current smelting of ilmenite and the synthetic rutile process, and our capacity to market zircon and rutile for use in a broad range of end-use applications. We are furthermore in a position to supply TiO2 feedstock, zircon and high purity pig iron from any one of several production units in different geographical locations.

Pigment

According to the latest TZMI data, industry production capacity grew to 6.4 million tonnes from 6.0 million tonnes in the prior year. The global market in which our TiO2 business operates is competitive. Competition is based on a number of factors such as price, product quality and service. We face competition from major international producers, including DuPont, Cristal Global, Huntsman, and Kronos, as well as smaller regional competitors such as Sachtleben Chemie GmbH and Ishihara Sangyo Kaisha, which operate multiple plants on single continents. We estimate that, based on nameplate capacity, these seven companies accounted for more than 64% of the global market share. During 2012, we had global TiO2 production capacity of 465,000 tonnes per year, which was approximately 7% of global pigment capacity. In addition to the major competitors discussed above, we compete with numerous smaller, regional producers, including producers in China that have expanded their sulphate production capacity during the previous five years.

Worldwide, we believe that we and the other major producers mentioned above are the only companies that have perfected and successfully commercialized the chloride process technology for the production of TiO2. According to TZMI, among the seven largest multi-national producers, 77% of available capacity uses the chloride process, compared to smaller producers who, on average, produce 6% of products using the chloride process, while TiO2 produced using chloride process technology is generally preferred for some TiO2 end-use and specialty applications.

We have global operations with production facilities and a sales and marketing presence in the Americas, Europe and the Asia-Pacific regions. Our global presence enables us to sell our products to a diverse portfolio of customers with whom we have well-established relationships.

In recent years, demand growth has increased in Asia-Pacific, Central and Eastern Europe, the Middle East and Africa and South America more than in the mature economies of North America, Western Europe and Japan. Capacity growth over the next ten or so years is expected to be driven by the above global average demand growth in such emerging markets. While there are several chloride projects planned in China, it is unlikely that they will contribute any significant output before 2014. The probability of new greenfield projects (locations where there is not an existing infrastructure) is limited, given the limitations in feedstock supply, as well as financial risks associated with the large investments in a facility, a long lead time and difficulty in achieving permitting (in particular, environmental permitting). As a result no significant new chloride TiO2 facility has been built since 1994; however, over the years, the industry has increased capacity through expansion of existing plants and debottlenecking, and we expect this to continue going forward.

Electrolytics and Other

The United States primary battery market, predominantly based on alkaline-grade EMD, is the largest in the world followed by China and Japan according to the Freedonia Group. We are one of the largest suppliers of alkaline-grade EMD in the U.S. market. Other significant producers include Tosoh Corporation, Erachem Comilog, Inc., Energizer Holdings, Inc., and Delta EMD Ltd. The remainder of global capacity is represented by various Chinese producers.

For rechargeable batteries, lithium manganese oxide (“LMO”) remains one of the leading cathode materials for electric vehicles, power tools and other high-power applications. We project the demand for LMO to significantly increase driven by electric vehicles for which the cathode materials are primarily supplied today by Nichia Corp, Toda Kogyo Corp., and other leading Asian LMO materials producers.

Seasonality

There is a seasonal trend in the demand for our products. Because TiO2 is widely used in paint and other coatings, titanium feedstocks are in higher demand during the second and third quarter of the calendar year in the northern hemisphere economies (spring and summer). This is mostly related to the demand for decorative coatings during seasons when the warmest and driest weather is to be expected. In China, the lowest demand for TiO2 during the year is experienced in the first quarter, during the two-week Chinese New Year festival.

Sales and Marketing

Mineral Sands

Titanium Feedstock

Although we use agents and distribution for some sales in the Asia-Pacific region, direct relationship marketing is the primary technique that we employ for the marketing of titanium feedstocks. Multi-year contracts are negotiated with periodic pricing for the pigment industry, while the contract period for other industries tends to be less than one year (either per shipment, quarterly, half-year or one year). Pricing for titanium feedstocks is usually adjusted either on a quarterly or half-year basis. In some instances, we use traders or agents for the sale of titanium feedstocks.

The geographic market for titanium feedstock is global in scope, and TiO2 producers regularly source and transport titanium feedstock from suppliers located around the world.

Zircon

A portion of the zircon produced at Namakwa Sands is supplied on long-term multi-year contracts with some of our larger European customers. The tonnage is subject to agreement on pricing, which we negotiate at quarterly intervals or on a shipment-by-shipment basis. For customers of KZN Sands, and for smaller customers of Namakwa Sands, we contract zircon tonnage and pricing on a quarterly basis. We seek to avoid the use of agents and traders for the sale of zircon, favoring long-term relationships directly with end users.

Pigment

We supply and market TiO2 under the brand name TRONOX® to more than 1,000 customers in approximately 90 countries, including market leaders in each of the key end-use markets for TiO2 and have supplied each of our top ten customers with TiO2 for more than 10 years. These top ten customers represented approximately 46% of our total TiO2 sales in 2012. The tables below summarize our 2012 TiO2 sales volume by geography and end-use market:

2012 Sales Volume by Geography		2012 Sales Volume by End-Use Market
Americas	48%	Paints and Coatings	78%
Europe	24%	Plastics	19%
Asia-Pacific	28%	Paper and Specialty	3%

In addition to price and product quality, we compete on the basis of technical support and customer service. Our direct sales and technical service organizations execute our sales and marketing strategy, and work together to provide quality customer service. Our direct sales staff is trained in all of our products and applications. Due to the technical requirements of TiO2 applications, our technical service organization and direct sales offices are supported by a regional customer service staff located in each of our major geographic markets.

We believe our TiO2 operations, and specifically our plant in Hamilton, Mississippi, are among the lowest cost producers of TiO2 globally. This is of particular importance as it positions us to be competitive through all facets of the TiO2 cycle. Moreover, our three TiO2 production facilities are strategically positioned in key geographies. The Hamilton facility is the third largest TiO2 production facility in the world, and has the size and scale to service customers in North America and around the globe. Our Tiwest facility, located in Australia, is well positioned to service the growing demand from Asia. Our Botlek facility, located in the Netherlands, services our European customers and certain specialized applications globally. Combined with our titanium feedstock assets in South Africa and Australia, this network of TiO2 and titanium feedstock facilities gives us the flexibility to optimize asset and feedstock utilization and generate operational, logistical and market efficiencies.

Our sales and marketing strategy focuses on effective customer management through the development of strong relationships throughout the company with our customers. We develop customer relationships and manage customer contact through our sales team, technical service organization, research and development team, customer service team, plant operations personnel, supply chain specialists and senior management. We believe that multiple points of customer contact facilitate efficient problem-solving, supply chain support, formula optimization and product co-development.

Research and Development

We have a research and development facility that services all of our products. The research and development facility focuses on applied research and development testing of both new and existing processes. The research and development facility has a segment area dedicated to heavy minerals in order to prevent contamination and has both laboratory and pilot scale equipment, mostly for physical beneficiation processes. The facility also has a complete mineralogy section.

Additionally, we employ scientists, chemists, engineers and skilled technicians to provide the technology (products and processes) for our pigment businesses. Our product development personnel have a high level of expertise in the plastics industry and polymer additives, the coatings industry and formulations, surface chemistry, material science, analytical chemistry and particle physics. Among the process technology development group’s highly developed skills are computational fluid dynamics, process modeling, particle growth physics, extractive metallurgy, corrosion engineering and thermodynamics. The majority of scientists supporting our pigment and electrolytic research and development efforts are located in Oklahoma City, Oklahoma.

Our expenditures for research and development were approximately $9 million, $9 million, less than $1 million and $6 million for the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, respectively. These figures do not include the cost of test work for feasibility studies, which can vary significantly from year to year.

New process developments are focused on increased throughput, control of particle physical properties and general processing equipment-related issues. Ongoing development of process technology contributes to cost reduction, enhanced production flexibility, increased capacity and improved consistency of product quality. In 2012, our development and commercialization efforts were focused on several TiO2 products that deliver added value to customers by way of enhanced properties of the pigment.

Patents, Trademarks, Trade Secrets and Other Intellectual Property Rights

Proprietary protection of our intellectual property is important to our business. We have a comprehensive intellectual property strategy that includes obtaining, maintaining and enforcing its patents, trademarks and other intellectual property. However, much of the fundamental intellectual property associated with both chloride and sulfate pigment production is no longer subject to patent protection.

Mineral Sands

In South Africa, we own three patents (including provisional patent grants) and have another four pending patent applications, and our patents are protected in most of our primary markets. We also rely on intellectual property for our Namakwa Sands operations, which was granted to us in perpetuity by Anglo American South Africa Limited for use on a worldwide basis, pursuant to a non-exclusive license. None of our patents are due to expire in the next five years.

We have 14 trademark registrations (including applications for registrations currently pending) in South Africa and Australia. We protect the trademarks that we use in connection with the products we manufacture and sell, and have developed goodwill in connection with our long-term use of our trademarks; however, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

We also use and rely upon unpatented proprietary knowledge, continuing technological innovation and other trade secrets to develop and maintain our competitive position. We conduct research activities and protect the confidentiality of our trade secrets through reasonable measures, including confidentiality agreements and security procedures.

Pigment

While certain patents held for our products and production processes are important to our long-term success, more important is the operational knowledge we possess. We seek patent protection for our technology where competitive advantage may be obtained by patenting, and files for broad geographic protection given the global nature of our business. Our proprietary TiO2 technology is the subject of over 200 patents worldwide, the substantial majority of which relate to our chloride products and production technology.

At December 31, 2012, we held approximately 200 patents, of which approximately 135 are considered significant to our business. We define significant to our business as patents that are either (1) currently employed in its process or to produce products to its advantage, (2) may not be currently employed by us, but are defensive to prevent competitors from using the technology to their advantage or (3) patents that are likely to be utilized by us in future process or product advancements. Our significant patents have expiration dates ranging from 2013 through 2032.

We also rely upon and have taken steps to secure our unpatented proprietary technology, know-how and other trade secrets. Our proprietary chloride production technology is an important part of our overall technology position. We are committed to pursuing technological innovations in order to maintain our competitive position.

Employees

As of December 31, 2012, we had approximately 3,900 employees, with 900 in the United States, 700 in Australia, 1,900 in the South Africa and 400 in Europe and other international locations. Our employees in the United States are not represented by collective bargaining agreements. Approximately 90% of our employees in Australia are represented by collective bargaining agreements. Approximately 90% of our employees in South Africa have collective bargaining agreements with labor organizations. Approximately 90% of our employees in Europe are represented by works’ councils. We consider relations with our employees and labor organization to be good.

Environmental Provisions

A variety of laws and regulations relating to environmental protection affect almost all of our operations. Under these laws, we are or may be required to obtain or maintain permits or licenses in connection with our operations. In addition, these laws may require us to remove or mitigate the effects on the environment of the disposal or release of chemical, petroleum, low-level radioactive and other substances at our facilities. Operation of pollution-control equipment usually entails additional expense. Certain expenditures to reduce the occurrence of releases into the environment may result in increased efficiency; however, most of these expenditures produce no significant increase in production capacity, efficiency or revenue.

We are in substantial compliance with applicable environmental rules and regulations. Currently, we do not have any outstanding notices of violation or orders from regulatory agencies.

Recurring operating expenses are expenditures related to the maintenance and operation of environmental equipment such as incinerators, waste treatment systems and pollution control equipment, as well as the cost of materials, energy and outside services needed to neutralize, process, handle and dispose of current waste streams at our operating facilities. These operating and capital expenditures are necessary to ensure that ongoing operations are handled in an environmentally safe and effective manner.

From time to time, we may be party to legal and administrative proceedings involving environmental matters or other matters in various courts or agencies. These could include proceedings associated with businesses and facilities operated or used by our affiliates, and may include claims for personal injuries, property damages, breach of contract, injury to the environment, including natural resource damages, and non-compliance with, or lack of properly updated or renewed, permits. Our current operations also involve management of regulated materials and are subject to various environmental laws and regulations.

In accordance with ASC 450, Contingencies, and ASC 410, Asset Retirement and Environmental Obligations, we recognize a loss and record an undiscounted liability when litigation has commenced or a claim or an assessment has been asserted, or, based on available information, commencement of litigation or assertion of a claim or assessment is probable, and the associated costs can be estimated. It is not possible for us to reliably estimate the amount and timing of all future expenditures related to environmental matters because, among other reasons, environmental laws and regulations, as well as enforcement policies and remediation levels, are continually changing, and the outcome of court proceedings, alternative dispute resolution proceedings (including mediation) and discussions with regulatory agencies is inherently uncertain.

We believe that we have reserved adequately for the probable and reasonably estimable costs of known contingencies. There is no environmental litigation, claim or assessment that has been asserted nor is there any probability of an assessment or a claim for which we have not recorded as a liability. However, additions to the reserves may be required as additional information is obtained that enables us to better estimate our liabilities. We cannot reliably estimate the amount of future additions to the reserves at this time. In certain situations, expenses may be probable but may not be estimable. Additionally, sites may be identified in the future where we could have potential liability for environmental related matters. We would not establish reserves for any such sites.

Environmental, Health and Safety Matters

Mineral Sands

Our facilities and operations are subject to extensive general and industry-specific environmental, health and safety regulations in South Africa and Australia. These regulations include those relating to mine rehabilitation, liability provision, water management, the handling and disposal of hazardous and non-hazardous materials and occupational health and safety. The various legislation and regulations are subject to a number of internal and external audits. The following describes environmental, health and safety matters with respect to our operations.

We believe that our mineral sands operations are in compliance, in all material respects, with existing health, safety and environmental legislation and regulations. We employ health, safety and environmental experts to advise us on technical and regulatory matters relevant to the management of our facilities and operations, and we continually invest in our plants, equipment and other infrastructure to ensure that our mineral sands operations comply with our obligations under health, safety and environmental laws and regulations.

Fairbreeze Environmental Impact Assessment

In order to receive the environmental authorization necessary to begin Project Fairbreeze, an environmental impact assessment report was prepared and submitted to the Department of Agriculture, Environmental Affairs and Rural Development (“DAEARD”), as required under the National Environmental Management Act (“NEMA”). There are two forms of environmental impact reports: a basic assessment report (“BAR”) and a more comprehensive scoping and environmental impact report (“SEIR”).

NEMA provides that an applicant may request permission to undertake a BAR instead of an SEIR if the applicant believes that the information included in the BAR will be sufficient to allow DAEARD to reach its decision. DAEARD granted permission to submit a BAR based on the fact that Exxaro Mineral Sands had already conducted extensive environmental impact assessments and scoping studies on the proposed Fairbreeze mining area over a period of approximately 13 years, and that undertaking the SEIR process would have repeated many of those assessments and scoping studies already completed.

In September 2012, the South African Department of Mineral Resources (“DMR”) approved our amendment application to the Environmental Management Program for Project Fairbreeze. This, together with NEMA authorization received earlier this year, allowed us to commence with selected early-phase construction activities while awaiting further authorizations. In October 2012, the Mtunzini Conservatory filed an application for an injunction to halt the early-phase construction at Fairbreeze. We opposed the injunction and in January 2013 the Durbin High Court dismissed the case and awarded costs in our favor. The Mtunzini Conservatory subsequently appealed the dismissal and cost award. We intend to vigorously oppose the appeal and we are proceeding with early-phase construction at Fairbreeze.

Radioactive Minerals

We have the required permits in South Africa and Australia to mine, treat, store, dispose of, transport, handle and allow employee access to radioactive minerals (zircon and monazite). Provision for the potential cleanup costs related to such activities is included in the mine closure cost and reflected in our consolidated financial statements.

The Royalty Act

The Mineral and Petroleum Resources Royalty Act, 2008 was promulgated on November 24, 2008, became effective on March 1, 2010 and imposes a royalty on refined and unrefined minerals payable to the South African government.

The royalty in respect of refined minerals is calculated by dividing earnings before interest and taxes (“EBIT”) by the product of 12.5 times gross revenue calculated as a percentage, plus an additional 0.5%. EBIT refers to taxable mining income (with certain exceptions, such as no deduction for interest payable and foreign exchange losses) before assessed losses, but after capital expenditure. A maximum royalty of 5% of revenue has been introduced for refined minerals.

The royalty in respect of unrefined minerals is calculated by dividing EBIT by the product of nine times gross revenue calculated as a percentage, plus an additional 0.5%. A maximum royalty of 7% of revenue has been introduced for unrefined minerals. Where unrefined mineral resources constitute less than 10% in value of the total composite mineral resources, the royalty rate in respect of refined mineral resources may be used for all gross sales and a separate calculation of EBIT for each class of mineral resources is not required.

Environmental Management

Since 1993, in accordance with the terms of an amendment of the South African Minerals Act, 1991, each new mine was required to prepare an Environmental Management Program Report (“EMPR”) for approval by the DMR. EMPRs covered the environmental impacts of a mine during its life, up to the point where the DMR issues a closure certificate. EMPRs made specific provision for environmental management during the construction, operational, decommissioning and aftercare phases. EMPRs also set out timetables and the extent of financial commitments to cover each phase of management.

In terms of the MPRDA, applicants for a mining right are required to conduct an environmental impact assessment and submit an Environmental Management Program, while applicants for a prospecting right, mining permit or reconnaissance permit have to submit an Environmental Management Plan (collectively referred to as an “EMP”).

Applicants for converted mining rights may rely on the EMPR approval for their old order mining right but may be required by the DMR to update this to comply with the provisions of the MPRDA. Prospecting and mining rights only become effective under the MPRDA on the date that the corresponding EMP has been approved. The MPRDA includes a requirement to make financial provision for the remediation of environmental damage, as well as for the issuing of a closure certificate and requires that the financial provision be in place before approval of the EMP. An application for a closure certificate now becomes compulsory upon lapsing of the right or cessation of activities.

Prior to the approval of the EMP and the proposed mining operation itself, the applicant must make financial provision for the rehabilitation or management of negative environmental impacts, as noted above. In the event that the mine operator fails or is unable to rehabilitate environmental damage, the DMR may use all or part of the financial provision to rehabilitate or manage the negative environmental impact. The mining company must review its environmental liability annually and revise its financial provision accordingly to the satisfaction of the DMR.

Pigment

Our pigment business is subject to extensive regulation by federal, state, local and foreign governments. Governmental authorities regulate the generation and treatment of waste and air emissions at our operations and facilities. At many of our operations, we also comply with worldwide, voluntary standards developed by the ISO a nongovernmental organization that promotes the development of standards and serves as a bridging organization for quality and environmental standards, such as ISO 9002 for quality management and ISO 14001 for environmental management.

Chemical Registration

The European Union adopted a new regulatory framework for chemicals in 2006 known as Registration, Evaluation and Authorization of Chemicals (“REACH”). Manufacturers and importers of chemical substances must register information regarding the properties of their existing chemical substances with the European Chemicals Agency (“ECHA”). The timeline for existing chemical substances to be registered is based on volume and toxicity. The first group of chemical substances was required to be registered in 2010 and the remainder is due to be registered in 2013 and 2018. We registered those products requiring registration by the 2010 deadline. The REACH regulations also require chemical substances which are newly imported or manufactured in the European Union to be registered before being placed on the market. These substances are referred to as “non-phase-in” substances. We are currently working on registration for the “non-phase-in” substances. Products containing greater than 0.1% of substances determined to be “very high concern” will be placed on a candidate list for authorization. If safer alternatives for any of these chemical substances on the candidate list exist, then those chemical substances may not be authorized. We currently do not have any products that would be placed on the candidate list. We do not expect the costs of REACH compliance to be material to our operations at this time.

The United States has chemical regulation under the Environmental Protection Agency (the “EPA”) through the Toxic Substances Control Act (“TSCA”). TSCA requires various reporting mechanisms for new and existing chemicals. The EPA announced in 2009 a comprehensive approach to improve the chemicals management program under TSCA. This may result in additional data requirements; testing, restrictions or bans on a chemical substance depending on the risk a chemical may pose. We do not anticipate any costs or actions material to our operation at this time due to these actions. We are currently monitoring proposed legislation regarding TSCA and assessing any potential impacts.

GHG Regulation

We currently report and manage GHG emissions as required by law for sites located in areas (European Union/Australia) requiring such managing and reporting. While the United States has not adopted any federal climate change legislation, the EPA has introduced some GHG programs. For example, under the EPA’s GHG “Tailoring Rule,” expansions or new construction could be subject to the Clean Air Act’s PSD requirements. Some of our facilities are currently subject to GHG emissions monitoring and reporting. Changes or additional requirements due to GHG regulations could impact our capital and operating costs. However, it is not possible at the present time to estimate any financial impacts to these U.S. operating sites. Also, some in the scientific community believe that increasing concentrations of GHGs in the atmosphere may result in climatic changes. Depending on the severity of climatic changes, our operations could be adversely affected. Our operations in Australia were subject to a new Australian carbon tax law beginning in 2012, resulting in an estimated $7 million expense annually.

Regulation of the Mining Industry in South Africa

Mineral and Petroleum Resources Development Act, 2002

The MPRDA came into effect on May 1, 2004, and vests all mineral rights in South Africa in the state (including the right to grant prospecting and mining rights). The objectives of the MPRDA are, among other things, to promote equitable access to the nation’s mineral resources by South Africans, expand opportunities for historically disadvantaged persons (“HDSAs”) who wish to participate in the South African mining industry, advance social and economic development and create an internationally competitive and efficient administrative and regulatory regime based on the universally accepted principle (consistent with common international practice) that mineral resources are part of a nation’s patrimony.

There are four principal authorizations available under the MPRDA with respect to minerals: a reconnaissance permission, a prospecting right, a mining right and a retention permit. A reconnaissance permit may be applied for in order to search for minerals by way of geological, geophysical and photogeological surveys. A reconnaissance permission is valid for two years and is not renewable. Prospecting rights are initially granted for a maximum period of five years and can be renewed once upon application for a further period not exceeding three years. Mining rights are valid for a maximum period of 30 years and can be renewed upon application for further periods, each of which may not exceed 30 years. The MPRDA provides for the grant of retention permits, which would have a maximum term of three years, and which could be renewed once upon application for a further two years.

The Minister of Mineral Resources considers a wide range of factors and principles when deciding whether to grant prospecting and mining rights applications, including proposals relating to black economic empowerment and social responsibility. A mining right can be cancelled if the holder is conducting mining operations in contravention of the MPRDA, breaches a material term or condition of such right, is contravening the approval management plan or has submitted inaccurate, incorrect or misleading information in connection with any matter required to be submitted to the Department of Mineral Resources in terms of the MPRDA.

We have approved Social and Labor Plans in place with respect to all of its mining license agreements, as required by the DMR.

The South African government published the Broad Based Socio-Economic Charter for the South African Mining Industry in April 2004 (as amended in 2010) (the “Revised Mining Charter”). The Revised Mining Charter states that its objectives are to:

•	promote equitable access to South Africa’s mineral resources for all the people of South Africa;

•	substantially and meaningfully expand opportunities for HDSAs and women to enter the mining and minerals industry and to benefit from the exploitation of South Africa’s mineral resources;

•	utilize the existing skills base for the empowerment of HDSAs;

•	expand the skills base of HDSAs in order to serve the community;

•	promote employment and advance the social and economic welfare of mining communities and areas supplying mining labor;

•	promote beneficiation of South Africa’s mineral commodities beyond mining and processing, including the production of consumer products; and

•	promote sustainable development and growth in the mining industry.

The Revised Mining Charter was effective as of September 13, 2010. Similar to the requirement under the original Mining Charter, the Revised Mining Charter requires that mining entities achieve a 26% HDSA ownership of mining assets by 2014. The Revised Mining Charter includes requirements that mining companies achieve the following by 2014:

•

facilitate local beneficiation of mineral commodities and procure a minimum of 40% of capital goods, 70% of services and 50% of consumer goods from HDSA suppliers (i.e., suppliers of which a minimum of 25% plus one vote of their share capital is owned by HDSAs) by 2014 (these targets will be exclusive of non-discretionary procurement expenditure);

•

ensure that multinational suppliers of capital goods contribute a minimum 0.5% of their annual income generated from South African mining companies towards the socioeconomic development of South African communities into a social development fund from 2010;

•

achieve a minimum of 40% HDSA demographic representation by 2014 at the executive management (board) level, senior management (executive committee) level, core and critical skills, middle management level and junior management level;

•	invest up to 5% of annual payroll in essential skills development activities; and

•

implement measures to improve the standards of housing and living conditions for mineworkers by converting or upgrading mineworkers’ hostels into family units, attaining an occupancy rate of one person per room and facilitating home ownership options for all mineworkers in consultation with organized labor.

In addition, mining companies are required to monitor and evaluate their compliance with the Revised Mining Charter and must submit annual compliance reports (called scorecards) to the DMR. The scorecard provides for a phased-in approach for compliance with the above targets over the five year period ending in 2014.

For measurement purposes, the scorecard allocates various weights to the different elements of the Revised Mining Charter. Failure to comply with the provisions of the Revised Mining Charter is said to amount to a breach of the MPRDA, may result in the cancellation or suspension of a mining company’s existing mining rights and may prevent a mining company from obtaining any new mining rights. Currently the MPRDA is subject to a review with a view to adopting and publishing a revised Act in due course. It is envisaged that the revised Act will incorporate much of the requirements as laid out in the Revised Mining Charter and may legislate other requirements.

Regulation of the Mining Industry in Australia

Mining operations in Western Australia are subject to a variety of environmental protection regulations.

Environmental Protection Act 1986 (WA)

The Environmental Protection Act (the “EP Act”) is the primary source of environmental regulation in Western Australia. The EP Act is administered by the Department of Environment and Conservation (the “DEC”), which is the Western Australian State Government agency responsible for environmental protection and natural resource management. The EP Act establishes the Western Australia Environmental Protection Authority, which conducts environmental impact assessments and provides independent advice and recommendations to the State Minister for Environment.

The EP Act relevantly provides for:

•	environmental impact assessment and Ministerial statement of conditions for projects likely to have a significant effect on the environment;

•	licensing and works approvals for the construction and operation of certain prescribed premises;

•	general obligations not to pollute or cause environmental harm; and

•	regulations and policies for the conservation, preservation, protection, enhancement and management of the environment.

If a proposed industrial, mining or infrastructure activity presents a likely risk of significant impact on the environment, a company will be required to refer the proposal to the Environmental Protection Authority under Part IV of the EP Act to decide whether the proposal requires environmental impact assessment and approval. Any person (including any conservation group) may refer proposals to the Environmental Protection Agency, and all government authorities who are responsible for issuing any approvals for the project have a statutory obligation to refer a proposal to the Environmental Protection Agency if the proposal may have a significant effect on the environment.

If assessment is required, the Environmental Protection Agency can either assess on the information provided by the proponent, or proceed to a public environmental review. After completing its assessment the Environmental Protection Agency will forward its recommendations to the State Environment Minister who, if satisfied with the proposed management of impacts, will subsequently issue a Ministerial approval and statement of conditions. Approval of a mid-size mining operation project with one or two sensitive environmental issues takes an average of two to three years to complete the process.

Environment Protection and Biodiversity Conservation Act 1999 (Cth)

The Environment Protection and Biodiversity Conservation Act 1999 (Cth) (“EPBC Act”) establishes the Federal environment protection regime. The EPBC Act prohibits the carrying out of a “controlled action” that may have a significant impact on a “matter of national environmental significance,” such as World Heritage properties, Ramsar wetlands and listed threatened and migratory species or ecological communities. An action that may have such an impact must be referred to the Minister to undergo an assessment and approval process. The requirements of this Act are in addition to any Western Australian legal requirements, and there are significant penalties for non-compliance.

During March 2012, the Western Australian State Government and the Commonwealth Government entered into a bilateral agreement which:

•	aims to reduce duplication of State and Commonwealth environmental impact assessment processes; and

•	allows the Minister to rely on accredited Western Australian environmental impact assessments (carried out under the EP Act) in assessing actions under the EPBC Act.

Occupational Health and Safety

Prescriptive legislation regulates health and safety at mining workplaces in Western Australia. The principal general occupational health and safety legislation and regulations are the Occupational Safety and Health Act

1984 (WA), the Occupational Health and Safety Regulations 1996 (WA) and the guidelines. The Mines Safety and Inspection Act 1994 (WA) and Mines Safety and Inspection Regulations 1995 (WA) and guidelines provide the relevant legislation for mining operations in Western Australia. The Dangerous Goods Act 2004 (WA) applies to the safe storage, handling and transport of dangerous goods.

As part of a national process of harmonizing work health and safety laws Australia wide, the Western Australian government is in the process of preparing draft harmonized legislation. The national harmonization laws passed by the Federal Government in November 2011 have not yet been adopted by Western Australia. The Western Australian State Government has not given a date for when the new regime will commence. A review period of six months has commenced and a public consultation period began in July 2012.

Sustainability

Our approach to safety and sustainable development which is codified in the Safety and Sustainable Development Policy, includes the following guiding principles to ensure the health and safety of its employees, the environment, surrounding communities and its resources by ensuring sustainable development in all of its activities:

•	ensuring an appropriate organizational structure and adequate resources to manage sustainable development, including safety, health and environmental matters and to comply with legislation;

•	complying with all applicable legislation and international obligations as a minimum requirement and implementing effective company standards, programs and processes to manage risks;

•

conserving natural resources and reducing the environmental burden of waste generation and emissions to air, water and land through strategies focusing on reducing, reusing, recycling and responsible disposal of waste; and

•	establishing objectives, targets and continuously improving operations in terms of safety and sustainable development performance and management systems.

In addition, we follow management standards that form the basis for the development and application of our Safety and Sustainable Development Policy at all levels. The management standards cover the entire life cycle of operations, including decommissioning, closure and rehabilitation.

Mining Law

Each Australian state and territory has its own legislation regulating the exploration for and mining of minerals. Our operations are principally regulated by the Western Australian Mining Act 1978 (WA) (the “Mining Act”) and the Mining Regulations 1981 (WA) (the “Mining Regulations”). The Department of Mines and Petroleum administers the Mining Act, which makes provision for a number of different tenements, including prospecting licenses, exploration and retention licenses and mining leases. Some of the basic features of these tenements are outlined below.

Mining Tenements

Prospecting Licenses and Exploration Licenses

A prospecting license grants the license holder the right to carry out exploration for all minerals on a comparatively small scale (except iron ore, unless expressly authorized) in the license area, and has a term of four years.

The rights conferred by an exploration license are similar to those conferred by a prospecting license, except that an exploration license is for a larger scale and area, and has an initial term of five years.

Retention License

A holder of an exploration license or a prospecting license granted (or applied for) before February 10, 2006, or mining lease may apply for a retention license. Exploration licenses and prospecting licenses granted after February 10, 2006 can now have a retention status. The application for a retention license must address certain criteria, including provision of a statutory declaration that mining of the identified mineral resource is for the time being impracticable for one or more of the reasons provided for in the Mining Act.

The holder of a prospecting, exploration or retention license has the right to apply for a mining lease (over an area over which it has been carrying out its prospecting/exploration activities), and to have the mining lease granted to it (on such terms and conditions as the Minister considers reasonable) provided that there is significant mineralization on or under the land to which the application relates, and that the application does not relate to certain areas of land such as reserves, for which the Minister’s consent is required before mining can be carried out on such land, a marine park or marine management area.

Mining Leases

In Western Australia, the maximum initial term of a mining lease granted under the Mining Act is 21 years. Upon expiration of the initial term, a mining lease holder may renew the lease for a further period of 21 years, with subsequent renewals subject to the Minister’s discretion. The maximum area for a mining lease applied for before February 10, 2006 is 10 square kilometers; after then, the size applied for is to relate to an identified orebody as well as an area for infrastructure requirements.

All mining leases carry standard conditions and endorsements regulating the activities that the tenement holder must carry out in order to ensure that the land is adequately rehabilitated after mining and that mining is conducted in a safe manner, in addition to the tenement holder’s obligations under Federal and State legislation. Mining activity may not commence until the tenement holder has received approval for its mining proposal, which outlines the nature of the proposed development, the method of mining, its environmental impact, rehabilitation proposals and all building plans. The mining proposal plan must include a detailed description of both the proposed project and the existing natural environment in which it will take place, including the relevant aspects of the social environment, such as Aboriginal sites, heritage issues, community values and other existing land uses, and must summarize the tenement holder’s environmental management commitments to manage and ameliorate any significant environmental impacts. If mining is likely to have a significant impact on the environment it must be referred to the Environmental Protection Authority for a formal environmental impact assessment under Part IV of the EP Act. Other environmental approvals include a works approval. An operating license and clearing permit may also be required under Part V of the EP Act.

Mineral Royalties

Holders of mining leases are required to submit production reports and royalty returns to the Department of Mines and Petroleum on all minerals extracted from the mining area. The holder of, or applicant for, a mining lease shall, on each occasion that they pay royalties to the Department forward with the royalties a royalty return, in a form approved by the Minister, showing in full the details required to calculate those royalties.

State Agreements

State Agreements are essentially contracts between the State of Western Australia and the proponents of major resources projects, and are intended to foster resource development and related infrastructure investments. These agreements are then approved and ratified by the Parliament of Western Australia. Statutory ratification means that the agreement takes effect notwithstanding any statute or general law which would otherwise be applicable to the agreement and the project contemplated by it. State Agreements typically operate as a framework for the development and operation of the relevant project from “cradle to grave” and are usually the source for all tenure necessary to support the project. A State Agreement typically obliges the private developer to pay royalties, make infrastructure available to third parties and support local content and community development initiatives.

The State Agreement relevant to our Australian operations and its production of mineral sands is the agreement authorized by and scheduled to the Mineral Sands (Cooljarloo) Mining and Processing Agreement Act 1988 (WA). State Agreements may only be amended by mutual consent, which reduces the sovereign risk and increases the security of tenure, however it should be noted that Parliament may, as a matter of principle, enact legislation that overrules or amends the particular State Agreement.

Native Title

“Native title” describes the rights and interests of Aboriginal and Torres Strait Islander people in relation to land, according to their traditional laws and customs that are recognized by the common law in Australia. The Australian Parliament passed the Native Title Act 1993 (Cth) (“Native Title Act”), which codified the native title doctrine. The Native Title Act recognizes that native title may be extinguished. The Native Title Act also provides for the grant of rights that may affect native title subject to compliance with its processes (such as the grant of a mining lease). It recognizes prior (to its enactment) extinguishment by an action of the government, such as the creation of an interest that is inconsistent with native title, and the grant of a right to exclusive possession through freehold title or certain leases (not including mining leases), although a valid mining title holder may exercise its title rights without extinguishing native title.

Native Title Claims and Determinations

The Native Title Act also provides for the determination of native title claims by the Federal Court. If a native title claim filed by native title claimants passes the registration test, it will be entered on the Register of Native Title Claims, upon which the applicant is entitled to certain statutory rights, including the right to negotiate with respect to the grant of rights that may affect native title (such as the grant of a mining lease). A claim may be referred by the Federal Court to the National Native Title Tribunal in order to mediate an outcome satisfactory to both native title claimants and any other interested parties. If this process is not successful, the Federal Court will set a trial to adjudicate the existence of a native title.

Compensation

The Native Title Act confers on native title holders a right to compensation for the effect of the grant of mining tenements (where native title exists). Compensation rights only arise for the effect of acts done after October 31, 1975 (the commencement of the Racial Discrimination Act 1975 (Cth)).

In Western Australia, the State has passed to tenement holders’ liability for the payment of compensation to native title holders for any effect on their native title of the grant of certain tenements. From January 1999, section 125A of the Mining Act 1978 (WA) passed liability for native title compensation for all tenements granted to the holder. It is also a common condition for tenements granted after 1994 that the tenement holder pays any native title compensation.

Cultural Heritage

Western Australian and Commonwealth legislation protects Aboriginal sites and areas as well as objects of archaeological and cultural significance. The consent of the Western Australian Minister is required under the Aboriginal Heritage Act 1972 (WA) before works that would impact on an aboriginal site can proceed. Any declarations made under Commonwealth legislation for aboriginal sites will also need to be complied with. Mining and development operations and new projects can be halted or delayed due to claims or impacts that operations or proposed projects may have on a site or area of Aboriginal cultural significance which will be damaged or desecrated by the operations or proposed projects. For example, the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth) provides for the preservation and protection of “significant aboriginal areas” (which can include bodies of water) and objects throughout Australia which are of particular significance to Aboriginals (including Torres Strait Islanders).

The National Environmental Management Act

NEMA is intended to integrate environmental management countrywide by establishing principles to serve as a general framework for environmental matters and by providing guidelines for the interpretation, administration and implementation of NEMA and any other environmental law.

NEMA imposes a duty on any person who causes, has caused or may cause significant pollution or environmental degradation to take reasonable measures to prevent, minimize and rectify significant pollution and environmental degradation. There is no stipulated threshold limit for pollution that triggers the obligation to remediate and there are no legislated standards to which contamination must be remediated. What NEMA does require is the taking of reasonable measures. Non-compliance with the duty allows a competent authority to require that specified measures be taken. If such measures are not taken by the relevant regulated person, the competent authority may take those steps itself and recover the costs from various parties. Liability is retrospective.

NEMA creates the possibility of a class action against any entity for the potential or actual adverse consequences of a particular activity on the environment.

Property

As of December 31, 2012, our significant properties consisted of the following:

•	Three TiO2 facilities located in Hamilton, Mississippi, Kwinana, Western Australia and Botlek, The Netherlands;

•	An EMD and boron facility located in Henderson, Nevada;

•	The KZN Sands mine, Namakwa Sands mine, Hillendale mine and Fairbreeze mine located in South Africa;

•	The Cooljarloo mine located in Western Australia;

•	Corporate offices located in Stamford, Connecticut; and

•	Research and development facilities located in Oklahoma City, Oklahoma.

TiO2 and Electrolytic Facilities

Our TiO2 and electrolytic facilities consist of the physical assets necessary and appropriate to produce, distribute and supply our TiO2, electrolytic manganese dioxide, sodium chlorate, boron-based and other specialty chemicals and consist mainly of manufacturing and distribution facilities. We believe our properties are in good operating condition and are well maintained. Pursuant to separate financing agreements, substantially all of our U.S. properties are pledged or encumbered to support or otherwise provide the security for our indebtedness.

The following table summarizes our TiO2 production facilities and production capacity (in gross tonnes per year) as of December 31, 2012, by location:

Facility	Production	TiO2 Capacity	Process	Property Owned/Leased	Facility Owned/Leased
Hamilton, Mississippi	TiO2	225,000	Chloride	Owned	Owned
Kwinana, Western Australia	TiO2	150,000	Chloride	Owned	Owned
Botlek, the Netherlands	TiO2	90,000	Chloride	Leased	Owned

The following table summarizes our electrolytic facilities and production capacity (in gross tonnes per year) as of December 31, 2012, by location:

Facility	Product	Capacity	Property Owned/Leased	Facility Owned/Leased
Hamilton, Mississippi	Sodium chlorate	150,000	Owned	Owned
Henderson, Nevada	EMD	27,000	Leased	Owned
Henderson, Nevada	Boron products	525	Leased	Owned

Mineral Sands Licenses and Leases

We mine valuable heavy minerals (“VHM”), including ilmenite, rutile, leucoxene, zircon, at three separate operations; Namakwa Sands and KZN Sands in South Africa at and Cooljarloo in Western Australia. All three mining operations produce two principal commercial product lines: titanium minerals, such as ilmenite, natural rutile, and leucoxene, and zircon, a zirconium silicate mineral. The individual titanium minerals and zircon all have distinct commercial markets, and the titanium minerals are valuable as either mineral concentrates or as vertically integrated TiO2 feedstock. Most or all of the ilmenite mined at Namakwa Sands or KZN Sands is intended for smelter feed for titanium slag production at Saldanha Bay and Empangeni, respectively, and ilmenite from Western Australia is internally consumed as synthetic rutile feed at the Chandala metallurgical complex. The synthetic rutile product from Chandala is vertically-integrated with our pigment plant in Kwinana, Western Australia, or it can be marketed as a separate commercial product. The internal valuation of titanium and zircon mineral production is dynamic and relatively complex in terms of our HMS mining-titanium feedstock-TiO2 supply chain.

South Africa

Our primary South African mining rights are the Fairbreeze, Hillendale and Namakwa Sands mining rights.

The Fairbreeze Conversion mining right was an old order mining right in respect of heavy minerals (“HM”) ilmenite, rutile and zircon, which was converted to a new order right and executed by the South African DMR on March 23, 2010 and is valid for a period of 25 years. The Fairbreeze C Extension mining right is a new order mining right in respect of HM ilmenite, rutile and zircon, executed by the DMR on April 9, 2009 and is valid for a period of 30 years.

The Hillendale mining right at KZN Sands was an old order mining right in respect of HM, which was converted to a new order mining right on March 23, 2010. The Hillendale mining right is valid for a period of 25 years, until 2035.

The Hartebeestekom mining right at Namakwa Sands was an old order mining right in respect of HM, which was converted to a new order mining right and ceded by Anglo Operations Limited to TSA Sands on August 25, 2008. The Hartebeestekom mining right is valid for a period of 30 years, until 2038. The Rietfontein Conversion mining right at Namakwa Sands is an old order mining right in respect of HM, which was converted to a new order mining right and ceded by Anglo Operations Limited on August 25, 2008. The Rietfontein Conversion mining right is valid for a period of 30 years, until 2038.

An application for renewal of a mining right must be submitted within 60 working days prior to the mining right’s expiry date. A mining right may be renewed for further periods, each of which may not exceed 30 years. The Minister of Mineral Resources must grant a renewal of a mining right if the holder has complied with the South African MPRDA.

Australia

Our Australian mining leases are at Cooljarloo, Jurien and the Dongara Project mining rights. Our Australian operations also manage six exploration licenses at Cooljarloo West, for areas which are currently under active exploration.

There is one mining lease at Cooljarloo, which was granted on March 2, 1989 for a term of 21 years. The term was extended for an additional 10 years in 2010, and will expire on March 1, 2020 (unless the term is further extended).

Our Australian operations have three mining leases at Jurien, which were all granted in 1989 and which were all extended in 2010 for an additional 21 year term ending in 2031. No mining or processing activity has been conducted at Jurien since 1994.

Our Australian operations have six mining leases over the Dongara Project area. Our Australian operations are in the process of having a Public Environmental Review performed on the Dongara Project area in order to obtain approval to mine from the Environmental Protection Authority (Western Australia). Fourteen additional mining leases over the Dongara Project area are currently under application and are progressing through the future act process under the Native Title Act prior to being granted by the Department of Mines and Petroleum.

Our Australian operations are also governed by a State Agreement with the State of Western Australia, which was approved and ratified by the Parliament of Western Australia. State Agreements are contracts between the government of Western Australia and the proponents of major resources projects, and are ratified by an Act of the State Parliament. State Agreements specify the rights, obligations, terms and conditions for the development of major resources projects, and establish a framework for ongoing relations and cooperation between the State and the proponent of the project. The relevant State Agreement relating to our Australian operations is an agreement authorized and scheduled to the Mineral Sands (Cooljarloo) Mining and Processing Agreement Act 1988 (WA).

Reporting of Ore Reserves and Mineral Resources

The HM reserve estimates reported below are derived from Mineral Resource/Ore Reserve Statements (“RR Statements”) compiled and reviewed by professionals and technical specialists in Australia and South. The estimates provided are required to be in accordance with the mineral resource reporting standards developed by the Joint Ore Reserves Committee of The Australian Institute of Mining and Metallurgy (the “JORC”), and SAMREC/SAMVAL Committee (“SSC”). The JORC is responsible for the JORC Code and the SSC is responsible for the SAMREC Code.

The individual RR Statements contain detailed descriptions of the regional and deposit geology, technical data collection and validation, reserve computation and modeling techniques and other details related to the estimated mineral resource and ore reserve classifications. Each RR Statement is internally reviewed and authorized, and our Western Australia and South Africa operations routinely contract external consultants for audits of their resource and reserve estimates.

The stated Proven and Probable HM Reserve estimates in the table below are unchanged from the Proved and Probable Reserves in the three RR Statements. The HM Reserves classified in accordance with the definition standards of the JORC Code and SAMREC Code as “Proved Reserves” and “Probable Reserves” are consistent with the definitions of “Proven (Measured) Reserves” and “Probable (Indicated) Reserves” under U.S. Securities and Exchange Commission Industry Guide 7, Description of Property by Issuers Engaged or to Be Engaged in Significant Mining Operations, (the “SEC Guide 7”). The reserve estimates have allowed for various modifying factors, such as mining dilution, mining and metallurgical recoveries, and legal and environmental permitting. The stated HM Reserves reflect a reasonable expectation that all necessary permits and approvals will be obtained for new mines at Fairbreeze, Dongara and Jurien, and that current mining authorizations will be maintained.

Mineral Reserves

At December 31, 2012, HM ore reserves totaled approximately 884 million tonnes of ore containing approximately 58 million tonnes of HM. Based on HM assemblage data, the in-place reserves contain approximately 25 million tonnes of ilmenite, approximately 2 million tonnes of rutile, approximately 2 million tonnes of leucoxene and approximately 5 million tonnes of zircon, for a total valuable HM content of approximately 34 million tonnes. The titanium minerals and zircon have been determined to be economically extractable, after allowing for mining, concentration, metallurgical, infrastructure, legal, environmental, marketing and other factors.

The HM reserves are the portions of mineral deposits that can be economically and legally extracted, as of December 31, 2012, from inventories of mineral deposits in South Africa and Western Australia. The reserves include remaining ore in our active mines in South Africa and Australia, as well as portions of other deposits controlled by us that have classified as reserves.

At December 31, 2012, our HM reserves were as follows:

Operation	Operating Unit Tronox %(1)	Location	Status	Reserves Category Proven or Probable	HM (Ore) Reserves (In million tonnes)	Grade (% THM)	Total HM (In thousand tonnes)	VHM (In thousand tonnes)	Total HM 2012-2011 (In thousand tonnes)
NAMAKWA SANDS	Mineral Sands (Pty) Ltd (74%)	Western Cape, South Africa	2 Open Cut mines	Proven	272	9.7%	26,374	13,405
				Probable	160	7.1%	11,429	5,899

				Total Namakwa	432	8.8%	37,804	19,269	8,753

Hillendale	KZN Sands (74%)	KwaZulu- Natal, South Africa	Open Cut Hydraulic mine	Proven	3	5.0%	144	103
				Probable	—		—	—

				Total	3	5.0%	144	103

Fairbreeze	KZN Sands) (74%)	KwaZulu- Natal, South Africa	Open Cut hydraulic mine under construction	Proved	114	7.7%	8,840	6,756
				Probable	26	5.0%	1,274	877

				Total	140	7.2%	10,115	7,633

KZN SANDS	Tronox (74%)	Republic of South Africa		Proved	117	7.7%	8,984	6,858
				Probable	26	5.0%	1,274	877

				Total KZN	143	7.2%	10,258	7,735	2,462

Cooljarloo	Western Australia (100%)	Western Australia	Dredge Mine and Open Cut Mine	Proved	171	2.1%	3,620	2,796
				Probable	58	2.1%	1,234	1,008

				Total	229	2.1%	4,854	3,804	(929)

Dongara	Western Australia (100%)	Western Australia	Future Dry and/or Dredge Mine	Proved	65	5.1%	3,324	2,291
				Probable	—		—	—

				Total	65	5.1%	3,324	2,291	1,170

Jurien	Western Australia (100%)	Western Australia		Proved	—
				Probable	16	7.9%	1,240	906

			Future mine	Total	16	7.9%	1,240	906	—

WESTERN AUSTRALIA (WA)	Western Australia (100%)	Western Australia		Proved	236		6,944	5,087
				Probable	73		2,474	1,914

				Total WA	309		9,418	7,001	241

TOTAL PROVEN + PROBABLE RESERVES(2)					884		57,500	34,000	11,456

(1)	In connection with the Transaction, Exxaro retained an approximate 26% ownership in the South African operations that are port of the mineral sands business in order to comply with the Black Economic Empowerment legislation in South Africa. Additionally, in connection with the Transaction, the Company owns 100% of the operations formerly operated by the Tiwest joint venture.
(2)	Mineral reserves are shown as 100% regardless of our effective ownership percentage.

The following table reflects HM reserves combined under Tronox Limited for the years ended December 31, 2012, 2011 and 2010, and reflects both 100% of all HM reserves as well as the HM reserves directly attributable to Tronox (100% of the Australian reserves plus 74% of South African reserves).

Heavy Mineral Reserves (in thousands tonnes)	2012	2011	2010
Namakwa Sands	37,800	39,300	61,700
KZN Sands	10,300	10,500	10,800

South Africa	48,100	49,800	72,500

Cooljarloo	4,900	5,800	3,100
Dongara	3,300	2,200	2,200
Jurien	1,200	1,200	1,200

Australia	9,400	9,200	6,500

TOTAL (100%)	57,500	59,000	79,000
TOTAL ATTRIBUTABLE (74% RSA)	45,000	46,000	60,100

The following table summarizes the proven and probable valuable heavy mineral composition of the total heavy minerals as of December 31, 2012:

	Total Ore Reserves (Mt)	Reserves% THM	Total In-place THM (Kt)	Reserves% VHM	VHM (Kt)	ILMENITE%	RUTILE%	LEUCOX-ENE%	ZIRCON%
Namakwa, Western Cape, RSA	432.2	8.80%	37,804	4.50%	19,269	34	2.5	5.4	9
Hillendale, KwaZulu-Natal, RSA	2.9	5.00%	144	3.60%	103	59	3.8	2	6.8
Fairbreeze, KwaZulu-Natal, RSA	139.6	7.20%	10,115	5.50%	7,633	62	3.4	1.7	8.4
Cooljarloo, Western Australia	228.7	2.10%	4,854	1.70%	3,804	61	5	2.8	9.7
Dongara, Western Australia	64.6	5.10%	3,324	3.50%	2,291	49	6.1	2.8	11.2
Jurien, Western Australia	15.7	7.90%	1,240	5.80%	906	54	6.8	2.3	10
Total Ore Reserves (Mt), THM (Kt) and VHM (Kt)	883.7		57,479		34,006

Notations:

All reserves are reported at 100% without respect to Tronox share of South African reserves

Total Reserves (ROM) includes Proven and Probable Reserves in Mt (million metric tonnes)

THM = Total Heavy Minerals of approx density 2.96 gm/cm3 or greater. Kt = kilotons (000’s metric tonnes)

VHM = Valuable Heavy Minerals: ilmenite (TiFeO3), leucoxene (TiFe1-xO3), rutile (TiO2) and zircon (ZrSiO4). Kt = kilotons (000’s metric tonnes)

Reserve percentages of ilmenite, rutile, leucoxene and zircon are in-place, calculated as % of THM assemblage

Tronox’s mining operations and mineral resource specialists determine ore reserves from the Company’s inventory of mineralized material by applying realistically-assumed geological, mining, metallurgical, environmental, infrastructure, legal, marketing, social, and governmental factors to life-of-mine and economic models. Those and all other applicable modifying factors were considered in sufficient detail to demonstrate that extraction is economically viable as of December 31, 2012.

Geology and Heavy Mineral Deposits

Heavy mineral placer deposits are detrital accumulations of HM, which are resistant to mechanical erosion, have densities of 2.96 gm/cm3 or greater, have been liberated by weathering and erosion, and are transported by fluvial, marine or wind to depositional “traps” suitable for accumulation and concentration of economic minerals. Titanium-zirconium deposits, which are the type mined or contemplated to be mined in Australia and South Africa, belong to a class of ore deposit known as heavy mineral sands (“HMS”) deposits. HMS deposits are characterized by natural concentrations of titanium minerals (ilmenite, natural rutile, and leucoxene) and zircon, a zirconium silicate mineral, with variable concentrations of accessory heavy minerals such as garnet, monazite, staurolite and other resistate minerals, as they are resistant to chemical weathering. The three operating regions of our mineral sands business segment are located in coastal plains of the Atlantic Ocean of western South Africa and the Indian Ocean of eastern South Africa, and Western Australia. Past geologic environments favored accumulations of heavy minerals in these HMS provinces due to: 1) weathering and erosion to liberate titanium minerals and zircon from source rock terranes; 2) fluvial transport of those and other heavy minerals to contemporary coastlines (“paleo-shorelines”); and 3) concentration of the valuable HM in coastal paleo-environments as alluvial deposits in beach strandlines, proximal offshore or estuarine paleo-environments, or in sand dune complexes.

The following is a description of our three principal regions where we explore for and mine heavy mineral deposits.

Namakwa Sands

Namakwa Sands extracts heavy minerals from two open-cut mines on the semi-arid Atlantic coastal plain (Namaqualand Coastal Plain) near Brand se Baai, 92 kilometers northwest of Vredendal and approximately 350 kilometers north of Cape Town in the Western Cape Province, South Africa. The Namakwa HM reserves are hosted by aeolian (dune) sands accumulated during Late Miocene-Pliocene (approximately 6 million to 2.5 million years before present) and underlying Miocene-age strandline HM placers. The mineralized alluvial deposits overlie basement rocks of the Namaqualand Metamorphic Complex and other units of probable Mid-Proterozoic age (1.6 billion to 900 million years) that provided the heavy minerals to the surficial transportation and depositional environments that resulted in accumulations of heavy minerals. The Namakwa deposit is genetically related to repetitive cycles of weathering, erosion, fluvial transport, marine transgression/regression cycles, HM deposition in strandlines that favored northwest-facing J-shaped bays, and re-distribution and winnowing of sands by winds and topography into a heavy mineral-enriched aeolian dune complex.

The general dimensions of the overall Namakwa deposit are approximately 15 kilometers in a northeasterly direction, with a width of up to four km and variable thicknesses of mineralization. The bulk of the Namakwa HM reserves are hosted by a compound paleo-dune complex composed of sand re-worked from a massive amount of sediment supply to the coastal environment and accumulated in a large trangressive dune field. The Orange Feldspathic Sand (“OFS”) unit dominates the dune complex and is subdivided into two economic domains based on valuable heavy mineral grades, driven by zircon, and a non-economic domain. Mining conditions in the OFS can be adversely affected by layers of “duripan,” generally discontinuous layers of with hard cement composed of varying proportions of iron, calcium, magnesium and silica, believed to be remobilized by episodic chemical weathering cycles and possibly microbial activity and re-deposited in the OFS. An overlying unit of much less volume than the OFS, but of high economic significance, is a sheet-like unit of aeolian sand known as the Red Aeolian Sand (“RAS”). Deposition of the RAS was apparently controlled fluvial bends, topography, and a prevailing south-southwesterly wind. The RAS is characterized by relatively high HM grades and less difficult mining conditions, compared to OFS mineralization. HM concentrations in strandlines and foredunes in the modern shoreline environment are termed Recent Emergent Terraces (“RET”). The mineralized RET are not included in the Namakwa HM Reserves, as they are currently within an environmental exclusion zone; however, they are included in the mineral resource inventory and may be mineable in the future, subject to mining.

A younger mineralized unit, the RAS of probable Pleistocene age, forms a sheet-like layer with generally higher HM grades over an area of approximately 17,000 hectares (42,000 acres), not all of which is classified as ore reserves. Zircon contributes significantly to Namakwa Sands’ internal valuation and ore reserve calculations.

The Namakwa HM reserves are excavated by two “dry” mining operations. The Namakwa West mine involves stripping of near-surface RAS ore, followed by dry mining of the deeper, internally-variable OFS ore. The Namakwa East mine is a relatively shallow strip mine exclusively in the RAS ore. Current mine production exceeds 20 million tonnes per annum with the West mining rate about twice that of the East mine. Both the West and East Namakwa mines have a dedicated principal concentration plant (“PCP”) with gravity and magnetic separation equipment to produce HM concentrates as feed to a secondary concentration plant (“SCP”) at the Brand se Baai mine site. Magnetic and non-magnetic heavy mineral concentrate (“HMC”) from the SCP are then transported by truck approximately 50 kilometers south to Namakwa’s dry mineral separation plant at Koekenaap, 35 kilometers west of Vredendal. The Koekenaap mineral separation plant (“MSP”) has flexibility to produce multiple commercial mineral concentrates, including at least two zircon concentrates and a high-titanium concentrate composed of rutile and leucoxene, and an ilmenite concentrate for feedstock to a dual DC-arc electric furnace smelter at Saldanha for production of titanium slag and pig iron. All mineral, iron and titanium-slag products are exported from the port of Saldanha Bay, approximately 150 kilometers north of Cape Town.

KZN Sands

KZN Sands operations include the nearly-depleted Hillendale mine and the planned Fairbreeze mine, currently under construction, 20 kilometers and 45 kilometers, respectively, southwest of Richards Bay, KZN Province, South Africa.

Both the Hillendale and Fairbreeze HMS deposits are hosted by paleo-dunes of the Pliocene Berea Red Sands, fine-grained sand and silt whose distinctive red coloration is interpreted to result from oxidation and degradation of iron-bearing minerals. The Fairbreeze “deposit” is actually a NNE-trend of deposits ~2 km inland from the present coastline extending about 12 km southward from the town of Mtunzini. Dissection of the Fairbreeze dune topography by local rivers and streams has led to division of the deposit into five discrete bodies, mapped as Fairbreeze A, B, C, C-ext, and D. The coastal plain is about 25 kilometers wide at Empangeni, south of Richards Bay and the site of the central processing complex (“CPC”) of KZN Sands, then narrows rapidly southward to about 6 km at Hillendale and less than 2 km at Fairbreeze, south of the village of Mtunzine. The Hillendale dune system is of probable Pliocene age, and the Fairbreeze deposit is hosted by a younger, transgressive dune complex believed to have formed during the Pleistocene-Holocene.

Hydraulic mining techniques employed successfully at the Hillendale mine will be used at Fairbreeze. The ore is washed via high-pressure hydraulic mining into a sump from which the ore slurry is pumped to a nearby land-based primary wet plant (“PWP”) for production of a HMC. The HMC is transported by truck to the Empangeni CPC approximately 20 km from the Hillendale mine and 40 km from the future Fairbreeze mine. The CPC consists of two sections: a MSP for production of ilmenite, rutile and zircon mineral concentrates, and a dual electric-arc furnace smelter for production of titanium slag and pig iron.

Western Australia

The Cooljarloo-Jurien HM district is in an approximately 30 km wide strip of the northern Swan Coastal Plain about 165-210 kilometers north of Perth, and includes the Cooljarloo HMS mine, the Jurien heavy mineral reserve and several active exploration projects. The Dongara project, where a dry mining definitive feasibility study has been completed and a dredge mining definitive feasibility study is in progress, is approximately 350 km north of Perth, or about 150 km north of the Cooljarloo-Jurien region. The mining and exploration tenure and activities were formerly conducted by the Tiwest Joint Venture. The Swan Coastal Plain is underlain by sediments of the Perth Basin, including Jurassic, Cretaceous, and early Tertiary sequences of various lithologies and a veneer of Late-Tertiary and Quaternary sediments of varying proportions of sand, silt, clay and limestone, mostly of Pliocene to Pleistocene age in the Cooljarloo area west of the Gingin Scarp. The Gingin and related Darling Scarp further south near Perth are escarpments caused by the Darling Fault, which basically forms the boundary between rocks of the Yilgarn Craton to the east and the sedimentary units of the Perth Basin to the west in the Cooljarloo area.

Detrital heavy minerals of the Perth Basin include the ilmenite, rutile and zircon of the Eneabba, Cooljarloo, Capel and other well-known heavy mineral sands districts. The HM were liberated from igneous and metamorphic rocks of the Yilgarn Craton by weathering, and transported by paleo-drainages to the coast where they were concentrated by combinations of longshore drift and wave action. High-grade HMS deposits of probable Pliocene age formed near the base of a regional escarpment known as the Gingin Scarp in the North Perth Basin (Eneabba, Cooljarloo) and as the Darling and Whicher Scarps of the South Perth Basin (Yoganup, Waroona). Younger shorelines within HM deposits associated with Quaternary shorelines occur west of these deposits in the Capel district south of Perth, but these deposits in the North Perth Basin (Jurien, Dongara) have been less exploited due to overburden composed of “calc-arenite” (limestone) and younger sands.

The Cooljarloo mine exploits a complex of HM-mineralized, unconsolidated sediments deposited as beach strandlines, and in near-shore marine or estuarine environments west of the Gingin Scarp during Late Tertiary Period or Late Tertiary-Quaternary Period. The Cooljarloo mining operation consists of a two-dredge mine feeding ore to a floating concentrator, or “wet plant,” and a dry mining operation feeding ore to a land-based concentration plant. Production rates vary, but approximately 750,000 tonnes of HMC from approximately 20 million tonnes of ore at Cooljarloo are transported approximately 100 kilometers south via truck to the Chandala mineral separation plant/synthetic rutile metallurgical complex at Muchea, where the HMC is separated into its VHM components: ilmenite, natural rutile, leucoxene and zircon. Ilmenite is fed to the Chandala synthetic rutile facility, and the other VHM concentrates are transported to Bunbury or other Western Australia ports for sale.

The Cooljarloo mine has been in continuous operation since 1989, and average HM grades are decreasing. Tronox is actively exploring other HM deposits south, west and northwest of the Cooljarloo mine. The strategic goal of our Western Australia Resource Technology and Development Group is to sustain HMC production and ilmenite feed to the Chandala and plants beyond 2020. A dry-mining definitive feasibility study (“DFS”) and a dredge-mining prefeasibility study have been completed at Dongara, and a dredge-mining DFS is currently underway.

Both Jurien and Dongara are younger deposits of probable Quaternary age with locally very high HM grades. The Jurien HM reserves are overlain by “calc-arenite,” (limestone). Historical mining and exploration of the Jurien deposit in the 1970s by junior miner Black Sands and Western Mining Corporation generated much of the data utilized in past reserve statements by Tronox, but the data base and resource modeling of the deposit have been recently updated during 2011-2012 to feasibility-equivalent, wherein the prior HM reserve estimate has been validated. The Dongara deposit complex consists of eight or more Quaternary-age strandline HM deposits which characteristically narrow widths, elongated north-south, and relative high-grade cores with lower-grade margins. Tronox intends to systematically develop the Dongara deposits as the Cooljarloo ore body becomes progressively depleted from 2014 onward.

Tenure

Exploration and mining activities in Australia and South Africa are governed by the legal and regulatory framework of the respective national and state or provincial authorities. Mineral exploration and development in Western Australia is regulated and administered by the Western Australia Department of Mines and Petroleum under the Mining Act 1978. The Mining Act contains provisions for a variety of tenements including prospecting, exploration, retention and other licenses, and mining leases. Mining lease applications are subject to multiple levels of review, including public comment before mineral title is granted, and mining approvals are subject to environmental and other regulatory approvals.

We own mining rights for 29,691 hectares (73,368 acres) in Western Australia, in addition to a mining lease grant covering 9,745 hectares (24,080 acres) under the Western Australia State Agreement Act at the Cooljarloo mine. Twenty mining leases covering 17,890 hectares (44,207 acres) have been granted at Dongara, six of which were in a public comment period at December 31, 2012 as part of the environmental approval process. Three mining leases covering 2,056 hectares (5,080 acres) at Jurien are in effect until 2021, and applications for extension are anticipated.

The MPRDA went into effect in 2004 and is the primary regulatory framework legislation in South Africa. The MPRDA is regulated through the DMR and Minister of Mining and establishes the State of South Africa as the custodian of all mineral resources, effectively transferring privately-owned mineral rights to the State and requiring prior owners or grantees of mineral rights to apply to the DMR for “new order” rights over the previously-held mineral tenements. In addition to the MPRDA other statutes regulating mining-related activities include the NEMA, and National Water Act 36 (“NWA”), and regulatory bodies include the DMR and the South African Department of Environmental Affairs, as well as agencies at the provincial level, such as the Western Cape Dept of Environmental Affairs and Development Planning and the KZN Dept of Environmental Affairs. Prospecting Rights, Mining Rights and Mining Authorities in South Africa may be independent of surface rights, and land-use rentals and access rights agreements are required in some cases.

Operation or Property	Coverage (Ha)	Mining Tenure
Cooljarloo Mine	9,745	W.A. State Agreement Act, active mine
Dongara	17,890	Aggregate 20 Mining Leases, all granted but in EPA approval phase
Jurien	2,056	Aggregate 3 Mining Leases granted; will require EPA approvals to mine
Namakwa Sands	18,626	Aggregate of >20 mining authorizations at Brand se Baai mining complex
KZN Sands Hillendale-Fairbreeze	5,749	Aggregate of seven Mining Rights granted for Hillendale, Fairbreeze and extensions in Empangeni-Mtunzine area. All converted to new order mining rights.

MANAGEMENT

Set forth below are the names of those individuals that serve as officers and directors of Tronox Limited.

Name	Age(1)	Position
Thomas Casey	61	Chairman of the Board and Chief Executive Officer
Andrew P. Hines	73	Director
Wayne A. Hinman	66	Director
Ilan Kaufthal	65	Director
Jeffry N. Quinn	54	Director
Peter Johnston	63	Director
Daniel Blue	60	Director
Wim de Klerk	49	Director
Sipho Nkosi	59	Director
John D. Romano	48	Senior Vice President and President, Pigment and Electrolytic Operations
Michael J. Foster	46	Senior Vice President, General Counsel and Secretary
Pravindran Trevor Arran	46	Senior Vice President and President, Mineral Sands Operations
Willem Van Niekerk	54	Senior Vice President, Strategic Planning and Business Development

(1)	As of August 1, 2013.

Executive Officers

Set forth below is a description of the backgrounds of our executive officers. Each of our officers joined Tronox Limited on June 15, 2012 upon completion of the Transaction with Exxaro. There are no family relationships among any of our executive officers or directors.

Thomas Casey

Chairman of the Board and Chief Executive Officer

Thomas Casey has served as Chairman of the Board and Chief Executive Officer of Tronox Limited since June 15, 2012 and served as Chairman of Tronox Incorporated since February 2011 and as Chief Executive Officer of Tronox Incorporated since October 2011. Mr. Casey served as Chief Executive Officer of Integra Telecom, Inc. from February 2011 until October 2011 when Mr. Casey assumed the position of Chief Executive Officer of Tronox Incorporated. He has previously served as Chairman of the Board of Integra Telecom between December 2009 and February 2011, Chief Executive Officer and Director of Current Group LLC between September 2006 and February 2011, Chairman of the Board of Pacific Crossing Ltd., as Chief Executive Officer and Chairman of the Board of Choice One Communications, Inc., and as Chief Executive Officer and Director of One Communication Corp and of Global Crossing Ltd. Mr. Casey was a managing director of Merrill Lynch & Co, and was a partner at Skadden, Arps, Slate, Meagher & Flom LLP and at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. He also had various positions in the United States Government, including in the Antitrust Division of the U.S. Department of Justice. Mr. Casey graduated with honors from Boston College and The George Washington University, National Law Center. These positions give Mr. Casey significant insight into, and understanding of, complex transactions and business operations, including with respect to the banking, legal, and operational aspects thereof. On April 11, 2005, the SEC, Global Crossing, Mr. Casey (who was at the relevant time the Chief Executive Officer of Global Crossing) and other members of Global Crossing’s management reached a settlement related to an SEC investigation regarding alleged violations of the reporting provisions of Section 13(a) of the Exchange Act (and regulations thereunder), with such parties agreeing not to cause any violations of such reporting provisions. In the settlement, no party admitted liability and no other violations of securities laws were alleged. The Tronox Incorporated Board of Directors was fully aware of the settlement order and its circumstances and, in naming Mr. Casey as Chief Executive Officer, expressed its confidence in his ability to serve as Chief Executive Officer.

Pravindran Trevor Arran

Senior Vice President and President, Mineral Sands Operations

Parvindran Trevor Arran has served as our Senior Vice President and President, Mineral Sands Operations since June 15, 2012. Prior to joining Tronox Limited upon completion of the Transaction he served as the Executive General Manager of Exxaro’s mineral sands and base metals business since April 2009. Prior to that he served as the Executive General Manager of Corporate Affairs and Strategy for Exxaro from November 2006 until March 2009. Mr. Arran has broad experience in the mining industry, supplemented by financial experience gained in equity markets, investment banking and new business. He holds a Bachelor of Science in Geology from the University of Durban—Westville and a Bachelor of Science with honors in Economic Geology from the University of Natal. Mr. Arran also completed the Advanced Management Programme at the University of Pretoria’s Gordon Institute of Business Science and the Business and Environment Programme at the University of Cambridge.

Michael J. Foster

Senior Vice President, General Counsel and Secretary

Michael Foster has been our Senior Vice President, General Counsel and Secretary since June 15, 2012 and the Vice President, General Counsel and Secretary of Tronox Incorporated since January 2008. Mr. Foster was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2007. Before that he served as Managing Counsel of Tronox Incorporated from 2006 to January 2008; Staff Attorney of Tronox Incorporated from 2005 to 2006 and Staff Attorney for Kerr-McGee Shared Services LLC from 2003 to 2005; Corporate Counsel for CMS Field Services from 2001 to 2003; and Counsel for Enogex, Inc. from 1998 to 2001. Mr. Foster’s experience also includes more than five years practicing law in the public and private sectors.

John D. Romano

Senior Vice President and President, Pigment and Electrolytic Operations

John Romano has been our Senior Vice President and President, Pigment and Electrolytic Operations since June 15, 2012 and the Executive Vice President of Tronox Incorporated since January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2007. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1998 to 2002.

Willem Van Niekerk

Senior Vice President, Strategic Planning and Business Development

Dr. Willem Van Niekerk has served as our Senior Vice President, Strategic Planning and Business Development since June 15, 2012. Prior to joining Tronox Limited upon completion of the Transaction, he served as the Executive General Manager of Corporate Services for Exxaro, which includes the mineral sands business, since May 2009, where he is responsible for Exxaro’s technology, research and development, information management and supply chain management departments. Prior to that, he served as Manager of Growth for Exxaro’s mineral sands and base metals business and as General Manager for Marketing and Business Development for Exxaro’s mineral sands and base metals business. Dr. Van Niekerk co-managed the Tiwest Joint Venture from 2006 to 2008. Dr. Van Niekerk has a PhD in pyrometallurgy from the University of Pretoria and oversaw the design and development of the titanium smelting technology for the slag furnaces at KZN Sands.

Board of Directors

Set forth below is a description of the directors. Unless otherwise indicated below, each of our directors joined the Tronox Limited Board on June 15, 2012 upon completion of the Transaction with Exxaro. There are no family relationships among any of our directors.

Thomas Casey

Mr. Casey’s biographical information is set forth under the caption “—Executive Officers,” above.

Andrew P. Hines

Andrew Hines has been a director since January 2011. Mr. Hines has been Executive Vice President/Chief Financial Officer of Sonar Entertainment since June 2011. The company develops, produces and distributes original made-for-television movies and mini-series. Prior to that time he was a principal of Hines and Associates, a financial management consulting firm. From September 2009 to June 2010, Mr. Hines served as Executive Vice President/Chief Financial Officer of World Color Press Inc. (formerly, Quebecor World), a company which provided high-value and comprehensive print, digital, and related services to businesses worldwide. From October 2006 to August 2009, Mr. Hines was a principal of Hines and Associates, and from October 2005 to September 2006, he served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals. Mr. Hines is also a director of C&D Technologies, Inc. and he is Chairman of that company’s Audit Committee. From November 2003 to 2007, Mr. Hines served as a director and Chairman of the Audit Committee of Superior Essex, Inc.

Mr. Hines has in-depth financial experience and highly valued senior leadership experience, making him a valued member of our Board of Directors. Because of his accounting background and extensive financial experience, Mr. Hines has been named Chairman of the Audit Committee, as well as the “Audit Committee financial expert,” as defined by the applicable rules of the SEC.

Wayne A. Hinman

Wayne Hinman has been a director since February 2011. Mr. Hinman brings a wealth of expertise in the chemicals and energy sectors. He has served in various positions at Air Products & Chemicals, Inc. during his 33 year career, including President of Asia, and most recently vice president and general manager of the worldwide merchant gases business, a $2.5 billion business. He also has served as a director on numerous joint venture boards within the industrial gases business, most recently, as Chairman of Air Products South Africa and a member of the Board of INOXAP in India. Mr Hinman also served as a member of the board of directors of American Ref-fuel, Pure Air USA, and Taylor-Wharton International. Mr Hinman served in the United States Air Force achieving the rank of Captain. He received his MBA from Virginia Polytechnic Institute and completed the Harvard AMP program.

Peter Johnston

Peter Johnston has been a director since August 1, 2012. Beginning in November 2001, Mr. Johnston has served as Managing Director and Chief Executive Officer of Minara Resources Pty Ltd, one of Australia’s and the world’s leading nickel producers. He is Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); director and past Chairman of the Nickel Institute and Vice President of the Australian Mines and Metals Association. Mr. Johnston also is currently a director of Emeco Holdings limited and Silver Lake Resources Limited. He formerly was employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd and human resources.

Ilan Kaufthal

Ilan Kaufthal has been a director since February 2011. Mr. Kaufthal brings years of banking experience to the Tronox board. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education, and information industries. Since 2008, Mr. Kaufthal has also served as Senior Advisor at Irving Place Capital. Earlier in his career, he was Vice Chairman of Investment Banking at

Bear Stearns & Co., Vice Chairman and Head of Mergers and Acquisitions at Schroder & Co., and SVP and CFO at NL Industries. Mr. Kaufthal serves on the board of directors of Cambrex, Edmunds.com, and Blyth, Inc., an NYSE-listed home expressions company based in Greenwich, Connecticut, USA. Mr. Kaufthal is a graduate of Columbia University and the New York University Graduate School of Business Administration.

Jeffry N. Quinn

Jeffry N. Quinn has been a director since February 2011. Mr. Quinn is Chairman and Chief Executive Officer of The Quinn Group LLC, a diversified holding company with investments in the industrial, active lifestyle, and entertainment sectors; as well as Quinpario Partners LLC, an investment and operating firm in the performance materials and specialty chemical sectors. Mr. Quinn is former Chairman, CEO and President of Solutia Inc., a NYSE-listed global performance materials and specialty chemical company. Joining Solutia in 2001 as Senior Vice President, General Counsel and Secretary, he became CEO and President of the company in 2004 and Chairman in 2006. He served in those capacities until Solutia was sold to Eastman Chemical Company in July 2012. Previously, Mr. Quinn was an executive officer of Premcor Inc., at that time one of the nation’s largest independent oil refiners, and Arch Coal, Inc., the nation’s second-largest coal producer. Mr. Quinn currently serves as a member of the board of directors of W.R. Grace & Co., a leading global supplier of catalysts, engineered and packaging materials and specialty construction chemicals and building materials, since November 2012 and MEMC Electronic Materials, Inc., a global leader in semiconductor and solar technology, since October 2012. Mr. Quinn was previously a director of Tecumseh Products Co. Mr. Quinn received a bachelor’s degree in Mining Engineering and a Juris Doctorate degree from the University of Kentucky.

Daniel Blue

Daniel Blue has been a director since the integration of Tronox and Exxaro Mineral Sands closed in June 2012. Mr. Blue is a senior commercial partner at Australian law firm Holding Redlich. He is the corporate and commercial group leader in the firm’s Melbourne office and co-head of its national energy and resources practice. Mr. Blue has more than 25 years of experience as an advisor, business strategist and negotiator for major mergers and acquisitions and other complex corporate and commercial matters. Mr. Blue has worked around the globe including in Australia, South Africa and Asia. He currently serves on the board of directors of Business for Millennium Development Ltd. He previously served as a director of Lynas Gold N.L. and Acclaim Exploration N.L. Mr. Blue also served as the Chairman of the Acclaim board of directors. Mr. Blue holds bachelor’s degrees in law and economics and a master’s degree in business administration from the University of Western Australia.

Wim de Klerk

Wim de Klerk has been a director of Tronox since June 2012. He is the Finance Director of Exxaro and serves on Exxaro’s board of directors. Mr. de Klerk joined Iscor Ltd., a predecessor company of Exxaro in 1996, where he served on the executive management team. In that capacity, he was responsible for strategy and continuous improvement, divesting non-core assets, and managing the Grootegeluk coal mine. In 2001, Kumba Resources (“Kumba”) was formed, a spinoff of the previous mining division of Iscor, where Mr. de Klerk was responsible for managing the mineral sands commodity business. In 2006, Mr. de Klerk was named the Finance Director of Exxaro, which was established when the company was spun off from Kumba. Mr. de Klerk is a chartered accountant and member of South African Institute for Chartered Accountants. He holds a Bachelor of Commerce from the University of Pretoria.

Sipho Nkosi

Sipho Nkosi has been a director of Tronox since June 2012. Mr. Nkosi is the Chief Executive Officer of Exxaro and serves on Exxaro’s board of directors. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which, he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of Exxaro in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States.

Board Committees

Standing committees of the Tronox Limited board are the following: the Audit Committee, the Human Resources and Compensation Committee (“HRCC”) and the Corporate Governance and Nominating Committee (“CGNC”). Each of the board’s committees has a written charter, which can be found on the “Corporate Governance” page of the “Investor Relations” section of our website at www.tronox.com. During the fiscal year ended December 31, 2012, there were four meetings held by the audit committee, two meetings held by the HRCC and two meetings held by the CGNC. The table below provides current membership and fiscal year 2012 meeting information for each of the Board committees.

Name	Audit	HRCC	CGNC
Thomas Casey*
Daniel Blue	—	—
Andrew P. Hines	Δ
Wayne A. Hinman		—	Δ
Peter Johnston			—
Ilan Kaufthal	—	—	—
Jeffry N. Quinn		Δ

*	Chairman of the Board
Δ	Chair
—	Member

Corporate Governance and Nominating Committee

The CGNC assists the Board of Directors with respect to: (a) the organization and membership and function of the Board of Directors, including the identification and recommendation of director nominees and the structure and membership of each committee of the Board of Directors, (b) corporate governance principles applicable to the Company and (c) the Company’s policies and programs that relate to matters of corporate responsibility. The CGNC reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format and frequency of the meetings. The CGNC has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, the CGNC, when considering a potential candidate, will factor into its determination the following qualities of a candidate: professional experience, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders. It also takes account of relevant legal and stock exchange listing requirements. The CGNC also reviews and makes recommendations to the Board of Directors regarding the nature, composition and duties of the committees of the Board of Directors. The CGNC reviews and considers shareholder recommended candidates for nomination to the Board of Directors. It is the Board of Directors’ policy that shareholders may propose nominees for consideration by the CGNC by submitting the names and other relevant information to the Corporate Secretary at the following address: Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

Audit Committee

The primary responsibilities of the audit committee are to oversee the accounting and financial reporting processes of our company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The audit committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management and the Board of Directors have established. The audit committee oversees the independent registered public auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent registered public auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

The audit committee is comprised of three members, each of whom was elected by the Board of Directors. Our Board of Directors has determined that Mr. Hines qualifies as an “audit committee financial expert.” Mr. Hines has in-depth financial experience and highly valued senior leadership experience, making him a valued member of Tronox Limited’s Board of Directors. Because of his accounting background and extensive financial experience, Mr. Hines has been named Chairman of the Audit Committee, as well as the “Audit Committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission.

Human Resource and Compensation Committee

The HRCC administers our executive compensation program and assists our Board of Directors in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers and our non-employee directors. Among its other duties, the HRCC:

•	evaluates and recommends to the Board of Directors, the total compensation of our Chief Executive Officer;

•

reviews and evaluates the salaries and benefits recommended by our Chief Executive Officer for all of our other executive officers and makes recommendations to the Board of Directors regarding the compensation paid to our other executive officers after making any changes it deems appropriate to the recommendations of our Chief Executive Officer;

•	evaluates and recommends to the Board of Directors, the incentive compensation to be awarded for all executive officers;

•

recommends to the Board of Directors individual performance goals for our Chief Executive Officer and, after making any changes it deems appropriate to the recommendations of our Chief Executive Officer, recommends to the Board of Directors performance goals for our other executive officers; and

•	considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

Code of Business Conduct and Ethics

The Company has adopted the Tronox Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and its Board of Directors. The Code of Business Conduct and Ethics is available on the Company’s website at www.tronox.com. If the Company makes any substantive amendments to the Business Code of Conduct and Ethics or grants any waiver from a provision of the Business Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

EXECUTIVE COMPENSATION

For the purposes of this Executive Compensation discussion, unless otherwise stated or the context otherwise requires, references to “we,” “us,” and “our” refer to Tronox Limited and its subsidiaries collectively.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation paid to each of Tronox Limited’s named executive officers (“NEOs”) identified in the Summary Compensation Table.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate talented executives and also to align the objectives of our executives with our shareholders’ expectations of increased value. In support of that objective, our executive compensation program is intended to:

•	provide competitive levels of total compensation for our executives;

•	reward the achievement of specific annual, long-term and strategic company goals and specific individual goals set for each executive;

•

align our executive’s interests with those of our shareholders through equity-based awards and by rewarding performance based upon established goals, with the ultimate objective of improving shareholder value; and

•	motivate our executives and other employees to achieve superior results.

Setting Executive Compensation

Elements of Compensation

The Human Resources and Compensation Committee (“HRCC”) determines all components of executive compensation and will consider the following elements to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to both overall and individual performance;

•	grants of long-term equity-based compensation, such as restricted shares or options;

•	termination and change of control provisions; and

•	benefits generally available to employees.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our shareholders.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial and job security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders and executives alike. Our compensation mix, which includes short- and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. All incentives are aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as discussed under “—Other Compensation Practices—Market Competitiveness.”

Role of the Human Resources and Compensation Committee

The HRCC administers our executive compensation program and assists our board of directors in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers and our non-employee directors. Among its other duties, the HRCC:

•

evaluates and determines the salary, incentives, and benefits making up the total compensation of our Chief Executive Officer and recommends to the board of directors for approval any changes to the compensation elements for the Chief Executive Officer;

•

reviews and evaluates the salaries, incentives and benefits recommended by our Chief Executive Officer for all of our other executive officers and determines the actual compensation paid to these executives after making any changes it deems appropriate from the recommendations of our Chief Executive Officer;

•

defines the terms and conditions, including performance metrics, for the stock options, restricted shares, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;

•

recommends to the board of directors individual performance goals for our Chief Executive Officer and, after making any changes it deems appropriate to the recommendations for our Chief Executive Officer, recommends to the board of directors performance goals for our other executive officers; and

•	considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

The HRCC has targeted compensation at the median of benchmark statistics provided by our independent compensation consultant for each element of total compensation (base, annual incentive and long-term incentives). The actual pay level for each named executive officer may vary from these targeted levels based on experience, job performance, actual duties and company performance. The compensation of our Chief Executive Officer is approved by the board of directors based upon recommendations from the HRCC. When making recommendations with respect to our named executive officers other than our Chief Executive Officer, the HRCC considers the recommendations made by the Chief Executive Officer and his evaluation of our other executive officers performance.

Elements considered by the HRCC and our Chief Executive Officer when reviewing our performance include: stock price, our performance as measured against the performance goals established for the previous year, non-controllable events that may impact our performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring our performance. The individual performance of our named executive officers is measured against individual performance goals that were set for each named executive officer.

Our HRCC and Board of Directors have analyzed and continue to monitor whether our compensation practices with respect to executive officers or any of its employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC and the board of directors have all determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the company.

Role of the Compensation Consultant

The HRCC has engaged Lyons, Benenson & Company Inc. as its compensation consultant, to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives and non-employee directors. Our compensation consultant provides the HRCC with among other things, a competitive pay analysis comparing the compensation of our named executive officers against benchmark compensation statistics; program design advice, and an independent review of compensation proposals developed by management. In carrying out its assignments, Lyons, Benenson & Company Inc. may also interact with management when necessary and appropriate. Lyons, Benenson & Company Inc. may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the HRCC in order to confirm alignment with our business strategy, and identify data questions or other similar issues, if any. A representative from Lyons, Benenson & Company attended all HRCC meetings in 2012 and performed no other services for the company or its management other than that described above. The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance.

Role of our CEO and Management in Determining Performance

At the beginning of each year, the CEO recommends to the HRCC the objectives he believes should be achieved for the company to be successful, based upon the approval of the company’s annual budget. These objectives will be used to measure the CEO’s performance during the year and include both financial and strategic measures. These goals are approved by the HRCC at its February meeting. In addition, some of these objectives will be used by the HRCC in setting the metrics for the annual incentive plan. In the beginning of the year, the CEO also recommends target compensation levels for annual and long-term awards for the executive officers other than the CEO and the board of directors approves the target levels of compensation for the CEO.

At the end of the performance year, the CEO completes a performance evaluation for his own performance and reviews his evaluation with the HRCC. The full board also provides input on the CEO’s performance and submits this to the chair of the HRCC for consolidation. The HRCC consolidates all inputs and leads a discussion with the full board at the February meeting. The full board will determine the incentive amount and any base salary change for the CEO. Feedback will be provided to the CEO by the HRCC chair.

In addition, each executive officer completes a performance evaluation for his own performance and reviews his evaluation with the CEO. The CEO then summarizes these results and brings them to the HRCC along with his initial recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The CEO also receives market data and input from the Chief Human Resources Officer. The HRCC will then determine the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.

Components of Executive Compensation

The principal components of our executive compensation program and the purpose of each component are presented in the following table. As described above, we target the median of each element of direct compensation as compared to market data in the Towers Watson executive compensation survey as well as compared to our peer group (as described under “Other Compensation Practices—Market Competitiveness”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.

Component	Key Characteristics	Purpose	Principal 2012 Actions
Base Salary	• Fixed compensation. • Reviewed annually and adjusted if needed based on performance and market comparison.	• Intended to compensate executive officers for the responsibility of the position held.	• Adjustments made to some executive officers to better reflect larger scope of responsibility in new merged company.

Annual Incentive Awards	• Variable compensation targeted as a percentage of base salary. • Performance-based measured on corporate and business unit performance and levels of individual contributions.	• Intended to motivate and reward executive officers for achieving short-term business objectives that drive overall performance.	• 2012 payments reduced from target by 90%. • 2012 payments for the named executive officers ranged from $17,821 to $150,000.

Long-Term Incentive Awards

•       Variable compensation targeted as a percentage of base salary.

•       Generally granted annually as a combination of stock options, time-based restricted shares, and performance-based restricted shares.

•       Amounts actually earned will vary based on stock price and corporate performance.

• Intended to motivate and reward executive officers for achieving long-term business objectives that align with the interests of our shareholders.

•       The named executive officers other than the CEO and CFO received LTIP grants in June 2012 ranging from 130% to 150% of base salary.

•       Our CFO received equity awards upon his hire.

•       Our CEO received a 2012 equity award as stipulated in his employment agreement.

Limited Perquisites	• Financial counseling assistance.	• Given altered responsibilities and relocation, intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.	• New financial counseling benefit approved by the board of directors to pay up to $10,000/year per executive officer.

Component	Key Characteristics	Purpose	Principal 2012 Actions
Other Benefits	• Additional elements defined by local country practice including medical and other insurance benefits, pension or other long-term savings plans, and post-employment compensation.	• Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	• No significant changes to programs in 2012.

Base Salary

We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success. Base salary is intended to be set at a level needed to attract and retain quality executive officers. While the HRCC uses benchmark statistics to guide it in its recommendations regarding levels of base salary, it has considerable discretion when making its recommendations and considers our financial performance and the individual performance of our named executive officers when making recommendations regarding base salary. During 2012, the HRCC adjusted the salary levels for all of the executive officers except for our CEO to get them better aligned to market data for their expanded positions in the new company.

Annual Incentive Plan

For 2012, Tronox’s executive officers were eligible to receive cash awards under the 2012 Annual Incentive Plan.

The size of the potential incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The Target Percentage for our CEO was 150% of his base salary and the Target Percentage for the other named executive officers ranged from 65% to 75% of base salary. The board of directors considers the recommendations of the HRCC and benchmark statistics when setting the Target Percentage for the CEO each year.

At the beginning of each year the HRCC establishes the performance goals and metrics under the Annual Incentive Plan and the portion of the bonus attributable to the achievement of each performance goal. The board of directors approves these goals for the CEO. These performance goals are tied to measures that the board of directors believes will benefit our shareholders the most. While initial EBITDA goals were established for the original business in the beginning of 2012, these were not solely used at the end of the year due to the restructuring and the overall company goals changing with the establishment of the new Tronox.

At the January 2013 HRCC meeting, our CEO presented the performance results of the company to the HRCC for their review and their determination of the bonus pool. Our CEO reviewed the company’s performance during 2012, during which we improved our safety performance, generated approximately $500 million of Adjusted EBITDA, closed the acquisition of a feedstock supplier to our pigment business, listed our shares on the NYSE, returned almost $600 million in cash to shareholders, raised $900 million in new capital in market financing, exceeded the cost-savings forecast from our merger, and engaged in a variety of other cost control and efficiency enhancing initiatives.

Performance for our business, as well as for our peers, was significantly lower than forecast at the beginning of the year, due to changes in total market demand resulting from weaker macroeconomic conditions in Europe, China (and the Asia Pacific region generally) that was not offset by economic activity in North America.

Moreover, we believe that many of our customers built significant inventories of our TiO2 product in 2011 that they used to reduce pigment purchases in 2012. As a result of these and other market developments, we did not produce the financial performance that we had forecast for 2012.

Under these circumstances, our CEO recommended, and the HRCC Committee approved, a reduction in annual performance bonuses by 90% from target levels. The Committee recognized that management had performed well under difficult conditions that affected the entire industry and expressed its continued confidence in the management team.

Long-Term Incentive Program

We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance by tying these incentives to the performance of our total shareholder return and return on capital employed. This links the payments received by the executive officers to other shareholder’s returns and motivates long-term financial performance. The amounts of the grants were determined using competitive market data. The Target Percentage for our CEO, as defined in his employment agreement, was $3,000,000 and the Target Percentage for the other named executive officers ranged from 130% to 200% of base salary. Awards are provided under the Tronox Limited Management Equity Incentive Plan (the “Tronox Limited Equity Plan”).

In June 2012, the HRCC granted long-term incentives using a mix of stock option, time-based restricted shares, and performance-based restricted shares to Messrs. Romano, Foster, and Robert C. Gibney. In October 2012, a similar grant was issued to Dr. Van Niekerk. The annual grants to our named executive officers, other than our CEO and CFO, were allocated as follows:

Award Type	Percentage
Stock Options	25%
Time-based Restricted Shares	35%
Performance-based Restricted Shares	40%

•

Stock options provide value based solely on stock price appreciation. Grants have a term of ten years and vest one-third on each of the first three anniversaries of the date of grant. The exercise price is based on the closing price of a share of our common stock on the date of grant.

•

Restricted shares provide value based on the current stock price. The time-based restricted shares vest one-third on each of the first three anniversaries of the date of grant. Dividends are issued consistent with those issued to other shareholders.

•

Performance-based restricted shares provide value by linking the award payments to the long-term results of the company. 50% of the performance-based restricted shares are tied to our ranking of total shareholder return versus our peer group over a three-year measurement period. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable Total Shareholder Return (“TSR”) payout percentage. TSR payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.

Three-Year Total Shareholder Return Ranking	Payout Percentage
75th percentile or higher (Maximum)	200%
55th percentile or higher, but lower than 75th percentile (Target)	100%
35th percentile or higher, but lower than 55th percentile (Threshold)	25%
Below 35th percentile	0%

•

The remaining 50% of performance-based restricted shares are tied to our return of capital employed over a three-year measurement period versus our weighted average cost of capital over the same period. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable Return on Capital Employed (“ROCE”) payout percentage. ROCE payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.

Three-Year Return on Capital Employed	Payout Percentage
130% (Maximum)	200%
100% (Target)	100%
85% (Threshold)	25%
Below 85%	0%

The annual grant for our CEO was defined in his employment agreement. Per these terms, he received a grant with an initial value of $3,000,000. This consisted of 40% time-based restricted shares and 60% performance-based restricted shares. All the terms and metrics were consistent with the grants to the other executive officers described above except that the number of shares granted was based on the volume-weighted average price over the 30-day period preceding the date of grant.

Mr. Greenwell received an equity grant in January 2012 upon his hire into Tronox, which consisted of time-based restricted shares and stock options. Further details of this are described below in “Other Compensation Practices—Sign-on Incentives.”

Perquisites

During 2012, the board of directors approved a financial counseling benefit for the executive officers. Under this plan, each executive officer will be eligible for up to $10,000 per year to assist with financial planning, estate planning, and tax preparation. These amounts are considered taxable to the executive and are described in the Summary Compensation Table below under the All Other Compensation column.

Savings & Retirement Plans

All of our U.S. employees, including our named executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our named executive officers, with the opportunity to save for retirement and have the company contribute to this savings.

We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all of our U.S.-based employees, including our named executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2012, the company matched 100% of the first 3% of pay that each employee contributed and 50% of the next 3% of pay that each employee contributed. In addition, there was a discretionary profit sharing company contribution to the Savings Plan of 7.5% of employee’s eligible compensation. For 2013, the company will match 100% of the first 6% of pay that each employee contributes to the Savings Plan and will provide 6% match for the profit sharing piece. All contributions to the Savings Plan, as well as any company matching contributions, are fully vested upon contribution. For employees hired after January 1, 2012, the vesting for the profit sharing contributions is three years.

In addition to the Savings Plan, executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration Plan, we will contribute at the appropriate level to the Savings Restoration Plan on a before-tax basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.

Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”), which was frozen in April 2009, following our filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan will remain frozen going forward and we will rely on the Savings Plans as our sole employee retirement plans. Certain named executive officers remain participants in this plan as described below in the Pension Benefits as of December 31, 2012 table.

Other Compensation Practices

Market Competitiveness

Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. The HRCC annually reviews the competitiveness of each executive’s compensation as it compares to our peer group. Lyons Benenson and the HRCC designed an initial peer group for pay competitiveness and 2012-2014 performance awards in our LTIP program which included chemical, mining, and end-user companies against which Tronox competes for talent. Members of Tronox’s peer group for 2012 consisted of the following companies:

Cabot Corp.	FMC Corp.	Nalco Holding Co.	Southern Copper Corp.
Celanese Corp.	Freeport-McMoran Copper & Gold Inc.	PPG Industries, Inc.	Teck Resources Ltd.
Chemtura Corp.	Georgia Gulf Corp.	Rockwood Holdings, Inc.	The Valspar Corp.
Cliffs Natural Resources, Inc.	Huntsman Corp.	RPM Holdings, Inc.	W.R. Grace & Co.
Cytec Industries, Inc.	Kronos Worldwide, Inc.	The Sherwin Williams Co.	Westlake Chemical Corp.
Eastman Chemical Co.	The Lubrizol Co.	Solutia Inc.

At the December 2012 HRCC Meeting, a new peer group was approved to be used for future performance comparisons. This group was filtered down through a series of performance-oriented tests from 164 companies to the final 14. The review included looking at industry classification, stock price correlation, business model similarity, financial profile, and consistent analyst mention. The final approved new peer group is below:

Albemarle Corp.	Cliffs Natural Resources, Inc.	Freeport-McMoran Copper & Gold Inc.	Southern Copper Corp.
Cabot Corp.	Cytec Industries Inc.	Huntsman Corp.	Teck Resources Ltd.
Celanese Corp.	Eastman Chemical Company	Kronos Worldwide, Inc.
Chemtura Corp.	E.I. du Pont de Nemours and Company	Rockwood Holdings, Inc.

Lyons Benenson conducted an analysis for the HRCC of our executive’s compensation as it compares to the proxy data within the new peer group. As part of this analysis, each individual compensation component was reviewed as well as aggregate compensation amounts as it compared to the 50th percentile of the peer group. The Tronox total target compensation for our named executive officers was generally at the median of the peer group target compensation. However, because our bonus payments were significantly below target for 2012, the actual total compensation for our named executive officers for 2012 was generally at 78% of the peer group target compensation.

Stock Ownership Guidelines

Beginning in December 2012, the HRCC approved stock ownership guidelines that ensure that executives are aligned with the interests of our shareholders by requiring them to hold significant levels of company stock. All shares owned outright and 60% of time-based restricted shares count towards share ownership. Executives have five years to reach their ownership guidelines. Currently three of our NEOs, including our CEO, have met their ownership requirements. The ownership guidelines are presented as a percentage of base salary as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports to the CEO	100%

Clawback Policy

At the January 2013 HRCC meeting, a clawback policy was introduced and approved for executives, including all the NEOs. This policy allows for clawback on incentive compensation, from both the annual and long-term plans, when the payment was based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Sign-on Incentives

On January 2, 2012, Tronox hired Daniel D. Greenwell to serve as its Chief Financial Officer. In connection with his commencement of employment, Mr. Greenwell was granted a “sign-on” equity grant of 7,333 shares of restricted shares, an initial equity award consisting of 2,750 shares of restricted shares and 4,466 stock options, in each case, vesting in three pro-rata equal installments on each of January 2, 2013, January 2, 2014, and January 2, 2015, respectively; provided, however, the portion of each award scheduled to vest on January 2, 2013 vested immediately upon the consummation of the merger with Exxaro in June 2012. Details of these awards are shown below in the Grants of Plan-Based Awards in 2012 table.

Separation Agreement

Effective September 30, 2012, a separation agreement was entered into with Mr. Gibney, who was our former SVP and Chief Administrative Officer. In accordance with the terms of Mr. Gibney’s separation agreement, he will receive severance in the amount of $650,000 payable biweekly over the 365 days following his separation date. In addition, 7,500 shares of restricted stock vested upon his departure while all his other unvested awards were cancelled. The benefits payable to Mr. Gibney under the separation agreement are based upon the severance benefits payable to Mr. Gibney under his separation agreement upon a termination of employment without cause (as described under “—Employment Agreements”).

On February 9, 2013, Mr. Greenwell entered into a separation agreement whereby he resigned as Chief Financial Officer, effective March 31, 2013. The benefits payable to Mr. Greenwell under the separation agreement are based upon the severance benefits payable to Mr. Greenwell under his employment agreement upon a termination of employment without cause (as described below under “—Employment Agreements”). Pursuant to the terms of the separation agreement, subject to his execution of a general release of claims, he will receive a lump sum cash payment equal to $1,338,750 and immediate accelerated vesting of 25,208 shares of restricted stock and 11,167 options. In addition, Mr. Greenwell will also receive continued coverage under Tronox Limited’s benefit plans until September 30, 2014. Mr. Greenwell will continue to be subject to the restrictive covenants set forth in his employment agreement.

Deductibility of Executive Compensation

As part of their roles, the HRCC and the board of directors review and consider the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). The board of directors has determined that it will generally seek to capture the tax deduction for all compensation but may award nondeductible compensation when it believes that doing so would be in the best interests of our company and shareholders.

Post Termination and Change in Control

The Australian Corporations Act restricts the benefits that can be given to individuals who hold “managerial or executive office” on cessation of their employment or loss of their office with Tronox Limited or its related bodies corporate. Under the Australian Corporations Act, Tronox Limited (and certain of its affiliates) may give a person a benefit in connection with their ceasing to hold managerial or executive office in Tronox Limited or a related body corporate only if the giving of the benefit is approved by shareholders in accordance with the requirements of the Australian Corporations Act or an exemption applies.

In the case of Tronox Limited, a managerial or executive office is an office of director, or any other office or position related to the management of Tronox Limited’s affairs that is held by a person who also holds an office of director of Tronox Limited or a related body corporate.

We will be obligated to make certain payments to our executive officers or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a change in control under the terms of our Retirement Plans, certain awards granted under the Tronox Limited Equity Plan and employment agreements between us and our named executive officers. For further details on these arrangements, please refer to “—Potential Payments upon Termination or Changes in Control” and “—Employment Agreements.”

We offer the benefits provided by the employment agreements, the Retirement Plans and awards granted under the Tronox Limited Equity Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a change in control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a change in control.

SUMMARY COMPENSATION TABLE FOR YEAR-ENDED DECEMBER 31, 2012

The following table sets forth the total compensation for the years ending December 31, 2012, December 31, 2011, and December 31, 2010 for our chief executive officer, our chief financial officer, our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2012, and one previous executive officer who would have been in the three most highly compensated other executive officers if he were still employed. Our remaining executive officer, P. Trevor Arran, who leads our Mineral Sands business, became our employee on June 15, 2012 and therefore his pay did not reach the threshold to qualify him to be a named executive officer for 2012.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas Casey	2012	1,000,001	150,000	2,922,857	—	0	—	1,741,451	5,814,309
Chairman & Chief Executive Officer	2011	223,077	2,000,000	7,176,502	—	1,125,000	—	141,236	10,665,815

Daniel Greenwell Senior Vice President and Chief Financial Officer	2012	468,161	38,250	1,211,472	330,037	0	—	278,080	2,326,000

John D. Romano	2012	417,547	32,900	524,904	176,294	0	116,042	134,970	1,402,657
Senior Vice President and	2011	358,192	—	5,202,208	—	421,200	67,743	618,211	6,667,554
President Pigment & Electrolytic	2010	266,000	—	—	—	467,017	(92,001)	9,599	650,615

Michael J. Foster	2012	382,308	27,950	416,138	139,753	0	23,286	109,039	1,098,474
Senior Vice President & General Counsel & Secretary	2011	328,942	—	4,297,423	—	297,000	18,443	180,411	5,122,219
	2010	275,000	—	—	—	329,307	10,583	9,790	624,680

Willem Van Niekerk Senior Vice President Strategic Planning & Business Development	2012	230,600	17,821	400,751	131,613	0	—	139,161	919,946

Robert C. Gibney	2012	268,769	0	416,138	139,753	0	68,525	610,709	1,503,894
Senior Vice President, Global Supply Chain & Chief Administrative Officer	2011	298,927	—	2,714,233	1,486,800	270,000	60,074	497,192	5,327,226
	2010	244,200	—	—	—	299,370	(64,079)	8,789	488,280

(1)	Dr. Van Niekerk became a Tronox employee on June 15, 2012 and was based in South Africa until his move to the U.S. effective September 1, 2012. His pay for June, July and August was converted from South African Rands to U.S. Dollars using the average monthly conversion rate for the three months, which equaled 1ZAR = 0.12025 USD.
(2)	Mr. Casey’s 2011 bonus reflects a $2,000,000 sign-on bonus per the Casey Employment Agreement.
(3)	Amounts reported in this column represent the aggregate grant date fair value for restricted shares and/or performance shares at target granted in each respective year. The grant date fair market value was computed in accordance with the share-based accounting guidance under ASC 718. Performance shares are reported at target value; however, they have the potential to be paid at 200% of target if maximum performance is achieved.
(4)	Amounts reported in this column represent the aggregate grant date fair value for stock options granted in each respective year. The grant date fair market value was computed in accordance with the share-based accounting guidance under ASC 718.
(5)	Amounts reflected in this column represent the incentive compensation earned for each year’s performance against pre-determined objectives. For 2011, these amounts were previously reflected in the Bonus column instead of this column.
(6)	The present value of accumulated benefits as of December 31, 2012 was determined using the estimated ASC 715 assumptions in effect on December 31, 2012. The ASC 715 discount rate was 3.75%. The lump sum assumption for the Tronox Retirement Plan is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period. The amounts in this column do not reflect amounts actually paid to our executive officers for the years reported but rather reflect only the aggregate change in the actuarial present value of each executive officer’s accumulated benefit under the Qualified Plan for the years reported. Our deferred compensation program does not allow for above-market earnings and therefore there is no value included for this amount. Messrs. Casey, Greenwell, and Dr. Van Niekerk do not participate in our pension program.
(7)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table.

ALL OTHER COMPENSATION TABLE

Name	Year	Savings Plan, Discretionary Contribution & Restoration Match ($)(1)(2)	Relocation Payments ($)(3)	Dividends ($)(4)	Tax Gross-Ups ($)(5)	Other ($)(6)
Thomas Casey	2012	372,703	8,800	218,952	7,692	1,133,304
	2011	140,215	—	—	—	1,021

Daniel Greenwell	2012	56,956	42,734	16,808	28,135	133,447

John D. Romano	2012	100,441	—	9,495	—	25,034
	2011	104,907	—	—	—	513,304
	2010	9,208	—	—	—	391

Michael J. Foster	2012	81,327	—	7,528	588	19,596
	2011	93,791	—	—	—	86,620
	2010	9,519	—	—	—	271

Willem Van Niekerk	2012	18,732	61,255	4,748	35,069	19,357

Robert C. Gibney	2012	65,518	178,599	3,764	122,881	239,947
	2011	78,000	—	—	—	419,192
	2010	8,453	—	—	—	336

(1)	Tronox suspended the 401(k) savings match in both the Savings Plan and the Savings Restoration Plan on July 1, 2008 and reinstated the match program on April 1, 2010. The company match into the Savings Plan was 100% on the first 3% of employee’s contributions and 50% on the next 3% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limits.
(2)	Tronox initiated a discretionary contribution to the Savings Plan effective January 1, 2011. This program contributed 7.5% of an employee’s base salary into the Savings Plan up to the IRC limit and then continued the 7.5% contribution in the Savings Restoration Plan for pay above the IRC limit.
(3)	Amounts represent relocation expenses for the executive to move their residence to their current place of employment, including shipment of household goods, house hunting expenses and temporary living.
(4)	Dividends are paid on outstanding restricted shares at the approved dividend rate and date for all shareholders. For 2012, this rate was $0.25/share post-split. Further details regarding number of outstanding shares can be found in the Outstanding Equity Awards at December 31, 2012 table below.
(5)	Tax-gross ups were provided to executives for costs related to relocation expenses, corporate apartment expenses, or financial planning. For Mr. Greenwell, the full amount represents payment made by the company for his temporary living in a corporate apartment. For Dr. Van Niekerk, the full amount represents his taxable relocation expenses provided for his move to the United States. For Mr. Gibney, $109,485 represents his taxable relocation expenses provided for his move to Stamford, Connecticut and the remainder of this amount consists of payments for his temporary living in a corporate apartment and taxes for his financial planning.
(6)	This column reflects all other compensation that is not reported elsewhere. For 2012, these amounts include the following: for Mr. Casey, $961,625 cash payment for restricted shares exchanged for $12.50/share plus one share of Tronox Limited stock for each previously held Tronox Inc. share, $166,744 for personal aircraft use valued as the aggregate incremental cost to the company of our corporate aircraft, life insurance premiums paid by the company and financial counseling; for Mr. Greenwell, $84,038 cash payment for restricted shares exchanged for $12.50/share plus one share of Tronox Limited stock for each previously held Tronox Inc. share, $28,129 for personal aircraft use valued as the aggregate incremental cost to the company of our corporate aircraft, $19,615 vacation payout, and life insurance premiums paid by the company; for Mr. Romano, $23,500 vacation payout and life insurance premiums paid by the company; for Mr. Foster, $18,192 vacation payout and life insurance premiums paid by the company; for Dr. Van Niekerk, $18,846 for housing allowance per his employment agreement; and for Mr. Gibney, $150,000 for severance pay in connection with his separation agreement as described above, $88,894 vacation payout, and life insurance premiums paid by the company.

GRANTS OF PLAN-BASED AWARDS DURING 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(#)(3)	All other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Restricted Stock and Option Awards(5)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Max.(#)
Thomas Casey	—	750,000	1,500,000	4,500,000	—	—	—	—	—	—	—
	10/5/2012	—	—	—	17,995	71,983	143,966	47,988	0	—	$2,922,857

Daniel Greenwell	—	191,250	382,500	765,000	—	—	—	—	—	—	—
	1/2/2012	—	—	—	—	—	—	50,415	22,330	$24.03	$1,541,509

John D. Romano	—	164,500	329,000	658,000	—	—	—	—	—	—	—
	6/26/2012	—	—	—	2,366	9,465	18,930	9,525	18,695	$25.90	$701,198

Michael J. Foster	—	139,750	279,500	559,000	—	—	—	—	—	—	—
	6/26/2012	—	—	—	1,876	7,505	15,010	7,550	14,820	$25.90	$555,890

Willem Van Niekerk	—	164,500	161,420	322,840	—	—	—	—	—	—	—
	10/26/2012	—	—	—	2,366	9,465	18,930	9,525	18,695	$20.64	$532,364

Robert C. Gibney	—	0	0	0	—	—	—	—	—	—	—
	6/26/2012	—	—	—	1,876	7,505	15,010	7,550	14,820	$25.90	$555,890

(1)	Amounts in these columns reflect the threshold, target and maximum payout levels for the 2012 annual incentive award. These amounts are prorated for Dr. Van Niekerk for his eligible earnings from June 15, 2012. Further details regarding these awards can be found in “—Annual Incentive Plan.”
(2)	Amounts in these columns reflect the threshold, target and maximum amount of performance-based shares that were granted to each executive during 2012. Performance-based shares are granted for a three-year performance period with the payout determined at the end of the three-year period based on our ROCE and TSR performance against our peers. Further details regarding these grants can be found in “—Long-term Incentive Program.”
(3)	Amounts in this column represent the number of time-based restricted shares granted to the NEOs under the equity program. These shares generally vest one-third each year on the anniversary of the grant date. The grant date fair value is the closing price of our common stock on the grant date.
(4)	Amounts in this column represent the number of stock options granted to the NEOs under the equity program. These stock options generally vest one-third each year on the anniversary of the grant date and expire 10 years from their respective grant dates. The exercise price is the closing price of our common stock on the grant date.
(5)	The amounts in this column have been calculated using the target grant amount for TSR performance-based shares multiplied by the grant date fair value as determined using a Monte-Carlo simulation plus the number of restricted shares and ROCE performance-based shares multiplied by the closing price of our common stock on the grant date plus the value of the stock options as determined using a Black-Scholes value for each grant. The Black-Scholes calculation is required for financial reporting and take into consideration factors including volatility, interest-rate assumptions, life of the award, and dividends. As such, the amounts in this column are based on assumptions and may not reflect the actual economic value a NEO would realize upon exercise.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2012.

		Option Awards(1)				Stock Awards(2)
Name(4)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
Thomas Casey	10/5/2011	0	0	0	0	276,930	5,053,973	94,255	1,720,154
	10/5/2012	0	0	0	0	47,988	875,781	71,983	1,313,690
Daniel Greenwell	1/2/2012	7,440	14,890	24.03	1/2/2022	33,610	613,383	0	0
John D. Romano	6/26/2012	0	18,695	25.90	6/26/2022	9,525	173,831	9,465	172,736
Michael J. Foster	6/26/2012	0	14,820	25.90	6/26/2022	7,550	137,788	7,505	136,966
Willem Van Niekerk	10/26/2012	0	18,695	20.64	10/26/2022	9,525	173,831	9,465	172,736

(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date, except for the award for Dr. Van Niekerk, which will vest one-third per year beginning on June 26, 2013 and each of the next two years on the same date.
(2)	Time-based share awards generally vest at the rate of one-third per year on the anniversary of the grant date, except for the award for Dr. Van Niekerk, which will vest one-third per year beginning on June 26, 2013 and each of the next two years on the same date. Performance-based share awards vest on the third anniversary of the grant date, except for the award for Dr. Van Niekerk, which will vest on June 26, 2015.
(3)	Market value of shares is based on a stock price of $18.25, the closing price of our stock on December 31, 2012.
(4)	Mr. Gibney is not shown in the chart above since he has no remaining outstanding restricted shares as of December 31, 2012.

OPTION EXERCISES AND STOCK VESTED DURING 2012

The table below provides information regarding the vesting during 2012 of restricted share awards held by our named executive officers. None of our named executive officers exercised stock options during 2012.

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Thomas Casey(3)	0	0	50,245	1,502,838
Daniel Greenwell	0	0	16,805	544,482
John D. Romano	0	0	141,560	4,629,897
Michael J. Foster	0	0	116,945	3,824,825
Robert C. Gibney(4)	0	0	81,415	2,586,847

(1)	Dr. Van Niekerk did not exercise any stock options or have any restricted shares vest during 2012.
(2)	Unless noted in the footnotes below, the number of shares acquired on vesting is all related to prior Tronox Inc. stock that vested upon the merger with Exxaro on June 15, 2012. The values realized on vesting are determined by multiplying the number of shares that vested by the fair market value on the applicable date. All share numbers have been adjusted for the 5-for-1 stock split that occurred July 20, 2012.
(3)	Mr. Casey had 1,040 shares of restricted stock vest on March 31, 2012 and 35,740 shares of restricted stock vest on June 15, 2012, which were both granted to him in 2011 while he served as a non-employee director. In addition, he had 13,465 shares vest on October 5, 2012 at a price of $22.92 from his initial equity award in 2011.
(4)	In addition to shares that vested on June 15, 2012 as referenced in footnote 2 above, Mr. Gibney also had 7,550 shares of restricted stock vest on September 29, 2012 at a price of $22.65.

Pension Benefits

Some of our U.S. executives are covered by the Tronox Inc. Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees.

As part of Tronox Incorporated’s separation from Kerr-McGee, it established the Retirement Plan and the trusts related to our Retirement Plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our Retirement Plan.

All amounts set forth in the table below reflect normal retirement benefits that would be paid to each executive officer assuming the executive officer retired at the earliest retirement age that they could receive unreduced benefits (generally age 60).

PENSION BENEFITS AS OF DECEMBER 31, 2012

Name(a)(1)	Plan Name(b)	Number of Years Credited Service(c)	Present Value of Accumulated Benefit(d)($)(2)
John D. Romano	Tronox Incorporated Retirement Plan	20.167	553,451
Michael J. Foster	Tronox Incorporated Retirement Plan	6.0	139,893
Robert C. Gibney	Tronox Incorporated Retirement Plan	17.667	485,775

(1)	Messrs. Casey and Greenwell and Dr. Van Niekerk are not participants in the Tronox Incorporated Retirement Plan.
(2)	The present value of accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2012 was determined using the estimated FAS 87 assumptions in effect on December 31, 2012. The FAS 87 discount rate was 3.75%.

The lump sum assumption for the Tronox Retirement plan is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

The amounts shown in column (d) are determined according to prescribed SEC assumptions and may not reflect the benefits actually payable from the Retirement Plan if the named executive had retired during the last fiscal year. The above present values assume that the executive commences his accrued benefits at his earliest unreduced age under the plan provisions in effect at December 31, 2012.

Retirement benefits are calculated based upon years of service and “final average monthly compensation.” For benefits earned prior to January 1, 2009, an employee’s final average monthly compensation is the highest average compensation for any period of 36 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. For benefits earned beginning January 1, 2009, final average monthly compensation is the highest average compensation for any period of 60 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. Upon retirement, benefits are payable in a lump-sum or various annuity forms. Tronox did not pay any retirement benefits in the fiscal year ended December 31, 2012.

Nonqualified Deferred Compensation

All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides company match and profit sharing credits for compensation in excess of the IRS maximum limit. The company match for 2012 was 100% on the first 3% that an employee contributed to the Savings Plan and 50% up to the next 3% that the employee contributed. The profit sharing match for 2012 was 7 1/2% for all earnings. For 2013, the company match has been increased to 100% on all employee contributions up to 6% of base salary and the profit sharing has been decreased to 6%. All employees hired before January 1, 2012 have immediate vesting into both the company match and the profit sharing, but for those hired after January 1, 2012 there is a three year vesting for the profit sharing match. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the company and no special fund or trust has been established for this money.

Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or upon separation from service.

NONQUALIFIED DEFERRED COMPENSATION FOR 2012

Name(a)(1)	Executive Contributions in Last Fiscal Year (b)($)(2)	Registrant Contributions in Last Fiscal Year (c)($)	Aggregate Earnings in Last Fiscal Year (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last Fiscal Year-End (f)($)
Thomas Casey	0	337,395	29,978	0	488,026
Daniel Greenwell	0	35,978	491	0	36,469
John D. Romano	0	66,610	8,045	0	158,994
Michael J. Foster	0	47,565	10,523	0	124,552
Robert C. Gibney	0	31,825	8,410	0	92,736

(1)	Dr. Van Niekerk did not participate in the Savings Restoration Plan.
(2)	None of the executives elected to defer any of their base salary or annual incentive award and therefore have no employee contributions into the plan.

Employment Agreements

Thomas Casey

Effective October 5, 2011, Tronox hired Thomas Casey as its Chief Executive Officer, in addition to his continuing service as the company’s Chairman of the Board of Directors. In connection with Mr. Casey’s commencement of employment as Chief Executive Officer, Tronox and Mr. Casey entered into the Casey Offer Letter. Pursuant to the Casey Offer Letter, Tronox and Mr. Casey agreed to formalize the terms of Mr. Casey’s employment and intend to enter into the Casey Employment Agreement. Accordingly, Tronox and Mr. Casey agreed to the terms of the Casey Employment Agreement and the HRCC approved the terms of the Casey Employment Agreement on April 11, 2012, incorporating the terms of the Casey Offer Letter and setting forth the terms of Mr. Casey’s employment. The Casey Employment Agreement provides for Mr. Casey to serve as the Chief Executive Officer and Chairman of the board of directors and contemplates an initial three-year term of employment, with automatic successive one-year renewal periods, unless terminated by either party upon at least 180 days advance notice. In addition, the Casey Employment Agreement provides for an annual base salary of no less than $1,000,000, the entitlement to customary employee benefits, and an annual target bonus opportunity of 150% of base salary with a maximum annual bonus opportunity equal to three times target bonus. The Casey Employment Agreement also provides Mr. Casey with a pro rata bonus for fiscal year 2011. In connection with Mr. Casey’s commencement of employment, Mr. Casey was paid a cash “sign-on” bonus of $2.0 million. This bonus is subject to a ratable “clawback” in the event of his resignation without Good Reason or if his employment is terminated for Cause prior to the first anniversary of his employment. Mr. Casey was also granted a “sign-on” equity grant of 50,000 shares of restricted stock which will cliff vest on the third anniversary of the date of grant and an initial equity award consisting of 26,930 shares of restricted stock vesting as follows: (i) 30% of such grant will vest in equal installments on each of the first three anniversaries of the date of grant, and (ii) 70% of such grant will be eligible to vest based upon the achievement of the following performance criteria: (a) 50% of such award will vest based upon “total shareholder return” for the three-year period beginning October 1, 2011 and ending September 30, 2014 and (b) 50% of such award will vest based upon “return on invested capital” over the three-year period beginning October 1, 2011 and ending September 30, 2014. In addition, the Casey Employment Agreement provides for Mr. Casey to receive an annual RSU or restricted share grant (or another form of equity award with an equivalent value) with a value at grant equal to $3.0 million. On February 22, 2013, the Casey Employment Agreement was amended to change the date of Mr. Casey’s annual equity grant from the first anniversary of the effective date of his agreement to the earlier of (x) the date on which Tronox makes grants to other senior executives and (y) the last business day of March of the applicable year. The Casey Employment Agreement also provides that subsequent RSU or restricted share grants will be based on the volume-weighted average price over the 30-day period preceding the date of grant.

In the event Mr. Casey’s employment is terminated without Cause or he terminates employment for Good Reason prior to a “Qualified Change in Control” (which generally means a Change in Control as defined under the 2010 Management Equity Incentive Plan, excluding the Exxaro Transaction), subject to the execution of a release of claims, he will receive: (i) his base salary through the date of termination plus a pro rata bonus for the year of termination; (ii) an amount equal to two times the sum of his base salary and annual target bonus, payable in installments over the 12 month period following his termination of employment; (iii) accelerated vesting of all equity awards subject to time-based vesting conditions; (iv) accelerated vesting of all equity awards subject to performance-based vesting conditions if the performance vesting criteria have been met as of the date of termination, taking into consideration any abbreviation of the performance period resulting from the termination of employment and (v) continued COBRA coverage for 18 months. In addition, in the event Mr. Casey’s employment is terminated without Cause or for Good Reason following a Qualified Change in Control, Mr. Casey will be entitled to the same benefits as described above, except that he will be entitled to three times the sum of his base salary and annual target bonus under subpart (ii) above. In the event Mr. Casey’s employment is terminated due to his death or Disability, he will be entitled to (I) his base salary through the date of termination plus a pro rata bonus for the year of termination, (II ) his “sign-on” grant (50,000 shares of restricted stock) will be subject to pro rata vesting based on the number of months he was employed divided by 36 months, subject to minimum vesting of 25% of such award, and (III) continued COBRA coverage for 18 months.

In addition, the Casey Employment Agreement provides for (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during his employment and for a period of 12 months thereafter he will not compete with Tronox or solicit Tronox’s employees, and (iv) a mutual agreement between Mr. Casey and Tronox that during his employment and for a period of two years thereafter he will not disparage Tronox or its directors and executive officers, and Tronox, as well as its employees, executive officers and members of the board of directors will not disparage Mr. Casey.

Daniel Greenwell

Effective January 2, 2012, Tronox hired Daniel Greenwell as its Chief Financial Officer and entered into an employment agreement which set forth the terms of Mr. Greenwell’s employment. Mr. Greenwell’s employment agreement specified an initial three-year term of employment, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice. In addition, Mr. Greenwell’s employment agreement provided for an initial annual base salary of no less than $440,000, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 75% of base salary with a maximum annual bonus opportunity equal to 150% of base salary. Mr. Greenwell’s employment agreement also provided Mr. Greenwell with reimbursement for reasonable relocation and moving expenses associated with the relocation from Mr. Greenwell’s current primary residence to a residence in the Stamford, Connecticut area as well as temporary living of up to $5,000 month through September 1, 2013 and reasonable travel and commuting expenses through September 1, 2013. Mr. Greenwell was also granted a “sign-on” equity grant of 7,333 shares of restricted stock and an initial equity award consisting of (1) 2,750 shares of restricted stock which will vest in equal installments on each of the first three anniversaries of the date of grant and (2) 4,466 non-qualified stock options at an exercise price of $120.00 per share (pre-split) . In addition, Mr. Greenwell’s employment agreement provided for Mr. Greenwell to receive an annual equity award with a value at grant equal to two times his base salary.

On February 9, 2013, Mr. Greenwell entered into a separation agreement whereby he resigned as Chief Financial Officer, effective March 31, 2013. Pursuant to the terms of the separation agreement, he will receive a lump sum cash payment equal to $1,338,750 and immediate accelerated vesting of 25,208 shares of restricted stock and 11,167 options. In addition, Mr Greenwell will also receive continued coverage under Tronox Limited’s benefit plans until September 30, 2014.

In addition, Mr. Greenwell will continue to be subject to the restrictive covenants set forth in his employment agreement including (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during the executive’s employment with Tronox and for a period of 12 months thereafter the executive will not compete with Tronox or solicit Tronox’s employees, and

(iv) a mutual agreement between the executive and Tronox that during the executive’s employment with Tronox and for a period of two years thereafter the executive will not disparage Tronox or its directors and executive officers, and Tronox, as well as its employees, executive officers and members of the board of directors will not disparage the executive.

John Romano, Michael J. Foster and Robert C. Gibney

On January 1, 2011, Tronox entered into employment agreements with all of its then named executive officers (the “Employment Agreements”). These Employment Agreements replaced their previous employment agreements. The Employment Agreements provide for the continued employment of Mr. Romano as Executive Vice President, Mr. Foster as Vice President and General Counsel and Mr. Gibney as Vice President, Administration and Materials Procurement, in each case, for a term beginning on the Effective Date and continuing until December 31, 2015 (the “Employment Term”). Employment may be terminated during the Employment Term by an executive with or without Good Reason or by Tronox upon an executive’s death, Disability, or termination with or without Cause.

The Employment Agreements provide for an initial annual base salary of $360,000, $330,000, and $300,000 for each of Messrs. Romano, Foster and Gibney, respectively. The Employment Agreements also provide that, for the 2010 fiscal year, the executives will be eligible for a cash performance bonus under Tronox Incorporated’s 2010 Cash Incentive Plan, subject to achievement of the specified performance targets, and that thereafter the executives will be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each fiscal year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria. The annual bonus opportunity will be 65%, 50% and 50% of base salary for each of Messrs. Romano, Foster and Gibney, respectively, for the 2011 fiscal year, and will be set by Tronox’s HRCC for each fiscal year thereafter. The Employment Agreements also entitle the executives, during the Employment Term, to paid vacation in accordance with the applicable policies of Tronox, and to participate in such medical, dental and life insurance, retirement and other plans as Tronox may have or establish from time to time on terms and conditions applicable to other senior executives of Tronox generally.

The Employment Agreements also provide for the grant of restricted shares (“the Emergence Award) of 42,467; 35,081; and 22,147 shares to each of Messrs. Romano, Foster and Gibney, respectively, which will vest in twelve equal installments on the last day of each calendar quarter during the three-year period following the company’s emergence from Chapter 11. In addition, commencing in 2011 and each year thereafter during the Employment Term, the executives will be eligible to receive annually a grant of an equity-based award under the Tronox Limited Equity Plan as determined by the HRCC.

If an executive’s employment is terminated by reason of death or Disability, Tronox will pay the executive (i) all accrued benefits under his Employment Agreement and (ii) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the executive was employed during the calendar year in which the date of termination occurs) of the Annual Bonus that would have been paid to the executive if he had remained employed based on actual performance. If an executive’s employment is terminated by Tronox for “Cause,” by the executive without Good Reason, or as a result of the expiration of the Employment Term, Tronox will pay the executive all accrued benefits. If an executive’s employment is terminated by Tronox without Cause or by the executive with Good Reason, Tronox will pay the executive: (i) all accrued benefits; (ii) a lump sum payment of an amount equal to a pro rata portion of the Annual Bonus that would have been paid to the executive if he had remained employed based on actual performance; (iii) a lump sum payment of an amount equal to the product of one times the sum of the executive’s base salary and target bonus. In addition, the executive and his covered dependents will be entitled to continued participation on the same terms and conditions as applicable immediately prior to the executive’s date of termination for the one year period following the date of termination in such medical, dental, and hospitalization insurance coverage in which the executive and his eligible dependents were participating immediately prior to the date of termination. All amounts payable under the Employment Agreements beyond the accrued benefits are subject to the executive’s execution of a release of claims in favor of Tronox.

If an executive is terminated by Tronox, other than for Cause or due to death or Disability, or the executive resigns for Good Reason, during the 12-month period after a Change in Control, then the executive will receive the benefits otherwise payable in connection with a termination by Tronox without Cause or by the executive with Good Reason, except that (I) the lump sum payment described in subpart (iii) above will be equal to the product of two times the sum of the executive’s base salary and target bonus and (II) each executive will be entitled to 18 months of continued participation in Tronox’s benefit plans.

In addition, the Employment Agreements provide for (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during the executive’s employment with Tronox and for a period of 12 months thereafter the executive will not compete with Tronox or solicit Tronox’s employees, and (iv) a mutual agreement between the executive and Tronox that during the executive’s employment with Tronox and for a period of two years thereafter the executive will not disparage Tronox or its directors and executive officers, and Tronox, as well as its employees, executive officers and members of the board of directors will not disparage the executive.

Effective September 30, 2012, a separation agreement was entered into with Mr. Gibney. In accordance with its terms, he will receive severance in the amount of $650,000 payable bi-weekly over the 365 days following his separation date. In addition, 7,500 shares of restricted stock vested upon his departure while his other unvested awards were cancelled. Following his departure, Mr. Gibney will continue to be subject to the restrictive covenants set forth in his employment agreement as described above.

Willem Van Niekerk

Effective June 15, 2012, Tronox entered into an employment agreement with Willem Van Niekerk to serve as its Senior Vice President, Strategic Planning & Business Development. Dr. Van Niekerk’s agreement specifies an initial three-year term of employment, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice. In addition, his agreement provides for an initial annual base salary of no less than $470,000, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary. Dr. Van Niekerk’s agreement also provides Dr. Van Niekerk with reimbursement for relocation services and related expenses associated with the relocation from Dr. Van Niekerk’s current primary residence to a residence in the Stamford, Connecticut area as well as a housing allowance of $5,000 per month. In addition, Dr. Van Niekerk’s agreement provides for Dr. Van Niekerk to receive an annual equity award with a value at grant equal to 150% of his base salary.

In the event Dr. Van Niekerk terminates employment for Good Reason prior to a “Change in Control” (which includes the Exxaro transaction) or after the 12-month protection period following a Change in Control expires, subject to the execution of a release of claims, he will receive: (i) his base salary through the date of termination plus a pro rata bonus for the year of termination; (ii) an amount equal to one times the sum of his base salary and annual target bonus, payable in a lump sum; and (iii) continued COBRA coverage for 12 months. In addition, in the event Dr. Van Niekerk’s employment is terminated for Good Reason on or within 12 months following a Change in Control (e.g., prior to the 12-month anniversary of the Closing of the Exxaro transaction or June 15, 2013), Dr. Van Niekerk will be entitled to the same benefits as described above, except that he will be entitled to two times the sum of his base salary and annual target bonus under subpart (ii) above and 18 months of COBRA coverage under subpart (iii) above. In the event Dr. Van Niekerk’s employment is terminated due to his death or Disability, he will be entitled to (I) his base salary through the date of termination plus a pro rata bonus for the year of termination and (II) continued COBRA coverage for 12 months.

In addition, Dr. Van Niekerk’s agreement provides for (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during the executive’s employment with Tronox and for a period of 12 months thereafter the executive will not compete with Tronox or solicit Tronox’s employees, and (iv) a mutual agreement between the executive and Tronox that during the executive’s employment with Tronox and for a period of two years thereafter the executive will not disparage Tronox or its directors and executive officers, and Tronox, as well as its employees, executive officers and members of the board of directors will not disparage the executive.

Potential Payments upon Termination or Changes in Control

We will be obligated to make certain payments to our executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment, including termination of their employment in connection with a change in control:

(1)	employment agreements;

(2)	our Retirement Plans; and

(3)	award agreements issued under the Tronox Limited Equity Plan.

Payments Made Upon Termination without Cause or for Good Reason in Connection with a Change in Control

In the event that an executive officer is terminated within 12 months after a change in control (or in anticipation of a change in control under certain circumstances) other than for Cause, death or Disability or if the executive officer resigns for Good Reason, such executive officer will be entitled to lump sum cash severance benefits (and continuation of benefits coverage), which will consist of the following:

(1)	either three (3) times (for the CEO) or two (2) times (for all other NEOs) the sum of (i) the executive officer’s annual base salary, and (ii) the executive officer’s target bonus in the year of his or her termination;

(2)	any accrued but unpaid annual base salary through the date of termination;

(3)	the unpaid portion of any bonuses previously earned by the executive officer plus the pro-rata portion of the bonus for the executive officer in the year of termination;

(4)	any accrued and unused sick and vacation pay;

(5)	continued medical, dental, vision and life insurance coverage for the executive officer and his or her eligible dependents for a period ending on the earlier of 18 months following the date of termination or the commencement of comparable coverage by the executive officer with a subsequent employer; and

(6)	immediate 100% vesting of all outstanding stock options, stock appreciation rights, performance awards and restricted shares issued by us.

Payments Made Upon Termination without Cause or Good Reason Not in Connection With a Change in Control

If an executive officer’s employment is terminated without Cause or Good Reason and the termination is not made subject to the provisions related to termination in connection with a change in control, the executive officer will be entitled to receive the following amounts in a lump sum cash payment:

(1)	either two (2) times (for the CEO) or one (1) times (for all other NEOs) the sum of (i) the executive officer’s annual base salary, and (ii) the executive officer’s target bonus in the year of his or her termination;

(2)	any accrued but unpaid annual base salary through the date of termination;

(3)	the unpaid portion of any bonuses previously earned by the executive officer plus the pro rata portion of the bonus, if any, to be paid for the year in which the date of termination occurs;

(4)	any accrued and unused sick and vacation pay; and

(5)	the executive officers shall also be entitled to the continued medical, dental, vision and life insurance coverage for the executive officer and his or her eligible dependents for a period ending on the earlier of 18 months (for the CEO) or 12 months (for other NEOs) following the date of termination or the commencement of comparable coverage by the executive officer with a subsequent employer.

Payments Made Upon Termination for Death, Disability or Retirement

If the executive officer’s employment is terminated by reason of death, Disability or retirement, the executive officer will receive:

(1)	any accrued but unpaid annual base salary and bonus through the date of termination;

(2)	the pro-rata portion of the executive officer’s actual bonus in the year of termination (calculated through the date of termination) (but not in the event of retirement); and

(3)	any accrued and unused sick and vacation pay.

Except for retirement, certain executive officers shall also be entitled to the continued medical, dental, vision and life insurance coverage for the executive officer and his or her eligible dependents for a period ending on the earlier of 18 months (for the CEO) or 12 months (for Dr. Van Niekerk) following the date of termination or the commencement of comparable coverage by the executive officer with a subsequent employer.

Retirement Plans

Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, Disability or retirement. See the discussion under “Retirement and Other Benefits” for a summary of the U.S. Retirement Plans.

Long-Term Incentives

The following definitions apply to the standard 2012 award agreements for the annual grants of equity awards for executives:

(1)	If the executive officer is involuntarily terminated without Cause or for Good Reason, all unvested stock options and time-based restricted shares will vest immediately. All performance-based restricted shares will be forfeited.

(2)	If the executive officer is terminated upon a Change in Control, all unvested stock options and all restricted shares will vest immediately, provided the executive is continuously employed by Tronox or its subsidiaries through the date of such Change in Control.

(3)	If the executive officer is terminated by reason of death or Disability, all unvested stock options and time-based restricted shares will vest immediately. All performance-based restricted shares will be forfeited.

(4)	If the executive officer terminated for any other reason, all unvested shares will be forfeited upon termination.

For Mr. Casey, his 2011 equity grants vest as follows:

(1)	If the executive officer is involuntarily terminated without Cause or for Good Reason, all time-based restricted shares will vest immediately. All performance-based restricted shares will have the performance period amended to end on the date of termination and each award will vest immediately if the Committee determines that the applicable performance criteria for the amended performance period has been achieved.

(2)	If the executive officer is terminated upon a Change in Control, all time-based restricted shares will vest immediately. All performance-based restricted shares will have the performance period amended to end on the date of termination and each award will vest immediately if the Committee determines that the applicable performance criteria for the amended performance period has been achieved.

(3)	If the executive officer is terminated by reason of death or Disability, a percentage of the sign-on equity award shall vest, which percentage shall equal the greater of 25% and the percentage equal to the number of calendar months the executive has been employed commencing October 2011 divided by 36.

(4)	If the executive officer terminated for any other reason, all unvested shares will be forfeited upon termination.

Calculation of Total Amounts Payable upon Termination or Change in Control

The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2012, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. Mr. Gibney was not serving as an executive officer as of December 31, 2012. The benefits that were payable to Mr. Gibney upon his termination of employment are described in “—Separation Agreement.”

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2012(1)

Name	Type of Payment of Benefit	Voluntary Resignation ($)	Death ($)	Disability ($)	Involuntary Not for Cause Termination ($)	Termination Resulting from Change in Control ($)
Thomas Casey	Cash Compensation
	Cash Severance(2)	0	0	0	5,000,000	7,500,000
	Accrued Sick & Vacation Pay(3)	228,846	315,385	315,385	315,385	315,385
	Accrued Bonus(4)	0	1,500,000	1,500,000	1,500,000	1,500,000
	Equity
	Restricted Shares(5)	0	2,778,344	2,778,344	8,963,598	8,963,598
	Medical Benefits(6)	0	29,842	29,842	29,842	29,842

	Total	228,846	4,623,571	4,623,571	15,808,825	18,308,825

Daniel Greenwell(7)	Cash Compensation
	Cash Severance(2)	0	0	0	892,500	1,785,000
	Accrued Sick & Vacation Pay(3)	79,462	117,692	117,692	117,692	117,692
	Accrued Bonus(4)	0	382,500	382,500	382,500	382,500
	Equity
	Restricted Shares(8)	0	613,383	613,383	613,383	613,383
	Stock Options(9)	0	0	0	0	0
	Medical Benefits(6)	0	29,552	29,552	29,552	44,327

	Total	79,462	1,143,127	1,143,127	2,035,627	2,942,902

John D. Romano	Cash Compensation
	Cash Severance(2)	0	0	0	799,000	1,598,000
	Accrued Sick & Vacation Pay(3)	77,731	500,731	500,731	500,731	500,731
	Accrued Bonus(4)	0	329,000	329,000	329,000	329,000

Name	Type of Payment of Benefit	Voluntary Resignation ($)	Death ($)	Disability ($)	Involuntary Not for Cause Termination ($)	Termination Resulting from Change in Control ($)
	Equity
	Restricted Shares(8)	0	173,831	173,831	173,831	347,567
	Stock Options(9)	0	0	0	0	0
	Pension Plan(10)	250,058	250,058	250,058	250,058	250,058
	Medical Benefits(6)	0	0	0	29,552	44,327

	Total	327,789	1,253,620	1,253,620	2,082,172	3,069,683

Michael J. Foster	Cash Compensation
	Cash Severance(2)	0	0	0	709,500	1,419,000
	Accrued Sick & Vacation Pay(3)	59,538	224,096	224,096	224,096	224,096
	Accrued Bonus(4)	0	279,500	279,500	279,500	279,500
	Equity
	Restricted Shares(8)	0	137,788	137,788	137,788	274,754
	Stock Options(9)	0	0	0	0	0
	Pension Plan(10)	61,209	61,209	61,209	61,209	61,209
	Medical Benefits(6)	0	0	0	29,552	44,327

	Total	120,747	702,593	702,593	1,441,645	2,302,886

Willem Van Niekerk	Cash Compensation
	Cash Severance(2)	0	0	0	799,000	1,598,000
	Accrued Sick & Vacation Pay(3)	66,659	90,611	90,611	90,611	90,611
	Accrued Bonus(4)	0	329,000	329,000	329,000	329,000
	Equity
	Restricted Shares(8)	0	173,831	173,831	173,831	347,567
	Stock Options(9)	0	0	0	0	0
	Medical Benefits(6)	0	29,552	29,552	29,552	44,327

	Total	66,659	622,994	622,994	1,421,994	2,409,505

(1)	None of our NEOs meet the age and service requirements for retirement and therefore no details are provided for that type of termination.
(2)	Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Casey, this amount is two times base plus target bonus for Involuntary Not for Cause Termination and three times base plus target bonus for Termination Resulting from a Change in Control. For the other NEOs, this amount is one times base plus target bonus for Involuntary Not for Cause Termination and two times base plus target bonus for Termination Resulting from a Change in Control.
(3)	In the case of Voluntary Resignation, only accrued vacation is paid out. In the other examples, accrued vacation and sick leave balances will be paid out.
(4)	Accrued Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For the examples, this amount is shown at target amounts for the full calendar year, however, in the event of a termination, actual payment will be based on actual time worked and actual performance results for the company.
(5)	The treatment of Mr. Casey’s Restricted Shares is set forth in his employment agreement. In the case of Death or Disability, a prorated piece of his initial Sign-on Equity award will be paid based on time worked since the grant as well as his time-based shares from his 2012 grant. In the cases of Involuntary not for Cause Termination and Termination following a change in control, all outstanding shares will vest. Amounts are calculated using December 31, 2012 closing price of our stock of $18.25.
(6)	Medical benefits include medical, dental, and vision coverage through COBRA paid for by the company.

(7)	Mr. Greenwell entered into a separation agreement, dated February 9, 2013, setting forth the amounts and benefits payable to him upon his termination of employment, on March 31, 2013. See “—Separation Agreements” for a description of the amounts and benefits payable to Mr. Greenwell under his separation agreement.
(8)	The treatment of the Restricted Shares for the other NEOs is based on their award agreements. For Death, Disability, and Involuntary Not for Cause Terminations, all outstanding time-based shares will vest immediately. For Termination following a change in control, all outstanding shares including performance-based shares will vest immediately. Amounts are calculated using December 31, 2012 closing price of our stock of $18.25 and performance-based shares are calculated using target amounts.
(9)	As of December 31, 2012, the fair market value of our common stock was less than the exercise price for all outstanding stock options for our NEOs and, therefore, the value is shown as $0.
(10)	Pension benefits are calculated as the lump-sum walk-away value for those executives eligible for the U.S. Pension Plan. The lump-sum assumption is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

2012 Director Compensation

At its June 26, 2012 board meeting, the board of directors approved the compensation for the directors of Tronox. Under the new policy, all non-employees directors are entitled to an annual cash retainer of $75,000 for service on the board of directors payable quarterly in arrears, plus additional cash compensation payable quarterly in arrears as follows:

•	The chairman of the board of directors will receive an additional annual retainer of $50,000*;

•	The chairman of the Audit Committee will receive an additional annual retainer of $50,000;

•	The chairman of the Human Resources and Compensation Committee will receive an additional annual retainer of $20,000;

•

The chairman of each of the Governance Committee, Nominating Committee or another committee established by the board of directors, respectively, will receive an additional annual retainer of $20,000; and

•

A committee member of each of the Audit Committee, Human Resources and Compensation Committee, Governance Committee, Nominating Committee or another committee established by the board of directors, respectively, who is not serving as chairman of such committee, will receive an additional annual retainer of $15,000.

Additionally, non-employee directors will be entitled to receive an annual grant of restricted shares under the Tronox Limited Equity Plan with a value equal to $150,000, determined by dividing $150,000 by the average of the ten (10) day closing price for the Company’s shares for the first ten business days in that calendar year and rounding down to the nearest full share. This award will vest ratably over a three year period on the anniversary date of the grant. Awards will be forfeited upon termination except that in the case of a qualified change of control the awards will immediately become vested.

*	Mr. Casey, as executive Chairman, is compensated per the terms of his employment agreement and does not receive the $50,000 retainer.

The following table sets forth the total compensation for the year ended December 31, 2012 paid to or earned by our directors during 2012.

DIRECTOR COMPENSATION FOR 2012*

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	All Other Compensation($)(2)	Total($)
Andrew P. Hines	122,609	149,961	2,895	275,465
Ilan Kaufthal(3)	121,112	149,961	2,895	273,968
Wayne A. Hinman	115,110	149,961	2,895	267,966
Jeffry N. Quinn	92,610	149,961	2,895	245,466
Daniel Blue	63,074	119,506	1,448	184,028
Peter Johnston	35,165	119,506	1,448	156,119
Robert M. Gervis(4)	45,800	0	0	45,800
Logan Armstrong(4)	3,074	0	0	3,074
Wim de Klerk(5)	0	0	0	0
Sipho Nkosi(5)	0	0	0	0

*	Mr. Casey’s compensation is set out in the Summary Compensation Table.
(1)	Amounts reported in this column represent the aggregate grant date fair value for restricted shares granted to each director. Each director who was active on June 26, 2012 received a grant of 5,790 shares based on the closing price of June 26, 2012 of $25.90. The grant date fair market value was computed in accordance with the share-based accounting guidance under ASC 718. Messrs. Blue and Johnston were each granted the same 5,790 shares upon their hire but the grant date fair value was computed using the closing price of October 26, 2012 of $20.64.
(2)	Amounts in this column represent dividend payments on outstanding restricted shares at the approved dividend rate for all shareholders. For 2012, this rate was $0.25/share post-split.
(3)	Mr. Kaufthal received an additional payment of $500,000 from Tronox Inc. for services he performed in the Exxaro transaction.
(4)	Mr. Gervis resigned as a director in the second quarter of 2012. Mr. Armstrong only served as a director for one month.
(5)	In 2012, Messrs. De Klerk and Nkosi are not directly paid compensation for their service as directors. Instead, Exxaro was paid $20,574 for each of their services. In 2013, Exxaro has approved Messrs. De Klerk and Nkosi participation—long term—equity shares and Messrs. De Klerk and Nkosi were given shares in the same amounts as the other directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of Tronox Limited as of April 1, 2013 by:

•	each current director of Tronox Limited;

•	the current Chief Executive Officer and each named executive officer;

•	all persons currently serving as directors and executive officers of Tronox Limited, as a group; and

•	each person known to us to own beneficially 5.0% or more of any class of Tronox Limited’s outstanding shares.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Limited shown as beneficially owned by them. The table is based on 64,273,103 Class A Shares and 51,154,280 Class B Shares issued as of April 1, 2013. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901.

Name and Address of Beneficial Owner	Number of Shares of Common Shares Beneficially Owned	% of Class Owned	% of Total Owned
Class B Shares
Exxaro Resources Limited	51,154,280	100.0%	44.0%
Roger Dyason Road Pretoria West 0182 South Africa
Total Class B Shares	51,154,280	100.0%	44.0%
Class A Shares
5% Owners
Gates Capital Management, Inc.(1)	5,748,829	8.9%	4.9%
Entities affiliated with Putnam Investments(2)	4,953,511	7.7%	4.1%
Alleghany Corporation(3)	4,250,000	6.6%	3.6%
The Vanguard Group(4)	3,532,504	5.5%	3.0%
Sankaty Advisors, LLC(5)	3,442,475	5.4%	2.9%
Named Executive Officers and Directors
Thomas Casey	747,613	1.2%	*
Pravindran Trevor Arran	46,887	*	*
Daniel Blue	13,309	*	*
Michael J. Foster	118,495	*	*
Daniel D. Greenwell	52,590	*	*
Andrew P. Hines	57,524	*	*
Wayne A. Hinman	45,924	*	*
Peter Johnston	13,309	*	*
Ilan Kaufthal	60,924	*	*
Wim de Klerk	18,309	*	*
Willem Van Niekerk	49,187	*	*
Sipho Nkosi	13,309	*	*
Jeffry N. Quinn	45,924	*	*
John D. Romano	150,217	*	*
Total Shares Owned by Officers and Directors	1,433,521	2.2%	1.2%
Total Class A Shares	64,273,103	100.0%	56.0%
Total	115,427,383	N/A	100.0%

*	Less than 1.0%
(1)	Information regarding Gates Capital Management is based solely on the 13F Holdings Report Initial Filing, filed with the SEC on February 14, 2013 for the calendar year ended December 31, 2012. Gates Capital Management has the sole voting power to vote 5,748,829 of the Class A common shares. The address for Gates Capital Management, Inc. is 1177 Avenue of the Americas, 32nd Floor, New York, NY 10036.
(2)	Information regarding Putnam Investments, LLC, Putnam Investment Management, LLC, and Putnam Advisory Company, LLC is based solely on the Amendment to the 13G filed with the SEC on February 14, 2013. Information regarding Putnam Investments, LLC, Putnam Investment Management, LLC, and Putnam Advisory Company, LLC, is based solely on the Amendment to the 13G filed with the SEC on February 14, 2013. The Amendment to Schedule 13G provides that Putnam Investments, LLC wholly owns two registered investment advisers: Putnam Investment Management, LLC, which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, LLC, which is the investment adviser to Putnam’s institutional clients. Both subsidiaries have depository power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4, Putnam Investments, LLC declares that the filing of this Schedule 13G shall not be deemed an admission for the purposes of Section 13(d) or 13(g) that it is the beneficial owner of any securities covered by this Schedule 13G, and further states that it does not have any power to vote or dispose of, or direct the voting. The address for Putnam Investments is One Post Office Square, Boston, MA 02109.
(3)	Information regarding Alleghany Corporation is based solely on the 13F Holdings Report Initial Filing, filed with the SEC on February 13, 2013 for the calendar year ended December 31, 2012. The address for Alleghany Corporation is 7 Times Square Tower, 17th Floor, New York, NY 10036.
(4)	Information regarding the Vanguard Group is based solely on the 13G filed with the SEC on February 11, 2013. The Vanguard Group has the sole power to vote or direct to vote 14,000 of the Company’s Class A shares, the sole power to dispose of or to direct the disposition of 3,522,004 Class A Shares and the shared power to dispose or to direct the disposition of 10,500 Class A Shares. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(5)	Information regarding Sankaty Advisors, LLC is based solely on the 13F Holdings Report Initial Filing, filed with the SEC on February 14, 2013 for the calendar year ended December 31, 2012. Sankaty Advisors, LLC has no voting authority. The address for Sankaty Advisors, LLC is John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

Pursuant to its charter, the Audit Committee reviews and approves, as appropriate, related party transactions for potential conflicts of interest.

On June 15, 2012, the date of the Transaction, Tronox Incorporated entered into a definitive agreement with Exxaro and certain of its affiliated companies to acquire 74% of its South African mineral sands operations. On May 4, 2012, Tronox Limited registered Class A Shares to be issued to shareholders of Tronox Incorporated in connection with the completion of the Transaction. On the date of the Transaction, Tronox Limited issued 15,413,083 Class A Shares to shareholders in Tronox Incorporated. In addition, on the date of the Transaction, Tronox Limited issued 9,950,856 Class B Shares to Exxaro and one of its subsidiaries in consideration for the mineral sands business. Immediately following the Transaction, Tronox Incorporated shareholders and Exxaro held approximately 60.8% and 39.2%, respectively, of the voting securities of Tronox Limited. Under the terms of the Transaction agreement, Exxaro agreed that for a three-year period after the completion of the Transaction, it would not engage in any transaction or other action, that would result in its beneficial ownership of the voting shares of Tronox Limited exceeding 45% of the total issued shares of Tronox Limited. At June 30, 2013, Exxaro held approximately 44.4% of the voting securities of Tronox Limited.

Prior to the Transaction Date, Tronox Incorporated conducted transactions with Exxaro Australia Sands Pty Ltd, Tronox Incorporated’s 50% partner in the Tiwest Joint Venture. Tronox Incorporated purchased, at open market prices, raw materials used in its production of TiO2, as well as Exxaro Australia Sands Pty Ltd’s share of TiO2 produced by the Tiwest Joint Venture. Tronox Incorporated also provided administrative services and product research and development activities, which were reimbursed by Exxaro. For the three and six months ended June 30, 2012, the Company made payments of $90 million and $173 million, respectively, and received payments of $2 million and $9 million, respectively, related to these transactions. For the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, Tronox Incorporated made payments of $173 million, $316 million, $44 million and $109 million, respectively, and received payments of $9 million, $8 million, less than $1 million and $2 million, respectively. Subsequent to the Transaction Date, such transactions are considered intercompany transactions and are eliminated in consolidation.

Subsequent to the Transaction, the Company purchases transition services from Exxaro. During the three and six months ended June 30, 2013, the Company purchased transition services from Exxaro, which amounted to $2 million and $4 million, respectively. During 2012, the Company purchased transition services from Exxaro, which amounted to $7 million.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Term Loan

On March 19, 2013, Tronox Pigments (Netherlands) B.V., Tronox Limited, and certain subsidiaries of Tronox Limited named as guarantors, entered into an Amended and Restated Credit and Guaranty Agreement with Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and Goldman Sachs Bank USA, UBS Securities LLC, Credit Suisse Securities (USA) LLC and RBC Capital Markets, as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents. Pursuant to the Amended and Restated Credit Agreement, the Company obtained a $1.5 billion senior secured term loan (the “Term Loan”), which matures in March 2020. The terms of the Amended and Restated Credit Agreement are substantially similar to the Company’s prior Term Facility, except as otherwise described under “—Debt Covenants.” The Term Loan was issued net of an original issue discount of $7 million, or 0.5% of the principal balance. In connection with obtaining the Term Loan, the Company incurred debt issuance costs of $28 million.

In accordance with ASC 470, the outstanding principal balance of the Senior Secured Term Loan of $547 million, which became part of the Term Loan, was accounted for as a debt modification. As such, the unamortized original issue discount of $5 million and debt issuance costs of $11 million related to the Term Facility will continue to be amortized over the life of the Term Loan.

The Term Loan bears interest at a base rate plus the applicable margin of 2.5% per annum, or adjusted Eurodollar rate plus the applicable margin of 3.5% per annum. The base rate is defined as the greater of (i) the prime lending rate as quoted in the print edition of The Wall Street Journal or (ii) the Federal Funds Effective rate in effect on such day plus one half of 1%; provided, however, that the Base Rate is not less than 2% per annum.

UBS Revolver

On June 18, 2012, we entered into the UBS Revolver. The UBS Revolver provides us with a committed source of capital with a principal borrowing amount of up to $300 million, subject to a borrowing base. In addition, the UBS Revolver includes an uncommitted incremental facility of $200 million.

The UBS Revolver bears interest at the Company’s option at either (i) the greater of (a) the lenders’ prime rate rate, (b) the Federal funds effective rate plus 0.50% and (c) the adjusted LIBOR for a one-month period plus 1.00%) or (ii) the adjusted LIBOR rate, in each case plus the applicable margin. The applicable margin ranges from 1.50% to 2.00% for borrowings at the adjusted LIBOR rate, and from 0.50% to 1.00% for borrowings of the alternate base rate, based upon the average daily borrowing availability during a given period. For the first six months following the closing date, the applicable margins shall be deemed to be 1.75% for borrowings at the adjusted LIBOR rate and 0.75% for borrowings at the alternate base rate.

ABSA Revolver

In connection with the Transaction, the Company entered into the R900 million (approximately $92 million as of June 30, 2013) ABSA Revolver. In connection with obtaining the ABSA Revolver, the Company incurred debt issuance costs of $1 million.

The ABSA Revolver bears interest at (i) the base rate (defined as one month JIBAR, which is the mid-market rate for deposits in South African Rand for a period equal to the relevant period which appears on the Reuters Screen SAFEY Page alongside the capital YLD) as of 11h00 Johannesburg time on the first day of the applicable period, plus (ii) the Margin, which is 3.50%.

Debt Covenants

At June 30, 2013, the Company had financial covenants in the UBS Revolver, the ABSA Revolver and the Term Loan.

The terms of the Amended and Restated Credit Agreement are substantially similar to the Company’s prior Credit and Guaranty Agreement with Goldman Sachs Bank USA, dated February 8, 2012, except that the Amended and Restated Credit Agreement (i) eliminates financial maintenance covenants (ii) permits, subject to certain conditions, incurrence of additional senior secured debt up to a leverage ratio of 2:1, (iii) increases the Company’s ability to incur debt in connection with permitted acquisitions and its ability to incur unsecured debt, and (iv) allows for the payment of a $0.25 per share dividend each fiscal quarter . Otherwise, the terms of the Amended and Restated Credit Agreement provide for customary representations and warranties, affirmative and negative covenants and events of default. The terms of the covenants, subject to certain exceptions, restrict, among other things: (i) debt incurrence; (ii) lien incurrence; (iii) investments, dividends and distributions; (iv) disposition of assets and subsidiary interests; (v) acquisitions; (vi) sale and leaseback transactions; and (vii) transactions with affiliates and shareholders.

The Term Facility and the UBS Revolver are subject to an intercreditor agreement pursuant to which the lenders’ respective rights and interests in the security are set forth. At June 30, 2013, only the ABSA Revolver had a financial maintenance covenant. The Company was in compliance with its financial covenants at June 30, 2013.

The Company has pledged the majority of our U.S. assets and certain assets of its non-U.S. subsidiaries in support of its outstanding debt.

DESCRIPTION OF NOTES

General

In this description, references to the Notes are to the Exchange Notes, unless the context otherwise requires. As used below in this “Description of Notes,” the terms “we,” “us,” “our” or similar terms refer to Tronox Limited and its consolidated Subsidiaries, and the term “Parent” refers only to Tronox Limited and not to any of its Subsidiaries.

The Old Notes were issued and the Exchange Notes will be issued under an indenture (the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material terms of the Indenture. It does not, however, restate the Indenture in its entirety. You should read the Indenture because it contains additional information and because it and not this description defines your rights as a Holder of the Notes. Copies of the Indenture are available as described under “Where You Can Find More Information.” The definitions of certain other terms used in this description are set forth throughout the text or under “—Certain Definitions.”

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes:

•	will be general unsecured obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuer;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of the Issuer;

•	will be effectively subordinated to all existing and future secured Indebtedness of the Issuer, to the extent of the assets securing such Indebtedness; and

•	will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Parent’s non-guarantor Subsidiaries.

The Note Guarantees

The Notes will be guaranteed by the Parent and all of the Subsidiaries of the Parent that guarantee any obligations under the Credit Facilities on the Issue Date. Each Note Guarantee will be joint and several, full and unconditional, subject to customary release provisions. See “—The Note Guarantees—Release of the Note Guarantees.” The Indenture requires Restricted Subsidiaries that Incur or Guarantee any Indebtedness under certain Credit Facilities to become Guarantors of the Notes, other than Excluded Entities. See “—Additional Note Guarantees.”

Each Note Guarantee:

•	will be a general unsecured obligation of that Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of that Guarantor; and

•	will be effectively subordinated to all existing and future secured Indebtedness of such Guarantor, to the extent of the assets securing such Indebtedness.

Not all of the Parent’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, such non-guarantor Subsidiaries will pay the holders of their debt, their trade creditors and all other obligations before they will be able to distribute any of their assets to their Guarantor parent. See Note 23 of Notes to Unaudited Condensed Consolidated Financial Statements and Note 27 of Notes to Consolidated Financial Statements for additional information.

At June 30, 2013:

•

we had approximately $2,408 million of total indebtedness outstanding (including the Exchange Notes and including $14 million of original issue discount in connection with the $1,500 million Term Loan (the “Term Loan”), which were carried at $1,489 million on our balance sheet), none of which would have been subordinated to the Exchange Notes;

•

we had approximately $1,496 million of secured indebtedness, all of which has been borrowed under the Term Loan (not including (i) availability of $275 million under the global senior secured asset-based syndicated revolving credit agreement with UBS AG (the “UBS Revolver”) (which excludes a $25 million issued letter of credit and an uncommitted incremental facility of $200 million), and (ii) an uncommitted incremental facility of $200 million under the Term Loan, all of which would be secured if borrowed), to which the notes would have been effectively subordinated to the extent of the value of the collateral securing such indebtedness; and

•	we had availability of approximately R900 million (approximately $92 million) under the ABSA Revolver, which was structurally senior to the Notes.

As of June 30, 2013, our liabilities reflected on our consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses (but excluding the Exchange Notes), were approximately $2,357 million.

For the six months ended June 30, 2013, after giving effect to the Transaction (which does not include the offering of the Notes):

•	the Issuer and the guarantors would have represented approximately 63% of our total consolidated income from operations and 65% of our total consolidated net sales; and

In addition, at June 30, 2013, our non-guarantor subsidiaries had $2,074 million of total consolidated liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

Principal, Maturity and Interest

The Issuer is offering $900 million aggregate principal amount of the Notes, which will mature on August 15, 2020. Subject to compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer can issue additional Notes from time to time in the future as part of the same series without consent from Holders of the Notes under the Indenture (the “Additional Notes”). Any Additional Notes that the Issuer issues in the future will be identical in all respects to the Notes offered hereby and will be treated as a single class for all purposes of the Indenture, including with respect to waivers, amendments, redemptions and Offers to Purchase, except that Notes issued in the future may have different issuance prices and will have different issuance dates. However, in order for any Additional Notes to have the same CUSIP number as the Notes, such Additional Notes must be fungible with the Notes for United States federal income tax purposes. Unless the context otherwise requires, references to the “Notes” for all purposes under the Indenture and in this “Description of Notes” include any Additional Notes that are issued. The Issuer will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will bear interest at the rate per annum shown on the cover page of this offering memorandum from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semiannually on February 15 and August 15 of each year, commencing February 15, 2013, to holders of record at the close of business on the immediately preceding February 1 and August 1, respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and interest will accrue at a rate that is 1 % higher than the then-applicable interest rate on the Notes. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable law.

Methods of Receiving Payment on the Notes

The Notes will initially be issued as Global Notes (as defined below) registered in the name of or held by the Depository Trust Company (“DTC”) or its nominee and therefor payments with respect thereto will be made by wire transfer of immediately available funds to the account specified by DTC.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer or any of the Parent’s Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to August 15, 2015, the Issuer may redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the date of redemption (subject to the rights of Holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date).

The Notes (including any Additional Notes) will be redeemable at the option of the Issuer, in whole or in part, at any time on or after August 15, 2015 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the applicable redemption date (subject to the rights of Holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date), if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2015	104.781%
2016	103.188%
2017	101.594%
2018 and thereafter	100.00%

Notwithstanding the foregoing, at any time prior to August 15, 2015, the Issuer may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price of 106.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the redemption date (subject to the rights of Holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer or its Affiliates); and

(2)	the redemption must occur within 45 days of the date of the closing of such Equity Offering.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase the Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales.” The Issuer, the Parent and its Restricted Subsidiaries, may at any time and from time to time purchase Notes in the open market or otherwise.

Redemption for Taxation Reasons

The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (as defined below under “Withholding Taxes”), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(i)	any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Tax Jurisdiction (as defined below) affecting taxation; or

(ii)	any change in the official application, administration or written interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Issuer or any Guarantor (including any successor entity) with respect to the Guarantee, as the case may be, is, or on the next interest payment date in respect of the Notes would be, required to pay more than de minimis Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Issuer or such Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable or, where such payment method would be reasonable under the circumstances, payment through another Guarantor or the Issuer). Such Change in Tax Law must not be publicly announced before and become effective after the Issue Date (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the Issue Date, the date on which such Tax Jurisdiction became a Tax Jurisdiction under the Indenture). Notice of redemption for taxation reasons will be published in accordance with the procedures described under “Selection and Notice.” Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 60 days prior to the earliest date on which the Issuer or Guarantor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing and reasonably satisfactory to the Trustee to the effect that the Issuer or Guarantor, as the case may be, is or will become obligated to pay

Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

Withholding Taxes

All payments made under or with respect to the Notes (whether or not in the form of Certificated Notes) or the Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by applicable law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer or any Guarantor (including any successor entity) is then incorporated, organized, engaged in business or resident for tax purposes, or any political subdivision thereof or therein, or (ii) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each a “Tax Jurisdiction”) will at any time be required to be made from any payments made by or on behalf of the Issuer or any Guarantor under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the applicable Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)	any Taxes that would not have been imposed but for the Holder of the Notes or beneficial owner of the Notes being a citizen or resident or national of, being incorporated or organized in or carrying on a business in, maintaining a permanent establishment in, or being physically present in, the relevant Tax Jurisdiction in which such Taxes are imposed, or due to the existence of any other present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Tax Jurisdiction (but not including, in each case, any connection arising from the mere receipt, ownership, holding or disposition of any Note or Note Guarantee, or by reason of the receipt of any payments in respect of any Note or Note Guarantee, or the exercise or enforcement of rights under any Note or any Note Guarantee);

(2)	any Taxes that are imposed or withheld as a result of the failure of the Holder of the Notes or beneficial owner of any Note to comply with any reasonable written request, made to it in writing at a time that would enable it acting reasonably to comply with such request and, in any event, at least 60 days before any withholding or deduction of such Taxes would be required, by the Issuer or applicable Guarantor to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction, but, in each case, only to the extent it is legally entitled to do so;

(3)	any Taxes imposed or withheld as a result of the presentation of any Note for payment (where Notes are in the form of Certificated Notes and presentation is required) more than 30 days after the relevant payment is first made available to the Holder (except to the extent that the Holder or beneficial owner of Notes would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(4)	any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(5)	any Taxes withheld or deducted from a payment to an individual as required pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN

Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6)	any Taxes imposed or withheld as a result of the presentation of any Note for payment by or on behalf of a Holder of Notes or beneficial owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(7)	any Taxes payable other than by deduction or withholding from payments under or with respect to the Note; or

(8)	any combination of items (1) through (7) above.

In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the Holders for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies or Taxes, which are levied by any Tax Jurisdiction (other than the United States or any political subdivision thereof) on the execution, delivery, issuance, registration or enforcement of any of the Notes, the Indenture or the Note Guarantees or any other document or instrument referred to therein or the consummation of the transactions contemplated thereby or the receipt of any payments with respect thereto (other than a transfer of the Notes following the initial resale of the Notes by the Initial Purchasers).

If the Issuer or any Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or such Guarantor will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or applicable Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

The Issuer or applicable Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. The Issuer or applicable Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The Issuer or applicable Guarantor will provide to the Trustee an official receipt or, if official receipts are not obtainable after the use of reasonable efforts, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Notes.

Whenever in the Indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or Note Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the Indenture and any transfer by a Holder or beneficial owner of its Notes. The above obligations will also apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer, Parent or any Guarantor is incorporated, organized, engaged in business or resident for tax purposes and any jurisdiction from or through which any payment under or with respect to the Notes or Note Guarantees is made by or on behalf of such Person, including any political subdivision thereof or therein.

Selection and Notice

If less than all of the Notes issued under the Indenture are to be redeemed at any time, the selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, subject to applicable procedures of the Depository Trust Company (the “Applicable Procedures”); provided that no Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first-class mail or otherwise delivered in accordance with the Applicable Procedures, at least 30 but not more than 60 days before the redemption date, to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.

Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including in the case of any Equity Offering, completion of such Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

The Note Guarantees

General

The Guarantors will agree to jointly and severally fully and unconditionally, subject to customary release provisions, guarantee the due and punctual payment of all amounts payable under the Notes, including principal, premium, if any, and interest (including Additional Interest, if any). The Indenture requires Restricted Subsidiaries that Incur or Guarantee any Indebtedness under certain Credit Facilities to become Guarantors of the Notes, other than Excluded Entities. See “—Additional Note Guarantees.”

The Indenture will limit the obligations of each Guarantor under its Note Guarantee to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally.

We cannot assure you that this limitation will protect the Note Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Note Guarantees will be found to be fraudulent conveyances will be significantly increased. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes or the guarantees and, if that occurs, you may not receive any payments on the notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor (or a Person that, upon such consolidation or merger, shall become a Guarantor), unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists that would be caused thereby; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and the Indenture pursuant to a supplemental indenture executed and delivered to the Trustee and under the Registration Rights Agreement; or

(b)	the Net Available Cash, if any, of such sale or other disposition is applied in accordance with the applicable provisions of the Indenture.

Release of the Note Guarantees

A Note Guarantee of a Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(a)	in connection with any sale or other disposition (including by merger, liquidation or otherwise) of (i) Capital Stock of the Guarantor after which such Guarantor is no longer a Subsidiary of the Parent, or (ii) of all or substantially all of the assets of such Guarantor (other than Parent), which sale or other disposition complies with the applicable provisions of the Indenture and all the obligations (other than contingent obligations) of such Guarantor (other than Parent) in respect of all other Indebtedness of the Parent or the Guarantors terminate upon consummation of such transaction;

(b)	if the Parent properly designates the Guarantor as an Unrestricted Subsidiary under the Indenture;

(c)	solely in the case of a Note Guarantee created pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees,” upon the release or discharge of the Note Guarantee or Incurrence of Indebtedness that resulted in the creation of such Note Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such Guarantee;

(d)	upon a Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Indenture, in each case which complies with the applicable provisions of the Indenture;

(e)	upon payment in full of the aggregate principal amount of all Notes then outstanding and all other obligations under the Indenture and the Notes then due and owing;

(f)	as discussed under “—Amendments and Waiver”; or

(g)	in the case of any Guarantor (other than the Parent) which is also a guarantor under the Credit Facilities, upon the release of such guarantee under the Credit Facilities (which release under the Credit Facilities may be conditioned upon the concurrent release of the Note Guarantee hereunder).

Upon any occurrence giving rise to a release of a Note Guarantee as specified above, the Trustee will execute any documents reasonably required as requested by the Issuer in order to evidence or effect such release, termination and discharge in respect of such Note Guarantee. None of the Issuer, any Guarantor or the Trustee will be required to make a notation on the Notes to reflect any Note Guarantee or any such release, termination or discharge.

Change of Control

Unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” within ten days following any Change of Control Triggering Event, the Issuer will mail a notice to each holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase all Notes then outstanding pursuant to an Offer to Purchase (a “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, thereon, up to, but excluding, the date of repurchase (subject to the rights of Holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the repurchase date) on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuer must commence such Change of Control Offer within 30 days of the occurrence of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer’s compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Issuer purchases all of the Notes held by such holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Parent and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between rating categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) and (y) the Notes do not have an Investment Grade Rating from either Rating Agency.

“Change of Control Triggering Event” means (i) during a Suspension Period, the occurrence of both a Change of Control and a Ratings Event and (ii) at any time other than during a Suspension Period, the occurrence of a Change of Control; provided, that solely for purposes of determining whether a Suspension Period is occurring with respect to the definition of Change of Control Triggering Event, a Covenant Suspension Event shall be any period of time that (i) the Notes have an Investment Grade Rating from at least one Rating Agency and (ii) no Default has occurred and is continuing under the Indenture.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control and (b) the occurrence of a Change of Control and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

The Credit Agreements limit, and future credit agreements or other agreements to which the Parent or any Subsidiary becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the borrowers under the Credit Agreements could seek the consent of their lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the applicable borrowers do not obtain such consent or repay or refinance such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which, in turn, may constitute a default under such other agreements. The Credit Agreements provide that certain change of control events with respect to the Parent would constitute a default thereunder (including a Change of Control under the Indenture). If the Parent experiences a change of control that triggers a default under the Credit Agreements, the borrowers under the Credit Agreements could seek a waiver of such default or seek to refinance the Credit Agreements. In the event the applicable borrowers do not obtain such a waiver or refinance the Credit Agreements, such default could result in amounts outstanding under the Credit Agreements being declared due and payable.

The Issuer’s ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control Triggering Event may be limited by the Issuer’s then-existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

The Change of Control provisions of the Indenture may in certain circumstances make it more difficult or discourage a sale or takeover of the Parent and, thus, the removal of incumbent management. The Change of Control provisions of the Indenture are a result of negotiations between the Initial Purchasers and the Issuer. As of the Issue Date, the Parent has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Parent could decide to do so in the future. Subject to the limitations discussed below, the Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Parent’s capital structure or credit ratings. Restrictions on the Parent’s ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Limitation on Liens.” Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of Change of Control excludes certain sales or takeovers by one or more Permitted Holders. The Issuer will not be required to make an Offer to Purchase upon a Change of Control Triggering Event in the event of such sales or takeovers involving a Permitted Holder.

The provisions of the Indenture relating to the Issuer’s obligation to make an Offer to Purchase upon a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes. See “—Amendments and Waiver.”

Certain Covenants

The Indenture will contain certain covenants, including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

The Parent will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including the issuance of any shares of Disqualified Stock of the Parent or of Disqualified Stock or Preferred Stock by Restricted Subsidiaries); provided, however, that the Parent or any Restricted Subsidiary may Incur Indebtedness (including the issuance of any shares of Disqualified Stock of the Parent and of Disqualified Stock or Preferred Stock of any Restricted Subsidiary) if the Fixed Charge Coverage Ratio on a consolidated basis for the Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness (including the issuance of Disqualified Stock or Preferred Stock) is Incurred would be at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the Incurrence by the Parent or any Restricted Subsidiary of:

(a)	additional (i) revolving credit Indebtedness and letters of credit under the ABL Facility and (ii) Indebtedness and letters of credit under an Alternative Facility (including in each case, without limitation, the Incurrence by the Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Parent and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $500 million or (ii) the amount of the Borrowing Base as of the date of such Incurrence; and

(b)	additional Indebtedness and letters of credit under the Senior Secured Term Loan Facility and/or any Alternative Facility (including, without limitation, the Incurrence by the Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding under this clause (1)(b) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Parent and its Restricted Subsidiaries thereunder) not to exceed $900 million;

(2)	the Incurrence of Existing Indebtedness;

(3)	the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the Exchange Notes in respect thereof and the related Note Guarantees;

(4)

the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price, cost of design or cost of construction, installation, maintenance, upgrade or improvement of property (real or personal, or movable or immovable), plant or equipment used in the business of the

Parent or such Restricted Subsidiary (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate amount, including all Indebtedness Incurred to extend the maturity of, refund, refinance, renew, defease, discharge or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (a) $100 million and (b) 3% of the Consolidated Net Tangible Assets of the Parent at any one time outstanding;

(5)	the Incurrence by the Parent or any Restricted Subsidiary of Permitted Refinancing Indebtedness (including Disqualified Stock or Preferred Stock) in exchange for, or the net cash proceeds of which are used to extend the maturity of, refund, refinance, renew, defease, discharge or replace, Indebtedness (including Disqualified Stock or Preferred Stock) that was permitted by the Indenture to be Incurred or issued under the first paragraph of this covenant or clauses (2), (3), (5) or (16) of this paragraph, including any additional Indebtedness (including the issuance of Disqualified Stock or Preferred Stock) Incurred, to pay premiums (including tender premiums) and original issue discount, expenses, defeasance costs and fees in connection therewith;

(6)	the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness owing to and held by the Parent or any Restricted Subsidiary; provided, however, that:

(a)	if the Parent, the Issuer or any Restricted Subsidiary of the Parent that is a Guarantor is the obligor on such Indebtedness and the payee is not the Parent, the Issuer or such Restricted Subsidiary, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b)	any event that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	shares of Preferred Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (7);

(8)	the Guarantee by the Parent or any Restricted Subsidiary of Indebtedness of the Parent or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(9)	the Incurrence by the Parent or any Restricted Subsidiary of Hedging Obligations that are Incurred in the ordinary course of business or Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes (it being understood that Hedging Obligations Incurred for the purpose of fixing, hedging or swapping foreign currency exchange rate risk shall not be deemed to be for speculative purposes);

(10)

the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or Guarantees or letters of credit, surety, performance, bid or appeal bonds and other similar types of performance and completion guarantees securing any obligations of the Parent or any Restricted Subsidiary pursuant to such agreements, in any case Incurred or assumed (i) in connection with the disposition or acquisition of any business, assets or Capital Stock held by a Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock held by a Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Parent or any Restricted Subsidiary in connection with such disposition or (ii) in the ordinary course of business;

(11)	the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds and related liabilities arising from treasury, depository and cash management services in the ordinary course of business (including intraday cash management lines relating thereto), provided, however, that such Indebtedness is extinguished within 30 Business Days of its Incurrence; (ii) bankers’ acceptances; and (iii) treasury, depository, cash management, cash pooling or netting or setting-off arrangements (including commercial credit card and merchant card services);

(12)	the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or similar requirements, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or Incurrence;

(13)	the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(14)	Indebtedness (including Disqualified Stock) of the Parent or Indebtedness (including Disqualified Stock or Preferred Stock) of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, including all Permitted Refinancing Indebtedness Incurred to extend the maturity of, refund, refinance, renew, defease, discharge or replace any Indebtedness Incurred pursuant to this clause (14), not to exceed the greater of (i) $200 million and (ii) 4% of Consolidated Net Tangible Assets, at any one time outstanding;

(15)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(16)	the Incurrence of Acquired Indebtedness; provided that after giving effect to such acquisition or merger, either:

(a)	the Parent would be permitted to Incur at least $1.00 of additional Indebtedness under the first paragraph of this covenant; or

(b)	the Fixed Charge Coverage Ratio of the Parent and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(17)	Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Parent or any of its Subsidiaries uses or sells in the ordinary course of business;

(18)	Indebtedness consisting of the financing of insurance premiums;

(19)	Indebtedness consisting of guarantees Incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business;

(20)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(21)	Indebtedness consisting of Indebtedness issued by the Parent or a Restricted Subsidiary of the Parent to future, current or former employees, directors and consultants thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent to the extent described in clause (6) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(22)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, Joint Ventures of the Parent or any Restricted Subsidiary not to exceed, at any one time outstanding, the greater of (i) $100 million and (ii) 2% of the Consolidated Net Tangible Assets of the Parent and any Indebtedness to exchange, extend, refinance, renew, replace, defease or refund such Indebtedness originally Incurred pursuant to clause (ii) of this subsection (22), provided that any such Indebtedness until reclassified in accordance with the Indenture shall remain Incurred pursuant to this clause (22) prior to its maturity;

(23)	Indebtedness Incurred by the Parent or any Restricted Subsidiary of up to $25 million relating to funding of contributions to the foreign pension plans;

(24)	Indebtedness which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations Incurred in connection with any judgment not constituting an Event of Default; and

(25)	letters of credit issued for ordinary course of business purposes in an aggregate principal face amount not to exceed $35 million outstanding at any time.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, (including Disqualified Stock or Preferred Stock) (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above or is entitled to be Incurred or issued pursuant to the first paragraph of this covenant, the Parent will, in its sole discretion, classify such item of Indebtedness (including Disqualified Stock or Preferred Stock) and may divide and classify such Indebtedness (including Disqualified Stock or Preferred Stock) in more than one of the categories of Permitted Debt described in clauses (1) through (25) above and/or the first paragraph of this covenant, and may later reclassify such item into any one or more of such categories or such paragraph (provided that at the time of reclassification it meets the criteria in such category or categories or such paragraph). In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be Incurred by the Person or Persons Incurring such obligation. Notwithstanding the foregoing, Indebtedness under Credit Facilities incurred pursuant to clause (1) above or any refinancing thereof that is secured by a Lien will, at all times, be deemed to have been Incurred in reliance on the exception provided by clause (1) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness (including Disqualified Stock or Preferred Stock) of the same class, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness or a creation or allowance of a Lien with respect thereto.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this section any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this section) arising under any Note Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Note Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

Notwithstanding the foregoing, but except as expressly permitted hereunder, the Parent will not, and will not permit the Issuer or any other Guarantor to, Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Parent, the Issuer or of such other Guarantor, as the case may be, unless such Indebtedness is also by its terms made subordinated in right of payment to the Notes or the Note Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Parent, the Issuer or such other Guarantor, as the case may be.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt) and at the Issuer’s election, the date of reclassification; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may Incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies.

Limitation on Restricted Payments

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment unless, at the time of and after giving pro forma effect to the proposed Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would be caused thereby;

(2)	the Parent could Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (9), (13)(a), and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income on a cumulative basis during the period (taken as one accounting period) beginning on July 1, 2012 and ending on the last day of the Parent’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds or property received by the Parent after the date of the Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Parent and the amount of reduction of Indebtedness of the Parent or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Parent); provided that for purposes of determining the Fair Market Value of property received (other than of any asset with a public trading market) in excess of $50 million, such Fair Market Value shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Parent and delivered to the Trustee, plus

(c)	100% of the amount by which Indebtedness or Disqualified Stock Incurred or issued subsequent to date of the Indenture is reduced on the Parent’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent) into Equity Interests other than Disqualified Stock (less the amount of any cash distributed by the Parent or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate net cash proceeds received by the Parent or any Restricted Subsidiary after the date of the Indenture from the issuance and sale (other than to a Subsidiary of the Parent) of such Indebtedness or Disqualified Stock; plus

(d)	to the extent not included in the calculation of the Consolidated Net Income referred to in (a), an amount equal to, without duplication: (i) 100% of the aggregate net proceeds (including the Fair Market Value of assets) received by the Parent or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Parent or any Restricted Subsidiary since the date of the Indenture; plus (ii) the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the date of the Indenture, in each case to the Parent or any Restricted Subsidiary from such Person (including by way of such Person becoming a Restricted Subsidiary); plus (iii) if the sum of clauses (a), (b), (c) and (d) was reduced as the result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is re-designated, or liquidated or merged into, a Restricted Subsidiary.

The preceding provisions will not prohibit (provided, in the case of clauses (7) and (8) below, that no Default or Event of Default has occurred and is continuing or would be caused thereby):

(1)	the payment of any dividend or distribution within 90 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of the Indenture;

(2)	the payment of any dividend by a Restricted Subsidiary to the holders of a class of its Equity Interests on a pro rata basis;

(3)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees in exchange for or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Parent) of, Permitted Refinancing Indebtedness;

(4)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Preferred Stock of the Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Parent or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and applicable withholding taxes, if any;

(6)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(7)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any future, current or former employee, director, officer or consultant of the Parent (or any Restricted Subsidiary) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $5 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years);

(8)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” and provided that such dividends constitute “Fixed Charges”;

(9)	other Restricted Payments in an aggregate amount not to exceed $150 million pursuant to this clause (9);

(10)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)	the repurchase, redemption or other acquisition or retirement for value of any subordinated Indebtedness pursuant to the provisions similar to those described under “—Change of Control” and “—Certain Covenants-Limitation on Asset Sales”; provided that all Notes tendered by Holders of the Notes in connection with an Offer to Purchase in the event of a Change of Control or with respect to an Asset Sale have been repurchased, redeemed or acquired for value;

(12)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Parent and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Consolidation or Sale of Assets”;

(13)	the payment of cash dividends on the Parent’s Common Stock (a) in an annual amount not to exceed 6% of the net cash proceeds received by or contributed to the Parent from any public offering of Equity Interests, other than public offerings with respect to the Parent’s Common Stock registered on Form S-8 (or any successor form), and (b) in the aggregate amount per fiscal quarter not to exceed $0.25 per share for each share of common stock of the Parent outstanding as of the record date for dividends payable in respect of such fiscal quarter (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions);

(14)

the declaration or payment of cash dividends on the Parent’s Common Stock or repurchases of the Parent’s Common Stock at one time or from time to time in an aggregate amount not to exceed the sum of (x) $850 million plus (y) the amount by which Indebtedness outstanding under clause (1)(b) of the covenant under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” exceeds $700 million (the “Additional Term Loan Debt”) on the date of the declaration of such cash dividend or repurchase, minus, in each case, the amount of any prior cash dividend or repurchase funded with such Additional Term Loan Debt after the Issue Date; provided that, in the case of cash dividends or repurchases made pursuant to this clause 14(y), the payment of such cash dividends or repurchases is funded with such Additional Term Loan Debt; provided, further, that no cash dividends or repurchases shall be declared, paid or made pursuant to this clause (14) after the eighteenth full month following the Issue Date;

(15)	the declaration or payment of distributions or dividends, as applicable, by any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent of the Issuer, including the Parent (or, solely in the case of clause (b) below, to an Affiliate of the Parent that is the common parent of a consolidated, combined or unitary group including the Parent or any Restricted Subsidiary, as applicable, for the purpose of income tax liabilities under the laws of its jurisdiction of organization), in amounts required for any such direct or indirect parents (or such Affiliates) to pay, in each case without duplication:

(a)	franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	federal, state and local income taxes, to the extent such income taxes are attributable to the income of such Restricted Subsidiary (as applicable) and, to the extent of the amount actually received by such Restricted Subsidiary from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments in any taxable period does not exceed the amount that the Restricted Subsidiary would be required to pay in respect of federal, state and local income taxes for such taxable period were the Restricted Subsidiary and/or any Unrestricted Subsidiary (to the extent described above), as applicable, to pay such taxes separately from any such parent entity (or such Affiliate);

(c)	customary salary, bonus, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer, including the Parent, to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and any Restricted Subsidiary;

(d)	general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer, including the Parent, to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and any Restricted Subsidiary;

(e)	fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering or other financing transaction of such parent entity;

provided, in each case, that other than due to applicable law or regulation prohibiting the payment by one or more Restricted Subsidiaries of their proportionate share of the Parent’s liabilities noted in this clause (15) (or if any such payment would render one or more Restricted Subsidiaries insolvent or reasonably likely to become insolvent), each Restricted Subsidiary may not pay more than its proportionate share of the Parent’s liabilities noted in this clause (15); and

(16)	distributions or payments of Securitization Fees and other transfers of Receivables Assets and purchases of Receivables Assets in connection with a Qualified Receivables Transaction.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment, when made, met the criteria of more than one of the categories described in clauses (1) through (16) immediately above, or was permitted pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Parent whose resolution with respect thereto will be delivered to the Trustee.

Limitation on Liens

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, assume or allow to exist any Lien that secures Obligations under any Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured by a Lien on such property or assets on an equal and ratable basis with the Obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the Note Guarantees, senior in priority thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such Obligations are no longer secured by such Lien.

Limitation on Transactions with Affiliates

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of their Affiliates, in each case involving aggregate payments or consideration in excess of $5 million (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent or any Restricted Subsidiary (as determined by the Parent); and

(2)	the Parent delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Members; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion issued by an Independent Financial Advisor stating that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Parent or such Restricted Subsidiary from a financial point of view.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Parent and/or its Restricted Subsidiaries;

(2)	Restricted Payments that are permitted by the provisions of the Indenture described under “—Limitation on Restricted Payments” and Permitted Investments;

(3)	any issuance or sale of Equity Interests (other than Disqualified Stock) of, or capital contributions to, the Parent;

(4)	transactions pursuant to agreements or arrangements in effect on the Issue Date and referenced in this offering memorandum, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Parent and the Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date;

(5)

payments by the Parent and its Subsidiaries pursuant to tax sharing agreements among the Parent and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Parent, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Parent and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(6)	payment of reasonable and customary fees and reimbursement of expenses paid to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Parent or any Subsidiary thereof;

(7)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Parent or any Restricted Subsidiary with officers, employees and consultants of the Parent or any Subsidiary thereof and the payment of compensation, reimbursement of expenses paid or loans (or cancellation of loans) to officers, employees and consultants of the Parent or any Subsidiary thereof (including issuances of securities and other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employee benefit plans, employee stock option or similar plans), entered into in the ordinary course of business or otherwise approved by a majority of the Disinterested Members;

(8)	purchases and sales of raw materials or Inventory in the ordinary course of business on market terms;

(9)	(a) transactions with customers, clients, lessors, landlords, suppliers, contractors, purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Parent and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(10)	transactions with a Person (other than an Unrestricted Subsidiary of the Parent) that is an Affiliate of the Parent solely because the Parent or a Restricted Subsidiary of the Parent owns an equity interest in or otherwise controls such Person;

(11)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(12)	transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Parent or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(13)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of Assets”;

(14)	transactions in which the Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee an opinion issued by an Independent Financial Advisor stating that such transaction or series of related transactions is fair to the Parent or such Restricted Subsidiary from a financial point of view and that the terms are not materially less favorable to the Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(15)	transactions between the Parent or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Parent; provided, however, that such director abstains from voting as a director of the Parent on any matter involving such other Person; and

(16)	any customary transaction with a Receivables Entity effected as part of a Qualified Receivables Transaction.

Limitation on Asset Sales

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless:

(1)	the Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of:

(a)	cash or Cash Equivalents;

(b)	Replacement Assets;

(c)	any liabilities of the Parent or any Restricted Subsidiary as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto prepared in accordance with GAAP (other than contingent liabilities, Indebtedness that is by its terms subordinated in right of payment to the Notes or any Note Guarantee and liabilities to the extent owed to the Parent or any Restricted Subsidiary) that are assumed by the transferee of any such assets or Equity Interests and for which the Parent and all of the Restricted Subsidiaries have been released;

(d)	any Designated Noncash Consideration received by the Parent or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this sub-clause (d) that is at the time outstanding and held by the Parent or any Restricted Subsidiary, not to exceed the greater of (x) $75 million and (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

(e)	any combination of the consideration specified in clauses (a) through (d).

Within 12 months after the receipt of any Net Available Cash from an Asset Sale, the Parent or a Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Available Cash at its option:

(1)	to repay or retire Indebtedness secured by such assets, Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Parent or another Restricted Subsidiary) or Indebtedness under the Credit Agreements and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated no later than the later of (i) the day that is 12 months after such Asset Sale and (ii) 90 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Available Cash not so applied will be deemed to be Excess Proceeds (as defined below));

(3)	to make capital expenditures; or

(4)	to make an Offer to Purchase as described below.

Pending the final application of any Net Available Cash from Asset Sales in accordance with clauses (1) through (4) in the preceding paragraph, the Parent and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise apply such Net Available Cash in any manner not prohibited by the Indenture.

The amount of such Net Available Cash required to be applied (or to be committed to be applied) during such 12-month period as set forth above and not applied (or committed to be applied) as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $25 million, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase, from the Holders and, at the Issuer’s option, all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, the maximum principal amount of Notes and such Pari Passu Debt, if any, that may be purchased out of the Excess Proceeds. The offer price in any such Offer to Purchase shall be equal to or greater than the amount of Excess Proceeds and shall be calculated as follows: 100% of the principal amount (or accreted value, if applicable) of the Notes and such Pari Passu Debt, plus accrued and unpaid interest and Additional Interest, if any up to, but excluding, the date of purchase (subject to the rights of Holders of Notes on a relevant record date to receive interest on an interest payment date that occurs prior to the purchase date) and will be payable in cash. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “Asset Sales” covenant, the Parent and the Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture, and those Excess Proceeds shall no longer constitute “Excess Proceeds.”

The Credit Agreements may prohibit the Issuer from purchasing any Notes, and may also provide that certain asset sale events with respect to the Parent would constitute a default under the Credit Agreements. Any future credit agreements or other agreements to which the Parent or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Issuer is prohibited from purchasing the Notes, the borrowers under the Credit Agreements could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the borrowers do not obtain such consent or repay such borrowings, the Issuer would remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such other agreements.

Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Parent or any Restricted Subsidiary;

(2)	pay any liabilities owed to the Parent or any Restricted Subsidiary;

(3)	make loans or advances to the Parent or any Restricted Subsidiary; or

(4)	sell, lease or transfer any of its properties or assets to the Parent or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Equity Interests and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to the Existing Indebtedness and Credit Agreements as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive with respect to dividend and payment restrictions (as determined by the Parent in good faith) than those contained in the Existing Indebtedness or Credit Agreements as in effect on the Issue Date;

(2)	set forth in the Indenture, the Notes, the Exchange Notes in respect thereof and the related Note Guarantees;

(3)	existing under, by reason of or with respect to agreements governing other Indebtedness permitted to be Incurred under the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances and restrictions therein, taken as a whole, (i) are not materially more restrictive than the agreements governing Indebtedness as in effect on the date of the Indenture, or (ii) will not affect the Issuer’s ability to make principal or interest payments on the Notes (as determined by the Parent in good faith);

(4)	existing under or by reason of applicable law, rule, regulation or order;

(5)	with respect to any Person, or the property or assets of a Person, acquired by the Parent or any Restricted Subsidiary existing at the time of such acquisition and not Incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive with respect to dividend and other payment restrictions than those in effect on the date of the acquisition;

(6)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(7)	existing under or by reason of Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive with respect to dividend and payment restrictions, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Restricted Subsidiary not otherwise prohibited by the Indenture;

(9)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary in any manner material to the Parent or any Restricted Subsidiary;

(10)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions or transfer by that Restricted Subsidiary pending such sale or other disposition;

(11)	on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(12)	arising from customary provisions in Joint Venture agreements and other similar agreements relating solely to such Joint Venture, which the Board of Directors of the Parent determines in good faith will not adversely affect the Issuer’s ability to make payments of principal of or interest on the Notes;

(13)	existing under or by reason of Secured Indebtedness permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Limitation on Liens” that limit the right of the Parent or any Restricted Subsidiary to dispose of the assets securing such Indebtedness;

(14)	under purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business;

(15)	existing under any agreement imposed in connection with consignment agreements entered into in the ordinary course of business;

(16)	under provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements (or Investments), which limitation is applicable only to the assets that are the subject of such agreements;

(17)	arising from customary provisions in Hedging Obligations permitted under the Indenture and entered into in the ordinary course of business;

(18)	existing under, by reason of or with respect to any Restricted Payment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; and

(19)	restrictions created in connection with any Qualified Receivables Transaction that, in the good faith determination of the Parent, are necessary or advisable to effect such Qualified Receivables Transaction Facility.

Additional Note Guarantees

The Parent will not permit any Restricted Subsidiary that is not an Excluded Entity, directly or indirectly, to Incur or Guarantee any Indebtedness under Credit Facilities Incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” unless such Restricted Subsidiary (a) is a Guarantor or (b) within 15 Business Days executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will rank senior in right of payment to or equally in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

Designation of Restricted and Unrestricted Subsidiaries

The Issuer may designate any Subsidiary of the Parent to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary of the Parent is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” the Parent will be in default of such covenant.

The Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “—Limitation on Incurrence of Indebtedness and

Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period, and (2) no Default or Event of Default would be in existence following such designation.

Merger, Consolidation or Sale of Assets

The Parent will not, directly or indirectly: (1) consolidate or merge with or into another Person, or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(2)	either:

(a)	the Parent is the surviving corporation; or

(b)	the Person formed by or surviving any such consolidation or merger (if other than the Parent) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a Person organized or existing under the laws of Australia, Switzerland, any Member State of the European Union as of December 31, 2003 or the United States or, any state of the United States or the District of Columbia, provided that in the case where such Person is not a corporation, a co-obligor of the Notes is a corporation and (ii) assumes all the obligations of the Parent under the Notes and the Indenture pursuant to a supplemental indenture executed and delivered to the Trustee and under the Registration Rights Agreement;

(3)	immediately after giving effect to such transaction on a pro forma basis, (a) the Parent or the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Parent or surviving Person and its Restricted Subsidiaries will be greater than or equal to such ratio for the Parent and its Restricted Subsidiaries immediately prior to such transaction; and

(4)	each Guarantor, unless such Guarantor is the Person with which the Parent has entered into a transaction under this covenant, will have confirmed to the Trustee in writing that its Note Guarantee will apply to the obligations of the Parent or the surviving Person in accordance with the Notes and the Indenture.

provided, however, that clause (3) above will not apply (i) if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Parent, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; or (ii) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among the Parent and any Restricted Subsidiary.

The Issuer and the Guarantors will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer or Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer or the Guarantor, in one or more related transactions, to another Person, other than the Parent, the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)

the Issuer or the Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made (i) in the case of the Issuer, is organized or existing under the laws of any Member State of the European Union as of December 31, 2003 or the United States or any state of the United States or the District of Columbia and (ii) in each case, assumes all the obligations of that Issuer or Guarantor under the Indenture (including such Guarantor’s Note Guarantee) pursuant to a supplemental indenture executed and delivered to the Trustee and under the Registration Rights Agreement; or

(b)	such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described under “—Limitation on Asset Sales.”

Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this covenant, the successor Person formed by such consolidation or into or with which the Parent, the Issuer or the Guarantor is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of the Indenture referring to the “Parent,” the “Issuer” or the “Guarantor” will refer instead to the successor Person and not to the Parent, the Issuer or the Guarantor, and may exercise every right and power of, the Parent, the Issuer or the Guarantor under the Indenture with the same effect as if such successor Person had been named as the Parent, the Issuer or the Guarantor in the Indenture.

In addition, neither the Parent nor any Restricted Subsidiaries of the Parent may, directly or indirectly, lease all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Parent will furnish to the Trustee, or file electronically with the Commission through the Commission’s Next-Generation EDGAR System (or any successor system), within the time periods specified in the Commission’s rules and regulations that are then applicable to the Parent:

(1)	all quarterly and annual information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports.

In addition, whether or not required by the Commission, the Parent will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors. In addition, the Parent agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the Commission the reports referred to in clauses (1) and (2) above, it will furnish, or otherwise make publicly available, to the Trustee, securities analysts, Holders of Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Parent has designated any Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary of the

Parent, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, as determined in good faith by senior management of the Parent, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

The reports and financial information to be provided by the Parent pursuant to this covenant shall include consolidated statements for the Parent that include the Issuer and the Subsidiaries of the Parent. The Parent’s obligations under this covenant will be fulfilled if a successor to the Parent makes or provides the reports and financial information required hereunder, provided that such reports and financial information include consolidated statements for such successor that include the Issuer and the Subsidiaries of such successor in the same manner as with respect to the Parent.

If the Commission will not accept such information and reports referred to in clauses (1) and (2) above, the Parent will furnish, or otherwise make publicly available, to the Trustee, securities analysts Holders of Notes and prospective investors, such information and reports; provided, however, that for so long as the Commission does not accept such information and reports, such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307 and 308 of Regulation S-K, or Items 301 or 302 of Regulation S-K, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and (B) will not be required to contain the separate financial statements for Guarantors contemplated by Rule 3-10 of Regulation S-X (but will be required to comply with the condensed consolidating footnote presentation provided by Rule 3-10(b)-(f) of Regulation S-X).

Conduct of Business and Limitation on Certain Activities

The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Parent and the Restricted Subsidiaries taken as a whole. The Parent will cause the Issuer or its successor to engage in only those business activities that are necessary, convenient or incidental to the offering, sale, issuance and servicing of the Notes or other Indebtedness (including any Additional Notes) of the Issuer permitted under the Indenture or lending of the proceeds of the Notes or any such other Indebtedness to the Parent Guarantor or any of the Parent’s Restricted Subsidiaries, to refrain from engaging in any trade or business in the United States, to file a “check the box” election to be treated as a disregarded entity for United States federal income tax purposes, to be effective on or before the issuance of the Notes, to continue to be properly classified as a disregarded entity of the Parent for United States federal income tax purposes and to refrain from incurring any Indebtedness other than the Notes and other Indebtedness permitted to be incurred under the covenant headed “Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Parent shall continue to directly or indirectly maintain 100% ownership of the Capital Stock of the Issuer or any permitted successor of the Issuer, provided that any permitted successor of the Parent under the Indenture may succeed to the Parent’s ownership of such Capital Stock. For so long as any Notes are outstanding, the Parent will not commence or take any action to facilitate a winding-up, liquidation or other analogous proceeding in respect of the Issuer.

Payments for Consent

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any cash consent fee to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such cash consent fee is offered to be paid to all Holders that may legally participate in the transaction, as proposed by the Parent and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Covenant Suspension

During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Parent and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1)	“—Certain Covenants-Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	“—Certain Covenants-Limitation on Restricted Payments”;

(3)	“—Certain Covenants-Limitation on Transactions with Affiliates”;

(4)	“—Certain Covenants-Limitation on Asset Sales”;

(5)	“—Certain Covenants-Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries”;

(6)	“—Certain Covenants-Additional Note Guarantees”;

(7)	“—Certain Covenants-Conduct of Business”; and

(8)	Clause (3) of the first paragraph of “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.” The ability of the Parent and the Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Certain Covenants— Limitation on Restricted Payments.” However, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken or announced by the Parent or its Restricted Subsidiaries during the Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating.

Events of Default

The following will be an “Event of Default” under the Indenture:

(1)	default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days thereafter;

(3)	failure by the Parent or any Restricted Subsidiary to comply with the provisions described under the caption “—Change of Control,” the fourth paragraph under the caption “—Certain Covenants—Limitation on Asset Sales,” or the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	default in the performance, or breach, of any covenant or agreement of the Parent or any Restricted Subsidiary in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, voting as a single class;

(5)	a default or defaults under any mortgage, bonds, debentures, notes or other evidences of Indebtedness (other than the Notes) by the Parent or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $50 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults either (a) shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or (b) shall constitute a failure to pay principal of, or interest or premium on, such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(6)	the entry against the Parent or any Restricted Subsidiary of a final judgment(s) for the payment of money in an aggregate amount in excess of $50 million (net of amounts covered by (a) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (b) valid third-party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), by a court or courts of competent jurisdiction, which judgment(s) remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(7)	except as permitted by the Indenture, any Note Guarantee ceases to be enforceable or ceases for any reason to be in full force and effect as against the Guarantors, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events in bankruptcy, insolvency or reorganization affecting the Parent, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary).

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Parent or the Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Issuer (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the then outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Parent or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Parent or the Issuer, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendments and Waiver.” The Trustee may withhold from Holders notice of any

Default (except Default in payment of principal, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (x) such Holder shall have previously given to the Trustee written notice of an Event of Default and such Event of Default shall be continuing, (y) the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and, if requested, provided indemnity satisfactory to the Trustee, to institute such proceeding as Trustee, and (z) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Parent and the Issuer shall within 120 days after the end of each fiscal year of the Parent deliver to the Trustee a statement regarding compliance with the Indenture. Each of the Parent and the Issuer shall notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default within ten days thereafter.

Amendments and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes (except Default in payment of principal, premium, if any, and interest) may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(3)	reduce the principal amount of, or premium, if any, or interest on, any Note;

(4)	alter or waive any of the provisions with respect to the redemption of the Notes under the caption “—Optional Redemption” or waive any such redemption payment with respect to the Notes;

(5)	waive a Default or Event of Default in the payment of principal of, or interest or premium and Additional Interest, if any, on, the Notes (except, upon a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all Holders;

(6)	make any Note payable in money other than U.S. dollars;

(7)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium and Additional Interest, if any, on, the Notes;

(8)	make any change in the amendment and waiver provisions of the Indenture;

(9)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(10)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees (which, for the avoidance of doubt, shall not include a waiver of an Event of Default as described above); or

(11)	except as otherwise permitted under the covenants described under “—Certain Covenants—Merger, Consolidation or Sale of Assets” and “—Certain Covenants—Additional Note Guarantees,” consent to the assignment or transfer by the Issuer or any Guarantor of any of their rights or obligations under the Indenture.

Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes), no waiver or amendment to the Indenture may amend, change or modify the obligation of the Issuer to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with the covenant described under “—Certain Covenants—Limitation on Asset Sales,” or the obligation of the Issuer to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with the covenant described under “—Change of Control,” including, in each case, amending, changing or modifying any definition relating thereto; provided, however, that without the consent of each Holder affected, an amendment or waiver may not change or reduce the principal amount of any Note or waive the Issuer’s obligation to make such payments when due.

Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or any Note Guarantee:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes and Note Guarantees in accordance with the Indenture in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially, in the good faith determination of the Board of Directors of the Parent, adversely affect the legal rights under the Indenture, the Note Guarantees or the Notes of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to comply with the provisions described under “—Certain Covenants—Additional Note Guarantees”;

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(8)	to provide for the issuance of Additional Notes in accordance with the Indenture; or

(9)	to conform the Indenture, the Note Guarantees or the Notes to any provision of this “Description of Notes.”

Legal Defeasance and Covenant Defeasance

The Parent may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of the obligations of the Issuer discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Parent may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including the obligation of the Issuer to make and consummate an Offer to Purchase described under “—Certain Covenants—Limitation on Asset Sales,” and “—Change of Control,”) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default” (except those relating to payments on the Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise its defeasance option:

(1)	the Issuer must irrevocably deposit with the Trustee in trust (the “Defeasance Trust”), for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, for the payment of principal of, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	the Issuer must deliver to the Trustee of an Opinion of Counsel stating, in substance, that Holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law since the Issue Date);

(3)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(4)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(5)	the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(6)	the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable (by reason of the mailing of a notice of redemption or otherwise) or will become due and payable at Stated Maturity within one year, and in each such case the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the Stated Maturity or redemption date, as the case may be;

(2)	in respect of clause 1(b), no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants or the Indirect Participants in identifying the Beneficial Owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3)	there will have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the registrar a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Facility” means the senior secured asset based revolving syndicated credit facility, dated as of June 18, 2012, among Tronox Incorporated and certain of its subsidiaries, as U.S. borrowers and guarantors, Tronox Limited and certain of its subsidiaries, as Australian borrowers and guarantors, the other guarantors party thereto, the lenders from time to time party thereto and UBS AG, Stamford branch, as administrative agent and collateral agent, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time, including, without limitation, by a Credit Facility.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness, Disqualified Stock or Preferred Stock of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Parent or any Restricted Subsidiary, any Indebtedness, Disqualified Stock or Preferred Stock of a Person (other than the Parent or a Restricted Subsidiary) existing at the time such Person is merged with or into the Parent or a Restricted Subsidiary, or Indebtedness, Disqualified Stock or Preferred Stock expressly assumed in connection with the acquisition of the stock or any asset or assets from another Person; provided that such Indebtedness, Disqualified Stock or Preferred Stock was not Incurred or issued by such Person in connection with or in contemplation of such merger or acquisition.
“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Alternative Facility” means (i) one or more debt facilities or other financing arrangements with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit incurred by any Subsidiary of Parent and secured solely by Liens upon one or more assets comprising collateral (A) of the relevant Subsidiary of Parent that is an obligor or provides credit support to such obligor under the relevant Alternative Facility and (B) that secures the ABL Facility, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time and (ii) any Credit Facility.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1 % of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at August 15, 2015 (such redemption price being set forth in the table appearing under “—Optional Redemption”) plus (2) all remaining required interest payments due on such Note through August 15, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means:

(1)	the sale, lease, conveyance, transfer or other disposition (each, a “Transfer”), whether in a single transaction or a series of related transactions (including by way of a Sale and Leaseback Transaction), of any assets or rights (excluding Equity Interests in the Parent) of the Parent or any Restricted Subsidiary; and

(2)	the issuance or sale of Equity Interests by any Restricted Subsidiary or the Transfer by the Parent or any Restricted Subsidiary of Equity Interests in any of the Parent’s Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law), whether in a single transaction or series of related transactions.

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $10 million;

(2)	sales of inventory in the ordinary course of business;

(3)	the liquidation, winding-up or dissolution of Excluded Entities;

(4)	a Transfer of assets that is governed by the provisions of the Indenture described under “—Change of Control” or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(5)	a Transfer of assets or Equity Interests between or among the Parent and the Restricted Subsidiaries;

(6)	an issuance of Equity Interests by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary;

(7)	a Transfer of cash and Cash Equivalents;

(8)	a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(9)	a Transfer that constitutes a Restricted Payment that is permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(10)	a Transfer of any property or equipment that has become redundant, surplus, damaged, worn out, obsolete or no longer useful, and sales or other dispositions of intellectual property determined, in the reasonable judgment of the Parent, to be uneconomical, negligible or obsolete;

(11)	the creation of a Lien not prohibited by the Indenture (but not the sale of property subject to a Lien);

(12)	a grant of a license to use the Parent’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property;

(13)	sales, transfers or contributions of Receivables Assets (or a fractional undivided interest therein) to a Receivables Entity in a Qualified Receivables Transaction, provided that if such Receivables Entity is an Affiliate, such sale, transfer or contribution must be for the fair market value thereof (as determined in good faith by the Parent);

(14)	transfers of Receivables Assets (or a fractional undivided interest therein) in a Qualified Receivables Transaction;

(15)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(16)	foreclosure, condemnation or any similar action with respect to any property or other asset of the Parent or any of its Restricted Subsidiaries;

(17)	any financing transaction with respect to property built or acquired by the Parent or any Restricted Subsidiary after the Issue Date, including any Sale and Leaseback Transaction or asset securitization permitted by the Indenture;

(18)	to the extent they constitute an Asset Sale, the granting of alien that is permitted to be granted, and is granted, under the caption “—Certain Covenants—Limitation on Liens”;

(19)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(20)	the lease, assignment, sublease or license of any real or personal property in the ordinary course of business;

(21)	dispositions in connection with Permitted Liens;

(22)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, including in connection with any merger or consolidation; and

(23)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Parent to have been duly adopted by the Board of Directors of the Parent and to be in full force and effect on the date of such certification.

“Borrowing Base” means, as of the date of determination, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by the Parent and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2)	75% of the book value of all inventory owned by the Parent and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date,

based on the most recent internal month-end financial statements available to the Parent, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, euro, any national currency of any Member State of the European Union as of December 31, 2003 and such foreign currencies held by the Parent or any Restricted Subsidiary from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than twelve months from the date of acquisition;

(3)	investments in time or demand deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” or higher by Moody’s, “A” or higher by S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having a rating of at least A-1 from S&P or at least P-1 from Moody’s and in each case maturing within one year after the date of acquisition;

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than two years from the date of acquisition;

(7)	certificates of deposit or bankers’ acceptances (or, in the case of Non-US Entities, the foreign equivalent thereof) maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000 (or, in the case of a Non-U.S. Entity that is incorporated in Australia, issued or accepted by any Lender or commercial bank incorporated in Australia and which has a rating of at least A-1 from S&P or at least P-1 from Moody’s) provided that, in the case of any Investment by a Non-U.S. Entity, “Cash Equivalents” shall also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Non-U.S. Entity is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) and (ii) investments of the type and maturity described in clauses (i) through (v) above of obligors that are Non-US Entities, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(8)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Parent (other than as permitted hereunder);

(3)	the Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as defined above) other than a Permitted Holder, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Parent;

(4)	the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; or

(5)	the first day on which the Parent ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of the Issuer.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6)	the amount of net cost savings and operating efficiencies projected by the Parent in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings and operating efficiencies had been realized on the first day of such period) and which are expected to be realized (i) within 18 months of the date thereof, with respect to specified actions taken or to be taken in connection with the Transaction (including the expected stand-alone cost savings from lower costs for certain services (including back office functions)), and (ii) within 12 months of the date thereof with respect to specified actions taken or to be taken in connection with future acquisitions and cost saving, restructuring and other similar initiatives, in each case, net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus

(8)	to the extent non-recurring, any fees, costs and expenses of such Person and its Restricted Subsidiaries Incurred as a result of Investments, Asset Sales permitted hereunder and the issuance, repayment or amendment of Equity Interests or Indebtedness permitted hereunder (in each case, whether or not consummated).

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of such Person and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that:

(1)	all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any disposition of assets or securities, whether or not consummated, or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of Cash Equivalents actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(3)	solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the net income (but not the net loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(4)	any gain or loss, together with any related provision for taxes on such gain or loss less all fees and expenses or charges relating thereto, realized in connection with: (a) any sale of assets outside the ordinary course of business of the specified Person; or (b) the disposition of any securities by the specified Person or any of its Restricted Subsidiaries, will be excluded;

(5)	any extraordinary, unusual or non-recurring gain, loss or expense, together with any related provision for taxes on such gain, loss or expense, will be excluded;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7)	the cumulative effect of a change in accounting principles will be excluded;

(8)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(9)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date will be excluded;

(10)	to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss will be excluded;

(11)	fees and expenses related to a Qualified Receivables Transaction will be excluded;

(12)	any net after-tax gains attributable to the termination of any employee pension benefit plan will be excluded;

(13)	(a) any net after-tax income or loss from operating results of discontinued operations as defined by GAAP and (b) any net after-tax gains or losses from sales of discontinued operations, in each case will be excluded;

(14)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered into in relation with the Indebtedness extinguished will be excluded;

(15)	any non-cash impairment charges or asset write-downs or write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP will be excluded; and

(16)	any extraordinary, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person, the Total Assets of such Person and its Restricted Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP, provided that in the event that such Person or any of its Restricted Subsidiaries assumes or acquires any assets in connection with the acquisition by such Person and its Restricted Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreements” means (i) the credit agreement governing the ABL Facility, (ii) a credit agreement governing any Alternative Facility and (iii) the credit agreement governing the Senior Secured Term Loan Facility, in each case including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means (i) the ABL Facility, (ii) an Alternative Facility, (iii) the Senior Secured Term Loan Facility and (iv) one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities, overdraft facilities, receivables financing or indentures) including with banks, institutional lenders, noteholders or other investors or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default, provided that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Parent’s Board of Directors who does not have any material direct or indirect financial interest (other than as a stockholder of the Parent) in or with respect to such transaction or series of related transactions and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Parent or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is one year after the earlier of the date on which the Notes mature and the date the Notes are no longer outstanding, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to “—Certain Covenants—Limitation on Asset Sales” and “—Change of Control” covenants. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the earlier of the date on which the Notes mature and the date the Notes are no longer outstanding.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Stock) of the Parent or any of its Subsidiaries by the Parent or its Subsidiaries (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Parent) to any Person other than any Subsidiary of the Parent.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement of similar agreement.

“Exchange Offer” means the offer of the Issuer to issue and deliver to Holders that are not prohibited by law or policy of the Commission from participating in such offer in exchange for the Notes, a like aggregate principal amount of Exchange Notes.

“Excluded Entities” means:

(1)	Tronox (Luxembourg) Holdings S.à.r.l., Tronox (Switzerland) Holding GmbH, Tronox Luxembourg S.à.r.l., Tronox Pigments International GmbH, Tronox GmbH, Tronox Pigments GmbH, Tronox Pigments (Savannah) Inc.;

(2)	any one or more Restricted Subsidiaries organized under the laws of the United Kingdom that is (i) Tronox Sands LLP, a limited liability partnership organized in England and Wales (“TSL”) and (ii) any wholly-owned Subsidiary of TSL or its wholly-owned Subsidiaries;

(3)	any one or more Restricted Subsidiaries organized under the laws of The Netherlands that has not received the unconditional positive advice of its works council and any prior corporate approvals, including the decision of its Board of Directors (or similar governing body), that it is in such Restricted Subsidiary’s corporate interest (vennootschappelijk belang) to become a Guarantor of the Notes;

(4)	any one or more Restricted Subsidiaries organized under the laws of the Republic of South Africa or any Restricted Subsidiary if, as a result of becoming a Guarantor of the Notes, such Restricted Subsidiary would violate any applicable South African “Black Empowerment” laws, any South African exchange control regulations or any other similar South African laws and regulations applicable to it; and

(5)	any Receivables Entity.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Parent and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreements, the Notes and the related Note Guarantees) in existence on the date of the Indenture until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Parent (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	in the event that the specified Person or any of its Restricted Subsidiaries incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(2)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries (or by any Person that has subsequently become a Restricted Subsidiary or has subsequently merged or consolidated with or into the specified Person or any of its Restricted Subsidiaries), including through mergers or consolidations, and the designation or re-designation of Unrestricted Subsidiaries, in each case, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period will be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(3)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(4)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(5)	whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Parent (including cost savings and operating efficiencies that are reasonably identifiable and factually supportable). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(6)	interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent may designate;

(7)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(8)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(9)	Fixed Charges attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Parent (other than Disqualified Stock) or to the Parent or a Restricted Subsidiary of the Parent, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. At any time after the Issue Date, the Parent may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to

GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Parent shall give notice of any such election made in accordance with this definition to the Trustee.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means the Parent and any Subsidiary of the Parent that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

(2)	any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or

(3)	any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered.

“Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, enter into any Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

(6)	representing any Hedging Obligations;

(7)	all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends; or

(8)	all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends, if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of any Indebtedness described in clauses (1) and (2) above will be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining any particular amount of Indebtedness, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. The following items shall not be treated as Indebtedness: (i) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant; (ii) contingent obligations Incurred in the ordinary course of business and not in respect of borrowed money; (iii) deferred or prepaid revenues; (iv) deferred tax revenues and (v) obligations of the Parent or any Restricted Subsidiary pursuant to contracts for, options, puts or similar arrangements relating to the purchase of raw materials or the sale of inventory at a time in the future entered into in the ordinary course of business.

“Independent Financial Advisor” means a firm: (1) which does not, and whose directors, officers or affiliates do not, have a material financial interest in the Parent or any of its Subsidiaries; and (2) which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, UBS Securities LLC and RBC Capital Markets, LLC.

“Inventory” has the meaning set forth in the Uniform Commercial Code of the State of New York, as amended.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding the footnotes).

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Parent’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2)	any asset sold or otherwise disposed to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such sale or disposition; and

(3)	if the Parent or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary, or any Restricted Subsidiary issues Capital Stock, such that, after giving effect to any such sale, disposition or issuance, such Person is no longer a Restricted Subsidiary, the Parent shall be deemed to have made an Investment on the date of any such sale, disposition or issuance equal to the Fair Market Value of the Capital Stock of such Person held by the Parent or such Restricted Subsidiary immediately following any such sale, disposition or issuance.

The acquisition by the Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Parent or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in whom the Parent or such Restricted Subsidiary is making such Investment.

“Issue Date” means the first date Notes are issued under the Indenture.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Parent or any of its Restricted Subsidiaries but in which the Parent or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in cash and Cash Equivalents by the Parent or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account tax credits or deductions determined by the Parent to be available and any tax sharing arrangements, (3) working capital adjustments, (4) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Parent or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Parent or any Restricted Subsidiary and (5) appropriate amounts to be provided by the Parent or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or purchase price adjustment obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (4) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Available Cash.

“Non-U.S. Entity” means any Person that is not a U.S. Entity.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

“Obligations” with respect to any Indebtedness means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing such Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Offer to Purchase” means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1)	the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3)	that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)	that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7)	that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

On the Payment Date, the Issuer shall (a) accept for payment on a pro rata basis Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to “—Certain Covenants—Limitation on Asset Sales,” any Pari Passu Debt included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Parent by at least two Officers of the Parent, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent, that meets the requirements of the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Parent) that meets the requirements of the Indenture.

“Pari Passu Debt” means (a) any Indebtedness of the Issuer that ranks equally in right of payment with the Notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Note Guarantee.

“Permitted Business” means any business conducted or proposed to be conducted (as described in this offering memorandum) by the Parent and the Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto or that are a reasonable extension or development thereof.

“Permitted Holders” means Exxaro Resources Limited, its successors and assigns, any Person in which it or such successors and assigns owns a majority of the voting power, and each of its Affiliates or the Affiliates of such successors or assigns.

“Permitted Investments” means:

(1)	any Investment in the Parent or in a Restricted Subsidiary;

(2)	any Investment by the Parent or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(3)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “—Certain Covenants— Limitation on Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(4)	Hedging Obligations and customary cash management arrangements permitted under clauses (9) and (11), respectively, of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	(i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor or customer that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

(6)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Parent or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(7)	commission, payroll, travel and similar loans and advances, including such loans and advances required by applicable employment laws, to officers, directors and employees of the Parent or any Restricted Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(8)	loans or advances to directors, officers and employees of the Parent or any Restricted Subsidiary that are made in the ordinary course of business of the Parent or such Restricted Subsidiary or to finance the purchase of Equity Interests of the Parent, in an aggregate amount, taken together with all other loans or advances made pursuant to this clause (8) that are at the time outstanding, not to exceed $15 million;

(9)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(10)	Investments consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Parent or any of its Subsidiaries uses or sells in the ordinary course of business;

(11)	security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and governmental authorities that are utility companies, in each case, made in the ordinary course of business of the Parent and its Subsidiaries;

(12)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(13)	any Investment existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(14)	Investments of a Restricted Subsidiary of the Parent acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Parent or a Restricted Subsidiary of the Parent in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(15)	Investments consisting of earnest money deposits required in connection with a purchase agreement or letter of intent permitted by the Indenture;

(16)	any Investment by the Parent or any of its Restricted Subsidiaries in a Permitted Business or Joint Ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $100 million; provided, however, that if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of the Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;

(17)	any Investment to the extent made using Capital Stock of the Parent (other than Disqualified Stock);

(18)	(i) Guarantees not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Parent or any of its Restricted Subsidiaries that are permitted by the Indenture; and

(19)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) since the Issue Date, not to exceed the greater of $150 million and 3% of the Consolidated Net Tangible Assets of the Parent, plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant under “—Certain Covenants Limitation—on Restricted Payments” of any amounts applied pursuant to clause (3) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (3) above and shall not be included as having been made pursuant to this clause (19); and

(20)	Investments relating to a Receivables Subsidiary that, in the good faith determination of the Parent, are necessary or advisable to effect any Receivables Facility.

“Permitted Liens” means:

(1)	Liens in favor of the Issuer or any Restricted Subsidiary with respect to Indebtedness that was not Incurred in violation of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	Liens on Capital Stock, assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary;

(3)	Liens on property existing of a Person at the time such Person is merged with or into or consolidated with the Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged with or into or consolidated with the Parent or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Parent or the Restricted Subsidiary;

(5)	Liens securing Indebtedness incurred under clause (1) of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”);

(6)	Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”);

(7)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8)	Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(9)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;

(10)	Liens on cash and Cash Equivalents securing Hedging Obligations of the Parent or any Restricted Subsidiary (a) that are Incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(11)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, pension plans, unemployment insurance or other social security obligations;

(12)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, import duties or for the payment of rent or deposits as security for the payment of insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or other similar obligations, in each case, arising in the ordinary course of business;

(13)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not Incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Parent or any Restricted Subsidiary;

(14)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent or any Subsidiary thereof on deposit with or in possession of such bank;

(17)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(18)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(19)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(20)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(21)	Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of such Restricted Subsidiaries permitted to be Incurred under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(22)	pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(23)	Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(24)	any obligations or duties affecting any property of the Parent or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(25)	Liens imposed by law that are Incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, employees’, laborers’, employers’, suppliers’, banks’, repairmen’s and other like Liens, in each case, for sums not yet due or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(26)	Liens on receivables subject to factoring transactions;

(27)	Liens on goods or Inventory, the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Parent or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Parent or such Restricted Subsidiary in respect of such letter of credit or bankers’ acceptance;

(28)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Parent or any of its Restricted Subsidiaries;

(29)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto Incurred in the ordinary course of business;

(30)	ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located;

(31)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(32)	Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(33)	any netting or set-off arrangements entered into by the Parent or any Restricted Subsidiary of the Parent in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Parent or any Restricted Subsidiary of the Parent;

(34)	Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(35)	Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts Incurred in the ordinary course of business and consistent with past practice;

(36)	Liens consisting of escrow arrangements with respect to escrow accounts, to the extent such escrow accounts hold deposits by any proposed buyer in connection with any sale or disposition of assets permitted under the Indenture;

(37)	Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under “—Certain Covenants—Limitation on Asset Sales” in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;

(38)	Liens on Cash and Cash Equivalents arising in connection with the cash collateralization of letters of credit in an amount not to exceed 105% of the aggregate face amount of the letters of credit permitted pursuant to clause (26) of the second paragraph “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(39)	Liens securing Indebtedness in an aggregate amount not to exceed $25 million (or the foreign currency equivalent) at any one time outstanding; and

(40)	(40) other Liens securing Indebtedness so long as the Secured Indebtedness Leverage Ratio does not exceed 2.00 to 1.00, as of the date such Indebtedness was Incurred and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Parent or any Restricted Subsidiary (other than Indebtedness owed to the Parent or to any Subsidiary of the Parent); provided that:

(1)	the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses Incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Notes or such Note Guarantees; and

(5)	such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Issuer or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Parent or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity or by the Parent or any of its Subsidiaries in connection with a European securitization transaction), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Parent or any of its Subsidiaries.

“Rating Agency” means (1) S&P, (2) Moody’s, or (3) if either or both of S&P and Moody’s shall not then exist, or do not then rate the Notes, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Parent, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights including rights to returned or repossessed goods, all insurance policies, security deposits, indemnities, checks or other negotiable instruments relating to debtor(s) obligations, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)) (including Hedging Obligations), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Parent or another Person formed for the purposes of engaging in a Qualified Receivables Transaction or which is regularly engaged in receivables financings and to which the Parent or any of its Subsidiaries transfers Receivables Assets, and which is designated by the Board of Directors of the Parent or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Parent or any Restricted Subsidiary of the Parent (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Parent or any Restricted Subsidiary of the Parent (other than the Receivables Entity) in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Parent or any Restricted Subsidiary of the Parent (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Parent nor any Restricted Subsidiary of the Parent has any material contract, agreement, arrangement or understanding (other than on terms which the Parent reasonably believes to be no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Parent nor any Restricted Subsidiary of the Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Parent or of such other Person will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Parent or of such other Person giving effect to such designation, together with an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Registrable Securities” means each of the Notes, until the earliest to occur of (a) the date on which such Note is exchanged in an Exchange Offer for an Exchange Note, (b) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) and (d) the date on which such Note ceases to be outstanding.

“Registration Rights Agreement” means (1) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Issuer, the Guarantors, and the Initial Purchasers and (2) with respect to any Additional Notes, any registration rights agreement between the Issuer and the other parties thereto relating to the registration by the Issuer of such Additional Notes under the Securities Act.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Payment” means, with respect to any Person, to:

(1)	declare or pay any dividend or make any other payment or distribution with respect to any of the Parent’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any Restricted Subsidiary) or to the direct or indirect holders of the Parent’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable solely in Equity Interests (other than Disqualified Stock) of the Parent or in options, warrants or other rights to purchase such Equity Interests or (y) to the Parent or a Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent or any Restricted Subsidiary) any Equity Interests of the Parent held by any Person (other than by a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary (other than by the Parent or another Restricted Subsidiary);

(3)	call for redemption or make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee except (a) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or (b) intercompany Indebtedness permitted to be Incurred pursuant to clause (6) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(4)	make any Investment (other than a Permitted Investment) in any Person, including any Investment in an Unrestricted Subsidiary (including by the designation of any Subsidiary as an Unrestricted Subsidiary).

“Restricted Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof. “Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) outstanding Secured Indebtedness for borrowed money of such Person and its Restricted Subsidiaries as of such date of calculation (less the aggregate amount of cash and Cash Equivalents (other than restricted cash), in each case, that is held by such Person and its Restricted Subsidiaries as of such date free and clear of all Liens, other than Permitted Liens, in an amount not to exceed $150 million) determined on a consolidated basis in accordance with GAAP to (ii) Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date of such calculation. In the event that the Parent or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Parent or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature set forth as “Conforming Adjustments” and “Pro Forma Adjustments” under “Unaudited Pro Forma Condensed Combined Financial Statements” in this offering memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination or if any such Indebtedness is subject to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to the currency in which such Indebtedness is denominated covering principal of, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Senior Debt” means (a) any Indebtedness of the Parent that ranks senior in right of payment to the Notes or (b) any Indebtedness of a Guarantor that ranks senior in right of payment to such Guarantor’s Note Guarantee.

“Senior Secured Term Loan Facility” means the senior secured term loan and the senior secured delayed draw term loan of Tronox Pigments (Netherlands) B.V., as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time, including, without limitation, by a Credit Facility.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act.

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent or any Subsidiary of the Parent which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.

“Stated Maturity” means, with respect to any installment of interest on or principal of any series of Indebtedness, the date on which such installment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and

(2)	any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, as shown on the most recent balance sheet of such Person.

“Transaction” means the transactions contemplated by the Transaction Agreement dated as of September 25, 2011, as amended and restated on April 20, 2012 by and among Tronox Incorporated, Tronox Limited, Merger Sub One, Merger Sub Two, Exxaro, Exxaro Holdings Sands Proprietary Limited, a company organized under the laws of the Republic of South Africa and wholly-owned subsidiary of Exxaro and Exxaro International BV, a company organized under the laws of the Netherlands and wholly-owned subsidiary of Exxaro.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Notes to August 15, 2015; provided, however, that if the then-remaining term of the Notes to August 15, 2015, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term of the Notes to August 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Entity” means any Person organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Parent that at the time of determination shall have been designated an Unrestricted Subsidiary by the Parent; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any assets of, the Parent or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(i)	no Default has occurred and is continuing or would occur as a consequence thereof; or

(ii)	(x) the Parent could Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of “—Certain Covenants-Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) the Fixed Charge Coverage Ratio of the Parent and the Restricted Subsidiaries is equal to or greater than immediately prior to such designation; and

(iii)	either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (treating the Fair Market Value of the Parent’s proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).

The Parent may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)	no Default has occurred and is continuing; and

(ii)	Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such re-designation would, if Incurred at such time, be permitted to be Incurred under the Indenture.

Any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, shall be approved by the Board of Directors of the Parent.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof or similar payments with respect to such Disqualified Stock or Preferred Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then-outstanding principal amount of such Indebtedness.

EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Old Notes were originally issued and sold on August 20, 2012, to the initial purchasers, pursuant to the purchase agreement dated August 15, 2012. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person in a transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), (v) in accordance with another exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.

We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

•	the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer; and

•	the Exchange Notes will not contain the registration rights provisions contained in the outstanding Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indentures governing the Old Notes.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses” and “—Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 11:59 p.m., New York City time, on, September 12, 2013, unless we extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

•	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

•	mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right:

•

if any of the conditions below under the heading “—Conditions to the Exchange Offer” shall have not been satisfied, to delay accepting any Old Notes in connection with the extension of the exchange offer, to extend the exchange offer, or to terminate the exchange offer, or

•

to amend the terms of the exchange offer in any manner, provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice by us to the registered holders.

Deemed Representations

To participate in the exchange offer, we require that you represent to us, among other things, that:

•	you are acquiring Exchange Notes in exchange for your Old Notes in the ordinary course of business;

•

you are not engaging in and do not intend to engage in (nor have you entered into any arrangement or understanding with any person to participate in) a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	you are not our “affiliate” as defined under Rule 405 of the Securities Act;

•	you are not a broker-dealer tendering Old Notes directly acquired from us for your own account;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes;

•	the Old Notes to be exchanged for Exchange Notes were acquired by you as a result of market-making or other trading activities;

•	you have not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute the Exchange Notes; and

•

you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes by so representing and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act; and

•	you are not acting on behalf of any person or entity that could not truthfully make those representations.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes, who is an affiliate of ours or who is a broker or dealer who acquired Old Notes directly from us:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus.

Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes.

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 11:59 PM (NEW YORK CITY TIME) DEADLINE ON SEPTEMBER 12, 2013.

You may tender some or all of your Old Notes in this exchange offer. However, Old Notes may be tendered only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes. We reserve the absolute right to:

•	reject any and all tenders of any particular Old Note not properly tendered;

•	refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an Agent’s Message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below prior to 11:59 p.m., New York City time on to the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant has received the letter of transmittal and this prospectus and agrees to be bound by the terms of the letter of transmittal and the exchange offer set forth in this prospectus and that we may enforce such agreement against the participant.

Each Agent’s Message must include the following information:

•	Name of the beneficial owner tendering such Old Notes;

•	Account number of the beneficial owner tendering such Old Notes;

•	Principal amount of Old Notes tendered by such beneficial owner; and

•	A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, delivery of a letter of transmittal and any transmission of an Agent’s Message through ATOP is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 11:59 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral

(promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send a telegram, telex, letter or facsimile transmission notice of withdrawal (or in the case of outstanding senior notes transferred by book-entry transfer, an electronic ATOP transmission notice of withdrawal) so that it is received by the exchange agent before 11:59 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

•	specify the name of the person that tendered the Old Notes to be withdrawn;

•

identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited;

•

if applicable, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer;

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that would, directly or indirectly, result in any of the consequences referred to in clauses (1), (2) or (3) above or would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above;

•	any of the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer;

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes;

•

there shall occur a change in the current interpretation by the Staff of the SEC permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

•	any law, statute, rule or regulation shall have been adopted or enacted which would impair our ability to proceed with the exchange offer;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval necessary for the consummation of the exchange offer as contemplated hereby has not been obtained; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed Wilmington Trust, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

WILMINGTON TRUST, NATIONAL ASSOCIATION, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

c/o Wilmington Trust Company, Corporate Capital Markets

Rodney Square North, 1100 North Market Street

Wilmington, Delaware 19890-1626

Call: (302) 636-6181

For facsimile transmission (for eligible institutions only):

(302) 636-4139

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by Wilmington Trust, National Association, as exchange agent on our behalf. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable costs and expenses (including reasonable fees, costs and expenses of its counsel) incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

•	to us upon redemption thereof or otherwise;

•

so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

•	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the respective indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indentures governing the Old Note provides for if we do not complete the exchange offer.

Under certain limited circumstances, the Registration Rights Agreement requires that we file a shelf registration statement if:

•	we are not permitted by applicable law or SEC policy to file a registration statement covering the exchange offer or to consummate the exchange offer; or

•	any holder of the Old Notes notifies the issuer prior to the 20th calendar day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns Old Notes acquired directly from the Issuer or an affiliate of the Issuer.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

•	a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

•	a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

•	the Old Notes are sold under an effective shelf registration statement that we have filed; or

•	the Old Notes are sold to the public under Rule 144 of the Securities Act.

BOOK ENTRY, DELIVERY AND FORM

The Exchange Notes will be initially represented by one or more notes in registered global form without interest coupons (the “Global Notes”). The Global Notes will be deposited with the trustee, as custodian for the DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for the credit to an account of a direct or indirect participant in DTC as described below. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the exchange of Old Notes for Exchange Notes in the exchange offer. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this Registration Statement and all of which are subject to change, with possible retroactive effect. No opinion of counsel has been obtained, and the Company does not intend to seek a ruling from the IRS, as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This summary does not purport to address all tax consequences that may be important to a particular holder in light of that holder’s particular circumstances, and does not apply to persons subject to special treatment under United States federal income tax law (including, without limitation, a bank, governmental authority or agency, financial institution, insurance company, pass-through entity, tax-exempt organization, broker or dealer in securities or small business investment company, an employee of or other service provider to the Company or any of its subsidiaries, a person holding Old Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction, a person that owns more than 10% of the common stock of the Company (actually or constructively), a person that is in bankruptcy or a regulated investment company or real estate investment trust). This summary assumes that each holder of an Old Note holds such security as a “capital asset” within the meaning of Section 1221 of the Code. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under federal estate and gift tax laws or state, local or non-United States tax law.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds an Old Note generally will depend on the status of the partner and the activities of the partner and the partnership. A partnership, or a partner in a partnership, holding Old Notes should consult its own tax advisor.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE FOLLOWING SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

Consequences of Tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes exchanged therefor. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period in the Old Notes should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

PLAN OF DISTRIBUTION

Each broker or dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker or dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least one year after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker or dealer that resells Exchange Notes that were received by it for its own account in the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any broker or dealer may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us and any broker or dealer that participates in a distribution of the exchange notes:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and therefore may not participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Old Notes.

For a period of not less than one year after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, to which they become subject, and will contribute to payments that they may be required to make.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes and Exchange Guarantees will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain matters of Australia law will be passed on by Ashurst Australia, Melbourne, Australia. Certain matters of English law will be passed on by Kirkland & Ellis International LLP, London, United Kingdom. Certain matters of Bahamian law will be passed on by Higgs & Johnson. Certain matters of the laws of the Kingdom of the Netherlands will be passed on by Bird & Bird LLP.

EXPERTS

The audited consolidated financial statements of Tronox Limited included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The combined financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 of the Exxaro Mineral Sands Operations included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Inc, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8–K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.tronox.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
TRONOX LIMITED UNAUDITED FINANCIAL STATEMENTS
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2013 and 2012	F-3
Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three and Six Months Ended June 30, 2013 and 2012	F-4
Condensed Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012	F-5
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2013 and 2012	F-6
Condensed Consolidated Statements of Shareholders’ Equity for the Six Months Ended June 30, 2013 and 2012	F-7
Notes to Condensed Consolidated Financial Statements	F-8
AUDITED FINANCIAL STATEMENTS OF TRONOX LIMITED AND TRONOX INCORPORATED
Report Of Independent Registered Public Accounting Firm	F-40

Consolidated Statements of Operations for the Year Ended December 31, 2012 (Successor), the Eleven Months Ended December 31, 2011 (Successor), One Month Ended January 31, 2011 (Predecessor) and Year Ended December 31, 2010 (Predecessor)

F-41

Consolidated Statements of Comprehensive Income (Loss) for the Year Ended December 31, 2012 (Successor), the Eleven Months Ended December 31, 2011 (Successor), One Month Ended January 31, 2011 (Predecessor) and Year Ended December 31, 2010 (Predecessor)

F-42
Consolidated Balance Sheets at December 31, 2012 (Successor) and December 31, 2011 (Successor)	F-43

Consolidated Statements of Cash Flows for the Year Ended December 31, 2012 (Successor), the Eleven Months Ended December 31, 2011 (Successor), One Month Ended January 31, 2011 (Predecessor) and Year Ended December 31, 2010 (Predecessor)

F-44

Consolidated Statements of Shareholders’ Equity for the Year Ended December 31, 2012 (Successor), the Eleven Months Ended December 31, 2011 (Successor), One Month Ended January 31, 2011 (Predecessor) and Year Ended December 31, 2010 (Predecessor)

F-45
Notes to Consolidated Financial Statements	F-46
EXXARO MINERAL SANDS OPERATIONS COMBINED FINANCIAL STATEMENTS
Report of Independent Auditors	F-109
Combined Statements of Comprehensive Income for the Years Ended December 31, 2011, 2010 and 2009	F-110
Combined Statements of Financial Position at December 31, 2011, 2010	F-111
Combined Statement of Cash Flows for the Years Ended December 31, 2011, 2010 and 2009	F-112
Combined Statements of Changes in Equity/(Deficit)	F-113
Notes to the Combined Financial Statements	F-114

Tronox Limited Unaudited Financial Statements

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales	$525	$429	$995	$863
Cost of goods sold	475	304	913	581

Gross Margin	50	125	82	282
Selling, general and administrative expenses	41	103	92	147

Income (Loss) from Operations	9	22	(10)	135
Interest and debt expense	(35)	(14)	(62)	(22)
Loss on extinguishment of debt	—	—	(4)	—
Other income (expense)	26	(3)	32	(4)
Gain on bargain purchase	—	1,055	—	1,055

Income (Loss) before Income Taxes	—	1,060	(44)	1,164
Income tax benefit (provision)	(1)	84	(2)	66

Net Income (Loss)	(1)	1,144	(46)	1,230
Income attributable to noncontrolling interest	12	—	24	—

Net Income (Loss) attributable to Tronox Limited	$(13)	$1,144	$(70)	$1,230

Income (Loss) per Share, Basic and Diluted:
Basic	$(0.11)	$13.46	$(0.62)	$15.31

Diluted	$(0.11)	$13.00	$(0.62)	$14.74

Weighted Average Shares Outstanding (in thousands):
Basic	113,390	84,528	113,354	79,960
Diluted	113,390	87,535	113,354	83,021

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income (Loss):
Net Income (Loss)	$(1)	$1,144	$(46)	$1,230
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(82)	26	(201)	33
Amortization of actuarial losses, net of taxes	(1)	—	—	—

Other comprehensive income (loss)	(83)	26	(201)	33

Total comprehensive income (loss)	(84)	1,170	(247)	1,263

Comprehensive income (loss) attributable to noncontrolling interest:
Net income	12	—	24	—
Foreign currency translation adjustments	(23)	10	(51)	10

Comprehensive income (loss) attributable to noncontrolling interest	(11)	10	(27)	10

Comprehensive income (loss) attributable to Tronox Limited	$(73)	$1,160	$(220)	$1,253

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of U.S. dollars, except share and per share data)

	June 30, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$1,389	$716
Accounts receivable, net of allowance for doubtful accounts of $1 million and $3 million, respectively	425	391
Inventories	749	914
Prepaid and other assets	37	38
Deferred income taxes	54	114

Total Current Assets	2,654	2,173
Noncurrent Assets
Property, plant and equipment, net	1,309	1,423
Mineral leaseholds, net	1,321	1,439
Intangible assets, net	313	326
Long-term deferred tax assets	170	91
Other long-term assets	80	59

Total Assets	$5,847	$5,511

Current Liabilities
Accounts payable	$129	$189
Accrued liabilities	180	209
Short-term debt	—	30
Long-term debt due within one year	18	10
Income taxes payable	8	24
Current deferred income taxes	1	5

Total Current Liabilities	336	467

Noncurrent Liabilities
Long-term debt	2,390	1,605
Pension and postretirement healthcare benefits	177	176
Asset retirement obligations	96	106
Deferred income taxes	209	222
Other long-term liabilities	49	53

Total Liabilities	3,257	2,629

Contingencies and Commitments
Shareholders’ Equity
Class A ordinary shares, par value $0.01—64,307,964 shares issued and 62,301,528 shares outstanding at June 30, 2013 and 63,413,288 shares issued and 62,103,989 shares outstanding at December 31, 2012	1	1
Class B ordinary shares, par value $0.01—51,154,280 shares issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Capital in excess of par value	1,441	1,429
Retained earnings	1,187	1,314
Accumulated other comprehensive loss	(245)	(95)

Total Shareholders’ Equity	2,384	2,649
Noncontrolling interest	206	233

Total Equity	2,590	2,882

Total Liabilities and Equity	$5,847	$5,511

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Millions of U.S. dollars)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities
Net income (loss)	$(46)	$1,230
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	146	53
Deferred income taxes	(6)	(85)
Share-based compensation expense	11	27
Amortization of debt issuance costs	4	6
Loss on extinguishment of debt	4	—
Pension and postretirement healthcare benefit (income) expense, net	4	2
Gain on bargain purchase	—	(1,055)
Other noncash items affecting net income	(2)	60
Changes in assets and liabilities (net of effects of acquisition):
(Increase) decrease in accounts receivable	(49)	50
(Increase) decrease in inventories	90	(215)
(Increase) decrease in prepaids and other assets	—	(1)
Increase (decrease) in accounts payable and accrued liabilities	(49)	(96)
Increase (decrease) in taxes payable	(19)	(2)
Other, net	(9)	(21)

Cash provided by (used in) operating activities	79	(47)

Cash Flows from Investing Activities
Capital expenditures	(79)	(48)
Cash paid in acquisition of minerals sands business	—	(1)
Cash received in acquisition of minerals sands business	—	115

Cash provided by (used in) investing activities	(79)	66

Cash Flows from Financing Activities
Repayments of debt	(180)	(554)
Proceeds from borrowings	945	777
Debt issuance costs	(28)	(20)
Dividends paid	(57)	—
Merger consideration	—	(193)
Class A ordinary share repurchases	—	(2)
Proceeds from conversion of warrants	1	—

Cash provided by financing activities	681	8

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(8)	5

Net Increase in Cash and Cash Equivalents	673	32
Cash and Cash Equivalents at Beginning of Period	716	154

Cash and Cash Equivalents at End of Period	$1,389	$186

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

(Millions of U.S. dollars)

	Tronox Limited Class A Ordinary Shares	Tronox Limited Class B Ordinary Shares	Capital in Excess of par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Non- controlling Interest	Total Equity
Six Months Ended June 30, 2013
Balance at December 31, 2012	$1	$—	$1,429	$1,314	$(95)	$2,649	$233	$2,882
Net income (loss)	—	—	—	(70)	—	(70)	24	(46)
Other comprehensive loss	—	—	—	—	(150)	(150)	(51)	(201)
Share-based compensation	—	—	11	—	—	11	—	11
Warrants exercised	—	—	1	—	—	1	—	1
Class A and Class B dividends declared	—	—	—	(57)	—	(57)	—	(57)

Balance at June 30, 2013	$1	$—	$1,441	$1,187	$(245)	$2,384	$206	$2,590

	Tronox Limited Class A Ordinary Shares	Tronox Limited Class B Ordinary Shares	Capital in Excess of par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity	Non- controlling Interest	Total Equity
Six Months Ended June 30, 2012
Balance at December 31, 2011	$—	$—	$579	$242	$(57)	$(12)	$752	$—	$752
Fair value of noncontrolling interest on Transaction Date	—	—	—	—	—	—	—	233	233
Net income	—	—	—	1,230	—	—	1,230	—	1,230
Other comprehensive income	—	—	—	—	23	—	23	10	33
Merger consideration paid	—	—	(193)	—	—	—	(193)	—	(193)
Issuance of Tronox Limited shares	—	—	1,370	—	—	—	1,370	—	1,370
Issuance of Tronox Limited shares in stock-split	1	—	—	(1)	—	—	—	—	—
Class A and Class B share dividend declared	—	—	—	(32)	—	—	(32)	—	(32)
Tronox Limited Class A shares repurchased	—	—	(2)	—	—	—	(2)	—	(2)
Tronox Incorporated warrants exercised	—	—	1	—	—	—	1	—	1
Tronox Incorporated stock-based compensation	—	—	27	—	—	(7)	20	—	20
Tronox Incorporated common stock vested/cancelled	—	—	(19)	—	—	19	—	—	—

Balance at June 30, 2012	$1	$—	$1,763	$1,439	$(34)	$—	$3,169	$243	$3,412

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

1.	The Company

Tronox Limited, a public limited company registered under the laws of the State of Western Australia, Australia, and its subsidiaries (collectively referred to as “Tronox” or “the Company”) is a global leader in the production and marketing of high grade titanium feedstock and titanium dioxide pigment (“TiO2”). The Company’s world-class, high performance TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper and other applications. The Company’s mineral sands business consists primarily of two product streams—titanium feedstock and zircon. Titanium feedstock is primarily used to manufacture TiO2. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV screen glass and a range of other industrial and chemical products. Tronox operates three TiO2 pigment production facilities at the following locations: Hamilton, Mississippi; Botlek, The Netherlands; and Kwinana, Western Australia, and operates three separate mining and beneficiation operations: KwaZulu-Natal (“KZN”) Sands and Namakwa Sands located in South Africa and Cooljarloo Sands located in Western Australia.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction (as defined below). Prior to the completion of the Transaction, Tronox Limited was wholly-owned by Tronox Incorporated, and had no operating assets or operations. On September 25, 2011, Tronox Incorporated, a Delaware corporation formed on May 17, 2005 (“Tronox Incorporated”), entered into a definitive agreement (as amended, the “Transaction Agreement”) with Exxaro Resources Limited (“Exxaro”) and certain of its affiliated companies, to acquire 74% of Exxaro’s mineral sands operations, along with its 50% share of the Tiwest Joint Venture (the “Transaction”). On June 15, 2012, the date of the Transaction (the “Transaction Date”), the existing business of Tronox Incorporated was combined with the mineral sands business in an integrated series of transactions whereby Tronox Limited became the parent company.

On May 4, 2012, Tronox Limited registered the Class A ordinary shares (“Class A Shares”) to be issued to shareholders of Tronox Incorporated in connection with the completion of the Transaction. On the Transaction Date, Tronox Limited issued 9,950,856 Class B ordinary shares (“Class B Shares”) to Exxaro and one of its subsidiaries in consideration for the mineral sands business. Under the terms of the Transaction Agreement, Exxaro agreed that for a three-year period after the completion of the Transaction, it would not engage in any transaction or other action, that would result in its beneficial ownership of the voting shares of Tronox Limited to exceed 45% of the total issued shares of Tronox Limited. In addition, the agreement prohibits Exxaro from selling any shares in the same three-year period. At June 30, 2013, Exxaro held approximately 44.4% of the voting securities of Tronox Limited.

2.	Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements, and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The December 31, 2012 balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP for complete financial statements.

The unaudited condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012 relate to Tronox Limited. The unaudited condensed consolidated statements of operations and cash flows for the three and six months ended June 30, 2013 reflect the consolidated operating results of Tronox Limited. The unaudited condensed consolidated statements of operations and cash flows for the three and six months ended June 30, 2012 reflect the consolidated operating results of Tronox Incorporated prior to June 15, 2012, and, from June 15, 2012 through June 30, 2012, reflect the consolidated operating results of Tronox Limited.

The Company accounted for the Transaction under Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, each tangible and separately identifiable intangible asset acquired and liability assumed was recorded based on its preliminary estimated fair value on the Transaction Date. The excess of the fair value of the net assets acquired over the value of consideration was recorded as an initial bargain purchase gain. Subsequent to the Transaction, the Company made adjustments to its initial valuation. Such adjustments were recorded on the Transaction Date, which has resulted in revised unaudited condensed consolidated financial statements for the three and six months ended June 30, 2012. The measurement period ended in June 2013.

In connection with the Transaction, Exxaro and its subsidiaries retained a 26% ownership interest in each of Tronox KZN Sands Pty Ltd and Tronox Mineral Sands Pty Ltd in order to comply with the ownership requirements of the Black Economic Empowerment (“BEE”) legislation in South Africa. Exxaro is entitled to exchange this interest for approximately 3.2% in additional Class B Shares under certain circumstances (i.e., the earlier of the termination of the Empowerment Period or the tenth anniversary of completion of the Transaction). The Company accounts for such ownership as “Noncontrolling Interest” on the unaudited condensed consolidated financial statements.

Prior to the Transaction Date, Tronox Incorporated operated the Tiwest Joint Venture with Exxaro Australia Sands Pty Ltd. The Tiwest Joint Venture was a contractual relationship between Tronox Incorporated and Exxaro whereby each party held an undivided interest in each asset of the joint venture, and each party was proportionally liable for each of the joint venture’s liabilities. The Tiwest Joint Venture was not a separate legal entity and did not enter into any transactions. Transactions were entered into by the joint venture partners who had the right to sell their own product, collect their proportional share of the revenues and absorb their share of costs. As such, Tronox Incorporated did not account for the Tiwest Joint Venture under the equity method. Instead, Tronox Incorporated accounted for its share of the Tiwest Joint Venture’s assets that were jointly controlled and its share of liabilities for which it was jointly responsible on a proportionate gross basis in its unaudited Condensed Consolidated Balance Sheet. Additionally, Tronox Incorporated accounted for the revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis in its unaudited Condensed Consolidated Statements of Operations. As of the Transaction Date, the Company owns 100% of the Tiwest Joint Venture operations. As such, the unaudited Condensed Consolidated Balance Sheets at June 30, 2013 and December 31, 2012 includes 100% of the Tiwest operations assets and liabilities. The unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2013 reflect 100% of the revenue and expenses of the Tiwest operations, while the unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2012 reflects Tronox Incorporated’s revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis prior to June 15, 2012, and, from June 15, 2012 through June 30, 2012 reflect 100% of the revenues and expenses of the Tiwest operations.

In management’s opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. It is at least reasonably possible that the effect on the financial statements of a change in estimate within one year of the date of the financial statements due to one or more future confirming events could have a material effect on the financial statements. The consolidated results of operations for interim periods are not necessarily indicative of results for the entire year.

Certain prior period amounts have been reclassified to conform to the manner and presentation in the current period. Such reclassifications did not have an impact on the Company’s net income or consolidated results of operations.

3.	Recent Accounting Pronouncements

In March 2013, the Financial Accounting Standards Board (the “FASB”) issued accounting standards update (“ASU”) 2013-5, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-5”), which addresses the treatment of the cumulative translation adjustment into net income when a parent either sells its investment in a foreign entity or no longer holds controlling financial interest in a subsidiary or group of assets within a foreign entity. ASU 2013-5 is effective prospectively for periods beginning after December 15, 2013; however early adoption is permitted. The Company has not yet determined the impact, if any, that ASU 2013-5 will have on the consolidated financial statements.

During 2013, the Company adopted ASU 2013-2, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires the presentation of the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, if the item is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The adoption of this guidance did not have a significant impact on the consolidated financial statements.

4.	Acquisition of the Mineral Sands Business

On September 25, 2011, Tronox Incorporated entered into the Transaction Agreement with Exxaro to acquire 74% of its South African mineral sands operations, including its Namakwa and KZN Sands mines, separation facilities and slag furnaces, along with its 50% share of the Tiwest Joint Venture. On June 15, 2012, the existing business of Tronox Incorporated was combined with the mineral sands business under Tronox Limited. The Transaction was completed in two principal steps. First, Tronox Incorporated became a subsidiary of Tronox Limited, with Tronox Incorporated shareholders receiving one Class A Share and $12.50 in cash (“Merger Consideration”) for each share of Tronox Incorporated common stock. Second, Tronox Limited issued 9,950,856 Class B Shares to Exxaro and one of its subsidiaries in consideration for the mineral sands business.

Mineral Sands Business Results of Operations

The following table includes net sales and income from operations on a segment basis attributable to the acquired mineral sands business for the three and six months ended June 30, 2013.

	Mineral Sands	Pigment	Eliminations	Total
Three Months Ended June 30, 2013:
Net Sales	$255	$—	$(89)	$166
Income (Loss) from Operations	$50	$(16)	$4	$38
Six Months Ended June 30, 2013:
Net Sales	$496	$—	$(196)	$300
Income (Loss) from Operations	$124	$(33)	$(14)	$77

Supplemental Pro Forma Financial Information

The following unaudited pro forma information gives effect to the Transaction as if it had occurred on the first day of the first quarter of fiscal 2012. The unaudited pro forma financial information reflects certain adjustments related to the acquisition, such as (1) converting the mineral sands business financial statements to U.S. GAAP, (2) conforming the mineral sands business accounting policies to those applied by Tronox

Incorporated, (3) to record certain incremental expenses resulting from purchase accounting adjustments, such as incremental depreciation expense in connection with fair value adjustments to property, plant and equipment, (4) to eliminate intercompany transactions between Tronox Incorporated and the mineral sands business, (5) to record the effect on interest expense related to borrowings in connection with the Transaction and (6) to record the related tax effects. The unaudited pro forma financial information is for illustrative purposes only and should not be relied upon as being indicative of the historical results that would have been obtained if the Transaction had actually occurred on that date, nor the results of operations in the future.

In accordance with ASC 805, the supplemental pro forma results of operations for the three and six months ended June 30, 2012:

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Net Sales	$588	$1,150
Income from Operations	$196	$395
Net Income	$173	$326
Net Income attributable to Tronox Limited Shareholders	$156	$294
Basic earnings per share attributable to Tronox Limited Shareholders	$2.05	$4.07
Diluted earnings per share attributable to Tronox Limited Shareholders	$1.98	$3.92

5.	Accounts Receivable

Accounts receivable, net of allowance for doubtful accounts, consisted of the following:

	June 30, 2013	December 31, 2012
Trade receivables	$406	$371
Other	20	23

Total	426	394
Allowance for doubtful accounts	(1)	(3)

Net	$425	$391

6.	Inventories

Inventories consisted of the follows:

	June 30, 2013	December 31, 2012
Raw materials	$225	$221
Work-in-process	80	99
Finished goods(1)	325	477
Materials and supplies, net(2)	119	117

Total	$749	$914

(1)	Includes inventory on consignment to others of approximately $49 million and $42 million at June 30, 2013 and December 31, 2012, respectively.
(2)	Materials and supplies consist of processing chemicals, maintenance supplies and spare parts, which will be consumed directly and indirectly in the production of the Company’s products.

7.	Property, Plant and Equipment, Net

Property, plant and equipment, net of accumulated depreciation and amortization, consisted of the following:

	June 30, 2013	December 31, 2012
Land and land improvements	$80	$80
Buildings	190	194
Machinery and equipment	1,136	1,158
Construction-in-progress	130	153
Furniture and fixtures	21	7
Other	6	6

Total	1,563	1,598
Less accumulated depreciation and amortization	(254)	(175)

Net	$1,309	$1,423

Depreciation expense related to property, plant and equipment for the three months ended June 30, 2013 and 2012 was $48 million and $20 million, respectively, and for six months ended June 30, 2013 and 2012 was $90 million and $36 million, respectively.

8.	Mineral Leaseholds, Net

Mineral leaseholds, net of accumulated depletion, consisted of the following:

	June 30, 2013	December 31, 2012
Mineral leaseholds	$1,423	$1,502
Less accumulated depletion	(102)	(63)

Net	$1,321	$1,439

Depletion expense related to mineral leaseholds for the three months ended June 30, 2013 and 2012 was $18 million and $4 million, respectively, and for six months ended June 30, 2013 and 2012 was $42 million and $5 million, respectively.

9.	Intangible Assets, Net

The gross cost and accumulated amortization of intangible assets, by major intangible asset category, were as follows:

	June 30, 2013
	Gross Cost	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294	$(49)	$245
TiO2 technology	32	(4)	28
Internal-use software	39	(4)	35
Other	9	(4)	5

Total	$374	$(61)	$313

	December 31, 2012
	Gross Cost	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294	$(39)	$255
TiO2 technology	32	(3)	29
Internal-use software	38	(2)	36
Other	9	(3)	6

Total	$373	$(47)	$326

Amortization expense related to intangible assets for the three months ended June 30, 2013 and 2012 was $7 million and $6 million, respectively, and for six months ended June 30, 2013 and 2012 was $14 million and $12 million, respectively.

Estimated future amortization expense related to intangible assets was as follows:

Total Amortization
2013	$14
2014	27
2015	26
2016	25
2017	25
Thereafter	196

Total	$313

10.	Accrued Liabilities

Accrued liabilities consisted of the following:

	June 30, 2013	December 31, 2012
Taxes other than income taxes	$56	$58
Employee-related costs and benefits	44	45
Unfavorable sales contracts	36	64
Interest	23	22
Sales rebates	13	13
Other	8	7

Total	$180	$209

11.	Debt

Short-term Debt

Short-term debt consisted of the following:

	Maturity Date	June 30, 2013	December 31, 2012
UBS Revolver	6/18/17	$—	$—
ABSA Revolver(1)	6/14/17	—	30

Total		$—	$30

(1)	Average effective interest rate of 8.5% and 8.5% during 2013 and 2012, respectively.

UBS Revolver

On June 18, 2012, in connection with the closing of the Transaction, the Company entered into a global senior secured asset-based syndicated revolving credit agreement with UBS AG (the “UBS Revolver”). The UBS Revolver provides the Company with a committed source of capital with a principal borrowing amount of up to $300 million, subject to a borrowing base. In connection with its entry into the Amended and Restated Credit Agreement on March 19, 2013, the Company amended the UBS Revolver to allow for the increased size of the Term Loan over the Term Facility (see “Term Loan” below). At June 30, 2013, the Company’s available borrowing base was $275 million.

ABSA Revolving Credit Facility

In connection with the Transaction, the Company entered into a R900 million (approximately $92 million as of June 30, 2013) revolving credit facility with ABSA Bank Limited acting through its ABSA Capital Division (the “ABSA Revolver”). At December 31, 2012, the Company had drawn down R250 million (approximately $30 million), which was repaid during the first quarter of 2013. At June 30, 2013, the Company had no amounts drawn on the ABSA Revolver.

Long-Term Debt

Long-term debt consisted of the following:

	Principal Amount	Maturity Date	June 30, 2013	December 31, 2012
Term Loan, net of unamortized discount of $11 million(1)	$1,500	3/19/2020	$1,489	$—
Senior Notes	$900	8/15/2020	900	900
Term Facility, net of unamortized discount of $6 million(2)	$700	2/8/2018	—	691
Co-generation Unit Financing Arrangement	$16	2/1/2016	7	10
Lease financing			12	14

Total debt			2,408	1,615
Less: Long-term debt due in one year			(18)	(10)

Long-term debt			$2,390	$1,605

(1)	Average effective interest rate of 4.9% in 2013.
(2)	Average effective interest rate of 5.0% and 5.0% in 2013 and 2012, respectively.

At June 30, 2013, the scheduled maturities of the Company’s long-term debt were as follows:

Total Debt
2013	$9
2014	18
2015	18
2016	15
2017	15
Thereafter	2,344

Total	2,419
Remaining accretion of discount associated with the Term Loan	(11)

Total debt	$2,408

Term Facility

On February 8, 2012, Tronox Incorporated’s wholly-owned subsidiary, Tronox Pigments (Netherlands) B.V., entered into a term loan facility with Goldman Sachs Bank USA comprised of a $550 million Senior Secured Term Loan (the “Senior Secured Term Loan”) and a $150 million Senior Secured Delayed Draw Term Loan (the “Senior Secured Delayed Draw” together, the “Term Facility”). The Term Facility was issued net of an original issue discount of $7 million, or 1% of the initial principal amount, which was being amortized over the life of the Term Facility. In connection with obtaining the Term Facility, the Company incurred debt issuance costs of $17 million, of which $5 million was paid in 2011 and $12 million was paid in 2012. On June 14, 2012, in connection with the closing of the Transaction, Tronox Pigments (Netherlands) B.V. drew down the $150 million Senior Secured Delayed Draw.

On February 28, 2013, Tronox Pigments (Netherlands) B.V. repaid the outstanding principal balance of $149 million, plus interest, related to the $150 million Senior Secured Delayed Draw. In accordance with ASC 470, Debt (“ASC 470”), the Company accounted for such repayment as an extinguishment of debt. As such, the Company recognized a loss on the early extinguishment of debt of $4 million related to the allocated portion of the unamortized original issue discount and debt issuance costs.

The Company allocated these amounts between the $550 million Senior Secured Term Loan and the $150 million Senior Secured Delayed Draw as follows:

	Outstanding Balance	Percentage of Outstanding Balance	Allocation of Unamortized Costs	Loss Extinguishment of Debt
Senior Secured Term Loan	$547	79%	$16	$—
Senior Secured Delayed Draw	149	21%	4	4

Total	$696	100%	$20	$4

Term Loan

On March 19, 2013, Tronox Pigments (Netherlands) B.V., Tronox Limited, and certain subsidiaries of Tronox Limited named as guarantors, entered into an Amended and Restated Credit and Guaranty Agreement with Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and Goldman Sachs Bank USA, UBS Securities LLC, Credit Suisse Securities (USA) LLC and RBC Capital Markets, as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents. Pursuant to the Amended and Restated Credit Agreement, the Company obtained a $1.5 billion senior secured term loan (the “Term Loan”), which matures in March 2020. The terms of the Amended and Restated Credit Agreement are substantially similar to the Company’s prior Term Facility. The Term Loan was issued net of an original issue discount of $7 million, or 0.5% of the principal balance.

In accordance with ASC 470, the outstanding principal balance of the Senior Secured Term Loan of $547 million, which became part of the Term Loan, was accounted for as a debt modification. As such, the unamortized original issue discount of $5 million and debt issuance costs of $11 million related to the Term Facility are being amortized over the life of the Term Loan.

The Term Loan bears interest at a base rate plus the applicable margin of 2.5% per annum, or adjusted Eurodollar rate plus the applicable margin of 3.5% per annum. The base rate is defined as the greater of (i) the prime lending rate as quoted in the print edition of The Wall Street Journal or (ii) the Federal Funds Effective rate in effect on such day plus one half of 1%; provided, however, that the Base Rate is not less than 2% per annum. The Adjusted Eurodollar Rate shall at no time be less than 1.00%.

Senior Notes

On August 20, 2012, Tronox Limited’s wholly-owned subsidiary, Tronox Finance LLC, issued $900 million aggregate principal amount of 6.375% senior notes due 2020 (the “Senior Notes”). The Senior Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

During the second quarter, the Company filed a Registration Statement on Form S-4 for $900 million aggregate principal amount of senior exchange notes (the “Senior Exchange Notes”), which are substantially identical to the Senior Notes, and which will be issued in exchange for the Senior Notes.

The Senior Notes bear interest semiannually at a rate equal to 6.375% and were sold at par value. The Senior Notes are fully and unconditionally guaranteed on a senior, unsecured basis by Tronox Limited and certain of its subsidiaries. The Senior Notes are redeemable at any time at the Company’s discretion.

Co-generation Unit Financing Arrangement

In March 2011, in order to finance its share of the asset purchase for the Tiwest Joint Venture, Tronox Incorporated incurred debt totaling $8 million. In connection with the Transaction, the Company acquired the remaining 50% undivided interest in the co-generation plant from Exxaro, along with its debt of $6 million. Under the financing arrangement, monthly payments are required, and interest accrues on the outstanding balance at the rate of 6.5% per annum. During the three months ended June 30, 2013 and 2012, the Company made principal repayments of approximately $1 million and less than $1 million, respectively, and during the six months ended June 30, 2013 and 2012, $2 million and $1 million, respectively.

Lease Financing

In connection with the Transaction, the Company acquired capital lease obligations in South Africa, which are payable through 2032 at a weighted average interest rate of approximately 17%. At June 30, 2013, such obligations had a net book value of assets recorded under capital leases aggregating $7 million. During both the three and six months ended June 30, 2013, the Company made payments of less than $1 million and $1 million, respectively. The Company did not make payments on capital leases during the three and six months ended June 30, 2012.

Fair Value

The Company’s debt is recorded at historical amounts. At June 30, 2013, the fair value of the Term Loan was $1,513 million. At June 30, 2013 and December 31, 2012, the fair value of the Senior Notes and $852 million and $910 million, respectively. At December 31, 2012, the fair value of the Term Facility was $709 million. The Company determined the fair value of the Term Loan, the Senior Notes and the Term Facility using Bloomberg market prices. The fair value hierarchy for long-term debt is a Level 2 input.

Debt Covenants

At June 30, 2013, the Company had financial covenants in the UBS Revolver, the ABSA Revolver and the Term Loan.

The terms of the Amended and Restated Credit Agreement are substantially similar to the Company’s prior Credit and Guaranty Agreement with Goldman Sachs Bank USA, dated February 8, 2012, except that the Amended and Restated Credit Agreement (i) eliminates financial maintenance covenants (ii) permits, subject to certain conditions, incurrence of additional senior secured debt up to a leverage ratio of 2:1, (iii) increases the Company’s ability to incur debt in connection with permitted acquisitions and its ability to incur unsecured debt, and (iv) allows for the payment of a $0.25 per share dividend each fiscal quarter. Otherwise, the terms of the Amended and Restated Credit Agreement provide for customary representations and warranties, affirmative and negative covenants and events of default. The terms of the covenants, subject to certain exceptions, restrict, among other things: (i) debt incurrence; (ii) lien incurrence; (iii) investments, dividends and distributions; (iv) disposition of assets and subsidiary interests; (v) acquisitions; (vi) sale and leaseback transactions; and (vii) transactions with affiliates and shareholders.

The Term Facility and the UBS Revolver are subject to an intercreditor agreement pursuant to which the lenders’ respective rights and interests in the security are set forth. At June 30, 2013, only the ABSA Revolver had a financial maintenance covenant. The Company was in compliance with its financial covenants at June 30, 2013.

The Company has pledged the majority of our U.S. assets and certain assets of its non-U.S. subsidiaries in support of its outstanding debt.

Interest and Debt Expense

Interest and debt expense consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest expense	$32	$8	$58	$15
Amortization of deferred debt issuance costs(1)	2	4	4	5
Other	2	3	2	3
Capitalized interest	(1)	(1)	(2)	(1)

Interest and debt expense	$35	$14	$62	$22

(1)	In connection with obtaining debt, the Company incurred debt issuance costs. Such costs are recorded in “Other long-term assets” on the unaudited Condensed Consolidated Balance Sheets,” and are being amortized through the maturity date.

Deferred debt issuance costs and the related amortization expense was as follows:

			Amortization Expense
	Deferred Debt	Balance at	Three Months Ended June 30,		Six Months Ended June 30,
	Issuance Cost	June 30, 2013	2013	2012	2013	2012
Term Loan	$28	$27	$1	$—	$1	$—
Senior Notes	18	16	1	—	1	—
Term Facility	17	10	—	—	1	1
Other	8	7	—	4	1	4

Total		$60	$2	$4	$4	$5

12.	Asset Retirement Obligations

To the extent a legal obligation exists, an asset retirement obligation (“ARO”) is recorded at its estimated fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. The Company classifies accretion expense related to asset retirement obligations as a production cost, which is included in “Cost of goods sold” on the unaudited Condensed Consolidated Statements of Operations.

The changes in AROs during the six months ended June 30, 2013 were as follows:

	June 30, 2013	December 31, 2012
Beginning balance	$113	$30
Additions	2	7
Accretion expense	2	5
Changes in estimates, including cost and timing of cash flows	(14)	11
Settlements/payments	—	(1)
AROs acquired in the acquisition of mineral sands business	—	61

Ending balance	$103	$113

Current portion included in accrued liabilities	$7	$7

Noncurrent portion	$96	$106

AROs, by geographic region, were as follows:

	June 30, 2013	December 31, 2012
Australia	$59	$67
South Africa	32	34
The Netherlands	11	11
United States	1	1

Total	$103	$113

Environmental Rehabilitation Trust

The Company has established an environmental rehabilitation trust in respect of the prospecting and mining operations in South Africa in accordance with applicable regulations. The trustees of the fund are appointed by the Company, and consist of sufficiently qualified Tronox Limited employees capable of fulfilling their fiduciary duties. The environmental rehabilitation trust receives, holds, and invests funds for the rehabilitation or management of negative environmental impacts associated with mining and exploration activities. The contributions are aimed at providing sufficient funds at date of estimated closure of mining activities to address the rehabilitation and environmental impacts. Funds accumulated for a specific mine or exploration project can only be utilized for the rehabilitation and environmental impacts of that specific mine or project. Currently, the funds are invested in highly liquid, short-term instruments; however, the investment growth strategy has not been finalized. If a mine or exploration project withdraws from the fund for whatever valid reason, the funds accumulated for such mine or exploration project are transferred to a similar fund approved by management. At June 30, 2013 and December 31, 2012, the environmental rehabilitation trust assets were $19 million and $20 million, respectively, which were recorded in “Other long-term assets” on the unaudited Condensed Consolidated Balance Sheets.

13.	Commitments and Contingencies

Purchase Commitments—At June 30, 2013, purchase commitments were $67 million for the remainder of 2013, $94 million for 2014, $36 million for 2015, $23 million for 2016, $23 million for 2017 and $104 million thereafter.

Letters of Credit—At June 30, 2013, the Company had outstanding letters of credit, bank guarantees and performance bonds of approximately $45 million, of which $25 million in letters of credit were issued under the UBS Revolver and $17 million were bank guarantees issued by ABSA.

Legal—The Western Australia Office of State Revenue (the “OSR”) continues to review their technical position on the imposition of stamp duty on the transfer of Tronox Incorporated’s shares related to Kerr-McGee’s restructuring in 2002 and from the share transfer related to the spinoff of Tronox Incorporated from Kerr-McGee in 2005. On October 20, 2012, the OSR rendered its assessment of $5 million, comprised of a primary stamp duty liability of $3 million and penalty tax of $2 million. The Company had accrued $3 million at December 31, 2012, which was recorded in “Trade and other payables” in the unaudited Condensed Consolidated Balance Sheets. As required by law, the Company paid the entire amount of the assessment in January 2013; however it has submitted an objection to the interest penalty, setting out the reasons that the Commissioner of State Revenue has erred in the imposition of the interest penalty. The Company expects to resolve the matter by the end of 2013.

Environmental Contingencies—In accordance with ASC 450, Contingencies, the Company recognizes a loss and records an undiscounted liability when litigation has commenced or a claim or an assessment has been asserted or, based on available information, commencement of litigation or assertion of a claim or assessment is probable, and the associated costs can be estimated. It is not possible for the Company to reliably estimate the amount and timing of all future expenditures related to environmental matters because, among other reasons, environmental laws and regulations, as well as enforcement policies and clean up levels, are continually changing, and the outcome of court proceedings, alternative dispute resolution proceedings (including mediation) and discussions with regulatory agencies are inherently uncertain.

The Company believes that it has reserved adequately for the probable and reasonably estimable costs of known contingencies. There is no environmental litigation, claim or assessment that has been asserted nor is there any probability of an assessment or a claim for which the Company has not recorded a liability. However, additions to the reserves may be required as additional information is obtained that enables the Company to better estimate its liabilities. The Company cannot reliably estimate the amount of future additions to the reserves at this time. In certain situations, reserves may be probable but not estimable. Additionally, sites may be identified in the future where the Company could have potential liability for environmental related matters. If a site is identified, the Company will evaluate to determine what reserve, if any, should be established.

Other Matters—From time to time, the Company may be party to a number of legal and administrative proceedings involving environmental and/or other matters in various courts or agencies. These proceedings, individually and in the aggregate, may have a material adverse effect on the Company. These proceedings may be associated with facilities currently or previously owned, operated or used by the Company and/or its predecessors, some of which may include claims for personal injuries, property damages, cleanup costs and other environmental matters. Current and former operations of the Company may also involve management of regulated materials, which are subject to various environmental laws and regulations including the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (the “RCRA”) or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which the Company operates.

14.	Shareholders Equity

The changes in outstanding shares for the six months ended June 30, 2013 were as follows:

Tronox Limited Class A Shares outstanding:
Balance at December 31, 2012	62,103,989
Shares issued for share-based compensation	66,524
Shares issued for warrants exercised	81,015
Shares issued for options exercised	50,000

Balance at June 30, 2013	62,301,528

Tronox Limited Class B Shares outstanding:
Balance at December 31, 2012	51,154,280

Balance at June 30, 2013	51,154,280

Dividends Declared

On May 7, 2013, the Board declared a quarterly dividend of $0.25 per share which was paid on May 28, 2013 to holders of Class A Shares and Class B Shares at close of business on May 20, 2013. On February 19, 2013, the Board declared a quarterly dividend of $0.25 per share which was paid on March 20, 2013 to holders of our Class A Shares and Class B Shares at close of business on March 6, 2013. During the six months ended June 30, 2013, the Company paid dividends of $57 million.

Warrants

Prior to the Transaction, Tronox Incorporated had issued Series A warrants and Series B warrants (collectively, the “Tronox Incorporated Warrants”). In connection with the Transaction, and pursuant to the terms of the Tronox Incorporated Warrant Agreement, Tronox Limited entered into an amended and restated warrant agreement, dated as of the Transaction Date, whereby the holders of the Tronox Limited Warrants are entitled to purchase one Class A Share and receive $12.50 in cash at the initial exercise prices of $62.13 for each Series A Warrant (the “Series A Warrants”) and $68.56 for each Series B Warrant (the “Series B Warrants”, collectively with the Series A Warrants, the “Warrants”). On the Transaction Date, there were 841,302 Warrants outstanding. The Warrants have a seven-year term from the date initially issued and will expire on February 14, 2018. A holder may exercise the Warrants by paying the applicable exercise price in cash or on a cashless basis. The Warrants are freely transferable by the holder thereof.

In connection with the stock split, holders of the Warrants are entitled to purchase five Class A Shares and receive $12.50 in cash. At June 30, 2013, the exercise price, adjusted for dividends paid, was $60.39 for each Series A Warrant and $66.65 for each Series B Warrants. At June 30, 2013, there were 357,570 Series A Warrants and 465,465 Series B Warrants outstanding.

Stock Split Declared

On June 26, 2012, the Board approved a 5-to-1 stock split for holders of its Class A Shares and Class B Shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class. As a result of the stock split, the Company recorded an increase to “Tronox Limited Class A ordinary shares” of $1 million and an increase to “Tronox Limited Class B ordinary shares” of less than $1 million, with corresponding decreases to “Retained earnings” on the unaudited Condensed Consolidated Balance Sheets.

Share Repurchases

On June 26, 2012, the Board authorized the repurchase of Class A Shares in open market transactions. During the second quarter of 2012, the Company repurchased 17,000 Class A Shares at an average price of $120.75 per share, on a pre-split basis, for a total cost of $2 million. During 2012, the Company repurchased 12,626,400 Class A Shares, affected for the 5-for-1 share split, at an average price of $25.84 per share, inclusive of commissions, for a total cost of $326 million, respectively. Repurchased shares were subsequently cancelled in accordance with Australian law. On September 27, 2012, the Company announced the successful completion of its share repurchase program.

15.	Income Taxes

The Company’s operations are conducted through its various subsidiaries in a number of countries throughout the world. The Company has provided for income taxes based upon the tax laws and rates in the countries in which operations are conducted and income is earned. For the three and six months ended June 30, 2013, Tronox Limited was the public parent registered under the laws of the State of Western Australia. For the three months ended June 30, 2012 and from June 15, 2012 through June 30, 2012, Tronox Limited was the public parent; however, prior to June 15, 2012, Tronox Incorporated was the public parent, a Delaware corporation registered in the United States.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income tax benefit (provision)	$(1)	$84	$(2)	$66
Income (Loss) before Income Taxes	$—	$1,060	$(44)	$1,164
Effective tax rate	—%	(8)%	(5)%	(6)%

The effective tax rates for the three months and the six months ended June 30, 2013, differ from the Australian statutory rate of 30% primarily due to withholding tax accruals, valuation allowances in the United States, and income in foreign jurisdictions taxed at rates different than 30%.

The negative effective tax rates for 2012 differ from the U.S. statutory rate of 35% primarily as a consequence of the Company re-domiciling in Australia. Because the Australian tax laws provide for a resetting of the tax basis of the business assets to market value, the Company recorded a tax benefit related to this market value basis adjustment. The overall tax benefit from this basis adjustment was partially offset by a valuation allowance established for the portion of the tax benefit which the Company believes will not be realized. Because this basis change did not pertain to an entity acquired in the Transaction, this net tax benefit was recorded through tax expense and did not impact the Company’s gain on bargain purchase.

Additionally, the 2012 periods shown above were impacted by valuation allowances in the United States, income in foreign jurisdictions taxed at rates lower than 35%, and the Company’s gain on the bargain purchase, which was recorded net of the financial tax impact and is not subject to income tax in any jurisdiction.

The application of business combination accounting on June 15, 2012 resulted in the re-measurement of deferred income taxes associated with recording the assets and liabilities of acquired entities at fair value pursuant to ASC 805. As a result, deferred income taxes were recorded at amounts determined in accordance with ASC 740, Income Taxes (“ASC 740”), of $205 million as part of the Company’s gain on bargain purchase. The Company does not believe an ownership change occurred as a result of the Transaction.

The Company continues to maintain a valuation allowance related to the net deferred tax assets in the United States. Future provisions for income taxes will include no tax benefits with respect to losses incurred and tax expense only to the extent of current alternative minimum tax and state tax payments until the valuation allowance in the United States is eliminated. ASC 740 requires that all available positive and negative evidence be weighted to determine whether a valuation allowance should be recorded.

16.	Earnings (Loss) Per Share

Basic earnings (loss) per share is computed utilizing the two-class method, and is calculated based on weighted-average number of ordinary shares outstanding during the periods presented. Diluted earnings (loss) per share is computed using the weighted-average number of ordinary and ordinary equivalent shares outstanding during the periods utilizing the two-class method for nonvested restricted shares, warrants and options.

Certain unvested awards issued under the Tronox Limited Management Equity Incentive Plan and the T-Bucks Employee Participation Plan contain non-forfeitable rights to dividends declared on Class A Shares. Any unvested shares that participate in dividends are considered participating securities and are included in the Company’s computation of basic and diluted earnings per share using the two-class method, unless the effect of including such shares would be antidilutive. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of ordinary shares and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings.

The computation of basic and diluted loss per share for the periods indicated is as follows:

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Numerator—Basic and Diluted:
Net Loss	$(1)	$(46)
Less: Income attributable to noncontrolling interest	12	24

Undistributed loss	(13)	(70)
Percentage allocated to ordinary shares	100%	100%

Undistributed loss allocated to ordinary shares	(13)	(70)

Loss available to ordinary shares	$(13)	$(70)

Denominator—Basic and Diluted
Weighted-average ordinary shares (in thousands)	113,390	113,354

Loss per Share(1):
Basic loss per Share	$(0.11)	$(0.62)

Diluted loss per Share	$(0.11)	$(0.62)

(1)	The basic and diluted earnings (loss) per share amounts were computed from exact, not rounded, income and share information.

The computation of basic and diluted earnings per share for the periods indicated is as follows:

	Three Months Ended June 30, 2012	Six Month Ended June 30, 2012
Numerator—Basic and Diluted:
Net Income	$1,144	$1,230
Less: Dividends declared	(32)	(32)

Undistributed earnings	1,112	1,198
Percentage allocated to ordinary shares	99.5%	99.5%

Undistributed earnings allocated to ordinary shares	1,106	1,192
Add: Dividends declared allocated to common shares	32	32

Earnings available to ordinary shares	$1,138	$1,224

Denominator—Basic:
Weighted-average ordinary shares (in thousands)	84,528	79,960
Add: Effect of Dilutive Securities:
Restricted stock	46	98
Warrants	2,956	2,963
Options	5	—

Denominator—Dilutive	87,535	83,021

Earnings per Share(1):
Basic earnings per Share	$13.46	$15.31

Diluted earnings per Share	$13.00	$14.74

(1)	The basic and diluted earnings (loss) per share amounts were computed from exact, not rounded, income and share information.

In computing diluted earnings (loss) per share under the two-class method, the Company considered potentially dilutive shares. At June 30, 2013, 2,064,523 options with an average exercise price of $20.61, 357,570 Series A Warrants and 465,465 Class B Warrants, with exercise prices of $60.39 and $66.65, respectively, and 295,607 restricted stock units, with an average price of $20.99 were not recognized in the diluted earnings per share calculation as they were anti-dilutive. For the three and six months ended June 30, 2012, 308,255 options and 653,225 options, respectively, with average exercise prices of $28.02 and $24.84, respectively, were not recognized in the diluted earnings per share calculation as they were anti-dilutive.

17.	Share-based Compensation

Compensation expense related to restricted share awards was $4 million and $20 million for the three months ended June 30, 2013 and 2012, respectively, and $6 million and $26 million for the six months ended June 30, 2013 and 2012, respectively. Compensation expense related to the Company’s nonqualified option awards was $1 million and less than $1 million for the three months ended June 30, 2013 and 2012, respectively, and $3 million and $1 million for the six months ended June 30, 2013 and 2012, respectively.

At June 30, 2013, unrecognized compensation expense related to the Company’s restricted shares and options, adjusted for estimated forfeitures, was approximately $48 million, with such unrecognized compensation expense expected to be recognized over a weighted-average period of approximately 3 years. The ultimate amount of such expense is dependent upon the actual number of restricted shares and options that vest. The Company periodically assesses the forfeiture rates used for such estimates. A change in estimated forfeiture rates would cause the aggregate amount of compensation expense recognized in future periods to differ from the estimated unrecognized compensation expense above.

Tronox Limited Management Equity Incentive Plan

On the Transaction Date, Tronox Limited adopted the Tronox Limited Management Equity Incentive Plan (the “Tronox Limited MEIP”), which permits the grant of awards that constitute incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards and other share-based awards, cash payments and other forms such as the compensation committee of the Board in its discretion deems appropriate, including any combination of the above. Subject to further adjustment, the maximum number of shares which may be the subject of awards (inclusive of incentive options) is 12,781,225 Class A Shares.

Restricted Shares

During the six months ended June 30, 2013, the Company granted restricted share awards to employees. All restricted share awards vest pursuant to both time requirements and performance requirements. The time provisions are graded vesting, while the performance provisions are cliff vesting and have a variable payout. During the six months ended June 30, 2013, as part of the annual director’s compensation program, the Company granted restricted share awards with graded vesting to members of the Board. In accordance with ASC 718, Compensation—Share-Based Compensation (“ASC 718”), the restricted share awards issued during 2013 are classified as equity awards, and are accounted for using the fair value established at the grant date.

Restricted share activity for the six months ended June 30, 2013 was as follows:

	Number of Shares	Fair Value(1)
Balance at December 31, 2012	761,065	$20.62
Awards granted	780,640	20.96
Awards earned	(68,258)	24.18
Awards forfeited	(15,245)	23.86

Balance at June 30, 2013	1,458,202	$20.60

Outstanding awards expected to vest	1,422,910	$20.57

(1)	Represents the weighted-average grant-date fair value.

Restricted share activity for the six months ended June 30, 2012 was as follows:

	Number of Shares	Fair Value(1)
Balance at December 31, 2011	—	—
Awards converted from Tronox Incorporated to Tronox Limited in connection with the Transaction	420,765	16.99
Awards granted	160,835	27.39

Balance at June 30, 2012	581,600	$19.86

Outstanding awards expected to vest	574,716	$19.77

(1)	Represents the weighted-average grant-date fair value.

Options

During the six months ended June 30, 2013, the Company granted options to employees to purchase Class A Shares, which have graded vesting provisions over a three year period. Options activity was as follows:

	Number of Options	Price(1)	Contractual Life Years(1)	Intrinsic Value(2)
Balance at December 31, 2012	612,439	$24.81
Options issued	1,553,110	19.10
Options exercised	(50,000)	22.00
Options expired	(32,822)	25.65
Options forfeited	(18,204)	20.40

Outstanding at June 30, 2013	2,064,523	$20.61	9.46	$2

Outstanding and expected to vest at June 30, 2013	1,801,008	$20.20	9.53	$2

Exercisable at June 30, 2013	165,012	$25.14	8.86	$—

(1)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable.
(2)	Reflects aggregate intrinsic value based on the difference between the market price of the Company’s shares at June 30, 2013 and the options’ exercise price. The intrinsic value for shares exercised is based on the market value on the date of exercise.

Valuation and Cost Attribution Methods. Fair value is determined on the date of grant using the Black-Scholes option-pricing model, and is recognized in earnings on a straight-line basis over the employee service period of three years necessary to earn the awards, which is the vesting period. The Company ran the Black-Scholes option-pricing model using the following assumptions:

	February 25, 2013	March 11, 2013
Number of options granted	1,544,872	8,238
Fair market value and exercise price(1)	$19.09	$21.49
Risk-free interest rate(2)	1.04%	1.19%
Expected dividend yield	5.24%	4.65%
Expected volatility	56%	56%
Maturity (years)	10	10
Expected term (years)	6	6
Per-unit fair value of options granted	$6.28	$7.48

(1)	The adjusted closing price of Class A Shares, New York Stock Exchange symbol TROX, on the grant date.
(2)	The risk-free interest rate was based on U.S. Treasury Strips available with maturity period consistent with expected life assumption.

During the six months ended June 30, 2012, the Company granted options to employees to purchase Class A Shares, which have graded vesting provisions over a three year period. Options activity was as follows:

	Number of Options	Price(1)	Contractual Life Years(1)	Intrinsic Value(2)
Balance at December 31, 2011	—	$—
Options converted to Tronox Limited in connection with the Transaction	517,330	24.56
Options issued	135,895	25.90

Outstanding at June 30, 2012	653,225	$24.84	9.68	$1

Outstanding and expected to vest at June 30, 2012	618,095	$24.86	9.68	$1

Exercisable at June 30, 2012	7,440	$24.60	9.52	$—

(1)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable.
(2)	Reflects aggregate intrinsic value based on the difference between the market price of the Company’s stock at June 30, 2012 and the options’ exercise price.

Valuation and Cost Attribution Methods. Options’ fair value was determined on the date of grant using the Black-Scholes option-pricing model and was recognized in earnings on a straight-line basis over the employee service period of three years necessary to earn the awards, which is the vesting period. The Company ran the Black-Scholes option-pricing model for the options granted and used the following assumptions:

June 26, 2012
Number of options granted	135,895
Fair market value and exercise price(1)	$25.90
Risk-free interest rate(2)	0.97%
Expected dividend yield	3.86%
Expected volatility	55%
Maturity (years)	10
Expected term (years)	6
Per-unit fair value of options granted	$9.43

(1)	The adjusted closing price of Class A Shares, New York Stock Exchange symbol TROX, on the grant date.
(2)	The risk-free interest rate was based on U.S. Treasury Strips available with maturity period consistent with expected life assumption.

T-Bucks Employee Participation Plan (“T-Bucks EPP”)

During 2012, the Company established the T-Bucks EPP for the benefit of certain qualifying employees (the “Participants”) of Tronox subsidiaries in South Africa (the “Employer Companies”). In accordance with the terms of the Trust Deed of the T-Bucks Trust (the “T-Bucks Trust Deed”), the Employer Companies funded the T-Bucks Trust (the “Trust”) in the amount of R124 million (approximately $15 million), which represents a capital contribution equal to R75,000 for each Participant. The funded amount was used to acquire 548,234 Class A Shares.

On September 3, 2012, the Participants were awarded shares units in the Trust which entitles them to receive shares of Tronox Limited upon completion of the vesting period on May 31, 2017. The Participants are also entitled to receive dividends on the Tronox shares during the vesting period. Forfeited shares are retained by the Trust and are allocated to future participants in accordance with the Trust Deed. Under certain conditions, as outlined in the Trust Deed, Participants may receive share units awarded before May 31, 2017. The fair value of the awards is the fair value of the shares determined at the Grant Date. Compensation costs are recognized over the vesting period using the straight-line method. In accordance with ASC 718, the T-Bucks EPP is classified as an equity-settled shared-based payment plan.

At June 30, 2013 and December 31, 2012, there were 548,234 shares in the trust with a fair value of $25.79, which represents the fair value on the date of purchase by the trust. Compensation expense during the three and six months ended June 30, 2013 was less than $1 million and $2 million, respectively.

Long-Term Incentive Plan

In connection with the Transaction, the Company assumed a long-term incentive plan (the “LTIP”) for the benefit of certain qualifying employees of Tronox subsidiaries in South Africa and Australia. The LTIP is classified as a cash-settled compensation plan, and is remeasured to fair value at each reporting date. At June 30, 2013, the LTlP plan liability was approximately $2 million, which was recorded in “Other long-term liabilities” on the unaudited Condensed Consolidated Balance Sheets. Compensation expense was less than $1 million for all periods presented.

Tronox Incorporated Management Equity Incentive Plan

In connection with its emergence from bankruptcy, Tronox Incorporated adopted the Tronox Incorporated management equity incentive plan (the “Tronox Incorporated MEIP”), which permitted the grant of awards that constitute incentive options, nonqualified options, share appreciation rights, restricted share, restricted share units, performance awards and other share-based awards, cash payments and other forms such as the compensation committee of the Tronox Incorporated Board of Directors in its discretion deems appropriate, including any combination of the above. The number of shares available for delivery pursuant to the awards granted under the Tronox Incorporated MEIP was 1.2 million shares. All share and per share data related to the Tronox Incorporated Management Equity Incentive Plan is presented on a pre-split basis.

On the Transaction Date, 420,765 restricted shares of Tronox Incorporated vested in connection with the Transaction. The remaining restricted shares of Tronox Incorporated were converted to Tronox Limited restricted shares. Additionally, on the Transaction Date, 517,330 Tronox Incorporated options were converted to Tronox Limited options.

Restricted Shares

During the six months ended June 30, 2012, the Company granted restricted shares to its employees, which have graded vesting provisions. The Company was withholding the highest combined maximum rate imposed under all applicable federal, state, local and foreign tax laws on behalf of the employees that received these awards. In accordance with ASC 718, such restricted stock awards were classified as liability awards and were remeasured to fair value at each reporting date.

Restricted share activity with employees and directors was as follows:

	Number of Shares	Fair Value
Balance at December 31, 2011	1,177,995	$21.48
Awards granted	52,915	24.36
Awards earned	(810,145)	32.41
Awards converted to Tronox Limited restricted shares in connection with the Transaction	(420,765)	16.99

Balance at June 30, 2012	—	$—

(1)	Represents weighted average fair value. Liability awards are remeasured to fair value at each reporting date and upon vesting, while equity awards are presented at grant date fair value.

Options

Tronox Incorporated options activity was as follows:

	Number of Options	Price(1)
Balance at December 31, 2011	345,000	$22.00
Options issued	172,330	29.69
Options converted to Tronox Limited in connection with the Transaction	(517,330)	24.56

Outstanding at June 30, 2012	—	$—

(1)	Represents weighted average exercise price.

Valuation and Cost Attribution Methods. Fair value is determined on the date of grant using the Black-Scholes option-pricing model, and is recognized in earnings on a straight-line basis over the employee service period of three years necessary to earn the awards, which is the vesting period. The Company ran the Black-Scholes option-pricing model using the following assumptions:

	January 2, 2012	June 6, 2012
Number of options granted	22,330	150,000
Fair market value and exercise price(1)	$24.60	$30.45
Risk-free interest rate(2)	1.97%	0.94%
Expected dividend yield	0.0%	0.0%
Expected volatility	49%	55%
Expected term (years)	10	10
Per-unit fair value of options granted	$14.78	$15.64

(3)	The adjusted closing price of Class A Shares, New York Stock Exchange symbol TROX, on the grant date.
(4)	The risk-free interest rate was based on U.S. Treasury Strips available with maturity period consistent with expected life assumption.

18.	Pension and Other Postretirement Healthcare Benefits

The Company sponsors noncontributory defined benefit retirement plans (qualified and nonqualified plans) in the United States, a contributory defined benefit retirement plan in the Netherlands, a U.S. contributory postretirement healthcare plan and a South Africa postretirement healthcare plan.

The components of net periodic cost associated with the U.S. and foreign retirement plans recognized in the unaudited Condensed Consolidated Statement of Operations were as follows:

	Retirement Plans
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net periodic cost:
Service cost	$2	$—	$3	$1
Interest cost	5	5	10	11
Expected return on plan assets	(5)	(4)	(10)	(10)
Net amortization of actuarial loss	—	—	1	—

Total net periodic cost	$2	$1	$4	$2

The components of the Company’s net periodic cost for the postretirement healthcare plans recognized in the unaudited Condensed Consolidated Statement of Operations were less than $1 million and $1 million for the three and six months ended June 30, 2013, respectively, and less than $1 million for both the three and six months ended June 30, 2012.

19.	Related Party Transactions

At June 30, 2013, Exxaro held approximately 44.4% of the voting securities of Tronox Limited. During the three and six months ended June 30, 2013, the Company purchased transition services from Exxaro, which amounted to $2 million and $4 million, respectively.

Prior to the Transaction Date, Tronox Incorporated conducted transactions with Exxaro Australia Sands Pty Ltd, Tronox Incorporated’s 50% partner in the Tiwest Joint Venture. Tronox Incorporated purchased, at open market prices, raw materials used in its production of TiO2, as well as Exxaro Australia Sands Pty Ltd’s share of TiO2 produced by the Tiwest Joint Venture. Tronox Incorporated also provided administrative services and product research and development activities, which were reimbursed by Exxaro. For the three and six months ended June 30, 2012, the Company made payments of $90 million and $173 million, respectively, and received payments of $2 million and $9 million, respectively, related to these transactions.

20.	Segment Information

Prior to the Transaction, Tronox Incorporated had one reportable segment representing its pigment business. The Pigment segment primarily produced and marketed TiO2, and included heavy minerals production. The heavy minerals production was integrated with its Australian pigment plant, but also had third-party sales of minerals not utilized by its pigment operations. In connection with the Transaction, the Company acquired 74% of Exxaro’s mineral sands operations, along with its 50% share of the Tiwest Joint Venture in Western Australia. As such, the Company evaluated its new operations under ASC 280, Segments, and determined that the mineral sands operations qualify as a separate segment.

Subsequent to the Transaction, the Company has two reportable segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including chloride slag, slag fines and rutile, as well as pig iron and zircon. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia, and the Netherlands. Corporate and Other is comprised of corporate activities and businesses that are no longer in operation, as well as electrolytic manufacturing and marketing operations, all of which are located in the United States.

Segment performance is evaluated based on segment operating profit (loss), which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

	Mineral Sands	Pigment	Corporate And Other	Eliminations	Total
Three Months Ended June 30, 2013
Net Sales(1)	$312	$304	$35	$(126)	$525
Income (loss) from operations	68	(56)	(11)	8	9
Interest and debt expense					(35)
Other income					26
Loss from Continuing Operations before Income Taxes					—
Depreciation, Depletion and Amortization	$49	$20	$4	$—	$73
Capital Expenditures	$18	$12	$4	$—	$34
Three Months Ended June 30, 2012
Net Sales(1)	$89	$348	$27	$(35)	$429
Income (loss) from operations	46	37	(76)	15	22
Interest and debt expense					(14)
Other expense					(3)
Gain on bargain purchase					1,055
Income from Continuing Operations before Income Taxes					1,060
Depreciation, Depletion and Amortization	$11	$16	$4	$—	$31
Capital Expenditures	$20	$3	$4	$—	$27
Six Months Ended June 30, 2013
Net Sales(1)	$610	$592	$62	$(269)	$995
Income (loss) from operations	164	(124)	(35)	(15)	(10)
Interest and debt expense					(62)
Loss on extinguishment of debt					(4)
Other expense					32
Income from Continuing Operations before Income Taxes					(44)
Depreciation, Depletion and Amortization	$98	$41	$7	$—	$146
Capital Expenditures	$49	$25	$5	$—	$79
Six Months Ended June 30, 2012
Net Sales(1)	$172	$710	$58	$(77)	$863
Income (loss) from operations	97	146	(104)	(4)	135
Interest and debt expense					(22)
Other expense					(4)
Gain on bargain purchase					1,055
Income from Continuing Operations before Income Taxes					1,164
Depreciation, Depletion and Amortization	$15	$31	$7	$—	$53
Capital Expenditures	$20	$15	$13	$—	$48

(1)	Net sales by geographic region, based on country of production, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
U.S. operations	$216	$229	$403	$459
International operations:
South Africa	144	24	254	24
Australia	113	118	221	243
The Netherlands	52	58	117	137

Total	$525	$429	$995	$863

Total assets by segment were as follows:

	June 30, 2013	December 31, 2012
Mineral Sands	$2,756	$3,164
Pigment	1,823	1,680
Corporate and Other	1,100	725
Eliminations	168	(58)

Total	$5,847	$5,511

Property, plant and equipment, net and mineral leaseholds, net, by geographic region, were as follows:

	June 30, 2013	December 31, 2012
U.S. operations	$200	$196
International operations:
South Africa	1,082	1,263
Australia	1,295	1,348
The Netherlands	53	55

Total	$2,630	$2,862

21.	Emergence from Chapter 11

On January 12, 2009, the petition date, Tronox Incorporated and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Debtors’ Chapter 11 cases were consolidated for the purpose of joint administration.

On November 30, 2010 (the “Confirmation Date”), the Bankruptcy Court entered an order confirming the Debtors’ First Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code, dated November 5, 2010 (as amended and confirmed, the “Plan”). Material conditions to the Plan were resolved during the period from the Confirmation Date until January 26, 2011, and subsequently, on February 14, 2011 (the “Effective Date”), the Debtors emerged from bankruptcy and continued operations as reorganized Tronox Incorporated.

On June 13, 2013, the Bankruptcy Court entered a Final Decree and ordered that the bankruptcy cases, other than the adversary proceedings with Anadarko Petroleum Corporation (“Anadarko”), are closed. In May 2009, the Company commenced an adversary proceeding in the Bankruptcy Court against Kerr-McGee and its new parent, Anadarko, related to the 2005 Spin-Off of Tronox (Tronox Inc. v. Anadarko Petroleum Corp. (In re Tronox Inc.), 09-1198, U.S. Bankruptcy Court, Southern District New York (Manhattan)) (the “Anadarko Litigation”). Pursuant the Plan, the Company assigned the rights to any proceeds that may be recovered in the Anadarko Litigation to its creditors.

22.	Guarantor Condensed Consolidated Financial Statements

Our obligations under the Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each current and future U.S. restricted subsidiary, other than excluded subsidiaries that guarantee any indebtedness of Tronox Limited or our restricted subsidiaries. Our subsidiaries that do not guarantee the Senior Notes are referred to as the “Non-Guarantor Subsidiaries.” The Guarantor Condensed Consolidated Financial Data presented below presents the statements of operations, statements of comprehensive income, balance sheets and statements of cash flow data for: (i) Tronox Limited (the “Parent Company”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis (which is derived from Tronox historical reported financial information); (ii) the Parent Company, alone (accounting for our Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on an equity basis under which the investments are recorded by each entity owning a portion of another entity at cost, adjusted for the applicable share of the subsidiary’s cumulative results of operations, capital contributions and distributions, and other equity changes); (iii) the Guarantor Subsidiaries alone; and (iv) the Non-Guarantor Subsidiaries alone.

The guarantor condensed consolidated financial statements are presented on a legal entity basis, not on a business segment basis.

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three months ended June 30, 2013

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$525	$(101)	$—	$356	$270
Cost of goods sold	475	(104)	—	339	240

Gross Margin	50	3	—	17	30
Selling, general and administrative expenses	41	(1)	4	31	7

Income from Operations	9	4	(4)	(14)	23
Interest and debt expense	(35)	—	137	(161)	(11)
Other income (expense)	26	—	—	13	13
Equity in earnings of subsidiary	—	106	(106)	—	—

Income (Loss) before Income Taxes	—	110	27	(162)	25
Income tax benefit (provision)	(1)	—	(40)	40	(1)

Net Income (Loss)	(1)	110	(13)	(122)	24
Income attributable to noncontrolling interest	12	—	—	12	—

Net Income (Loss) attributable to Tronox Limited	$(13)	$110	$(13)	$(134)	$24

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Six months ended June 30, 2013

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$995	$(195)	$—	$668	$522
Cost of goods sold	913	(172)	—	642	443

Gross Margin	82	(23)	—	26	79
Selling, general and administrative expenses	92	(2)	9	66	19

Income from Operations	(10)	(21)	(9)	(40)	60
Interest and debt expense	(62)	—	273	(324)	(11)
Loss on extinguishment of debt	(4)	—	—	(3)	(1)
Other income (expense)	32	—	1	11	20
Equity in earnings of subsidiary	—	256	(256)	—	—

Income (Loss) before Income Taxes	(44)	235	9	(356)	68
Income tax benefit (provision)	(2)	—	(78)	91	(15)

Net Income (Loss)	(46)	235	(69)	(265)	53
Income attributable to noncontrolling interest	24	—	—	24	—

Net Income (Loss) attributable to Tronox Limited	$(70)	$235	$(69)	$(289)	$53

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Three months ended June 30, 2013

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$(1)	$110	$(13)	$(122)	$24
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(82)	—	—	—	(82)
Amortization of actuarial losses, net of taxes	(1)	—	—	—	(1)

Other comprehensive income (loss)	(83)	—	—	—	(83)

Total comprehensive income (loss)	(84)	110	(13)	(122)	(59)

Comprehensive income (loss) attributable to noncontrolling interest:
Net income	12	—	—	12	—
Foreign currency translation adjustments	(23)	—	—	(23)	—

Comprehensive income (loss) attributable to noncontrolling interest	(11)	—	—	(11)	—

Comprehensive income (loss) attributable to Tronox Limited	$(73)	$110	$(13)	$(111)	$(59)

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Six months ended June 30, 2013

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$(46)	$235	$(69)	$(265)	$53
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(201)	—	—	—	(201)
Amortization of actuarial losses, net of taxes	—	—	—	—	—

Other comprehensive income (loss)	(201)	—	—	—	(201)

Total comprehensive income (loss)	(247)	235	(69)	(265)	(148)

Comprehensive income (loss) attributable to noncontrolling interest:
Net income	24	—	—	24	—
Foreign currency translation adjustments	(51)	—	—	(51)	—

Comprehensive income (loss) attributable to noncontrolling interest	(27)	—	—	(27)	—

Comprehensive income (loss) attributable to Tronox Limited	$(220)	$235	$(69)	$(238)	$(148)

GUARANTOR CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2013

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Assets
Cash and cash equivalents	$1,389	$—	$398	$882	$109
Investment in subsidiaries	—	(1,132)	(878)	1,553	457
Other current assets	1,265	(9,173)	6,285	2,048	2,105
Property, plant and equipment, net	1,309	—	—	729	580
Mineral leaseholds, net	1,321	—	—	766	555
Other assets	563	—	(3)	382	184

Total Assets	$5,847	$(10,305)	$5,802	$6,360	$3,990

Liabilities and Shareholders’ Equity
Current liabilities	$336	$(1,155)	$473	$842	$176
Long-term debt	2,390	—	—	901	1,489
Other long-term liabilities	531	(7,947)	933	7,136	409

Total Liabilities	3,257	(9,102)	1,406	8,879	2,074
Total Shareholders’ Equity	2,590	(1,203)	4,396	(2,519)	1,916

Total Liabilities and Equity	$5,847	$(10,305)	$5,802	$6,360	$3,990

GUARANTOR CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2012

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Assets
Cash and cash equivalents	$716	$—	$533	$82	$101
Investment in subsidiaries	—	(1,595)	(622)	1,760	457
Other current assets	1,457	(8,300)	6,047	2,181	1,529
Property, plant and equipment, net	1,423	—	—	747	676
Mineral leaseholds, net	1,439	—	—	796	643
Other assets	476	—	(3)	401	78

Total Assets	$5,511	$(9,895)	$5,955	$5,967	$3,484

Liabilities and Shareholders’ Equity
Current liabilities	$467	$(539)	$560	$133	$313
Long-term debt	1,605	—	—	902	703
Other long-term liabilities	557	(7,709)	882	6,978	406

Total Liabilities	2,629	(8,248)	1,442	8,013	1,422
Total Shareholders’ Equity	2,882	(1,647)	4,513	(2,046)	2,062

Total Liabilities and Equity	$5,511	$(9,895)	$5,955	$5,967	$3,484

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30, 2013

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Cash Flows from Operating Activities
Net income (loss)	$(46)	$235	$(70)	$(265)	$54
Other	125	(235)	(9)	1,094	(725)

Cash provided by (used in) operating activities	79	—	(79)	829	(671)

Cash Flows from Investing Activities:
Capital expenditures	(79)	—	—	(31)	(48)

Cash used in investing activities	(79)	—	—	(31)	(48)

Cash Flows from Financing Activities
Repayments of debt	(180)	—	—	(1)	(179)
Proceeds from borrowings	945	—	—	—	945
Debt issuance costs	(28)	—	—	—	(28)
Dividends paid	(57)	—	(57)	—	—
Proceeds from the conversion of warrants	1	—	1	—	—

Cash provided by (used in) financing activities	681	—	(56)	(1)	738

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(8)	—	—	—	(8)

Net Increase (Decrease) in Cash and Cash Equivalents	673	—	(135)	797	11
Cash and Cash Equivalents at Beginning of Period	716	—	533	85	98

Cash and Cash Equivalents at End of Period	$1,389	$—	$398	$882	$109

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three months ended June 30, 2012

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$429	$(33)	$—	$363	$99
Cost of goods sold	304	(42)	—	266	80

Gross Margin	125	9	—	97	19
Selling, general and administrative expenses	103	(1)	38	58	8

Income from Operations	22	10	(38)	39	11
Interest and debt expense	(14)	—	24	(36)	(2)
Other income (expense)	(3)	1	—	49	(53)
Gain on bargain purchase	1,055	—	1,055	—	—
Equity in earnings of subsidiary	—	1,026	(991)	(35)	—

Income (Loss) before Income Taxes	1,060	1,037	50	17	(44)
Income tax benefit (provision)	84	—	4	59	21

Net Income (Loss)	1,144	1,037	54	76	(23)
Income attributable to noncontrolling interest	—	—	—	—	—

Net Income (Loss) attributable to Tronox Limited	$1,144	$1,037	$54	$76	$(23)

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Six months ended June 30, 2012

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$863	$(51)	$—	$727	$187
Cost of goods sold	581	(55)	—	499	137

Gross Margin	282	4	—	228	50
Selling, general and administrative expenses	147	(2)	38	99	12

Income from Operations	135	6	(38)	129	38
Interest and debt expense	(22)	—	24	(41)	(5)
Other income (expense)	(4)	38	—	14	(56)
Gain on bargain purchase	1,055	—	1,055	—	—
Equity in earnings of subsidiary	—	989	(991)	2	—

Income (Loss) before Income Taxes	1,164	1,033	50	104	(23)
Income tax benefit (provision)	66	—	4	59	3

Net Income (Loss)	1,230	1,033	54	163	(20)
Income attributable to noncontrolling interest	—	—	—	—	—

Net Income (Loss) attributable to Tronox Limited	$1,230	$1,033	$54	$163	$(20)

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Three months ended June 30, 2012

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$1,144	$1,037	$54	$76	$(23)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	26	—	—	1	25
Retirement and postretirement plans adjustments, net of tax	—	—	—	(17)	17
Deferred Tax	—	—	—	(3)	3

Other comprehensive income (loss)	26	—	—	(19)	45

Total comprehensive income	1,170	1,037	54	57	22

Comprehensive income attributable to noncontrolling interest:
Foreign currency translation adjustments	10	—	—	10	—

Comprehensive income attributable to noncontrolling interest	10	—	—	10	—

Comprehensive income attributable to Tronox Limited	$1,160	$1,037	$54	$47	$22

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Six months ended June 30, 2012

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$1,230	$1,033	$54	$163	$(20)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	33	20	—	(1)	14
Retirement and postretirement plans adjustments, net of tax	—	—	—	(20)	20
Deferred Tax	—	—	—	(3)	3

Other comprehensive income (loss)	33	20	—	(24)	37

Total comprehensive income	1,263	1,053	54	139	17

Comprehensive income attributable to noncontrolling interest:
Foreign currency translation adjustments	10	—	—	10	—

Comprehensive income attributable to noncontrolling interest	10	—	—	10	—

Comprehensive income attributable to Tronox Limited	$1,253	$1,053	$54	$129	$17

GUARANTOR CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30, 2012

(Unaudited)

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Cash Flows from Operating Activities
Net income (loss)	$1,230	$1,033	$54	$163	$(20)
Gain on bargain purchase	(1,055)	—	(1,055)	—	—
Other	(222)	(1,033)	1,082	333	(604)

Cash provided by (used in) operating activities	(47)	—	81	496	(624)

Cash Flows from Investing Activities:
Capital expenditures	(48)	—	—	(40)	(8)
Cash pain the acquisition of mineral sands business	(1)	—	(1)	—	—
Cash received in acquisition of mineral sands business	115	—	115	—	—

Cash provided by (used in) investing activities	66	—	114	(40)	(8)

Cash Flows from Financing Activities
Reductions of debt	(554)	—	—	(421)	(133)
Proceeds from borrowings	777	—	—	—	777
Debt issuance costs	(20)	—	—	—	(20)
Merger consideration	(193)	—	(193)	—	—
Class A ordinary share repurchases	(2)	—	(2)	—	—

Cash provided by (used in) financing activities	8	—	(195)	(421)	624

Effects of Exchange Rate Changes on Cash and Cash Equivalents	5	—	—	1	4

Net Increase (Decrease) in Cash and Cash Equivalents	32	—	—	36	(4)
Cash and Cash Equivalents at Beginning of Period	154	—	—	107	47

Cash and Cash Equivalents at End of Period	$186	$—	$—	$143	$43

Audited Financial Statements

of Tronox Limited

and Tronox Incorporated

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Tronox Limited

We have audited the accompanying consolidated balance sheets of Tronox Limited and subsidiaries (the Company) as of December 31, 2012 (Successor Company) and 2011 (Successor Company), and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2012 (Successor Company), the eleven months ended December 31, 2011 (Successor Company), the one month ended January 31, 2011 (Predecessor Company) and the year ended December 31, 2010 (Predecessor Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tronox Limited and subsidiaries as of December 31, 2012 (Successor Company) and 2011 (Successor Company), and the results of their operations and their cash flows for the year ended December 31, 2012 (Successor Company), the eleven months ended December 31, 2011 (Successor Company), the one month ended January 31, 2011 (Predecessor Company) and the year ended December 31, 2010 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 and 23 to the consolidated financial statements, Tronox Incorporated and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code on January 12, 2009. Material conditions to the Company’s Plan of Reorganization were resolved on January 26, 2011 and the Company subsequently emerged from bankruptcy protection. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in accordance with FASB ASC Topic 852, Reorganizations, as of January 31, 2011.

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

February 28, 2013 (except for Note 27, as to which the date is June 13, 2013)

TRONOX LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions of dollars, except share and per share data)

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Net Sales	$1,832	$1,543	$108	$1,218
Cost of goods sold	(1,568)	(1,104)	(83)	(996)

Gross Margin	264	439	25	222
Selling, general and administrative expenses	(239)	(152)	(5)	(59)
Litigation/arbitration settlement	—	10	—	—
Provision for environmental remediation and restoration, net of reimbursements	—	5	—	47

Income from Operations	25	302	20	210
Interest and debt expense	(65)	(30)	(3)	(50)
Other income (expense)	(7)	(10)	2	(8)
Gain on bargain purchase	1,055	—	—	—
Reorganization income (expense)	—	—	613	(145)

Income from Continuing Operations before Income Taxes	1,008	262	632	7
Income tax benefit (provision)	125	(20)	(1)	(2)

Income from Continuing Operations	1,133	242	631	5
Income from discontinued operations	—	—	—	1

Net Income	1,133	242	631	6
Net loss attributable to noncontrolling interest	1	—	—	—

Net Income attributable to Tronox Limited Shareholders	$1,134	$242	$631	$6

Earnings per Share, Basic and Diluted(1):
Basic —
Continuing operations	$11.37	$3.22	$15.28	$0.11
Discontinued operations	—	—	—	0.03

Earnings per share	$11.37	$3.22	$15.28	$0.14

Diluted —
Continuing operations	$11.10	$3.10	$15.25	$0.11
Discontinued operations	—	—	—	0.03

Earnings per share	$11.10	$3.10	$15.25	$0.14

Weighted Average Shares Outstanding (in thousands):
Basic	98,985	74,905	41,311	41,232
Diluted	101,406	78,095	41,399	41,383

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 share split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s consolidated financial statements have been adjusted to reflect the share split, unless otherwise noted. See Note 15 for additional information regarding the Company’s share split.

See notes to consolidated financial statements.

TRONOX LIMITED

CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME (LOSS)

(Millions of dollars)

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Net Income:
Net income	$1,133	$242	$631	$6
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	10	(6)	1	(10)
Retirement and postretirement plans:
Actuarial losses, net of taxes	(48)	(51)	—	(19)
Amortization of actuarial gains, net of taxes	—	—	—	3
Prior service credit, net of taxes	—	—	—	12
Amortization of prior service cost, net of taxes	—	—	(1)	(14)
Termination of nonqualified benefits restoration plan, net of taxes	—	—	—	5

Other comprehensive income (loss)	(38)	(57)	—	(23)

Total Comprehensive Income (Loss)	$1,095	$185	$631	$(17)

Comprehensive Income (Loss) Attributable to Noncontrolling Interest:
Net loss	1	—	—	—
Foreign currency translation adjustments	(1)	—	—	—

Comprehensive income (loss) attributable to noncontrolling interest	—	—	—	—

Comprehensive Income (Loss) Attributable to Tronox Limited Shareholders	$1,095	$185	$631	$(17)

See notes to consolidated financial statements.

TRONOX LIMITED

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except share and per share data)

	Successor
	December 31, 2012	December 31, 2011
Current Assets
Cash and cash equivalents	$716	$154
Accounts receivable, net of allowance for doubtful accounts of $3 and less than $1	391	278
Inventories	914	311
Prepaid and other assets	38	22
Deferred income taxes	114	4

Total Current Assets	2,173	769
Noncurrent Assets
Property, plant and equipment, net	1,423	504
Mineral leaseholds, net	1,439	38
Intangible assets, net	326	325
Long-term deferred tax assets	91	9
Other long-term assets	59	12

Total Assets	$5,511	$1,657

Current Liabilities
Accounts payable:
Third party	$189	$127
Related party	—	74
Accrued liabilities	209	46
Short-term debt	30	—
Long-term debt due within one year	10	6
Income taxes payable	24	28
Current deferred income taxes	5	—

Total Current Liabilities	467	281

Noncurrent Liabilities
Long-term debt	1,605	421
Pension and postretirement healthcare benefits	176	142
Asset retirement obligations	106	29
Deferred income taxes	222	19
Other	53	13

Total Noncurrent Liabilities	2,162	624

Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01—63,413,288 shares issued and 62,103,989 shares outstanding at December 31, 2012(1)	1	—
Tronox Limited Class B ordinary shares, par value $0.01—51,154,280 shares issued and outstanding at December 31, 2012(1)	—	—
Tronox Incorporated common shares, par value $0.01—100,000,000 shares authorized, 77,034,015 shares issued and 75,383,455 shares outstanding at December 31, 2011(1)	—	—
Capital in excess of par value	1,429	579
Retained earnings	1,314	242
Accumulated other comprehensive loss	(95)	(57)
Tronox Incorporated treasury shares, at cost—472,565 shares at December 31, 2011(1)	—	(12)

Total Shareholders’ Equity	2,649	752
Noncontrolling interest	233	—

Total Equity	2,882	752

Total Liabilities and Shareholders’ Equity	$5,511	$1,657

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 share split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s consolidated financial statements have been adjusted to reflect the share split, unless otherwise noted. See Note 15 for additional information regarding the Company’s share split.

See notes to consolidated financial statements.

TRONOX LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of dollars)

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Cash Flows from Operating Activities:
Net income	$1,133	$242	$631	$6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	211	79	4	50
Deferred income taxes	(162)	4	1	(5)
Share-based compensation expense	31	14	—	1
Amortization of debt issuance costs and discount on debt	10	1	—	9
Pension and postretirement healthcare benefit expense (income), net	5	4	—	(11)
Gain on bargain purchase	(1,055)	—	—	—
Provision for environmental remediation and restoration, net of reimbursements	—	—	—	(49)
Other noncash items affecting net income	201	(7)	—	5
Reorganization items	—	—	(954)	(37)
Contributions to employee pension and postretirement plans	(31)	(8)	—	(7)
Changes in assets and liabilities (net of effects of acquisition):
(Increase) decrease in accounts receivable	83	(58)	(10)	(11)
(Increase) decrease in inventories	(222)	(64)	(15)	(7)
(Increase) decrease in prepaids and other assets	16	28	36	20
Increase (decrease) in accounts payable and accrued liabilities	(107)	(28)	24	100
Increase (decrease) in taxes payable	2	26	—	(1)
Other, net	3	30	—	14

Cash provided by (used in) operating activities	118	263	(283)	77

Cash Flows from Investing Activities:
Capital expenditures	(166)	(133)	(6)	(45)
Cash paid in acquisition of minerals sands business	(1)	—	—	—
Cash received in acquisition of minerals sands business	115	—	—	—
Proceeds from the sale of assets	—	1	—	—

Cash used in investing activities	(52)	(132)	(6)	(45)

Cash Flows from Financing Activities:
Reductions of debt	(585)	(45)	—	(425)
Proceeds from borrowings	1,707	14	25	425
Debt issuance costs and commitment fees	(38)	(5)	(2)	(15)
Merger consideration	(193)	—	—	—
Class A ordinary share repurchases	(326)	—	—	—
Shares purchased for the Employee Participation Plan	(15)	—	—	—
Dividends paid	(61)	—	—	—
Proceeds from conversion of warrants	1	1	—	—
Proceeds from rights offering	—	—	185	—
Fees related to rights offering and other related debt costs	—	—	—	(17)

Cash provided by (used in) financing activities	490	(35)	208	(32)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	6	(3)	—	(1)

Net Increase (Decrease) in Cash and Cash Equivalents	562	93	(81)	(1)
Cash and Cash Equivalents at Beginning of Period	154	61	142	143

Cash and Cash Equivalents at End of Period	$716	$154	$61	$142

Supplemental Cash Flow Information:
Interest paid	$34	$29	$3	$40
Net income taxes paid	$26	$8	$—	$6

See notes to consolidated financial statements.

TRONOX LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Millions of dollars)

	Tronox Limited Class A Ordinary Shares	Tronox Limited Class B Ordinary Shares	Tronox Incorporated Common Share	Capital in Excess of par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Total Shareholders’ Equity	Non-controlling Interest	Total Equity
Successor: Balance at December 31, 2011	$—	$—	$—	$579	$242	$(57)	$(12)	$752	$—	$752
Fair value of noncontrolling interest on Transaction Date	—	—	—	—	—	—	—	—	233	233
Net income (loss)	—	—	—	—	1,134	—	—	1,134	(1)	1,133
Other comprehensive income	—	—	—	—	—	(38)	—	(38)	1	(37)
Merger consideration paid	—	—	—	(193)	—	—	—	(193)	—	(193)
Issuance of Tronox Limited shares	—	—	—	1,370	—	—	—	1,370	—	1,370
Share-based compensation	—	—	—	5	—	—	—	5	—	5
Shares purchased for the Employee Participation Plan	—	—	—	(15)	—	—	—	(15)	—	(15)
Issuance of Tronox Limited shares in share-split	1	—	—	—	(1)	—	—	—	—	—
Class A and Class B share dividend declared	—	—	—	—	(61)	—	—	(61)	—	(61)
Tronox Limited Class A shares repurchased	—	—	—	(326)	—	—	—	(326)	—	(326)
Warrants exercised	—	—	—	1	—	—	—	1	—	1
Tronox Incorporated share-based compensation	—	—	—	27	—	—	(7)	20	—	20
Tronox Incorporated common shares vested/cancelled	—	—	—	(19)	—	—	19	—	—	—

Balance at December 31, 2012	$1	$—	$—	$1,429	$1,314	$(95)	$—	$2,649	$233	$2,882

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 share split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s consolidated financial statements have been adjusted to reflect the share split, unless otherwise noted. See Note 15 for additional information regarding the Company’s share split.

	Tronox Incorporated Common Shares	Tronox Class A Common Shares	Tronox Class B Common Shares	Capital in Excess of par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Total Shareholders’ Equity
Predecessor: Balance at December 31, 2009	$—	$—	$—	$496	$(1,134)	$32	$(7)	$(613)
Net income	—	—	—	—	6	—	—	6
Other comprehensive loss	—	—	—	—	—	(23)	—	(23)

Predecessor: Balance at December 31, 2010	$—	$—	$—	$496	$(1,128)	$9	$(7)	$(630)
Net income	—	—	—	—	631	—	—	631
Fresh-start reporting adjustments:
Elimination of predecessor shares, capital in excess of par value, and accumulated deficit	—	—	—	(496)	497	(9)	7	(1)
Issuance of new shares	—	—	—	564	—	—	—	564

Predecessor: Balance at January 31, 2011	$—	$—	$—	$564	$—	$—	$—	$564

Successor: Balance at February 1, 2011	$—	$—	$—	$564	$—	$—	$—	$564
Net income	—	—	—	—	242	—	—	242
Other comprehensive income	—	—	—	—	—	(57)	—	(57)
Shares withheld for claims	—	—	—	—	—	—	(7)	(7)
Warrants exercised	—	—	—	1	—	—	—	1
Share-based compensation	—	—	—	14	—	—	(5)	9

Successor: Balance at December 31, 2011	$—	$—	$—	$579	$242	$(57)	$(12)	$752

See notes to consolidated financial statements.

TRONOX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Millions of dollars, except share, per share and tonnes data or unless otherwise noted)

1. The Company

Tronox Limited, a public limited company registered under the laws of the State of Western Australia, Australia, and its subsidiaries (collectively referred to as “Tronox” or “the Company”) is a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment (“TiO2”). The Company’s world-class, high performance TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper and other applications. The Company’s mineral sands business consists primarily of two product streams—titanium feedstock and zircon. Titanium feedstock is primarily used to manufacture TiO2. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV glass and a range of other industrial and chemical products. Tronox has global operations in North America, Europe, South Africa and Australia. The Company operates three TiO2 facilities at the following locations: Hamilton, Mississippi, Botlek, The Netherlands, and Kwinana, Western Australia, representing approximately 465,000 tonnes of annual TiO2 production capacity. Additionally, Tronox operates three separate mining operations: KwaZulu-Natal (“KZN”) Sands located in South Africa, Namakwa Sands located in South Africa and Cooljarloo located in Western Australia, which have a combined annual production capacity of approximately 723,000 tonnes of titanium feedstock and approximately 265,000 tonnes of zircon.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction (defined below). Prior to the completion of the Transaction, Tronox Limited was wholly-owned by Tronox Incorporated, and had no operating assets or operations. On September 25, 2011, Tronox Incorporated, a Delaware corporation formed on May 17, 2005(“Tronox Incorporated”), in preparation for the contribution and transfer by Kerr-McGee Corporation (“Kerr-McGee” or “KM”) of certain entities, including those comprising substantially all of its chemical business, entered into a definitive agreement (as amended, the “Transaction Agreement”) with Exxaro Resources Limited (“Exxaro”) and certain of its affiliated companies, to acquire 74% of its South African mineral sands operations, including its Namakwa and KZN Sands mines, separation facilities and slag furnaces, along with its 50% share of the Tiwest Joint Venture (together the “mineral sands business”) (the “Transaction”). On June 15, 2012, the date of the Transaction (the “Transaction Date”), the existing business of Tronox Incorporated was combined with the mineral sands business in an integrated series of transactions whereby Tronox Limited became the parent company in a tax inversion transaction.

On May 4, 2012, Tronox Limited registered Class A ordinary shares (“Class A Shares”) to be issued to shareholders of Tronox Incorporated in connection with the completion of the Transaction. On the Transaction Date, Tronox Limited issued 15,413,083 Class A Shares to shareholders in Tronox Incorporated. In addition, on the Transaction Date, Tronox Limited issued 9,950,856 Class B ordinary shares (“Class B Shares”) to Exxaro and one of its subsidiaries in consideration for the mineral sands business. Immediately following the Transaction, Tronox Incorporated shareholders and Exxaro held approximately 60.8% and 39.2%, respectively, of the voting securities of Tronox Limited. Under the terms of the Transaction Agreement, Exxaro agreed that for a three-year period after the completion of the Transaction, it would not engage in any transaction or other action, that would result in its beneficial ownership of the voting shares of Tronox Limited exceeding 45% of the total issued shares of Tronox Limited.

On June 26, 2012, the Board of Directors of Tronox Limited (the “Board”) approved a 5-to-1 share split for holders of its Class A Shares and Class B Shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to the number of shares and per share data in the consolidated financial statements and notes thereto have been adjusted to reflect the share split, unless otherwise noted or as the context otherwise acquires. See Note 15 for additional information regarding the Company’s share split.

During 2012, the Company repurchased 12,626,400 Class A Shares, which was approximately 10% of the total voting securities. During October 2012, Exxaro purchased 1,400,000 Class A Shares in market purchases. At December 31, 2012, Exxaro held approximately 44.6% of the voting securities of Tronox Limited.

2. Basis of Presentation

Tronox Limited is registered under the laws of the State of Western Australia, Australia, and is considered a domestic company in Australia. As such, Tronox Limited is required to report in Australia under International Financial Reporting Standards (“IFRS”). Additionally, as Tronox Limited is not considered a “foreign private issuer,” the Company is required to comply with the reporting and other requirements imposed by the U.S. securities law on U.S. domestic issuers, which, among other things, requires reporting in the United States under accounting principles generally accepted in the United States of America (“U.S.GAAP”). The consolidated financial statements included in this Form 10-K are prepared in conformity with U.S.GAAP. The Company publishes its consolidated financial statements, in both U.S. GAAP and IFRS, in U.S. dollars.

In connection with its emergence from bankruptcy, Tronox Incorporated applied fresh-start accounting under Accounting Standards Codification (“ASC”) 852, Reorganizations (“ASC 852”) as of January 31, 2011. Accordingly, the financial information of Tronox Incorporated set forth in this Form 10-K, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition on a fresh-start basis for the period beginning February 1, 2011 (“Successor”), and on a historical basis for the period through January 31, 2011 (“Predecessor”).

The Consolidated Balance Sheet as of December 31, 2012 relates to Tronox Limited and the Consolidated Balance Sheet as of December 31, 2011 relates to Tronox Incorporated. The Consolidated Statement of Operations and the Consolidated Statement of Cash Flows for the year ended December 31, 2012 reflect the consolidated operating results of Tronox Incorporated prior to June 15, 2012, and, from June 15, 2012 through December 31, 2012, reflect the consolidated operating results of Tronox Limited. The Consolidated Statements of Operations and the Consolidated Statements of Cash Flows for the eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010 reflect the consolidated operating results of Tronox Incorporated.

The Company’s consolidated financial statements include the accounts of all majority-owned subsidiary companies. Investments in affiliated companies that are 20% to 50% owned are carried as a component of “Other Long-Term Assets” on the Consolidated Balance Sheets at cost adjusted for equity in undistributed earnings. Except for dividends and changes in ownership interest, changes in equity in undistributed earnings are included in “Other income (expense)” on the Consolidated Statements of Operations. All intercompany transactions have been eliminated.

Prior to the Transaction Date, Tronox Incorporated operated the Tiwest Joint Venture with Exxaro Australia Sands Pty Ltd. The Tiwest Joint Venture was a contractual relationship between Tronox Incorporated and Exxaro whereby each party held an undivided interest in each asset of the joint venture, and each party was proportionally liable for each of the joint venture’s liabilities. The Tiwest Joint Venture was not a separate legal entity and did not enter into any transactions. Transactions were entered into by the joint venture partners who had the right to sell their own product, collect their proportional share of the revenues and absorb their share of costs. As such, Tronox Incorporated did not account for the Tiwest Joint Venture under the equity method. Instead, Tronox Incorporated accounted for its share of the Tiwest Joint Venture’s assets that were jointly controlled and its share of liabilities for which it was jointly responsible on a proportionate gross basis in its Consolidated Balance Sheet. Additionally, Tronox Incorporated accounted for the revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis in its Consolidated Statements of Operations. As such, as of the Transaction Date, Tronox Limited owns 100% of the operations formerly operated by the Tiwest Joint Venture. As such, the Consolidated Balance Sheet as of December 31, 2012 includes 100% of the Tiwest operations assets and liabilities, while the Consolidated Balance Sheet as of

December 31, 2011 includes Tronox Incorporated’s 50% undivided interest in each asset and liability of the joint venture. Additionally, the Consolidated Statement of Operations for the year ended December 31, 2012 reflects Tronox Incorporated’s revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis prior to June 15, 2012, and, from June 15, 2012 through December 31, 2012, reflect 100% of the revenues and expenses of the Tiwest operations. The Consolidated Statements of Operations for the eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010 reflect Tronox Incorporated’s revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis.

In connection with the Transaction, Exxaro and its subsidiaries retained a 26% ownership interest in each of Tronox KZN Sands Pty Ltd. and Tronox Mineral Sands Pty Ltd. in order to comply with the ownership requirements of the Black Economic Empowerment (“BEE”) legislation in South Africa. The Company accounts for such ownership interest as “Noncontrolling interest” on the Consolidated Balance Sheets.

In management’s opinion, the accompanying consolidated financial statements reflect all adjustments considered necessary for a fair presentation. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the manner and presentation in the current period. Such reclassifications did not have an impact on the Company’s net income or consolidated results of operations.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. It is at least reasonably possible that the effect on the financial statements of a change in estimate within one year of the date of the financial statements due to one or more future confirming events could have a material effect on the financial statements.

3. Significant Accounting Policies

Foreign Currency

The U.S. dollar is the functional currency for the Company’s operations, except for its South African and European operations. The Company determines the functional currency of each subsidiary based on a number of factors, including the predominant currency for revenues, expenditures and borrowings. Foreign currency transaction gains or losses are recognized in the period incurred and are included in “Other income (expense)” on the Consolidated Statements of Operations.

The Rand is the functional currency of the Company’s South African operations, and the Euro is the functional currency for the Company’s European operations. As such, translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are reflected as a separate component on the Consolidated Statements of Other Comprehensive Income (Loss). When the subsidiary’s functional currency is the U.S. dollar, such as the Company’s Australian operations, adjustments from the remeasurement of foreign currency monetary assets and liabilities are presented in “Other income (expense)” on the Consolidated Statements of Operations.

Gains and losses on intercompany foreign currency transactions that are not expected to be settled in the foreseeable future are reported by the Company in the same manner as translation adjustments.

For the year ended December 31, 2012, eleven months ended December 31, 2011 and year ended December 31, 2010, the Company recorded net unrealized and realized foreign currency losses of $8 million, $8 million and $13 million, respectively. For the one month ended January 31, 2011, the Company recorded a net unrealized and realized foreign currency gain of $2 million.

Cash and Cash Equivalents

The Company considers all investments with original maturities of three months or less to be cash equivalents. At December 31, 2012 and 2011, total cash and cash equivalents was $716 million and $154 million, respectively, of which $50 million and $62 million, respectively, was held within the United States.

Accounts Receivable

Accounts receivable are reflected at their net realizable values, reduced by an allowance for doubtful accounts to allow for expected credit losses. The allowance is estimated by management, based on factors such as age of the related receivables and historical experience, giving consideration to customer profiles. The Company generally does not charge interest on accounts receivable, nor require collateral; however, certain operating agreements have provisions for interest and penalties that may be invoked, if deemed necessary. Accounts receivable are aged in accordance with contract terms and are written off when deemed uncollectible.

See Note 6 for additional information regarding accounts receivable.

Inventories

Inventories are stated at the lower of actual cost or market, net of allowances for obsolete and slow-moving inventory. The cost of finished goods inventories is determined using the first-in, first-out method. Carrying values include material costs, labor and associated indirect manufacturing expenses. Costs for materials and supplies, excluding ore, are determined by average cost to acquire. Raw materials are carried at actual cost.

The Company periodically reviews its inventory for obsolescence or inventory that is no longer marketable for its intended use, and records any write-down equal to the difference between the cost of inventory and its estimated net realizable value based on assumptions about alternative uses, market conditions and other factors.

See Note 7 for additional information regarding inventories.

Property, Plant and Equipment, Net

Property, plant and equipment, net is stated at cost less accumulated depreciation. Maintenance and repairs are expensed as incurred, except that costs of replacements or renewals that improve or extend the lives of existing properties are capitalized.

Depreciation—Property, plant and equipment is depreciated over its estimated useful life by the straight-line method. Useful lives for certain property, plant and equipment are as follows:

Buildings	10—40 years
Land improvements	10—20 years
Machinery and equipment	3— 25 years
Furniture and fixtures	10 years

Retirements and Sales—The cost and related accumulated depreciation and amortization are removed from the respective accounts upon retirement or sale of property, plant and equipment. Any resulting gain or loss is included in “Cost of goods sold” or “Selling, general, and administrative expenses” on the Consolidated Statements of Operations.

Interest Capitalized—The Company capitalizes interest costs on major projects that require an extended period of time to complete. See Note 12 for additional information regarding capitalized interest.

See Note 8 for additional information regarding property, plant and equipment.

Mineral Leaseholds, Net

The Company is engaged in the acquisition, exploration and development of mineral properties. Mineral property acquisition costs are capitalized in accordance with ASC 805, Business Combinations (“ASC 805”) as tangible assets when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and anticipated exploration and development expenditures. Mineral leaseholds are depreciated over their useful lives as determined under the units of production method.

Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property through the commencement of production are capitalized.

See Note 9 for additional information regarding mineral leaseholds.

Intangible Assets, Net

Intangible assets are stated at cost less accumulated amortization. The Company amortizes intangibles on a straight-line basis over their estimated useful lives, which range from 5 to 20 years.

See Note 10 for further information related to the Company’s intangible assets.

Recoverability of Long-Lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets (property, plant and equipment, mineral leaseholds and intangible assets) whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, the Company assesses whether the projected undiscounted cash flows of its long-lived assets are sufficient to recover the existing unamortized cost of its long-lived assets. If the undiscounted projected cash flows are not sufficient, the Company calculates the impairment amount by discounting the projected cash flows using its weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Asset Retirement Obligations

To the extent a legal obligation exists, an asset retirement obligation (“ARO”) is recorded at its estimated fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. The Company’s consolidated financial statements classify accretion expense related to asset retirement obligations as a production cost, which is included in “Cost of goods sold” on the Consolidated Statements of Operations.

See Note 13 for additional information regarding asset retirement obligations.

Environmental Remediation and Other Contingencies

In accordance with ASC 450 Contingencies (“ASC 450”) and ASC 410, Asset Retirement and Environmental Obligations (“ASC 410”), the Company recognizes a loss and records an undiscounted liability when litigation has commenced or a claim or assessment has been asserted, or, based on available information, commencement of litigation or assertion of a claim or assessment is probable, and the associated costs can be reasonably estimated. Estimates of environmental liabilities, which include the cost of investigation and remediation, are based on a variety of factors, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, presently enacted laws and regulations as well as prior experience in remediation of contaminated sites. In future periods, a number of factors could change the Company’s estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration or relevant cleanup levels; revisions to the remedial design; unanticipated construction problems; identification of additional areas or volumes of contaminated soils and groundwater; the availability of information to estimate probable but previously inestimable obligations; and changes in costs of labor, equipment and technology.

To the extent costs of investigation and remediation have been incurred and are recoverable from federal, state, or other governmental agencies and have been incurred or are recoverable under certain insurance policies or from other parties and such recoveries are deemed probable, the Company records a receivable for the estimated amounts recoverable (undiscounted). Receivables are reflected on the Consolidated Balance Sheets in either “Accounts receivable” or as a component of “Other Long-Term Assets,” depending on the estimated timing of collection.

Self Insurance

The Company is self-insured for certain levels of general and vehicle liability, property, workers’ compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated fully developed settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results. The Company does not accrue for general or unspecific business risks.

Revenue Recognition

Revenue is recognized when risk of loss and title to the product is transferred to the customer. All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as net sales.

Cost of Goods Sold

Cost of goods sold includes the costs of purchasing, manufacturing and distributing products, including raw materials, energy, labor, depreciation and other production costs. Costs incurred by the Company for shipping and handling are reported in “Cost of goods sold” on the Consolidated Statements of Operations. Receiving, distribution, freight and warehousing costs are also included in “Cost of goods sold” on the Consolidated Statements of Operations.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs related to marketing, sales, agent commissions, research and development, legal and administrative functions such as human resources, information technology, investor relations, accounting, treasury, and tax compliance. Costs include expenses for salaries and benefits, travel and entertainment, promotional materials and professional fees.

Research and Development

Research and development costs were $9 million, $9 million, less than $1 million and $6 million for the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, respectively, and were expensed as incurred.

Pension and Postretirement Benefits

The Company provides pension and postretirement benefits for qualifying employees worldwide, which are accounted for in accordance with ASC 715, Compensation—Retirement Benefits (“ASC 715”). See Note 20 for additional information regarding pension and postretirement benefits.

Share-based Compensation

The Company accounts for its share-based compensation in accordance with ASC 718, Compensation-Share-Based Compensation (“ASC 718”).

Liability Restricted Share Awards—Certain restricted share awards have been classified as liability awards and were re-measured to fair value at each reporting date. The restricted share awards classified as liabilities contained only a service condition and had graded vesting provisions.

Equity Restricted Share Awards—The fair value of equity instruments is measured based on the average share price on the grant date and is recognized over the vesting period. The restricted share awards contain service, market and/or performance conditions. For awards containing only a service condition, the Company has elected to recognize compensation costs using the straight-line method over the requisite service period for the entire award. For awards containing a market condition, the fair value of the award is measured using the lattice model. For awards containing a performance condition, the fair value of the award is equal to the average share price but compensation expense is not recognized until the Company concludes that it is probable that the performance condition will be met. The Company reassesses the probability each quarter.

Options—The Black-Scholes option pricing model is utilized to measure the fair value of options. Options generally contain only service conditions and have graded vesting provisions. The Company has elected to recognize compensation costs using the straight-line method over the requisite service period for the entire award.

See Note 19 for additional information regarding employee share-based compensation.

Income Taxes

The Company accounts for taxes in accordance with ASC 740, Income Taxes (“ASC 740”). The Company has operations in several countries around the world and is subject to income and similar taxes in these countries. The estimation of the amounts of income taxes involves the interpretation of complex tax laws and regulations and how foreign taxes affect domestic taxes, as well as the analysis of the realizability of deferred tax assets, tax audit findings and uncertain tax positions. Although the Company believes its tax accruals are adequate, differences may occur in the future, depending on the resolution of pending and new tax matters.

Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided against a deferred tax asset when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets and reflects any changes in its estimates in the valuation allowance, with a corresponding adjustment to earnings or other comprehensive income (loss), as appropriate. ASC 740 requires that all available positive and negative evidence be weighted to determine whether a valuation allowance should be recorded.

The amount of income taxes the Company pays is subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. The Company’s estimate for the potential outcome for any uncertain tax issue is highly judgmental. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions for which it is more likely than not that a tax benefit will be sustained, the Company records the amount that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties are accrued as part of tax expense, where applicable. If the Company does not believe that it is more likely than not that a tax benefit will be sustained, no tax benefit is recognized.

See Note 17 for additional information regarding income taxes.

Fair value measurement

The Company accounts for its financial assets and liabilities in accordance with ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”). In measuring fair value on a recurring basis, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs, to the extent possible, and considers counterparty credit risk in its assessment of fair value.

The fair value hierarchy specified by ASC 820 is as follows:

•	Level 1—Quoted prices in active markets for identical assets and liabilities.

•

Level 2—Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable, short-term debt and other current liabilities approximate their fair value because of the short-term nature of these instruments. See Note 12 for information on the fair value of the Company’s long-term debt.

4. Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued ASU 2013-2, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires the presentation of the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, if the item is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The guidance is effective for fiscal years beginning after December 15, 2012. The adoption of this guidance is not expected to have a significant impact on the consolidated financial statements.

On January 1, 2012, the Company adopted the required guidance under ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”), which changed the presentation requirements of comprehensive income by increasing the prominence of items reported in other comprehensive income. The adoption of this guidance did not have a material impact on Tronox Incorporated’s consolidated financial statements. During 2011, the FASB issued ASU 2011-12, which deferred certain requirements of ASU 2011-05. The Company has not adopted such deferred requirements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”), which changes certain fair value measurement and disclosure requirements, clarifies the application of existing fair value measurement and disclosure requirements and provides consistency to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the consolidated financial statements.

5. Acquisition of the Mineral Sands Business

On September 25, 2011, Tronox Incorporated entered into the Transaction Agreement with Exxaro to acquire the mineral sands business. On June 15, 2012, the existing business of Tronox Incorporated was combined with the mineral sands business under Tronox Limited. The Transaction was completed in two principal steps. First, Tronox Incorporated became a subsidiary of Tronox Limited, with Tronox Incorporated shareholders receiving one Class A Share and $12.50 in cash (“Merger Consideration”) for each share of Tronox Incorporated common stock. Second, Tronox Limited issued 9,950,856 Class B Shares to Exxaro and one of its subsidiaries in consideration for the mineral sands business. Exxaro retained an approximate 26% ownership interest in the South African operations that are part of the mineral sands business in order to comply with the BEE legislation of South Africa. The ownership interest in the South African operations may be exchanged for Class B Shares under certain circumstances.

Prior to the Transaction Date, Tronox Incorporated and Exxaro Australia Sands Pty Ltd., a subsidiary of Exxaro, operated the Tiwest Joint Venture, which included a chloride process TiO2 plant located in Kwinana, Western Australia, a mining operation in Cooljarloo, Western Australia, and a mineral separation plant and a synthetic rutile processing facility, both in Chandala, Western Australia. As part of the Transaction, the Company acquired Exxaro Australia Sands Pty Ltd. and therefore Exxaro’s 50% interest in the Tiwest Joint Venture. As a result, as of the Transaction Date, Tronox Limited owns 100% of the operations formerly operated by the Tiwest Joint Venture.

Purchase price and fair value of assets acquired and liabilities assumed

The Company accounted for the Transaction under ASC 805, which requires recording assets and liabilities at fair value. Under the acquisition method of accounting, each tangible and separately identifiable intangible asset acquired and liabilities assumed were recorded based on their preliminary estimated fair values on the Transaction Date. Because the total consideration transferred was less than the fair value of the net assets acquired, the excess of the value of the net assets acquired over the fair value of consideration received was recorded as an initial bargain purchase gain of approximately $1,061 million during the second quarter of 2012. The initial valuations were derived from estimated fair value assessments and assumptions used by management, and were preliminary. Subsequent to the Transaction, the Company has made adjustments to its initial valuation, which reduced the gain on bargain purchase to $1,055 million. Further adjustments may result before the end of the measurement period, which ends in June 2013. The bargain purchase gain is not taxable for income tax purposes. See Note 17 for a discussion of the tax impact of the transaction.

	Valuation	Net Adjustments to Fair Value	As Adjusted
Consideration:
Number of Class B Shares(1)	9,950,856	—	9,950,856
Fair value of Class B Shares on the Transaction Date	$137.70	—	137.70

Fair value of equity issued(2)	$1,370	—	1,370
Cash paid	—	1	1
Noncontrolling interest(3)	291	(58)	233

	$1,661	$(57)	$1,604

	Valuation	Net Adjustments to Fair Value	As Adjusted
Fair Value of Assets Acquired and Liabilities Assumed:
Current Assets:
Cash	$115	$—	$115
Accounts receivable	199	(3)	196
Inventories	622	(69)	553
Prepaid and other assets	32	(12)	20

Total Current Assets	968	(84)	884
Property, plant and equipment, net(4)	1,012	(132)	880
Mineral leaseholds, net(5)	1,299	158	1,457
Intangibles, net(4)	—	12	12
Deferred tax asset	26	4	30
Other long-term assets	19	—	19

Total Assets	$3,324	$(42)	$3,282

	Valuation	Net Adjustments to Fair Value	As Adjusted
Current Liabilities:
Accounts payable	93	17	110
Accrued liabilities	25	—	25
Unfavorable contracts(6)	83	2	85
Short-term debt	76	(1)	75
Current deferred tax liability	28	(14)	14
Income taxes payable	2	—	2

Total Current Liabilities	307	4	311
Long-term debt	19	—	19
Deferred tax liability	212	(3)	209
Asset retirement obligations	57	—	57
Other	7	20	27

Total Liabilities	602	21	623

Net Assets	$2,722	$(63)	$2,659

Gain on Bargain Purchase(7)	$1,061	$(6)	$1,055

(1)	The number of Class B Shares issued in connection with the Transaction has not been restated to affect for the 5-for-1 share split as discussed in Note 15.
(2)

The fair value of the Class B shares issued was determined based the closing market price of Tronox Incorporated’s common shares on June 14, 2012, less a 15% discount for marketability due to a restriction that the shares cannot be sold for a period of at least three years following the Transaction Date.

(3)	The fair value of the noncontrolling interest is based upon a structured arrangement with Tronox Limited, which allows the ownership interest to be exchanged for approximately 1.45 million additional Class B shares until the earlier of the 10 year anniversary of the Transaction Date or the date when the South African Department of Mineral Resources determines that ownership is no longer required under the BEE legislation.
(4)	The fair value of property, plant and equipment and internal use software was determined using the cost approach, which estimates the replacement cost of each asset using current prices and labor costs, less estimates for physical, functional and technological obsolescence.
(5)	The fair value of mineral rights was determined using the Discounted Cash Flow (“DCF” ) method, which was based upon the present value of the estimated future cash flows for the expected life of the asset taking into account the relative risk of achieving those cash flows and the time value of money. Discount rates of 17% for South Africa and 15.5% for Australia were used taking into account the risks associated with such assets, as well as the economic and political environment where each asset is located.
(6)	The fair value of unfavorable contracts was determined by multiplying the committed tonnage in each contract by the difference between the committed price in the contract versus the estimated market price over the term of the contract.
(7)	In accordance with ASC 805-10-25-14, the measurement period for the Transaction ends in June 2013.

Mineral Sands Business Results of Operations

The following table includes net sales and income from operations on a segment basis attributable to the acquired mineral sands business since June 15, 2012. The results of the acquired mineral sands business are included in both the mineral sands segment and the pigment segment.

	Mineral	Pigment	Eliminations	Total
Net Sales	$489	$64	$(29)	$524
Income from Operations	$8	$(36)	$(2)	$(30)

Supplemental Pro forma financial information

The following unaudited pro forma information gives effect to the Transaction as if it had occurred on the first day of the first quarter of fiscal 2011 (January 1, 2011). The unaudited pro forma financial information reflects certain adjustments related to the acquisition, such as (1) converting the mineral sands business financial statements to U.S. GAAP, (2) conforming the mineral sands business accounting policies to those applied by Tronox Incorporated, (3) to record certain incremental expenses resulting from purchase accounting adjustments, such as incremental depreciation expense in connection with fair value adjustments to property, plant and equipment, (4) to eliminate intercompany transactions between Tronox Incorporated and the mineral sands business, (5) to record the effect on interest expense related to borrowings in connection with the transaction and (6) to record the related tax effects. The unaudited pro forma financial information also includes adjustments for certain non-recurring items as of the first day of the first quarter of fiscal 2011 (January 1, 2011) such as (1) the impact of transaction costs of approximately $95 million, (2) the impact of the adjusted bargain purchase gain of $1,055 million and (3) the impact of reorganization income arising from Tronox Incorporated’s emergence from bankruptcy in the one month ended January 31, 2011 of approximately $613 million. The unaudited pro forma financial information is for illustrative purposes only and should not be relied upon as being indicative of the historical results that would have been obtained if the Transaction had actually occurred on that date, nor the results of operations in the future.

In accordance with ASC 805, the supplemental pro forma results of operations for the years ended December 31, 2012 and 2011, as if the mineral sands business had been acquired on January 1, 2011, are as follows:

	Years Ended December 31,
	2012	2011
Net Sales	$2,120	$2,302
Income from Operations	$296	$407
Net Income	$239	$2,105
Net Income attributable to Tronox Limited Shareholders	$207	$2,051
Basic earnings per share attributable to Tronox Limited Shareholders	$1.70	$16.29
Diluted earnings per share attributable to Tronox Limited Shareholders	$1.67	$15.91

6. Accounts Receivable

Accounts receivable, net of allowance for doubtful accounts, consisted of the following:

	Successor
	December 31, 2012	December 31, 2011
Trade receivables	$371	$269
Related parties	—	7
Other	23	2

Total	394	278
Allowance for doubtful accounts	(3)	—

Net	$391	$278

The Company’s liquidity is concentrated in trade receivables that arise from sales of TiO2 and titanium feedstock to customers in the TiO2 industry. The industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its customers may be similarly affected by changes in economic, industry or other conditions. The Company performs ongoing credit evaluations of its customers, and uses credit risk insurance policies from time to time, as deemed appropriate, to mitigate credit risk, but generally does not require collateral. The Company maintains allowances for potential credit losses based on historical experience. For the year ended December 31, 2012, the Company’s ten largest TiO2 customers represented approximately 46% of its total TiO2 net sales; however, no single customer accounted for more than 10% of total net sales.

7. Inventories

Inventories at December 31, 2012 and 2011 were as follows:

	Successor
	December 31, 2012	December 31, 2011
Raw materials	$221	$124
Work-in-process	99	9
Finished goods(1)	477	130
Materials and supplies, net(2)	117	48

Total(3)	$914	$311

(1)	Includes inventory on consignment to others of approximately $42 million and $12 million at December 31, 2012 and 2011, respectively.
(2)	Materials and supplies consist of processing chemicals, maintenance supplies and spare parts, which will be consumed directly and indirectly in the production of the Company’s products.
(3)	The fair value of inventory from the acquired mineral sands business in the Transaction was $553 million.

8. Property, Plant and Equipment

	Successor
	December 31, 2012	December 31, 2011
Land and land improvements	$80	$51
Buildings	194	45
Machinery and equipment	1,158	405
Construction-in-progress	153	49
Furniture and fixtures	7	4
Other	6	3

Total	1,598	557
Less accumulated depreciation and amortization	(175)	(53)

Net	$1,423	$504

Depreciation expense related to property, plant and equipment for the year ended December 31, 2012, the eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010 was $127 million, $53 million, $4 million and $49 million, respectively.

9. Mineral Leaseholds

	Successor
	December 31, 2012	December 31, 2011
Mineral leaseholds	$1,502	$42
Less accumulated depletion	(63)	(4)

Net	$1,439	$38

Depletion expense related to mineral leaseholds for the year ended December 31, 2012, the eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010 was $59 million, $4 million, less than $1 million and $1 million, respectively.

10. Intangible Assets

The gross cost and accumulated amortization of intangible assets, by major intangible asset category, were as follows:

	Successor
	December 31, 2012
	Gross Cost	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294	$(39)	$255
TiO2 technology	32	(3)	29
Internal-use software(1)	38	(2)	36
In-process research and development	5	(2)	3
Trade names	3	(1)	2
Other	1	—	1

Total	$373	$(47)	$326

(1)	In connection with the Transaction, the Company acquired internal-use software, which was valued at $12 million on the Transaction Date. See Note 5.

	Successor
	December 31, 2011
	Gross Cost	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294	$(19)	$275
TiO2 technology	32	(2)	30
Internal-use software	12	—	12
In-process research and development	5	(1)	4
Trade names	3	—	3
Other	1	—	1

Total	$347	$(22)	$325

Internal-use software relates to internal and external costs incurred during the development stage, which were being capitalized during 2011 and 2012. During 2012, the Company began amortizing such costs. Amortization expense related to intangible assets for the year ended December 31, 2012, the eleven months ended December 31, 2011, the one month ended January 31, 2011 and year ended December 31, 2010 was $25 million, $22 million, $0 and $0, respectively.

Estimated future amortization expense related to intangible assets is as follows:

Total Amortization
2013	$27
2014	27
2015	27
2016	25
2017	25
Thereafter	195

Total	$326

11. Accrued Liabilities

	Successor
	December 31, 2012	December 31, 2011
Unfavorable sales contracts(1)	$64	$—
Taxes other than income taxes(2)	58	5
Employee-related costs and benefits	45	27
Interest	22	1
Sales rebates	13	8
Other	7	5

Total	$209	$46

(1)	In connection with the Transaction, the Company acquired sales contracts at unfavorable market terms, which were valued at $85 million on the Transaction Date. See Note 5.
(2)	Includes transfer taxes incurred as a result of the Transaction and recorded in selling, general and administrative expenses on the Consolidated Statements of Operations.

12. Debt

Short-term Debt

	Successor
	December 31, 2012	December 31, 2011
UBS Revolver(1)	$—	$—
ABSA Revolver(2)	30	—
Wells Revolver(3)	—	—

Short-term debt	$30	$—

(1)	Average effective interest rate of 3.9% in 2012.
(2)	Average effective interest rate of 8.5% in 2012.
(3)	Average effective interest rate of 4.7% in 2011 and 5.25% in 2012.

UBS Revolver

On June 18, 2012, in connection with the closing of the Transaction, the Company entered into a global senior secured asset-based syndicated revolving credit agreement with UBS AG (the “UBS Revolver”) with a maturity date of the fifth anniversary of the closing date. The UBS Revolver provides the Company with a committed source of capital with a principal borrowing amount of up to $300 million, subject to a borrowing base. The borrowing base is related to certain eligible inventory and accounts receivable held by the Company’s U.S., Australia and Netherlands subsidiaries. Obligations under the UBS Revolver are secured by a first priority lien on substantially all of the Company’s existing, and future deposit accounts, inventory and account receivables and certain related assets, excluding those held by its South African subsidiaries, Netherland’s subsidiaries and Bahamian subsidiary, and a second priority lien on all of the Company’s other assets, including capital shares which serve as security under the Term Facility (as defined below). At December 31, 2012, the Company’s borrowing base was $221 million.

The UBS Revolver bears interest at the Company’s option at either (i) the greater of (a) the lenders’ prime rate, (b) the Federal funds effective rate plus 0.50% and (c) the adjusted LIBOR rate for a one-month period plus 1% or (ii) the adjusted LIBOR rate, in each case plus the applicable margin. The applicable margin ranges from 1.5% to 2% for borrowings at the adjusted LIBOR rate, and from 0.5% to 1% for borrowings at the alternate base rate, based upon the average daily borrowing availability. For the first six months following the closing date, the applicable margins shall be deemed to be 1.75% for borrowings at the adjusted LIBOR rate and 0.75% for borrowings at the alternate base rate. In connection with obtaining the UBS Revolver, the Company incurred debt issuance costs of approximately $7 million. During the year ended December 31, 2012, amortization expense amounted to $1 million. During 2012, the Company borrowed $30 million against the UBS Revolver, which was repaid during 2012.

ABSA Revolving Credit Facility

In connection with the Transaction, the Company entered into a R900 million (approximately $106 million as of December 31, 2012) revolving credit facility with ABSA Bank Limited acting through its ABSA Capital Division (the “ABSA Revolver”) with a maturity date of June 14, 2017. During 2012, the Company had borrowings of R450 million (approximately $54 million) and repayments of R200 million (approximately $24 million). As of December 31, 2012, the Company had drawn down R250 million (approximately $30 million) on the ABSA Revolver.

The ABSA Revolver bears interest at (i) the base rate (defined as one month JIBAR, which is the mid-market rate for deposits in South African Rand for a period equal to the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption YLD) as of 11h00 Johannesburg time on the first day of the applicable period, plus (ii) the Margin, which is 3.5%. In connection with obtaining the ABSA Revolver, the Company incurred debt issuance costs of $1 million. During the year ended December 31, 2012, amortization expense amounted to less than $1 million.

Wells Revolver

On February 14, 2011, Tronox Incorporated entered into a $125 million senior secured asset-based revolving credit agreement with Wells Fargo Capital Finance, LLC (the “Wells Revolver”). The Wells Revolver had a maturity date of February 14, 2015. The Wells Revolver provided the Company with a committed source of capital with a principal borrowing amount of up to $125 million subject to a borrowing base. Borrowing availability under the Wells Revolver was subject to a borrowing base, which was related to certain eligible inventory and receivables held by the Company’s U.S. subsidiaries. On February 8, 2012, the Company amended the Wells Revolver to facilitate the Transaction while keeping the revolver in force. In connection with refinancing the Wells Revolver, the Company wrote off deferred financing fees of $4 million. On June 18, 2012, the Company refinanced the Wells Revolver with the UBS Revolver.

During 2012, the Company borrowed $30 million against the Wells Revolver, which was repaid with borrowings under the UBS Revolver. During 2011, to facilitate its exit from bankruptcy and help pay for the buy-in of its 50% share of the Kwinana facility in Western, Australia TiO2 expansion, the Company borrowed $39 million against the Wells Revolver, which by December 31, 2011, was fully repaid using cash generated from operations.

Debt acquired in the Transaction

In connection with the Transaction, the Company acquired short-term debt of $75 million (see Note 5), which was repaid during 2012.

Long-Term Debt

	Initial Principal Amount	Maturity Date	Successor
			December 31, 2012	December 31, 2011
Senior Notes	$900	8/15/20	$900	$—
Term Facility(1)	$700	2/8/18	691	—
Exit Financing Facility(2)	$425	10/21/15	—	421
Co-generation Unit Financing Arrangement	$16	2/1/16	10	6
Lease financing			14	—

Total debt			1,615	427
Less: Long-term debt due in one year			(10)	(6)

Long-term debt			$1,605	$421

(1)	Average effective interest rate of 5% in 2012.
(2)	Average effective interest rate of 7.1% and 7.2% in 2012 and 2011, respectively.

The Company’s debt is recorded at historical amounts. At December 31, 2012 the fair value of the Senior Notes (as defined below) and the Term Facility (as defined below) was $910 million and $709 million, respectively. The Company determined the fair value of both the Senior Notes and the Term Facility using the Bloomberg market price as of December 31, 2012. At December 31, 2011, the total carrying value of long-term debt approximated its fair value due to the variable interest rates and frequent repricing of such instruments. The fair value hierarchy for long-term debt is a Level 2 input.

At December 31, 2012, the scheduled maturities of the Company’s long-term debt were as follows:

Total Debt
2013(1)	$11
2014	10
2015	10
2016	8
2017	7
Thereafter	1,575

Total	1,621
Remaining accretion associated with the Term facility	(6)

Total debt	$1,615

(1)	Includes $1 million of remaining accretion associated with the Term Facility, which was issued net of an original issue discount of $7 million (see Term Facility discussion below).

Senior Notes

On August 20, 2012, Tronox Limited’s wholly-owned subsidiary, Tronox Finance LLC, issued $900 million aggregate principal amount of 6.375% senior notes due 2020 (the “Senior Notes”). The Senior Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Senior Notes bear interest semiannually at a rate equal to 6.375% and were sold at par value. The Senior Notes are fully and unconditionally guaranteed on a senior, unsecured basis by Tronox Limited and certain of its subsidiaries. The Senior Notes are redeemable at any time at the Company’s discretion. The Senior Notes and related guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Approximately $326 million of the proceeds from the Senior Notes were used for returns of shareholder capital, in the form of share buybacks. The remainder of the proceeds have been or will be used for general corporate purposes, and, are subject to required approvals, may also be used for further returns of capital to shareholders from time to time (including by way of dividend).

The Company recorded debt issuance fees of $18 million, which are being amortized over the life of the debt, and are included in “Other long-term assets” on the Consolidated Balance Sheets. During the year ended December 31, 2012, amortization expense amounted to $1 million.

Term Facility

	Successor
	December 31, 2012	December 31, 2011
Term Facility	$697	$—
Discount	(6)	—

Term Facility, net	$691	$—

On February 8, 2012, Tronox Incorporated’s wholly-owned subsidiary, Tronox Pigments (Netherlands) B.V., entered into a term loan facility with Goldman Sachs Bank USA comprised of a $550 million Senior Secured Term Loan and a $150 million Senior Secured Delayed Draw Term Loan (together, the “Term Facility”). The Term Facility has a maturity date of February 8, 2018. The Term Facility was issued net of an original issue discount of $7 million, or 1% of the initial principal amount, which is being amortized over the life of the Term Facility. On June 14, 2012, in connection with the closing of the Transaction, Tronox Pigments (Netherlands) B.V. drew down the $150 million Senior Secured Delayed Draw Term. During the year ended December 31, 2012, the Company made principal repayments of approximately $3 million.

The Term Facility bears interest at a base rate plus a margin of 2.25% or adjusted Eurodollar rate plus a margin of 3.25% (in each case with a possible 0.25% increase or decrease based on the Company’s public credit rating). The base rate is defined as the greater of (i) the prime lending rate as quoted in the print edition of The Wall Street Journal, (ii) the Federal funds rate plus 0.5%, or (iii) 2%.

The Term Facility is secured by a first priority lien on substantially all of the Company’s and the subsidiary guarantors’ existing and future property and assets. This includes, upon the consummation of the Transaction, certain assets acquired in the Transaction. The terms of the Term Facility provide for customary representations and warranties, affirmative and negative covenants and events of default. The terms of the covenants, subject to certain exceptions, restrict, among other things: (i) debt incurrence; (ii) lien incurrence; (iii) investments, dividends and distributions; (iv) dispositions of assets and subsidiary interests; (v) acquisitions; (vi) sale and leaseback transactions; and (vii) transactions with affiliates and shareholders.

In connection with obtaining the Term Facility, Tronox Incorporated incurred debt issuance costs of $17 million, of which $5 million was paid in 2011 and $12 million was paid in 2012. Such costs are recorded in “Other long-term assets” on the Consolidated Balance Sheets, and are being amortized through the maturity date. During the year ended December 31, 2012, amortization expense amounted to $3 million.

Exit Financing Facility

On February 14, 2011, Tronox Incorporated’s senior secured super-priority DIP and Exit Credit Agreement with Goldman Sachs Lending Partners, in accordance with its terms, converted into a $425 million exit facility with a maturity date of October 21, 2015 (the “Exit Financing Facility”). The Exit Financing Facility bore interest at the greater of a base rate plus a margin of 4% or adjusted Eurodollar rate plus a margin of 5%. The base rate was defined as the greater of (i) the prime lending rate as quoted in the print edition of The Wall Street Journal, (ii) the Federal Funds Rate plus 0.5%, or (iii) 3%. The adjusted Eurodollar rate is defined as the greater of (i) the LIBOR rate in effect at the beginning of the interest period, or (ii) 2%. Interest was payable quarterly or, if the adjusted Eurodollar rate applied, it was payable on the last day of each interest period. On February 8, 2012, Tronox Incorporated refinanced the Exit Facility with the Term Facility, as discussed above. In connection with the refinancing, the Company repaid $421 million.

Co-generation Unit Financing Arrangement

In March 2011, the Tiwest Joint Venture acquired a steam and electricity gas fired co-generation plant, adjacent to its Kwinana pigment plant, through a five year financing arrangement. Tronox Western Australia Pty Ltd, the Company’s wholly-owned subsidiary, owned a 50% undivided interest in the co-generation plant through the Tiwest Joint Venture. In order to finance its share of the asset purchase, Tronox Incorporated incurred debt totaling $8 million. In connection with the Transaction, the Company acquired the remaining 50% undivided interest in the co-generation plant from Exxaro, along with its debt of $6 million. Under the financing arrangement, monthly payments are required and interest accrues on the outstanding balance at the rate of 6.5% per annum. During the year ended December 31, 2012, the Company made principal repayments of approximately $2 million.

Lease Financing

In connection with the Transaction, the Company acquired capital lease obligations in South Africa, which are payable through 2032 at a weighted average interest rate of approximately 17%. At December 31, 2012, such obligations had a net book value of assets recorded under capital leases aggregating $9 million. During 2012, the Company made payments of less than $1 million.

Financial Covenants

At December 31, 2012, the Company had financial covenants in the UBS Revolver, the ABSA Revolver and the Term Facility.

The terms of the UBS Revolver provide for customary representations and warranties, affirmative and negative covenants and events of default. The terms of the covenants, subject to certain exceptions, restrict, among other things: (i) debt incurrence; (ii) lien incurrence; (iii) investments, dividends and distributions; (iv) dispositions of assets and subsidiary interests; (v) acquisitions; (vi) sale and leaseback transactions; and (vii) transactions with affiliates and shareholders. The UBS Revolver requires the Company to maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1 to 1 calculated on a quarterly basis only if excess availability on the UBS Revolver is less than the greater of (A) $20 million and (B) 10% of the lesser of (x) the aggregate commitments in effect at such time and (y) the borrowing base at such time. If the Company is required to maintain the Consolidated Fixed Charge Coverage Ratio then it will be required to maintain such ratio until, during the preceding 60 consecutive days, borrowing availability would have been at all times greater than the greater of (i) $20 million and (ii) 10% of the aggregate commitments in effect at such time.

The ABSA Revolver requires the ratio of (i) South African Consolidated EBITDA, as defined in the agreement, to South African Net Interest Expense shall not be less than 5:1 and (ii) South African Consolidated Net Debt to South African Consolidated EBITDA, as defined in the agreement, shall be less than 2:1.

The Term Facility requires that a leverage ratio, as defined in the agreement, not exceed, as of the last day of any fiscal quarter, the correlative ratio as follows:

Fiscal Quarter Ending	Total Leverage Ratio
December 31, 2012 through December 31, 2015	3:1
March 31, 2016 and thereafter	2.25:1

The Term Facility and the UBS Revolver are subject to an intercreditor agreement pursuant to which the lenders’ respective rights and interests in the security are set forth. The Company was in compliance with its financial covenants at December 31, 2012.

The Company’s has pledged the majority of our U.S. assets and certain assets of its non-U.S. subsidiaries in support of our outstanding debt.

Interest Expense

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Interest expense(1)	$53	$29	$3	$40
Amortization of deferred debt issuance costs and discount on debt	10	1	—	9
Other	4	1	—	1
Capitalized interest	(2)	(1)	—	—

Interest and debt expense	$65	$30	$3	$50

(1)	For the one month ended January 31, 2011, interest expense excludes $3 million, which would have been payable under the terms of the Company’s $350 million 9.5% senior unsecured notes.

13. Asset Retirement Obligations

To the extent a legal obligation exists, an ARO is recorded at its estimated fair value and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at Tronox’s credit-adjusted risk-free interest rate. The Company’s consolidated financial statements classify accretion expense related to asset retirement obligations as a production cost, which is included in “Cost of goods sold” on the Consolidated Statements of Operations.

The Company’s AROs are as follows:

•	the KZN mine and the Namakwa Sands mine, both in South Africa, to restore the areas that have been disturbed as required under the mining leases;

•	decommissioning on wet and dry separation plants and smelting operations in South Africa;

•	mine closure and rehabilitation costs in Western Australia to restore the area that has been disturbed, as required under the mining lease;

•	plant closure and exit costs associated with certain industrial sites in Western Australia, whereby the Company is required to return the sites to their original states under licensing conditions;

•	plant closure and exit costs associated with the Botlek, the Netherlands facility, whereby the Company is required to return the site back to its original state at the end of its long-term lease; and

•

landfill closure costs at the Hamilton, Mississippi facility to address one-time closure costs (cap with liner and cover with soil) and annual monitoring costs of the closed landfill under applicable state environmental laws in Mississippi.

A summary of the changes in the AROs during the year ended December 31, 2012 is as follows:

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011
Beginning balance	$30	$29	$19
Additions	7	—	—
Accretion expense	5	2	—
Changes in estimates, including cost and timing of cash flows	9	1	—
Settlements/payments	(1)	(2)	—
AROs acquired in the acquisition of the mineral sands business	58	—	—
Fresh-start adjustments	—	—	10

Ending balance	$108	$30	$29

Current portion included in accrued liabilities	$2	$1	$1

Noncurrent portion	$106	$29	$28

A summary of the AROs is included in the table below:

Australia	$62
South Africa	34
Botlek	11
Hamilton	1

Total AROs	$108

Environmental Rehabilitation Trust

The Company has established an environmental rehabilitation trust in respect of the prospecting and mining operations in South Africa in accordance with applicable regulations. The trustees of the fund are appointed by the Company and consist of sufficiently qualified Tronox Limited employees capable of fulfilling their fiduciary duties. The environmental rehabilitation trust received, holds, and invests funds for the rehabilitation or management of negative environmental impacts associated with mining and exploration activities. The contributions are aimed at providing sufficient funds at date of estimated closure of mining activities to address the rehabilitation and environmental impacts. Funds accumulated for a specific mine or exploration project can only be utilized for the rehabilitation and environmental impacts of that specific mine or project. Currently, the funds are invested in highly liquid, short-term instruments; however, the investment growth strategy has not been finalized. If a mine or exploration project withdraws from the fund for whatever valid reason, the funds accumulated for such mine or exploration project are transferred to a similar fund approved by management. At December 31, 2012, the environmental rehabilitation trust assets were $20 million, which were recorded in “Other long-term assets” on the Consolidated Balance Sheets.

14. Commitments and Contingencies

Leases—At December 31, 2012, minimum rental commitments, primarily for buildings, land, equipment and railcars under non-cancellable operating leases was $29 million for 2013, $27 million for 2014, $25 million for 2015, $23 million for 2016, $23 million for 2017 and $157 million thereafter. Total rental expense related to operating leases was $8 million, $12 million, $1 million and $15 million, respectively, for the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010. Future minimum lease payments under capital leases at December 31, 2012 were not significant. See Note 12.

Purchase Commitments—At December 31, 2012, purchase commitments were $344 million for 2013, $318 million for 2014, $257 million for 2015, $7 million for 2016, $7 million for 2017 and $58 million thereafter.

Letters of Credit—At December 31, 2012, the Company had outstanding letters of credit, bank guarantees and performance bonds of approximately $55 million, of which $29 million in letters of credit were issued under the UBS Revolver.

Environmental Contingencies—In accordance with ASC 450, the Company recognizes a loss and records an undiscounted liability when litigation has commenced or a claim or an assessment has been asserted or, based on available information, commencement of litigation or assertion of a claim or assessment is probable, and the associated costs can be estimated. It is not possible for the Company to reliably estimate the amount and timing of all future expenditures related to environmental matters because, among other reasons, environmental laws and regulations, as well as enforcement policies and clean up levels, are continually changing, and the outcome of court proceedings, alternative dispute resolution proceedings (including mediation) and discussions with regulatory agencies are inherently uncertain.

The Company believes that it has reserved adequately for the probable and reasonably estimable costs of known contingencies. There is no environmental litigation, claim or assessment that has been asserted nor is there any probability of an assessment or a claim for which the Company has not recorded a liability. However, additions to the reserves may be required as additional information is obtained that enables the Company to better estimate its liabilities. The Company cannot reliably estimate the amount of future additions to the reserves at this time. In certain situations, reserves may be probable but not estimable. Additionally, sites may be identified in the future where the Company could have potential liability for environmental related matters. If a site is identified, the Company will evaluate to determine what reserve, if any, should be established.

Legal—The Western Australia Office of State Revenue (the “OSR”) continues to review their technical position on the imposition of stamp duty on the transfer of Tronox Incorporated’s shares related to Kerr-McGee’s restructuring in 2002 and from the share transfer related to the spinoff of Tronox Incorporated from Kerr-McGee in 2005. On January 17, 2012, the OSR contacted the Company seeking additional information related to the 2005 spinoff. In addition, the OSR informed the Company that it has made a preliminary determination that the Company was land rich at the time of the 2002 share transfers and, as a result, the Company may be liable for stamp duty and penalties arising from that share transfer. The OSR has not made an assessment at this time and continues discussions with the Company and its legal advisors. The Company has accrued stamp duty on the 2002 transaction in the amount of $3 million based upon its position that the Company was not land rich at the time of the share transfers. The Company intends to exercise all of its legal and administrative remedies in the event that the OSR makes an assessment based upon its claim that it is land rich.

During 2011, the outstanding legal disputes between the Company and RTI Hamilton, Inc dating back to 2008 came to a close with the parties reaching an agreement in principle. The agreement reflects a compromise and settlement of disputed claims in complete accord and satisfaction thereof. RTI Hamilton paid Tronox the sum of $11 million, of which $1 million constituted payment for capital costs incurred by the Company in relation to the agreement, plus interest.

Other Matters—From time to time, the Company may be party to a number of legal and administrative proceedings involving environmental and/or other matters in various courts or agencies. These proceedings, individually and in the aggregate, may have a material adverse effect on the Company. These proceedings may be associated with facilities currently or previously owned, operated or used by the Company and/or its predecessors, some of which may include claims for personal injuries, property damages, cleanup costs and other environmental matters. Current and former operations of the Company may also involve management of regulated materials, which are subject to various environmental laws and regulations including the

Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”) or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which the Company operates.

15. Shareholders’ Equity

Share split Declared

On June 26, 2012, the Board approved a 5-to-1 share split for holders of its Class A Shares and Class B Shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class. As a result of the share split, the Company recorded an increase to Class A and Class B Shares of $1 million with corresponding decreases to “Retained earnings” on the Consolidated Balance Sheets.

Outstanding Shares

The changes in outstanding and treasury shares for the year ended December 31, 2012 were as follows:

Tronox Limited Class A Shares outstanding:
Balance at December 31, 2011	—
Shares issued in connection with the Transaction(1)	76,644,650
Shares issued for share-based compensation	24,620
Shares issued for warrants exercised	9,353
Shares purchased by the T-Bucks Trust(2)	(548,234)
Class A Shares purchased by Exxaro, and converted to Class B Shares	(1,400,000)
Shares repurchased/cancelled(3)	(12,626,400)

Balance at December 31, 2012	62,103,989

Tronox Limited Class B Shares outstanding:
Balance at December 31, 2011	—
Shares issued in connection with the Transaction	49,754,280
Class A Shares purchased by Exxaro, and converted to Class B Shares	1,400,000

Balance at December 31, 2012	51,154,280

Tronox Incorporated shares outstanding:
Balance at December 31, 2011	75,383,455
Shares issued for share-based compensation	570,785
Shares issued for warrants exercised	690,385
Shares issued for claims	25
Shares exchanged in connection with the Transaction(1)	(76,644,650)

Balance at December 31, 2012	—

Tronox Incorporated shares held as treasury:
Balance at December 31, 2011	472,565
Shares issued for share-based compensation	239,360
Shares cancelled in connection with the Transaction(1)	(711,925)

Balance at December 31, 2012	—

(1)	Shares issued in connection with the Transaction have been adjusted for the 5-for-1 share split. On the Transaction Date, the Company issued 15,328,930 Class A Shares and 9,950,856 Class B Shares.
(2)	During the third quarter of 2012, the Company created the T-Bucks Employee Participation Plan for the benefit of certain employees in South Africa. See Note 19 for additional information.
(3)

In accordance with Australian law, the Company is not permitted to hold shares of its own ordinary shares. As such, all Class A Shares that were repurchased by the Company have been cancelled. Additionally, all shares of Tronox Incorporated common stock that were held by Tronox Incorporated on the Transaction date were cancelled in connection with the Transaction. The number of Class A Shares repurchased has been adjusted for the 5-for-1 share split.

Warrants

As part of its emergence from bankruptcy, Tronox Incorporated issued to existing holders of its equity, warrants in two tranches, Series A warrants and Series B warrants (collectively, the “Tronox Incorporated Warrants”), to purchase up to an aggregate of 1,216,216 shares, or 7.5%, Tronox Incorporated’s shares. In connection with the Transaction, and pursuant to the terms of the Tronox Incorporated Warrant Agreement, Tronox Limited entered into an amended and restated warrant agreement, dated as of the Transaction Date, whereby the holders of the Tronox Limited Warrants are entitled to purchase one Class A Share and receive $12.50 in cash at the initial exercise prices of $62.13 for each Series A Warrant (the “Series A Warrants”) and $68.56 for each Series B Warrant (the “Series B Warrants,” collectively with the Series A Warrants, the “Warrants”). On the Transaction Date, there were 841,302 Warrants outstanding. The Warrants have a seven-year term from the date initially issued and will expire on February 14, 2018. A holder may exercise the Warrants by paying the applicable exercise price in cash or on a cashless basis. The Warrants are freely transferable by the holder thereof.

In connection with the share split, holders of the Warrants are entitled to purchase five Class A Shares and receive $12.50 in cash at the initial exercise prices of $62.13 for each Series A Warrant and $68.56 for each Series B Warrant. As of December 31, 2012 there were 364,817 Series A Warrants and 474,421 Series B Warrants outstanding.

Share Repurchases

On June 26, 2012, the Board authorized the repurchase of 10% of Tronox Limited voting securities in open market transactions. During 2012, the Company repurchased 12,626,400 Class A Shares, affected for the 5-for-1 share split, at an average price of $25.84 per share, inclusive of commissions, for a total cost of $326 million. Repurchased shares were subsequently cancelled in accordance with Australian law. On September 27, 2012, the Company announced the successful completion of its share repurchase program.

Exxaro Share Purchases

The Company’s constitution provides that, subject to certain exceptions, when Exxaro acquires a Class A Share, it automatically converts to a Class B Share. As such, Exxaro generally will not hold Class A Shares. During October 2012, Exxaro purchased 1,400,000 Class A Shares in market purchases, which converted to Class B Shares.

Dividends Declared

On November 8, 2012, the Board declared a quarterly dividend of $0.25 per share to holders of Class A Shares and Class B Shares, totaling approximately $29 million. On June 26, 2012, the Board declared a quarterly dividend of $0.25 per share to holders of Class A Shares and Class B Shares, totaling $32 million.

Tronox Incorporated Common Shares

On August 6, 2012, Tronox Limited and Tronox Incorporated filed post-effective amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-181842) declared effective by the SEC on July 11, 2012 (the “Form S-1”) to deregister the Tronox Incorporated Class A common shares and exchangeable shares which were not issued on the date of the Transaction.

16. Noncontrolling Interest

In connection with the Transaction, Exxaro and its subsidiaries retained a 26% ownership interest in each of Tronox KZN Sands Pty Ltd and Tronox Mineral Sands Pty Ltd in order to comply with the ownership requirements of the BEE legislation in South Africa. Exxaro is entitled to exchange this interest for approximately 3.2% in additional Class B Shares under certain circumstances (i.e., the earlier of the termination of the Empowerment Period or the tenth anniversary of completion of the Transaction).

A reconciliation of the beginning and ending balances of noncontrolling interest on the Company’s Consolidated Balance Sheets is presented below.

Balance at January 1, 2012	$—
Fair value of noncontrolling interest on the Transaction Date	233
Net loss attributable to noncontrolling interest	(1)
Effect of exchange rate changes	1

Balance at December 31, 2012	$233

17. Income Taxes

The Company’s operations are conducted through its various subsidiaries in a number of countries throughout the world. The Company has provided for income taxes based upon the tax laws and rates in the countries in which operations are conducted and income is earned. For the year ended December 31, 2012, Tronox Limited is the public parent registered under the laws of the State of Western Australia. For the year ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, Tronox Incorporated was the public parent, a Delaware corporation, registered in the United States. Income (loss) from continuing operations before income taxes is comprised of the following:

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Australia	$1,019	$70	$107	$2
United States	10	120	497	(10)
Other	(21)	72	28	15

Total	$1,008	$262	$632	$7

The income tax benefit (provision) from continuing operations is summarized below:

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Australian:
Current	$(28)	$(1)	$—	$(6)
Deferred	124	(4)	(1)	5
U.S. Federal & State:
Current	(9)	—	—	—
Deferred	—	—	—	—
Other:
Current	—	(14)	—	(1)
Deferred	38	(1)	—	—

Total benefit(provision) from continuing operations	$125	$(20)	$(1)	$(2)

In the following table, the applicable statutory income tax rates are reconciled to the Company’s effective income tax rates for “Income (Loss) from Continuing Operations” as reflected in the Consolidated Statements of Operations.

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Statutory tax rate	30%	35%	35%	35%
Increases (decreases) resulting from:
Tax rate differences	(6)	(5)	—	93
Foreign exchange	—	—	—	39
Disallowable expenditures	(1)	7	—	166
Foreign interest disallowance	—	2	—	61
Gain on bargain purchase (net of tax)	(31)	—	—	—
Resetting of tax basis to market value	(7)	—	—	—
Permanent adjustment for fresh start (net of tax)	—	—	(29)	—
Prior year accruals	—	(1)	—	23
Change in uncertain tax positions	—	(6)	—	54
U.S. state income taxes	—	2	—	(15)
Valuation allowances	(1)	(25)	(1)	(427)
Withholding taxes	2	—	—	—
Other, net	2	(1)	(5)	1

Effective tax rate	(12%)	8%	0%	30%

The application of business combination accounting on June 15, 2012, resulted in the remeasurement of deferred income taxes associated with recording the assets and liabilities of the acquired entities at fair value pursuant to ASC 805. As a result, deferred income taxes of $185 million were recorded in accordance with ASC 740.

Additionally, certain subsidiaries of the Company re-domiciled in Australia subsequent to the Transaction. Because the Australian tax laws provide for a resetting of the tax basis of the business assets to market value, the Company recorded a tax benefit related to this market value basis adjustment. The overall tax benefit from this basis adjustment increase was partially offset by a valuation allowance. Because this basis change did not pertain to an entity acquired in the Transaction, this net tax benefit was recorded through tax expense and did not impact the Company’s gain on bargain purchase.

The application of fresh-start accounting on January 31, 2011, resulted in the re-measurement of deferred income tax liabilities associated with the revaluation of Tronox Incorporated and subsidiaries’ assets and liabilities pursuant to ASC 852. As a result, deferred income taxes were recorded at amounts determined in accordance with ASC 740 of $12 million as part of reorganization income. Additionally, during 2011, Tronox Incorporated released valuation allowances against certain of its deferred tax assets in the Netherlands and Australia resulting from this re-measurement.

For U.S. federal income tax purposes, typically the amount of cancellation of debt income (“CODI”) recognized, and accordingly the amount of tax attributes that may be reduced, depends in part on the fair market value of non-cash consideration given to creditors. On Tronox Incorporated’s date of emergence, the fair market value of non-cash consideration given was such that the creditors received consideration in excess of their claims. For this reason, Tronox Incorporated did not recognize any CODI and retained all of its U.S. tax attributes. In addition, Tronox Incorporated reflected a tax deduction for the premium paid to the creditors of $1,130 million. This deduction will increase the Company’s net operating losses (“NOL’s”) in the United States and in various states where the Company has filing requirements. The resulting federal tax benefit of $395 million and the estimated corresponding state tax benefit of $51 million, net of the deferred federal effect, have been fully offset by a valuation allowance in accordance with ASC 740, after considering all available positive and negative evidence. Because the financial offset for the consideration given to creditors was recorded through equity, neither the tax benefits nor the offsetting valuation allowance impacts were shown in the effective tax rate calculations. Instead, the excess tax benefit, which netted to zero with the valuation allowance, was reflected as an equity adjustment.

The Company does not believe an ownership change occurred as a result of the Transaction. Upon the Company’s emergence from bankruptcy in the period ended January 31, 2011 the Company experienced an ownership change resulting in a limitation under IRC Sections 382 and 383 related to its U.S. NOL’s generated prior to emergence from bankruptcy. The Company does not expect that the application of these limitations will have any material affect upon its U.S. federal or state income tax liabilities.

Net deferred tax assets (liabilities) at December 31, 2012 and 2011 were comprised of the following:

	Successor
	December 31, 2012	December 31, 2011
Deferred tax assets:
Net operating loss and other carryforwards	$664	$495
Property, plant and equipment	197	6
Reserves for environmental remediation and restoration	31	6
Obligations for pension and other employee benefits	79	57
Investments	31	34
Grantor trusts	109	123
Inventory	2	4
Interest	24	—
Other accrued liabilities	50	16
Long-term notes payable	52	—
Unrealized foreign exchange losses	10	1
Other	8	1

Total deferred tax assets	1,257	743
Valuation allowance associated with deferred tax assets	(753)	(561)

Net deferred tax assets	504	182

Deferred tax liabilities:
Property, plant and equipment	(386)	(67)
Intangibles	(110)	(118)
Inventory	(22)	(1)
Other	(8)	(2)

Total deferred tax liabilities	(526)	(188)

Net deferred tax asset (liability)	$(22)	$(6)

Balance sheet classifications:
Deferred tax assets—current	$114	$4
Deferred tax assets—long-term	91	9
Deferred tax liability—current	(5)	—
Deferred tax liability—long-term	(222)	(19)

Net deferred tax asset	$(22)	$(6)

During the years ended December 31, 2012 and 2011, the total change to the valuation allowance was an increase of $192 million and an increase of $215 million, respectively.

The deferred tax assets generated by tax loss carryforwards have been partially offset by valuation allowances. The expiration of these carryforwards at December 31, 2012, is shown below. These expiration amounts are comprised of Australian, United States, state, and other jurisdictional losses.

	Australia	U.S. Federal	U.S. State	Other	Tax Loss Carryforwards Total
2013	$—	$—	$—	$22	$22
2014	—	—	—	52	52
2015	—	—	—	31	31
2016	—	—	11	6	17
2017	—	—	—	3	3
Thereafter	253	1,226	1,431	322	3,232

Total tax losses	$253	$1,226	$1,442	$436	$3,357

At December 31, 2012, Tronox Limited, the new Australian holding company, has no undistributed earnings of foreign subsidiaries. Tronox Incorporated has certain foreign subsidiaries with undistributed earnings which total $199 million. The Company has made no provision for deferred taxes for these undistributed earnings because they are considered to be indefinitely reinvested outside of the parents’ taxing jurisdictions. The distribution of these earnings in the form of dividends or otherwise may subject the Company to U.S. federal and state income taxes and potentially to foreign withholding taxes. However, because of the complexities of taxation of foreign earnings, it is not practicable to estimate the amount of additional tax that might be payable on the eventual remittance of these earnings to their parent corporations.

The Company continues to maintain a valuation allowance related to the net deferred tax assets in the United States. Future provisions for income taxes will include no tax benefits with respect to losses incurred and tax expense only to the extent of current alternative minimum tax and state tax payments until the valuation allowance in the United States is eliminated. ASC 740 requires that all available positive and negative evidence be weighted to determine whether a valuation allowance should be recorded.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits for 2012 is as follows:

Successor 2012
Balance at January 1	$2
Additions for tax positions related to prior year	2

Balance at December 31	$4

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

2011
Predecessor: Balance at January 1	$13

Successor: Balance at January 31	13
Additions for tax positions related to the current year	1
Decrease due to settlements	(3)
Decrease due to lapse of applicable statute of limitations	(9)

Successor: Balance at December 31	$2

Included in the balance at December 31, 2012 and 2011, were tax positions of $1 million and $1 million, respectively, for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. The net benefit associated with approximately $3 million and $1 million of the December 31, 2012 and 2011 reserve, respectively, for unrecognized tax benefits, if recognized, would affect the effective income tax rate.

As a result of potential settlements, it is reasonably possible that the Company’s gross unrecognized tax benefits for interest deductibility may decrease within the next twelve months by an amount up to $4 million.

The Company recognizes interest and penalties related to unrecognized tax benefits in “Income tax benefit (provision)” on the Consolidated Statements of Operations. During the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011, and year ended December 31, 2010, the Company recognized approximately $0 million, $(10) million, $0 million, and $2 million, respectively, in gross interest and penalties in the Consolidated Statement of Operations. At December 31, 2012 and 2011, the Company had no remaining accruals for the gross payment of interest and penalties related to unrecognized tax benefits and the noncurrent liability section of the Consolidated Balance Sheet reflected $4 million and $2 million, respectively, as the reserve for uncertain tax positions.

The Australian returns of the Company are closed through 2004. The U.S. returns are closed for years through 2008, with the exception of issues for which the Kerr-McGee Corporation refund claim is being pursued in the United States Court of Federal Claims. The Netherlands returns are closed through 2005. The Switzerland returns are closed through 2009. In accordance with the Transaction Agreement, the Company is not liable for income taxes of the acquired companies with respect to periods prior to the Transaction Date.

The Company believes that it has made adequate provision for income taxes that may be payable with respect to years open for examination; however, the ultimate outcome is not presently known and, accordingly, additional provisions may be necessary and/or reclassifications of noncurrent tax liabilities to current may occur in the future.

18. Earnings Per Share

Basic earnings per share is computed utilizing the two-class method, and is calculated based on weighted-average number of ordinary shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted-average number of ordinary and ordinary equivalent shares outstanding during the periods utilizing the two-class method for nonvested restricted shares, warrants and options.

Certain unvested awards issued under the Tronox Limited Management Equity Incentive Plan and the T-Bucks Employee Participation Plan, as further discussed in Note 19, contain non-forfeitable rights to dividends declared on Class A Shares. Any unvested shares that participate in dividends are considered participating securities, and are included in the Company’s computation of basic and diluted earnings per share using the two-class method, unless the effect of including such shares would be antidilutive. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of ordinary shares and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings.

The following table sets forth the number of shares utilized in the computation of basic and diluted earnings per share from continuing operations for the periods indicated. The weighted average shares outstanding, potentially dilutive shares, earnings per share and anti-dilutive shares of the Successor have been restated to affect the 5-for-1 share split discussed in Note 15.

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Numerator—Basic and Diluted:
Income from Continuing Operations	$1,133	$242	$631	$5
Add: Loss attributable to noncontrolling interest	1	—	—	—
Less: Dividends paid	(61)	—	—	—

Undistributed earnings	1,073	242	631	5
Percentage allocated to ordinary shares	99.26%	100%	100%	100%

Undistributed earnings allocated to ordinary shares	1,065	242	631	5
Add: Dividends paid allocated to ordinary shares	60	—	—	—

Earnings available to ordinary shares	$1,125	$242	$631	$5

Denominator—Basic:
Weighted-average ordinary shares (in thousands)	98,985	74,905	41,311	41,232
Add: Effect of Dilutive Securities:
Restricted stock	49	275	88	151
Warrants	2,372	2,895	—	—
Options	—	20	—	—

Denominator—Dilutive	101,406	78,095	41,399	41,383

Earnings per Share:
Basic earnings per Share(1)	$11.37	$3.22	$15.28	$0.11

Diluted earnings per Share(1)	$11.10	$3.10	$15.25	$0.11

(1)	The basic and diluted earnings per share amounts were computed from exact, not rounded, income and share information.

In computing diluted earnings per share under the two-class method, the Company considered potentially dilutive shares. For the year ended December 31, 2012, 528,759 options with an average exercise price of $25.16 were not recognized in the diluted earnings per share calculation as they were antidilutive. For the one month ended January 31, 2011, 1,152,408 options with an average exercise price of $9.54 were anti-dilutive because they were not “in the money.”

During 2012, the Company created the T-Bucks Employee Purchase Plan for the benefit of certain employees at Tronox subsidiaries in South Africa. Shares held by the Trust are not considered outstanding for purposes of computing earnings per share. See Note 19 for additional information on the T-Bucks Employee Purchase Plan.

19. Share-based Compensation

Compensation expense related to restricted share awards was $29 million, $14 million, less than $1 million and $1 million for the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, respectively. Compensation expense related to the

Company’s nonqualified option awards was $2 million, less than $1 million, $0 million and less than $1 million for the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, respectively. During the one month ended January 31, 2011, the tax benefit associated with compensation expense had a corresponding offset to the valuation allowance, yielding no overall income tax benefit.

As of December 31, 2012, unrecognized compensation expense related to the Company’s restricted shares and options, adjusted for estimated forfeitures, was approximately $30 million, with such unrecognized compensation expense expected to be recognized over a weighted-average period of approximately 3 years. The ultimate amount of such expense is dependent upon the actual number of restricted shares and options that vest. The Company periodically assesses the forfeiture rates used for such estimates. A change in estimated forfeiture rates would cause the aggregate amount of compensation expense recognized in future periods to differ from the estimated unrecognized compensation expense above.

Tronox Limited Management Equity Incentive Plan

On the Transaction Date, Tronox Limited adopted the Tronox Limited management equity incentive plan (the “Tronox Limited MEIP”), which permits the grant of awards that constitute incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards and other share-based awards, cash payments and other forms such as the compensation committee of the Board in its discretion deems appropriate, including any combination of the above. Subject to further adjustment, the maximum number of shares which may be the subject of awards (inclusive of incentive options) is 12,781,225 Class A Shares.

Restricted Shares

During 2012, the Company granted 341,755 restricted share awards to employees, which have both time requirements and performance requirements. The time provisions are graded vesting, while the performance provisions are cliff vesting and have a variable payout. During 2012, the Company granted 34,740 restricted share awards with graded vesting to members of the Board. In accordance with ASC 718, the restricted share awards issued during 2012 are classified as equity awards and are accounted for using the fair value established at the grant date.

The following table summarizes restricted share activity for the year ended December 31, 2012.

	Number of Shares	Fair Value(1)
Balance at December 31, 2011	—	$—
Awards converted from Tronox Incorporated to Tronox Limited in connection with the Transaction	420,765	16.99
Awards granted	376,495	24.97
Awards earned	(24,620)	20.87
Awards forfeited	(11,575)	29.32

Balance at December 31, 2012	761,065	$20.62

Outstanding awards expected to vest	754,162	$20.57

(1)	Represents the weighted-average grant-date fair value.

Options

On October 26, 2012 and November 12, 2012, the Company granted 88,233 and 711 options, respectively, to employees to purchase Class A Shares, respectively, which vest over a three year period. The following table presents a summary of activity for the year ended December 31, 2012:

	Number of Options	Price(1)	Contractual Life Years(1)	Intrinsic Value(2)
Balance at December 31, 2011	—	$—	—		$—
Options converted to Tronox Limited in connection with the Transaction	517,330	24.56	9.10		—
Options issued	247,904	23.83	9.62		—
Options forfeited	(159,880)	22.55	—		—
Options vested	(76,595)	22.25	—		—

Outstanding at December 31, 2012	528,759	$25.16	9.38	$

Outstanding awards expected to vest	491,416	$25.23	9.40		—

(1)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable. The fair value of awards granted in connection with the share split has been affected to reflect the estimated fair value on the date of such share split.
(2)	Reflects aggregate intrinsic value based on the difference between the market price of the Company’s shares at December 31, 2012 and the options’ exercise price. Options issued in connection with the share split had no effect on the intrinsic value of outstanding options.

October 26, 2012 Grants

Valuation and Cost Attribution Methods. Options’ fair value was determined on the date of grant using the Black-Scholes option-pricing model and was recognized in earnings on a straight-line basis over the employee service period of three years necessary to earn the awards, which is the vesting period. The Company ran the Black-Scholes option-pricing model for the 88,233 options granted on October 26, 2012 and used the following assumptions:

2012
Risk-free interest rate	1.02%
Expected dividend yield	4.84%
Expected volatility	56%
Expected term (years)	10
Per-unit fair value of options granted	$7.03

The Company used the fair market value and exercise price of $20.64, which was the adjusted closing price of Class A Shares, New York Stock Exchange symbol TROX, recorded on October 26, 2012.

Expected Volatility—In setting the volatility assumption, the Company considered the most recent reported volatility of each compensation peer company. For the 2012 valuation, the peer company group included the following companies: Cabot Corporation, Celanese Corporation, Cliffs Natural Resources Inc., Cytec Industries Inc., Eastman Chemical Company, FMC Corporation, Freeport-McMoRan Copper & Gold Inc., Georgia Gulf Corporation, Huntsman Corporation, Kronos Worldwide, Inc., PPG Industries, Inc., Rockwood Holdings, Inc., RPM International Inc., The Sherwin-Williams Company, Southern Copper Corporation, Teck Resources Limited, The Valspar Corporation, W.R. Grace & Co, and Westlake Chemical Corporation.

Risk-free interest rate—The Company used a risk-free interest rate of 1.02%, which was the risk-free interest rate based on U.S. Treasury Strips available with maturity period consistent with expected life assumption.

November 12, 2012 Grants

Valuation and Cost Attribution Methods. Options’ fair value was determined on the date of grant using the Black-Scholes option-pricing model and was recognized in earnings on a straight-line basis over the employee service period of three years necessary to earn the awards, which is the vesting period. The Company ran the Black-Scholes option-pricing model for the 711 options granted on November 12, 2012 and used the following assumptions:

2012
Risk-free interest rate	0.87%
Expected dividend yield	5.34%
Expected volatility	56%
Expected term (years)	10
Per-unit fair value of options granted	$6.07

The Company used the fair market value and exercise price of $18.72, which was the adjusted closing price of Class A Shares, New York Stock Exchange symbol TROX, recorded on November 12, 2012.

Expected Volatility—In setting the volatility assumption, the Company considered the most recent reported volatility of each compensation peer company. For the 2012 valuation, the peer company group included the following companies: Cabot Corporation, Celanese Corporation, Cliffs Natural Resources Inc., Cytec Industries Inc., Eastman Chemical Company, FMC Corporation, Freeport-McMoRan Copper & Gold Inc., Georgia Gulf Corporation, Huntsman Corporation, Kronos Worldwide, Inc., PPG Industries, Inc., Rockwood Holdings, Inc., RPM International Inc., The Sherwin-Williams Company, Southern Copper Corporation, Teck Resources Limited, The Valspar Corporation, W.R. Grace & Co, and Westlake Chemical Corporation.

Risk-free interest rate—The Company used a risk-free interest rate of 0.87%, which was the risk-free interest rate based on U.S. Treasury Strips available with maturity period consistent with expected life assumption.

T-Bucks Employee Participation Plan (“T-Bucks EPP”)

During 2012, the Company established the T-Bucks EPP for the benefit of certain qualifying employees (the “Participants”) of Tronox subsidiaries in South Africa (the “Employer Companies”). In accordance with the terms of the Trust Deed of the T-Bucks Trust (the “T-Bucks Trust Deed”), the Employer Companies funded the T-Bucks Trust (the “Trust”) in the amount of R124 million (approximately $15 million), which represents a capital contribution equal to R75,000 for each Participant. The funded amount was used to acquire 548,234 Class A Shares. Additional contributions may be made in the future at the discretion of the Board.

On September 3, 2012, the Participants were awarded share units in the Trust which entitles them to receive shares of Tronox Limited upon completion of the vesting period on May 31, 2017. The Participants are also entitled to receive dividends on the Tronox shares during the vesting period. Forfeited shares are retained by the Trust and are allocated to future participants in accordance with the Trust Deed. Under certain conditions, as outlined in the Trust Deed, Participants may receive share units awarded before May 31, 2017. The fair value of the awards is the fair value of the shares determined at the Grant Date. Compensation costs are recognized over the vesting period using the straight-line method. Compensation expense for the year ended December 31, 2012 was $1 million. In accordance with ASC 718, the T-Bucks EPP is classified as an equity-settled shared-based payment plan.

	Number of Shares	Fair Value(1)
Balance at December 31, 2011	—	—
Shares acquired by the Trust	548,234	$25.79

Balance at December 31, 2012	548,234	$25.79

Outstanding awards expected to vest	548,234	$25.79

(1)	Represents the fair value on the date of purchase by the Trust.

Long-Term Incentive Plan

In connection with the Transaction, the Company assumed a long-term incentive plan (the “LTIP”) for the benefit of certain qualifying employees of Tronox subsidiaries in South Africa and Australia. The LTIP is classified as a cash settled compensation plan and is re-measured to fair value at each reporting date. At December 31, 2012, the LTlP plan liability was approximately $8 million.

Tronox Incorporated Management Equity Incentive Plan

In connection with its emergence from bankruptcy, Tronox Incorporated adopted the Tronox Incorporated management equity incentive plan (the “Tronox Incorporated MEIP”), which permitted the grant of awards that constitute incentive options, nonqualified options, share appreciation rights, restricted share, restricted share units, performance awards and other share-based awards, cash payments and other forms such as the compensation committee of the Tronox Incorporated Board of Directors in its discretion deems appropriate, including any combination of the above. The number of shares available for delivery pursuant to the awards granted under the Tronox Incorporated MEIP was 1.2 million shares.

On the Transaction Date, 748,980 restricted shares of Tronox Incorporated vested in connection with the Transaction. The remaining restricted shares of Tronox Incorporated were converted to Tronox Limited restricted shares.

Restricted Shares

During 2012, Tronox Incorporated granted 52,915 shares to employees, which have graded vesting provisions. The plan allows Tronox Incorporated to withhold, for tax purposes, the highest combined maximum rate imposed under all applicable federal, state, local and foreign tax laws on behalf of the employees that have received these awards. In accordance with ASC 718, such restricted share awards were classified as liability awards and were re-measured to fair value at each reporting date.

The following table summarizes restricted shares activity during the year ended December 31, 2012.

	Number of Shares	Fair Value(1)
Balance at December 31, 2011	1,177,995	$22.01
Awards granted	52,915	24.36
Awards earned	(810,145)	24.30
Awards converted to Tronox Limited restricted shares in connection with the Transaction	(420,765)	16.99

Balance at December 31, 2012	—	$—

(1)	Represents the weighted-average grant-date fair value.

Options

The following table presents a summary of activity for the Tronox Incorporated options for the year ended December 31, 2012:

	Number of Options	Price(1)	Contractual Life Years(1)	Intrinsic Value(2)
Balance at December 31, 2011	345,000	$22.00	9.95	$0.7
Options issued	172,330	29.69	9.87	—
Options converted to Tronox Limited in connection with the Transaction	(517,330)	24.56	9.59	0.7

Outstanding at December 31, 2012	—	$—	—	$—

(1)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable.
(2)	Reflects aggregate intrinsic value based on the difference between the market price of the Company’s shares at December 31, 2012 and the options’ exercise price.

Predecessor

Upon emergence from bankruptcy, all predecessor common stock equivalents, including but not limited to options and restricted stock units of Tronox Incorporated were vested and immediately cancelled with the plan of reorganization.

Overview—Tronox Incorporated’s Long Term Incentive Plan (the “Predecessor LTIP”) authorized the issuance of shares of Tronox Incorporated common stock to certain employees and non-employee directors any time prior to November 16, 2015, in the form of fixed-price options, restricted stock, stock appreciation rights or performance awards. As of the date of emergence from bankruptcy, all stock-based awards previously issued under the Predecessor’s LTIP plan vested and were immediately cancelled.

The following table summarizes information about restricted stock award, performance award and option activity for the one month ended January 31, 2011:

	Restricted Stock Awards & Stock Opportunity Grants		Performance Awards	Options
Restricted Shares	Number of Shares	Fair Value(1)	Number Of Units	Number of Options	Price(2)	Contractual Life (Years)(2)	Intrinsic Value(3)
Balance at December 31, 2010	148,053	$4.92	2,689,150	1,152,408	$9.54	5.31	$9.54
Awards vested/cancelled	(148,053)	—	(2,689,150)	(1,152,408)	—	—	—

Balance at January 31, 2011	—	$—	—	—	$—	—	$—

(1)	Represents the weighted average grant date fair value.
(2)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable.
(3)	Reflects aggregate intrinsic value based on the difference between the market price of the Company’s stock and the options’ exercise price.

20. Pension and Other Postretirement Healthcare Benefits

The Company sponsors noncontributory defined benefit retirement plans (qualified and nonqualified plans) in the United States, a contributory defined benefit retirement plan in the Netherlands, a U.S. contributory postretirement healthcare plan and a South Africa postretirement healthcare plan.

U.S. Plans

Qualified Benefit Plan—The Company sponsors a noncontributory qualified defined benefit plan (funded) (the “U.S. Qualified Plan”) in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. The Company made contributions into funds managed by a third-party, and those funds are held exclusively for the benefit of the plan participants. Benefits under the U.S. Qualified Plan were generally calculated based on years of service and final average pay. The U.S. Qualified Plan was frozen and closed to new participants on June 1, 2009.

Postretirement Healthcare Plan—The Company sponsors an unfunded U.S. postretirement healthcare plan. Under the plan, substantially all U.S. employees are eligible for postretirement healthcare benefits provided they reach retirement age while working for the Company. The plan provides medical and dental benefits to U.S. retirees and their eligible dependents.

Foreign plans

Netherlands Plan—On January 1, 2007, the Company established the TDF-Botlek Pension Fund Foundation (the” Netherlands Plan”) to provide defined pension benefits to qualifying employees of Tronox Pigments (Holland) B.V. and its related companies. The Netherlands Plan is a contributory benefit plan under which participants contribute 4% of the costs. Contributions by the Company and participants are held in the fund for the sole benefit of the participants. Benefits are determined by applying the benefit formula to the pensionable salary, and are payable to participants upon retirement. Under the Netherlands Plan, a participant’s surviving spouse and children are entitled to benefits subject to certain benefit thresholds.

South Africa Postretirement Healthcare Plan—As part of the Transaction, the Company established a post-employment healthcare plan, which provides medical and dental benefits to certain Namakwa Sands employees, retired employees and their registered dependants (the “South African Plan”). The South African Plan provides benefits as follows: (i) members employed before March 1, 1994 receive 100% post-retirement and death-in-service benefits; (ii) members employed on or after March 1, 1994 but before January 1, 2002 receive 2% per year of completed service subject to a maximum of 50% post-retirement and death-in-service benefits; and (iii) members employed on or after January 1, 2002 receive no post-retirement and death-in-service benefits.

Plan financial information

Benefit Obligations and Funded Status—The following provides a reconciliation of beginning and ending benefit obligations, beginning and ending plan assets, funded status and balance sheet classification of the Company’s pension and other postretirement healthcare plans as of and for the years ended December 31, 2012 and 2011. The benefit obligations and plan assets associated with the Company’s principal benefit plans are measured on December 31.

	Retirement Plans		Postretirement Healthcare Plans
	Successor	Successor	Successor	Successor
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Change in benefit obligations:
Benefit obligation, beginning of year	$483	$481	$9	$9
Service cost	3	3	1	—
Interest cost	22	23	1	—
Net actuarial (gains) losses	78	20	2	1
Foreign currency rate changes	2	(3)	—	—
Contributions by plan participants	1	1	1	1
Acquired in the Transaction	—	—	6	—
Special termination benefits	—	1	—	—
Termination of the nonqualified benefits restoration plan	—	(9)	—	—
Benefits paid	(29)	(32)	(2)	(2)
Administrative expenses	(3)	(2)	—	—

Benefit obligation, end of year	557	483	18	9

Change in plan assets:
Fair value of plan assets, beginning of year	350	372	—	—
Actual return on plan assets	47	7	—	—
Employer contributions(1)	30	7	1	1
Participant contributions	1	1	1	1
Foreign currency rate changes	2	(3)	—	—
Benefits paid(1)	(29)	(32)	(2)	(2)
Administrative expenses	(3)	(2)	—	—

Fair value of plan assets, end of year	398	350	—	—

Net over (under) funded status of plans	$(159)	$(133)	$(18)	$(9)

Classification of amounts recognized in the Consolidated Balance Sheets:
Noncurrent asset	$—	$1	$—	$—
Current accrued benefit liability	—	—	(1)	(1)
Noncurrent accrued benefit liability	(159)	(134)	(17)	(8)

Sub-total of liabilities	(159)	(133)	(18)	(9)
Accumulated other comprehensive loss	94	50	5	1

Total	$(65)	$(83)	$(13)	$(8)

(1)	The Company expects 2013 contributions to be approximately $4 million for the Netherlands plan and $6 million for the U.S. qualified retirement plan, while net benefits paid are expected to be approximately $1 million for the U.S. postretirement healthcare plan.

At December 31, 2012, the Company’s U.S. qualified retirement plan was in an underfunded status of $134 million. As a result, the Company has a projected minimum funding requirement of $13 million for 2012, which will be payable in 2013.

Funded Status—The following table summarizes the accumulated benefit obligation, the projected benefit obligation, the market value of plan assets and the funded status of the Company’s funded retirement plans.

	Successor		Successor
	December 31, 2012		December 31, 2011
	U.S. Qualified Plan	The Netherlands Retirement Plan	U.S. Qualified Plan	The Netherlands Retirement Plan
Accumulated benefit obligation	$420	$117	$392	$79
Projected benefit obligation	(420)	(137)	(393)	(90)
Market value of plan assets	286	112	259	91

Funded status—(under)/over funded	$(134)	$(25)	$(134)	$1

Expected Benefit Payments—The following table shows the expected cash benefit payments for the next five years and in the aggregate for the years 2018 through 2022:

	2013	2014	2015	2016	2017	2018- 2022
Retirement Plans(1)	$32	$31	$31	$30	$31	$153
Postretirement Healthcare Plan	1	1	1	1	1	6

(1)	Includes benefit payments expected to be paid from the U.S. qualified retirement plan of $29 million, $28 million, $27 million, $27 million and $27 million in each year, 2013 through 2017, respectively, and $131 million in the aggregate for the period 2018 through 2022.

Retirement Expense—The tables below present the components of net periodic cost (income) associated with the U.S. and foreign retirement plans recognized in the Consolidated Statement of Operations for the year ended December 31, 2012, the eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010:

	Retirement Plans				Postretirement Healthcare Plans
	Successor		Predecessor		Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Net periodic cost:
Service cost	$3	$3	$—	$2	$1	$1	$—	$—
Interest cost	22	21	2	25	1	—	—	1
Expected return on plan assets	(21)	(20)	(2)	(30)	—	—	—	—
Net amortization of prior service credit	—	—	—	—	—	—	(1)	(14)
Net amortization of actuarial loss	—	—	1	4	—	—	—	—

Total net periodic cost (income)	$4	$4	$1	$1	$2	$1	$(1)	$(13)

The following table shows the pretax amounts that are expected to be reclassified from “Accumulated other comprehensive income” on the Consolidated Balance Sheets to retirement expense during 2013:

	Retirement Plans	Postretirement Healthcare Plans
Unrecognized actuarial loss	$2	$—
Unrecognized prior service cost (credit)	—	—

Assumptions—The following weighted average assumptions were used to determine the net periodic cost:

	Successor				Predecessor
	2012		2011		2010
	United States	Netherlands	United States	Netherlands	United States	Netherlands
Discount rate(1)	4.50%	5.25%	5.25%	5.25%	5.50%	5.25%
Expected return on plan assets	5.75%	5.25%	6.44%	5.25%	7.50%	5.75%
Rate of compensation increases	—	3.50%	3.50%	3.50%	3.50%	3.50%

The following weighted average assumptions were used in estimating the actuarial present value of the plans’ benefit obligations:

	Successor				Predecessor
	2012		2011		2010
	United States	Netherlands	United States	Netherlands	United States	Netherlands
Discount rate(1)	3.75%	3.50%	4.5%	5.25%	5.0%	5.0%
Rate of compensation increases	—	3.50%	3.5%	3.5%	3.5%	3.5%

(1)	The discount rate on the South African Plan was 9.45% at December 31, 2012, which is not included in the table above.

Expected Return on Plan Assets—In forming the assumption of the U.S. long-term rate of return on plan assets, the Company took into account the expected earnings on funds already invested, earnings on contributions expected to be received in the current year, and earnings on reinvested returns. The long-term rate of return estimation methodology for U.S. plans is based on a capital asset pricing model using historical data and a forecasted earnings model. An expected return on plan assets analysis is performed which incorporates the current portfolio allocation, historical asset-class returns and an assessment of expected future performance using asset-class risk factors. The Company’s assumption of the long-term rate of return for the Netherlands plan was developed considering the portfolio mix and country-specific economic data that includes the rates of return on local government and corporate bonds.

Discount Rate—The discount rate selected for all U.S. plans was 3.75% as of both December 31, 2012 and 2011. The 2012 rate was selected based on the results of a cash flow matching analysis, which projected the expected cash flows of the plans using a yield curves model developed from a universe of Aa-graded U.S. currency corporate bonds (obtained from Bloomberg) with at least $50 million outstanding. Bonds with features that imply unreliable pricing, a less than certain cash flow, or other indicators of optionality are filtered out of the universe. The remaining universe is categorized into maturity groups, and within each of the maturity groups yields are ranked into percentiles.

For 2011 and 2010, the discount rate for the Company’s U.S. qualified plan and postretirement healthcare plan was based on a discounted cash flow analysis performed by its independent actuaries utilizing the Citigroup Pension Discount Curve as of the end of the year. For the foreign plans, the Predecessor bases the discount rate assumption on local corporate bond index rates.

Health Care Cost Trend Rates. At December 31, 2012, the assumed health care cost trend rates used to measure the expected cost of benefits covered by the U.S. postretirement healthcare plan was 9% in 2013, gradually declining to 5% in 2018 and thereafter. A 1% increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation at December 31, 2012 by $1 million, while the aggregate of the service and interest cost components of the 2012 net periodic postretirement cost would increase by less than $1 million. A 1% decrease in the trend rate for each future year would reduce the accumulated benefit obligation at December 31, 2012 by $1 million and decrease the aggregate of the service and interest cost components of the net periodic postretirement cost for 2012 by less than $1 million.

Plan Assets—Asset categories and associated asset allocations for the Company’s funded retirement plans at December 31, 2012 and 2011:

	Successor		Successor
	December 31, 2012		December 31, 2011
	Actual	Target	Actual	Target
United States:
Equity securities	38%	38%	57%	45%
Debt securities	61	62	40	55
Cash and cash equivalents	1	—	3	—

Total	100%	100%	100%	100%

Netherlands:
Equity securities	41%	40%	40%	25%
Debt securities	53	55	51	58
Real estate	—		9	10
Cash and cash equivalents	6	5	—	7

Total	100%	100%	100%	100%

The U.S. plan is administered by a board-appointed committee that has fiduciary responsibility for the plan’s management. The committee maintains an investment policy stating the guidelines for the performance and allocation of plan assets, performance review procedures and updating of the policy. At least annually, the U.S. plan’s asset allocation guidelines are reviewed in light of evolving risk and return expectations.

Substantially all of the plan’s assets are invested with nine equity fund managers, three fixed-income fund managers and one money-market fund manager. To control risk, equity fund managers are prohibited from entering into the following transactions, (i) investing in commodities, including all futures contracts, (ii) purchasing letter stock, (iii) short selling, and (iv) option trading. In addition, equity fund managers are prohibited from purchasing on margin and are prohibited from purchasing Tronox securities. Equity managers are monitored to ensure investments are in line with their style and are generally permitted to invest in U.S. common stock, U.S. preferred stock, U.S. securities convertible into common stock, common stock of foreign companies listed on major U.S. exchanges, common stock of foreign companies listed on foreign exchanges, covered call writing, and cash and cash equivalents.

Fixed-income fund managers are prohibited from investing in (i) direct real estate mortgages or commingled real estate funds, (ii) private placements above certain portfolio thresholds, (iii) tax exempt debt of state and local governments above certain portfolio thresholds, (iv) fixed income derivatives that would cause leverage, (v) guaranteed investment contracts and (vi) Tronox securities. They are permitted to invest in debt securities issued by the U.S. government, its agencies or instrumentalities, commercial paper rated A3/P3, FDIC insured certificates of deposit or bankers’ acceptances and corporate debt obligations. Each fund manager’s portfolio has an average credit rating of A or better.

The Netherlands plan is administered by a pension committee representing the employer, the employees and the pensioners. The pension committee has six members, whereby three members are elected by the employer, two members are elected by the employees and one member is elected by the pensioners, and each member has one vote. The pension committee meets at least quarterly to discuss regulatory changes, asset performance and asset allocation. The plan assets are managed by one Dutch fund manager against a mandate set at least annually by the pension committee. In accordance with policies set by the pension committee, a new fund manager was appointed effective December 1, 2006. Simultaneous with the change in fund manager, the asset allocation was modified using committee policy guidelines. The plan assets are evaluated annually by a multinational benefits consultant against state defined actuarial tests to determine funding requirements.

The fair values of pension investments as of December 31, 2012 are summarized below:

	U.S. Pension
	Fair Value Measurement at December 31, 2012, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Commingled Equity Fund.	$—		$110	(1)	$—	$110
Debt securities
Corporate	—		8	(5)	—	8
Government	11	(4)	1	(5)	—	12
Mortgages	—		16	(5)	—	16
Commingled Fixed Income Funds	—		137	(2)	—	137
Cash & cash equivalents
Commingled Cash Equivalents Fund	—		3	(3)	—	3

Total at fair value	$11		$275		$—	$286

(1)	For commingled equity fund owned by the funds, fair value is based on observable quoted prices on active exchanges, which are Level 1 inputs.
(2)	For commingled fixed income funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(3)	For commingled cash equivalents funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(4)	For government debt securities that are traded on active exchanges, fair value is based on observable quoted prices, which are Level 1 inputs.
(5)	For corporate, government, and mortgage related debt securities, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.

	Netherlands Pension
	Fair Value Measurement at December 31, 2012, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Equity securities—Non-U.S. Pooled Funds	$—	$46	(1)	$—	$46
Debt securities—Non-U.S. Pooled Funds	—	60	(2)	—	60
Cash	—	6		—	6

Total at fair value	$—	$112		$—	$112

(1)	For equity securities in the form of fund units that are redeemable at the measurement date, the unit value is deemed as a Level 2 input.
(2)	For pooled fund debt securities, the fair value is based on observable inputs, but do not solely rely on quoted market prices, and therefore are deemed Level 2 inputs.

The fair values of pension investments as of December 31, 2011 are summarized below:

	U.S. Pension
	Fair Value Measurement at December 31, 2011, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Equity securities—U.S.	$147	(1)	$—		$—	$147
Debt securities
Corporate	—		13	(6)	—	13
U.S. Mutual Funds	52	(2)	—		—	52
Government	10	(5)	1	(6)	—	11
Asset-backed	—		1	(6)	—	1
Mortgages	—		24	(6)	—	24
International Commingled Fixed Income Funds	—		3	(3)	—	3
Cash & cash equivalents
Commingled Cash Equivalents Fund	—		8	(4)	—	8

Total at fair value	$209		$50		$—	$259

(1)	For equity securities owned by the funds, fair value is based on observable quoted prices on active exchanges, which are Level 1 inputs.

(2)	For mutual funds, fair value is based on nationally recognized pricing services, which are Level 1 inputs.
(3)	For commingled fixed income funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(4)	For commingled cash equivalents funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(5)	For government debt securities that are traded on active exchanges, fair value is based on observable quoted prices, which are Level 1 inputs.
(6)	For corporate, government, asset-backed, and mortgage related debt securities, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.

	Netherlands Pension
	Fair Value Measurement at December 31, 2011, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Equity securities—Non-U.S. Pooled Funds	$—	$37	(1)	$—	$37
Debt securities—Non-U.S. Pooled Funds	—	46	(2)	—	46
Real Estate Pooled Fund	—	8	(3)	—	8

Total at fair value	$—	$91		$—	$91

(1)	For equity securities in the form of fund units that are redeemable at the measurement date, the unit value is deemed as a Level 2 input.
(2)	For pooled fund debt securities, the fair value is based on observable inputs, but do not solely rely on quoted market prices, and therefore are deemed Level 2 inputs.
(3)	For real estate pooled funds, the fair value is based on observable inputs, but do not solely rely on quoted market prices, and therefore are deemed Level 2 inputs.

The following tables set forth the changes in the fair value of Level 3 plan assets for the year ended December 31, 2011:

	U.S. Level 3 Assets
	International Comingled Funds US Equity	Total
Balance at December 31, 2010	$22	$22
Transfers to Level 2	(22)	(22)

Balance at December 31, 2011	$—	$—

Defined Contribution Plans

U.S. Savings Investment Plan

On March 30, 2006, the Company established the U.S. Savings Investment Plan (the “SIP”), a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. Under the SIP, the Company’s regular full-time and part-time employees contribute a portion of their earnings, and the Company matches these contributions up to a predefined threshold. During 2011 and 2012, the Company’s matching contribution was 100% of the first 3% of employees’ contribution and 50% of the next 3%. On January 1, 2011, the Board approved a discretionary company contribution of up to 6% of employees’ pay. The discretionary contribution is subject to approval each year by the Board. The Company’s matching contribution to the SIP vests immediately;

however, the Company’s discretionary contribution is subject to vesting conditions that must be satisfied over a three year vesting period. Contributions under SIP, including the Company’s match, are invested in accordance with the investment options elected by plan participants. Compensation expense associated with the Company’s matching contribution to the SIP was $2 million, $2 million, $0 million and $1 million for the years ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, respectively. Compensation expense associated with the Company’s discretionary contribution was $4 million and $3 million, respectively, for the years ended December 31, 2012 and eleven months ended December 31, 2011. Compensation expense during the one month ended January 31, 2011 and year ended December 31, 2010 was less than $1 million.

U.S. Savings Restoration Plan

On March 30, 2006, the Company established the U.S. Savings Restoration Plan (the “SRP”), a nonqualified defined contribution plan, for employees whose eligible compensation is expected to exceed the IRS compensation limits for qualified plans. Under the SRP, participants can contribute up to 20% of their annual compensation and incentive. The Company’s matching contribution under the SRP is the same as the SIP. The Company’s matching contribution under this plan vests immediately to plan participants. Contributions under the SRP, including the Company’s match, are invested in accordance with the investment options elected by plan participants. Compensation expense associated with the Company’s matching contribution to the SRP was $1 million and $1 million, respectively, for the years ended December 31, 2012 and eleven months ended December 31, 2011. Compensation expense for the one month ended January 31, 2011 and year ended December 31, 2010 was less than $1 million.

21. Cash Flows Statement Data

Other noncash items included in the reconciliation of net income to net cash flows from operating activities include the following:

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Accrued transfer taxes	$37	$—	$—	$—
Amortization of fair value inventory step-up	152	—	—	—
Other net adjustments	12	(7)	—	5

Total	$201	$(7)	$—	$5

22. Related Party Transactions

Prior to the Transaction Date, Tronox Incorporated conducted transactions with Exxaro Australia Sands Pty Ltd, Tronox Incorporated’s 50% partner in the Tiwest Joint Venture. Tronox Incorporated purchased, at open market prices, raw materials used in its production of TiO2, as well as Exxaro Australia Sands Pty Ltd’s share of TiO2 produced by the Tiwest Joint Venture. Tronox Incorporated also provided administrative services and product research and development activities, which were reimbursed by Exxaro. For the year ended December 31, 2012, eleven months ended December 31, 2011, one month ended January 31, 2011 and year ended December 31, 2010, Tronox Incorporated made payments of $173 million, $316 million, $44 million and $109 million, respectively, and received payments of $9 million, $8 million, less than $1 million and $2 million, respectively. Subsequent to the Transaction Date, such transactions are considered intercompany transactions and are eliminated in consolidation.

Subsequent to the Transaction, the Company began purchasing transition services from Exxaro, which amounted to $7 million since the Transaction Date.

23. Emergence from Chapter 11

On January 12, 2009 (the “Petition Date”), Tronox Incorporated and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Debtors’ Chapter 11 cases were consolidated for the purpose of joint administration.

On November 30, 2010 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ First Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code, dated November 5, 2010 (as amended and confirmed, the “Plan”). Under Chapter 11 of the Bankruptcy Code, a debtor may reorganize its business for the benefit of its stakeholders with the consummation of a plan of reorganization being the principal objective. Among other things (subject to certain limited exceptions and except as otherwise provided in the Plan or the Confirmation Order), the Confirmation Order discharged the Debtors from any debt arising before the Petition Date, terminated all of the rights and interests of pre-bankruptcy equity security holders and substituted the obligations set forth in the Plan and new shares for those prebankruptcy claims. Under the Plan, claims and equity interests were divided into classes according to their relative priority and other criteria.

Material conditions to the Plan were resolved during the period from the Confirmation Date until January 26, 2011, and subsequently on February 14, 2011 (the “Effective Date”), the Debtors emerged from bankruptcy and continued operations as reorganized Tronox Incorporated.

The Plan was designed to accomplish, and was premised on, a resolution of the Debtor’s legacy environmental (the “Legacy Environmental Liabilities”) and legacy tort liabilities (the “Legacy Tort Liabilities” and collectively, with the Legacy Environmental Liabilities, the “KM Legacy Liabilities”). The Plan ensured that the Debtors emerged from Chapter 11 free of the significant KM Legacy Liabilities and were sufficiently capitalized. A final settlement was reached in November 2010 with respect to the Legacy Environmental Liabilities (the “Environmental Settlement”) and the Legacy Tort Liabilities (the “Tort Settlement” and, together with the Environmental Settlement, the “Settlement”). In exchange, claimants provided the Debtors and the reorganized Tronox Incorporated with discharges and/or covenants not to sue subsequent to the Effective Date with respect to the Debtors’ liability for the Legacy Environmental Liabilities. The Settlement established certain environmental response and tort claims trusts that are now responsible for the KM Legacy Liabilities in exchange for cash, certain non-monetary assets, and the rights to the proceeds of certain ongoing litigation and insurance and other third party reimbursement agreements. The Plan also provided for the creation and funding of a torts claim trust (the “Tort Claims Trust”), which was the sole source of distributions to holders of Legacy Tort Liabilities claims, who were paid in accordance with the terms of such trust’s governing documentation. As a result of the settlement of the Debtors’ pre-petition debt and termination of the rights and interests of pre-bankruptcy equity, the Plan enabled Tronox Incorporated to reorganize around its existing operating locations, including: (a) its headquarters and technical facility at Oklahoma City, Oklahoma; (b) the TiO2 facilities at Hamilton, Mississippi and Botlek, the Netherlands; (c) the electrolytic chemical businesses at Hamilton, Mississippi and Henderson, Nevada (except that the real property and buildings associated with the Henderson business were transferred to an environmental response trust and reorganized Tronox Incorporated is not responsible for environmental remediation related to historic contamination at such site); and (d) its interest in the Tiwest Joint Venture in Australia.

As part of the Debtor’s emergence from the Chapter 11 proceedings, Tronox Incorporated relied on a combination of debt financing and money from new equity issued to certain existing creditors. Specifically, such funding included: (i) total funded exit financing of no more than $470 million; (ii) the proceeds of a $185 million rights offering (the “Rights Offering”) open to substantially all unsecured creditors and backstopped by certain groups; (iii) settlement of government claims related to the Legacy Environmental Liabilities through the creation of certain environmental response trusts and a litigation trust; (iv) settlement of claims related to the

Legacy Tort Liabilities through the establishment of a torts claim trust; (v) issuance of shares whereby holders of the allowed general unsecured claims received their pro rata share of 50.9% of the Tronox Incorporated shares on the Effective Date, and the opportunity to participate in the Rights Offering for an aggregate of 49.1% of the Tronox Incorporated shares, also issued on the Effective Date; and (vi) issuance of warrants, on the Effective Date, to the holders of equity in the Predecessor to purchase their pro rata share of a combined total of 7.5% of the Tronox Incorporated shares, after and including the issuance of any Tronox Incorporated shares upon exercise of such warrants.

The Company applied fresh-start accounting pursuant to ASC 852 as of January 31, 2011. ASC 852 provides for, among other things, a determination of the value to be assigned to the assets of the reorganized Company. In applying fresh-start accounting on January 31, 2011, Tronox Incorporated recorded assets and liabilities at estimated fair value, except for deferred income taxes and certain liabilities associated with employee benefits, which were recorded in accordance with ASC 852 and ASC 740, respectively. Additionally, Tronox Incorporated recorded gains relating to executing the plan of reorganization, gains related to revaluation of assets and “resetting” retained earnings and accumulated other comprehensive income to zero.

Reorganization Income (Expense)

For the one month ended January 31, 2011 and the year ended December 31, 2010, the Company recognized $613 million of reorganization income and $145 million of reorganization expense, respectively, which were classified as “Reorganization income (expense)” on the Consolidated Statements of Operations. Upon emergence from bankruptcy, the Company no longer reports reorganization income (expense). Any residual costs are included in “Selling, general and administrative expenses” on the Consolidated Statements of Operations.

24. Segment Information

Prior to the Transaction, Tronox Incorporated had one reportable segment representing its pigment business. The Pigment segment primarily produced and marketed TiO2 and included heavy minerals production. The heavy minerals production was integrated with its Australian pigment plant, but also had third-party sales of minerals not utilized by its pigment operations. In connection with the Transaction, the Company acquired 74% of Exxaro’s South African mineral sands operations, including its Namakwa and KZN Sands mines, separation facilities and slag furnaces, along with its 50% share of the Tiwest Joint Venture in Western Australia. As such, the Company evaluated its new operations under ASC 280, Segments, and determined that the mineral sands operations qualify as a separate segment.

Subsequent to the Transaction, the Company has two reportable segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines and rutile, as well as pig iron and zircon. The Pigment segment primarily produces and markets TiO2 and has production facilities in the United States, Australia, and the Netherlands. Corporate and Other is comprised of corporate activities and businesses that are no longer in operation, as well as its electrolytic manufacturing and marketing operations, all of which are located in the United States.

Segment performance is evaluated based on segment operating profit (loss), which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

	Mineral Sands	Pigment	Corporate And Other	Eliminations	Total
Successor: Twelve Months Ended December 31, 2012
Net Sales	$760	$1,246	$128	$(302)	$1,832
Income (Loss) from operations	156	57	(139)	(49)	25
Interest and debt expense					(65)
Other income (expense)					(7)
Gain on bargain purchase					1,055
Income (Loss) from Continuing Operations before Income Taxes					$1,008
Total Assets	$3,164	$1,680	$725	$(58)	$5,511
Depreciation, Depletion and Amortization	125	71	15	—	211
Capital Expenditures	96	39	31	—	166
Successor: Eleven Months Ended December 31, 2011
Net Sales	$160	$1,327	$133	$(77)	$1,543
Income (Loss) from operations	42	323	(54)	(9)	302
Interest and debt expense					(30)
Other income (expense)					(10)
Income (Loss) from Continuing Operations before Income Taxes					$262
Total Assets	$228	$1,217	$224	$(12)	$1,657
Depreciation, Depletion and Amortization	—	67	12	—	79
Capital Expenditures	—	117	16	—	133
Predecessor: January 1 through January 31, 2011
Net Sales	$8	$89	$14	$(3)	$108
Income (Loss) from operations	2	20	(1)	(1)	20
Interest and debt expense					(3)
Other income					2
Reorganization income					613
Income from Continuing Operations before Income Taxes					632
Total Assets	$221	$987	$241	$(1)	$1,448
Depreciation, Depletion and Amortization	—	3	1	—	4
Capital Expenditures	—	4	1	1	6
Predecessor: Twelve Months Ended December 31, 2010
Net Sales	$109	$1,005	$153	$(49)	$1,218
Income (Loss) from operations	7	163	40	—	210
Interest and debt expense					(50)
Other income (expense)					(8)
Reorganization expense					(145)
Income (Loss) from Continuing Operations before Income Taxes					$7
Total Assets	$152	$564	$382	$—	$1,098
Depreciation, Depletion and Amortization	—	40	10	—	50
Capital Expenditures	—	37	8	—	45

	Successor		Predecessor
	Year Ended December 31, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Year Ended December 31, 2010
Net Sales(1)
U.S. operations	$843	$793	$60	$692
International operations:
Australia	443	475	33	317
The Netherlands	248	275	15	209
South Africa	298	—	—	—

Total	$1,832	$1,543	$108	$1,218

(1)	Based on country of production.

	Successor
	December 31, 2012	December 31, 2011
Net Property, Plant and Equipment and Net Mineral Leaseholds
U.S. operations	$196	$184
International operations:
South Africa	1,263	—
Australia	1,348	304
The Netherlands	55	54

Total	$2,862	$542

(1)	Based on country of production.

25. Quarterly Results of Operations (Unaudited)

The following represents the Company’s unaudited quarterly results for the years ended December 31, 2012. These quarterly results were prepared in conformity with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results.

	January 1 – March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31
Net sales	$434	$429	$487	$482
Cost of goods sold	(277)	(304)	(444)	(543)

Gross margin	157	125	43	(61)
Net income (loss)	$86	$1,144	$(1)	$(96)
Net income (loss) per share from continuing operations:
Basic	$1.14	$13.46	$(0.03)	$(0.82)
Diluted	$1.10	$13.00	$(0.03)	$(0.82)

(1)	Subsequent to the Transaction, the Company adjusted its initial valuation. In accordance with ASC 805, the Company recorded these adjustments retroactive to the second quarter. As such, the quarterly results of operations for the second and third quarter have been revised. See Note 5.

The following represents the Company’s unaudited results for the one month ended January 31, 2011, two months ended March 31, 2011 and quarters ended June 30, 2011, September 30, 2011 and December 31, 2011. These results were prepared in conformity with U.S. GAAP and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results.

	January 1 – January 31	February 1 – March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31
Net sales	$108	$267	$428	$465	$383
Cost of goods sold	(83)	(230)	(310)	(322)	(242)

Gross margin	25	37	118	143	141
Net income (loss)	$631	$10	$66	$99	$67
Net income (loss) per share from continuing operations:
Basic	$15.28	$0.14	$0.89	$1.32	$0.88
Diluted	$15.25	$0.13	$0.85	$1.25	$0.85

The sum of the quarterly per share amounts may not equal the annual per share amounts due to relative changes in the weighted average number of shares used to calculate net income (loss) per share.

26. Subsequent Events

On February 19, 2013, the Board declared a quarterly dividend of $0.25 per share payable on March 20, 2013 to holders of our Class A Shares and Class B Shares at close of business on March 6, 2013.

On February 9, 2013, Daniel D. Greenwell voluntarily resigned as Chief Financial Officer, effective March 31, 2013. In connection with Mr. Greenwell’s resignation, Mr. Greenwell and the Company executed a separation agreement.

27. Guarantor Condensed Consolidated Financial Data

Our obligations under the Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each current and future domestic restricted subsidiary, other than excluded subsidiaries that guarantee any indebtedness of Tronox Limited or our restricted subsidiaries. Our subsidiaries that do not guarantee the Senior Notes are referred to as the “Non-Guarantor Subsidiaries.” The Guarantor Condensed Consolidated Financial Data presented below presents the statements of operations, statements of comprehensive income, balance sheets and statements of cash flow data for: (i) Tronox Limited (the “Parent Company”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis (which is derived from Tronox historical reported financial information); (ii) the Parent Company, alone (accounting for our Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on an equity basis under which the investments are recorded by each entity owning a portion of another entity at cost, adjusted for the applicable share of the subsidiary’s cumulative results of operations, capital contributions and distributions, and other equity changes); (iii) the Guarantor Subsidiaries alone; and (iv) the Non-Guarantor Subsidiaries alone.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction. Prior to the completion of the Transaction, Tronox Limited was wholly-owned by Tronox Incorporated, and had no operating assets or operations. For purposes of the guarantor financial statements, Tronox Limited is the parent company for all periods presented, and Tronox Incorporated is included in the guarantor column for all periods presented.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2012

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$1,832	$(153)	$—	$1,340	$645
Cost of goods sold	1,568	(104)	—	1,057	615

Gross Margin	264	(49)	—	283	30
Selling, general and administrative expenses	239	(4)	98	115	30

Income (Loss) from Operations	25	(45)	(98)	168	—
Interest and debt expense	(65)	—	297	(356)	(6)
Other income (expense)	(7)	432	(95)	(336)	(8)
Gain on bargain purchase	1,055	—	1,055	—	—
Equity in earnings of subsidiary	—	1,142	(1,144)	2	—

Income (Loss) from Continuing Operations before Income Taxes	1,008	1,529	15	(522)	(14)
Income tax benefit (provision)	125	—	(60)	139	46

Net Income (Loss)	1,133	1,529	(45)	(383)	32
Net loss attributable to noncontrolling interest	1	—	—	1	—

Net Income (Loss) attributable to Tronox Limited	$1,134	$1,529	$(45)	$(382)	$32

CONDENSED CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

Year Ended December 31, 2012

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$1,133	$1,529	$(45)	$(383)	$32
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	10	18	—	(2)	(6)
Amortization of actuarial losses	(48)	—	—	(47)	(1)

Other comprehensive income (loss)	(38)	18	—	(49)	(7)

Total comprehensive income (loss)	$1,095	$1,547	$(45)	$(432)	$25

Comprehensive income attributable to noncontrolling interest:
Net loss	1	—	—	1	—
Foreign currency translation adjustments	(1)	—	—	(1)	—

Comprehensive income attributable to noncontrolling interest	—	—	—	—	—

Comprehensive income (loss) attributable to Tronox Limited	$1,095	$1,547	$(45)	$(432)	$25

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2012

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Assets
Cash and cash equivalents	$716	$—	$533	$82	$101
Investment in subsidiaries	—	(1,595)	(622)	1,760	457
Other current assets	1,457	(8,300)	6,047	2,181	1,529
Property, plant and equipment, net	1,423	—	—	747	676
Mineral leaseholds, net	1,439	—	—	796	643
Other assets	476	—	(3)	401	78

Total Assets	$5,511	$(9,895)	$5,955	$5,967	$3,484

Liabilities and Shareholders’ Equity
Current liabilities	$467	$(539)	$560	$133	$313
Long-term debt	1,605	—	—	902	703
Other long-term liabilities	557	(7,709)	882	6,978	406

Total Liabilities	2,629	(8,248)	1,442	8,013	1,422
Total Equity	2,882	(1,647)	4,513	(2,046)	2,062

Total Liabilities and Equity	$5,511	$(9,895)	$5,955	$5,967	$3,484

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31, 2012

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Cash Flows from Operating Activities
Net income (loss)	$1,133	$1,529	$(45)	$(383)	$32
Gain on bargain purchase	(1,055)	—	(1,055)	—	—
Other	40	(1,529)	2,098	(18)	(511)

Cash provided by (used in) operating activities	118	—	998	(401)	(479)

Cash Flows from Investing Activities:
Capital expenditures	(166)	—	—	(89)	(77)
Cash paid in acquisition of mineral sands business	(1)	—	(1)	—	—
Cash received in acquisition of mineral sands business	115	—	115	—	—

Cash provided by (used in) investing activities	(52)	—	114	(89)	(77)

Cash Flows from Financing Activities
Reductions of debt	(585)	—	—	(481)	(104)
Proceeds from borrowings	1,707	—	—	960	747
Debt issuance costs	(38)	—	—	(19)	(19)
Merger consideration	(193)	—	(193)	—	—
Class A ordinary shares repurchases	(326)	—	(326)	—	—
Shares purchased for the Employee Participation Plan	(15)	—	—	—	(15)
Paid dividends	(61)	—	(61)	—	—
Proceeds from conversion of warrants	1	—	1	—	—

Cash provided by (used in) financing activities	490	—	(579)	460	609

Effects of Exchange Rate Changes on Cash and Cash Equivalents	6	—	—	8	(2)

Net Increase (Decrease) in Cash and Cash Equivalents	562	—	533	(22)	51
Cash and Cash Equivalents at Beginning of Period	154	—	—	104	50

Cash and Cash Equivalents at End of Period	$716	$—	$533	$82	$101

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Eleven Months Ended December 31, 2011

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$1,543	$9	$—	$1,207	$327
Cost of goods sold	1,104	22	—	856	226

Gross Margin	439	(13)	—	351	101
Selling, general and administrative expenses	152	(3)	—	142	13
Litigation/arbitration settlement	(10)	—	—	(10)	—
Provision for environmental remediation and restoration, net of reimbursements	(5)	—	—	(5)	—

Income (Loss) from Operations	302	(10)	—	224	88
Interest and debt expense	(30)	—	—	(20)	(10)
Other income (expense)	(10)	31	—	(35)	(6)
Equity in earnings of subsidiary	—	(72)	—	72	—

Income (Loss) from Continuing Operations before Income Taxes	262	(51)	—	241	72
Income tax benefit (provision)	(20)	—	—	6	(26)

Income (Loss) from Continuing Operations	$242	$(51)	$—	$247	$46

CONDENSED CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

Eleven Months Ended December 31, 2011

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$242	$(51)	$—	$247	$46
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(6)	—	—	(130)	124
Amortization of actuarial losses	(51)	—	—	(37)	(14)

Other comprehensive income (loss)	(57)	—	—	(167)	110

Total comprehensive income (loss)	$185	$(51)	$—	$80	$156

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2011

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Assets
Cash and cash equivalents	$154	$—	$—	$104	$50
Investment in subsidiaries	—	(1,027)	—	570	457
Other current assets	615	(629)	—	918	326
Property, plant and equipment, net	504	—	—	450	54
Mineral leaseholds, net	38	—	—	38	—
Other assets	346	—	—	336	10

Total Assets	$1,657	$(1,656)	$—	$2,416	$897

Liabilities and Shareholders’ Equity
Current liabilities	$281	$(47)	$—	$267	$61
Long-term debt	421	—	—	421	—
Other long-term liabilities	203	(574)	—	211	566

Total Liabilities	905	(621)	—	899	627
Total Shareholders’ Equity	752	(1,035)	—	1,517	270

Total Liabilities and Equity	$1,657	$(1,656)	$—	$2,416	$897

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Eleven Months Ended December 31, 2011

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Cash Flows from Operating Activities
Net income (loss)	$242	$(51)	$—	$247	$46
Other	21	51	—	(36)	6

Cash provided by operating activities	263	—	—	211	52

Cash Flows from Investing Activities:
Capital expenditures	(133)	—	—	(125)	(8)
Proceeds from the sale of assets	1	—	—	1	—

Cash used in investing activities	(132)	—	—	(124)	(8)

Cash Flows from Financing Activities
Reductions of debt	(45)	—	—	(45)	—
Proceeds from borrowings	14	—	—	14	—
Debt issuance costs and commitment fees	(5)	—	—	(5)	—
Proceeds from conversion of warrants	1	—	—	1	—

Cash used in financing activities	(35)	—	—	(35)	—

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(3)	—	—	—	(3)

Net Increase in Cash and Cash Equivalents	93	—	—	52	41
Cash and Cash Equivalents at Beginning of Period	61	—	—	52	9

Cash and Cash Equivalents at End of Period	$154	$—	$—	$104	$50

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

One Month Ended January 31, 2011

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$108	$(23)	$—	$111	$20
Cost of goods sold	83	(22)	—	89	16

Gross Margin	25	(1)	—	22	4
Selling, general and administrative expenses	5	(1)	—	5	1

Income from Operations	20	—	—	17	3
Interest and debt expense	(3)	—	—	(3)	—
Other income (expense)	615	2	—	550	63
Equity in earnings of subsidiary	—	(63)	—	63	—

Income (Loss) from Continuing Operations before Income Taxes	632	(61)	—	627	66
Income tax provision	(1)	—	—	(1)	—

Net Income (Loss)	$631	$(61)	$—	$626	$66

CONDENSED CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

One Month Ended January 31, 2011

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$631	$(61)	$—	$626	$66
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	1	—	—	—	1
Amortization of prior service cost	(1)	—	—	—	(1)

Other comprehensive income	—	—	—	—	—

Total comprehensive income (loss)	$631	$(61)	$—	$626	$66

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

One Month Ended January 31, 2011

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Cash Flows from Operating Activities
Net income (loss)	$631	$(61)	$—	$626	$66
Reorganization items	(954)	—	—	(954)	—
Other	40	61	—	61	(82)

Cash used in operating activities	(283)	—	—	(267)	(16)

Cash Flows from Investing Activities:
Capital expenditures	(6)	—	—	(6)	—

Cash used in investing activities	(6)	—	—	(6)	—

Cash Flows from Financing Activities
Proceeds from borrowings	25	—	—	25	—
Debt issuance costs and commitment fees	(2)	—	—	(2)	—
Proceeds from rights offering	185	—	—	185	—

Cash provided by financing activities	208	—	—	208	—

Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	—	—	—	—

Net Decrease in Cash and Cash Equivalents	(81)	—	—	(65)	(16)
Cash and Cash Equivalents at Beginning of Period	142	—	—	117	25

Cash and Cash Equivalents at End of Period	$61	$—	$—	$52	$9

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2010

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Sales	$1,218	$(299)	$—	$1,240	$277
Cost of goods sold	996	(289)	—	1,047	238

Gross Margin	222	(10)	—	193	39
Selling, general and administrative expenses	59	(9)	—	56	12
Provision for environmental remediation and restoration, net of reimbursements	(47)	—	—	(47)	—

Income (Loss) from Operations	210	(1)	—	184	27
Interest and debt expense	(50)	—	—	(38)	(12)
Other income (expense)	(153)	121	—	(159)	(115)
Equity in earnings of subsidiary	—	114	—	(114)	—

Income (Loss) from Continuing Operations before Income Taxes	7	234	—	(127)	(100)
Income tax benefit (provision)	(2)	(1)	—	6	(7)

Income (Loss) from Continuing Operations	5	233	—	(121)	(107)
Income from discontinued operations	1	—	—	1	—

Net Income (Loss)	$6	$233	$—	$(120)	$(107)

CONDENSED CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

Year Ended December 31, 2010

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Net Income (Loss):
Net Income (Loss)	$6	$233	$—	$(120)	$(107)
Other Comprehensive Loss:
Foreign currency translation adjustments	(10)	—	—	(3)	(7)
Retirement and postretirement plans adjustments	(13)	—	—	(9)	(4)

Other comprehensive loss	(23)	—	—	(12)	(11)

Total comprehensive income (loss)	$(17)	$233	$—	$(132)	$(118)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31, 2010

(Millions of U.S. dollars)

	Consolidated	Eliminations	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Cash Flows from Operating Activities
Net income (loss)	$6	$233	$—	$(120)	$(107)
Other	71	(233)	—	185	119

Cash provided by operating activities	77	—	—	65	12

Cash Flows from Investing Activities:
Capital expenditures	(45)	—	—	(38)	(7)

Cash used in investing activities	(45)	—	—	(38)	(7)

Cash Flows from Financing Activities
Reductions of debt	(425)	—	—	(425)	—
Proceeds from borrowings	425	—	—	425	—
Debt issuance costs	(15)	—	—	(15)	—
Fees related to rights offering and other related debt costs	(17)	—	—	(17)	—

Cash used in financing activities	(32)	—	—	(32)	—

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(1)	—	—	(1)	—

Net Increase (Decrease) in Cash and Cash Equivalents	(1)	—	—	(6)	5
Cash and Cash Equivalents at Beginning of Period	143	—	—	123	20

Cash and Cash Equivalents at End of Period	$142	$—	$—	$117	$25

Exxaro Mineral Sands Operations

Combined Financial Statements

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Exxaro Resources Limited and Shareholder of the Exxaro Mineral Sands Operations:

In our opinion, the accompanying combined statements of financial position and the related combined statements of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of the Exxaro Mineral Sands Operations at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These combined financial statements are the responsibility of management of the Exxaro Mineral Sands Operations. Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Inc

PricewaterhouseCoopers Inc

Johannesburg, Republic of South Africa

March 15, 2012

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

for the years ended December 31

	Notes	2011 R’000	2010 R’000	2009 R’000
REVENUE		6,585,874	4,639,972	3,508,276
Raw materials and consumables used		(1,288,114)	(1,078,851)	(1,175,318)
Changes in inventories of finished goods and work-in-progress		123,077	(276,960)	599,999
Staff costs		(1,033,251)	(918,177)	(824,533)
Depreciation and amortisation		(547,529)	(601,285)	(479,078)
Impairment reversal/(charge) of property, plant and equipment		877,163	—	(1,435,000)
Energy costs		(679,119)	(501,128)	(433,969)
Other operating expenses		(1,368,367)	(1,013,021)	(1,165,457)

OPERATING PROFIT/(LOSS)	5	2,669,734	250,550	(1,405,080)
Interest income	6	61,042	9,160	10,790
Interest expense	6	(260,596)	(299,417)	(369,119)

PROFIT/(LOSS) BEFORE TAX		2,470,180	(39,707)	(1,763,409)
Income tax benefit/(expense)	7	79,858	48,192	(307,734)

PROFIT/(LOSS) FOR THE YEAR		2,550,038	8,485	(2,071,143)

Profit/(loss) attributable to Exxaro group of companies		2,550,038	8,485	(2,071,143)

PROFIT/(LOSS) FOR THE YEAR		2,550,038	8,485	(2,071,143)

OTHER COMPREHENSIVE INCOME:
Exchange differences on translating foreign operations		475,691	24,207	38,749
Cash flow hedges		25,792	88,655	135,515
Income tax relating to components of other comprehensive income		2,431	(25,632)	(38,511)

Net gain recognised in other comprehensive income for the year, net of tax	19	503,914	87,230	135,753

TOTAL COMPREHENSIVE INCOME/(LOSS) FOR THE YEAR		3,053,952	95,715	(1,935,390)

Total comprehensive income/(loss) attributable to Exxaro group of companies		3,053,952	95,715	(1,935,390)

The accompanying notes are an integral part of these combined financial statements.

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF FINANCIAL POSITION

		December 31,
	Notes	2011 R’000	2010 R’000
ASSETS
Non-current assets
Property, plant and equipment	8	6,285,643	5,252,566
Intangible assets	9	131,160	72,799
Deferred tax	10	477,922	138,309
Financial assets	11	156,440	126,654

Total non-current assets		7,051,165	5,590,328

Current assets
Inventories	12	2,298,471	1,911,909
Trade and other receivables	13	1,880,218	1,157,649
Derivatives		8,980	84,991
Amounts owing by related parties	14	1,151,069	1,057,534
Cash and cash equivalents		2,998,263	418,879

Total current assets		8,337,001	4,630,962

Non-current assets classified as held for sale	25	2,046

TOTAL ASSETS		15,390,212	10,221,290

EQUITY AND LIABILITIES
Capital and reserves
Invested capital		4,276,900	2,476,900
Other reserves		1,016,268	498,281
Accumulated losses		(1,601,487)	(3,465,820)

Net investment by Exxaro Resources Limited		3,691,681	(490,639)

Non-current liabilities
Interest-bearing borrowings	15	549,286	652,641
Amounts due to related parties	14	1,925,805	2,346,568
Post retirement medical obligation	21	44,134	37,685
Non-current provisions	16	526,964	438,337
Deferred tax	10		19,181

Total non-current liabilities		3,046,189	3,494,412

Current liabilities
Trade and other payables	17	789,367	715,293
Interest-bearing borrowings	15	275,412	270,658
Amounts due to related parties	14	7,475,156	6,215,285
Current provisions	16	10,159	12,051
Derivatives		102,248	4,230

Total current liabilities		8,652,342	7,217,517

TOTAL EQUITY AND LIABILITIES		15,390,212	10,221,290

The accompanying notes are an integral part of these combined financial statements.

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF CASH FLOWS

for the years ended December 31

		2011	2010	2009
	Notes	R’000	R’000	R’000
CASH FLOWS FROM OPERATING ACTIVITIES

Cash generated by/(utilised in) operations	18.1	1,757,760	973,441	(110,546)
Net financing costs	18.2	(158,359)	(270,538)	(357,077)

		1,599,401	702,903	(467,623)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment		(664,529)	(692,819)	(825,807)
Proceeds from Tronox buy-back arrangement (excluding interest income)	18.3	427,151
Proceeds from disposal of property, plant and equipment		2,870	3,019	4,643
Proceeds from disposal of investments	25	4,487
Increase in investments in other non-current assets		(12,839)	(34,818)	(42,581)
Increase in amounts owing by related parties		(68,983)	(266,316)	(93,632)
Acquisition of subsidiary	18.4			(120,560)

		(311,843)	(990,934)	(1,077,937)

CASH FLOWS FROM FINANCING ACTIVITIES
Interest-bearing borrowings raised		53,947	348,012	230,948
Interest-bearing borrowings repaid		(322,793)	(103,502)	(65,985)
Proceeds from related party borrowings		361,575	189,340	923,143
Dividend	18.5	(685,705)
Proceeds from issue of share capital	18.6	1,800,000

		1,207,024	433,850	1,088,106

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		2,494,582	145,819	(457,454)
Cash and cash equivalents at beginning of year		418,879	276,892	731,060
Translation differences on cash and cash equivalents		84,802	(3,832)	3,286

CASH AND CASH EQUIVALENTS AT END OF YEAR		2,998,263	418,879	276,892

The accompanying notes are an integral part of these combined financial statements.

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF CHANGES IN EQUITY/(DEFICIT)

		Other reserves
	Invested capital R’000	Foreign currency translations R’000	Financial instruments revaluation R’000	Equity- settled reserve R’000	Accumulated profit/(loss) R’000	Net investment by Exxaro R’000
BALANCE AT JANUARY 1, 2009	2,476,900	220,647	(13,771)	38,227	(1,403,162)	1,318,841
Loss for the year					(2,071,143)	(2,071,143)
Other comprehensive income		38,749	97,004			135,753
Transactions with owners
- Share-based payments				12,226		12,226

BALANCE AT DECEMBER 31, 2009	2,476,900	259,396	83,233	50,453	(3,474,305)	(604,323)
Profit for the year					8,485	8,485
Other comprehensive income		24,207	63,023			87,230
Transactions with owners
- Share-based payments				17,969		17,969

BALANCE AT DECEMBER 31, 2010	2,476,900	283,603	146,256	68,422	(3,465,820)	(490,639)
Profit for the year					2,550,038	2,550,038
Other comprehensive income		475,691	28,223			503,914
Transactions with owners
- Share-based payments				14,073		14,073
- Proceeds from shares issued	1,800,000					1,800,000
- Dividends					(685,705)	(685,705)

BALANCE AT DECEMBER 31, 2011	4,276,900	759,294	174,479	82,495	(1,601,487)	3,691,681

Foreign currency translation reserve

The foreign currency translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign entities that are not integral to the operations of the group.

Financial instruments revaluation reserve

The financial instruments revaluation reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments where the hedged transaction has not yet occurred.

Equity-settled reserve

The equity-settled reserve represents the fair value of services received and settled by equity instruments granted.

The accompanying notes are an integral part of these combined financial statements.

EXXARO MINERAL SANDS OPERATIONS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.	BACKGROUND

On September 26, 2011, Exxaro Resources Limited (“Exxaro”) signed a Transaction Agreement to sell its mineral sands operations (the “Exxaro Mineral Sands Operations”) to Tronox Limited (the “Acquirer”).

The Exxaro Mineral Sands Operations is comprised of the following wholly-owned subsidiaries of Exxaro in South Africa, Netherlands and Australia:

Exxaro TSA Sands (Pty) Ltd, Exxaro Sands (Pty) Ltd, Exxaro Australia Sands Pty Ltd, Exxaro Holdings Sands (Pty) Ltd, Exxaro Holdings (Aus) Pty Ltd, Exxaro Investments (Australia) Pty Ltd, Ticor Finance (A.C.T) Pty Ltd, Ticor Resources Pty Ltd, Ticor Chemical Company Pty Ltd, Omacor SAC, TiO2 Corporation Pty Ltd, Tific Pty Ltd, Yalgoo Minerals Pty Ltd, Senbar Holdings Pty Ltd, Pigment Holdings Pty Ltd, Synthetic Rutile Holdings Pty Ltd and Exxaro Sands Holdings BV.

The Exxaro Mineral Sands Operations conducts mining and smelting activities of titanium mineral ores to produce titanium slag and pig iron, in the Empangeni area of KwaZulu Natal, as well as the mining and smelting activities of mineral sands at Namakwa Sands in the Western Cape, of South Africa. The operations in Australia include a 50% interest in the Tiwest Joint Venture in Australia, which consists of the mining and concentration of titanium mineral ores, the operation of a synthetic rutile production facility as well as a titanium dioxide pigment plant operation (the “Tiwest Joint Venture”). The Tiwest Joint Venture is an unincorporated joint venture with Tronox and is proportionately consolidated.

The combined financial statements were authorised for issue by the board of directors of Exxaro on March 15, 2012.

The basis of preparation, combination and presentation of the combined financial statements of the Exxaro Mineral Sands Operations is more fully described below.

2.	BASIS OF PREPARATION

The accompanying financial statements represent the combined financial statements of the entities described in note 1 above, which are all wholly owned subsidiaries of Exxaro. Such entities comprise the Exxaro Mineral Sands Operations for purposes of the Proposed Transaction and have historically been managed together, and have been under common control, during the reporting periods. The accompanying combined financial statements are prepared in compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The combined financial statements have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS.

The combined financial statements have been prepared for the purposes of presenting, as far as practical, the financial position, results of operations and cash flows of the Exxaro Mineral Sands Operations on a standalone basis. The combined financial statements of the Exxaro Mineral Sands Operations reflect assets, liabilities, revenues and expenses directly attributable to the Exxaro Mineral Sands Operations, including management fee allocations recognised on a historic basis in the accounting records of Exxaro on a legal entity basis. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Exxaro had been purchased from independent third parties, the allocations are considered to be reasonable by the directors of Exxaro and management of the Exxaro Mineral Sands Operations. However, the financial position, results of operations and cash flows of the Exxaro Mineral Sands Operations are not necessarily representative or indicative of those that would have been achieved had the Exxaro Mineral Sands Operations operated autonomously or as an entity independent from Exxaro.

(a) Going Concern

As at December 31, 2010 and 2009 the liabilities of the Mineral Sands Operations exceeded its assets. Due to an increased investment in share capital and improved operating results in 2011, management have a reasonable expectation that the Exxaro Mineral Sands operations has adequate resources to continue in operational existence for the foreseeable future. As at December 31, 2011, the assets of the Exxaro Mineral Sands Operations exceeded its liabilities.

The Exxaro Mineral Sands Operations therefore continues to adopt the going concern basis in preparing its combined financial statements.

(b) Management fees

Exxaro uses a cost recovery mechanism to recover certain central management and other similar costs it incurs at a corporate level. The management fees reflected in the combined financial statements are based on the amounts historically recorded in the accounts of the individual entities within the Exxaro Mineral Sands Operations due to this cost recovery mechanism. An appropriate proportion of the remuneration of the senior management personnel for Exxaro is included in the Exxaro Mineral Sands Operations. These management fees include their salaries and pension costs. These management fees have either been directly attributed to individual operations of the Exxaro Mineral Sands Operations or, for costs incurred centrally, allocated between the relevant Exxaro businesses and the Exxaro Mineral Sands Operations. Costs have principally been allocated on the basis of actual services delivered. A complete discussion of the Exxaro Mineral Sands Operations’ relationship with Exxaro and other Exxaro companies, including a description of the costs that have historically been charged to the Exxaro Mineral Sands Operations, is included in Note 14 to these combined financial statements.

(c) Interest

The interest charge reflected in the combined financial statements is based on the interest charge historically incurred by the entities included in the Exxaro Mineral Sands Operations on specific external borrowings or financing provided by other Exxaro companies. Details of specific external borrowings and borrowings from other Exxaro companies are set out in notes 14 and 15.

(d) Taxation

The entities that comprise the Exxaro Mineral Sands Operations have historically filed separate tax returns in South Africa, and a consolidated tax return in Australia.

Current and deferred income taxes for the Exxaro Mineral Sands South African operations are therefore based on the historical (separate) tax returns.

Current and deferred income taxes for the Exxaro Mineral Sands Australian operations are based on the consolidated tax return prepared for all Australian subsidiaries of Exxaro. The head entity within the tax-consolidated group for the Australian operations is Exxaro Australia Pty Ltd (which is a fellow-subsidiary of Exxaro engaged in Coal operations, and not part of the Exxaro Mineral Sands Operations). Entities within the tax-consolidated group have entered into a tax funding arrangement and a tax-sharing agreement with the head entity. Under the terms of the tax funding agreement, each of the Exxaro Mineral Sands Operations entities and each of the entities in the tax-consolidated group have agreed to pay a tax equivalent payment to or from the head entity, based on the current tax liability or current tax asset of the entity. Tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using the ‘separate taxpayer within group’ approach. Current tax liabilities and assets and deferred tax assets arising from unused tax losses and tax credits of the members of the tax-consolidated group are recognised by Exxaro Australia Pty Ltd (as head entity in the tax-consolidated group). Such amounts are reflected in amounts receivable from, or payable to, related parties (see note 14). There is no difference between the tax expense recognised in each entity on a separate tax return basis to that recognised on a consolidated tax return basis.

The tax sharing agreement entered into between members of the tax-consolidated group provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations. No amounts have been recognised in the financial statements in respect of this agreement as payments of any amount under the tax sharing agreement are considered remote. Tax liabilities that may arise from any separation of the entities comprising the Exxaro Mineral Sands Australian operations from the tax consolidated group have not been reflected in the combined financial statements.

(e) Share-based payments

A number of Exxaro Mineral Sands Operations employees participate in Exxaro’s performance share schemes and management option plan. For purposes of these combined financial statements, transfers of Exxaro’s equity instruments to employees of the Exxaro Mineral Sands Operations have been reflected as equity settled share-based payment transactions. The share-based payment transactions have are classified as ‘equity-settled’ share-based payments on the basis that the responsibility for settling the awards reside with Exxaro, and not the entities comprising the Exxaro Mineral Sands Operations.

(f) Net investment by other Exxaro companies

The net investment by other Exxaro companies in the Exxaro Mineral Sands Operations businesses is shown in lieu of shareholder’s equity in the combined balance sheets. Net investment by other Exxaro companies therefore includes aggregated combined share capital of the entities included within the combined financial statements, accumulated losses and other reserves (including share-based payment reserve, hedging reserve and cumulative translation adjustments).

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below. These policies have been consistently applied to all the periods presented.

(a) Basis of combination

The financial statements have been prepared by combining all individual subsidiaries into one reporting entity, the Exxaro Mineral Sands Operations. The list of individual legal entities included within these combined financial statements, which together form the Exxaro Mineral Sands Operations of Exxaro, is provided in note 1. All intra-Exxaro Mineral Sands Operations transactions, balances, income and expenses, including unrealised profits on such transactions, have been eliminated on combination. Unrealised losses have also been eliminated unless the transaction provided evidence of an impairment of the asset transferred.

Subsidiaries are all entities (including special purpose entities) over which the Exxaro Mineral Sands Operations has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Exxaro Mineral Sands Operations controls another entity.

A joint venture is a contractual arrangement whereby the Exxaro Mineral Sands Operations and one or more parties undertake an economic activity that is subject to joint control. Joint ventures in which the Exxaro Mineral Sands Operations participates with other parties are proportionately combined. In applying the proportionate combination method, the Exxaro Mineral Sands Operations’ percentage share of the statement of financial position and statement of comprehensive income items are included in the Exxaro Mineral Sands Operations’ combined financial statements.

(b) Adoption of new and revised standards and interpretations

The effective date of each amendment is included in the list of the new and revised standards and interpretation list below.

The following amended and new Standards and Interpretations have been applied, where relevant, to the combined financial statements for the period ended December 31, 2011:

•	Amendment to IFRS 7 Financial Instruments: Disclosures—this amendment clarifies certain of the disclosures relating to credit risk.

•	Amendment to IAS 1 Presentation of Financial Statements—this amendment clarifies disclosures required for each component of equity.

•	Amendment to IAS 34 Interim Financial Reporting—this amendment provides further information on the significant events and transactions requiring discussion in interim financial reports.

•	Amendment to IAS 24 Related Party Disclosures—this amendment clarifies and simplifies the definition of a related party.

•

Amendment to IFRS 7 Financial Instruments Disclosures—This amendment provides additional disclosure requirements with respect to transfers of financial assets. This amendment is effective July 1, 2011.

These pronouncements had no material impact on the accounting of transactions or the disclosure thereof.

The adoption of the amended and revised standards did not have a significant impact on the measurement or disclosure and presentation of items included in the combined financial statements.

Exxaro Resources Limited will early adopt the new suite of consolidation standards on January 1, 2012.

•

IFRS 10 Consolidated financial statements—this standard clarifies the concept of control which is the determining factor in whether an entity should be included within the consolidated financial statements.

Additional guidance is provided to assist in determining control where this is difficult to assess. The standard is effective January 1, 2013.

•	IFRS 11 Joint arrangements—this standard provides guidance on the assessment of joint arrangements (as either joint ventures or joint arrangements) and the required accounting for these arrangements.

Proportionate consolidation is no longer permitted. The standard is effective January 1, 2013.

•

IFRS 12 Disclosures of interests in other entities—this standard describes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The standard is effective January 1, 2013.

•

IAS 27 (revised 2011) Separate financial statements—this updated standard includes the provisions on separate financial statements which remain after the control provisions of IAS 27 have been included in the new IFRS 10. The standard is effective January 1, 2013.

The following standards and amendments to standards are mandatory for the Exxaro Mineral Sands Operations’ accounting periods beginning on or after January 1, 2012, but the Exxaro Mineral Sands operations have not early adopted them.

•

Amendment to IAS 12 Income taxes—this amendment introduces a rebuttable presumption that deferred tax assets or liabilities arising on investment property measured at fair value should be recognised based on recovery by sale. The amendment is effective on January 1, 2012.

•

IFRS 9 Financial Instruments—this standard is part of the IASBs project to replace IAS 39. It addresses classification and measurement of financial assets and replaces the multiple classification and measurement models in IAS 39 with a single model that has only two classification categories: amortised cost and fair value. The standard is effective January 1, 2013.

•	IAS 28 (revised 2011) Associates and joint ventures—this updated standard requires equity accounting for investments in associates and joint ventures. The standard is effective January 1, 2013.

•	IFRS 13 Fair value measurement—this standard provides a precise definition of fair value and represents a single source of fair value measurement and disclosure requirements for use across IFRS.

The standard is effective January 1, 2013.

The directors believe that none of the other new or revised standards and interpretations will have an effect other than enhanced disclosure.

(c) Property, plant and equipment

Land and extensions under construction are stated at cost and are not depreciated. Buildings, including certain non-mining residential buildings and all other items of property, plant and equipment are reflected at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is charged on a systematic basis over the estimated useful lives of the assets after taking into account the estimated residual value of the assets. Useful life is the period of time over which the asset is expected to be used or the number of production or similar units expected to be obtained from the use of the asset. The useful lives of mineral rights may change based on changes in geological assumptions.

Refractory furnace relines are depreciated based on the usage thereof.

Items of property, plant and equipment are capitalised in components where components have a different useful life to the main item of property, plant and equipment to which the component can be logically assigned.

The estimated useful lives of assets and their residual values, are re-assessed periodically with any changes in such accounting estimates being adjusted in the financial year of re-assessment and applied prospectively.

The estimated useful lives of items of property, plant and equipment are:

Buildings and infrastructure (including residential buildings)	3 – 40 years
Mineral properties	3 – 29 years
Fixed plant and equipment	1 – 30 years
Mobile equipment, built-in process computers, underground mining equipment and reconditionable spares	3 – 25 years
Loose tools and computer equipment	3 – 10 years
Development costs	10 –20 years
Refractory relines	4 – 6 years
Site preparation, mining development and exploration	3 – 29 years

Maintenance and repairs which neither materially add to the value of assets nor appreciably prolong their useful lives are taken to profit or loss.

Direct attributable expenses relating to mining and other major capital projects, site preparations and exploration are capitalised until the asset is brought to a working condition for its intended use. These costs include dismantling and site restoration costs to the extent that these are recognised as a provision.

Financing costs directly associated with the construction or acquisition of qualifying assets are capitalised relating to loans specifically raised for that purpose, or at the average borrowing rate where the general pool of combined company borrowings was utilised. Capitalisation of borrowing costs ceases when the asset is ready for its intended use.

Gains and losses on the disposal of property, plant and equipment are taken to profit or loss.

(d) Leased assets

Leases involving plant and equipment whereby the lessor provides finance to the combined company with the asset as security and where the combined company obtains substantially all the benefits and risks of ownership, are classified as finance leases. Assets acquired in terms of finance leases are capitalised at the lower of fair value and the present value of the minimum lease payments at inception of the lease and depreciated over the useful life of the asset. The minimum lease payments exclude contingent rents. Contingent rents shall be charged as expenses in the periods in which they are incurred. The capital element of future obligations under the leases is included as a liability in the statement of financial position. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance charge is charged against income over the lease period using the effective interest rate method.

For a sale and leaseback transaction that results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and recognised on the straight-line basis over the period of the lease.

Leases of assets to the combined company under which all the risks and benefits of ownership are effectively retained by the lessor, are classified as operating leases. Payments made under operating leases are charged against income on the straight-line basis over the period of the lease.

Arrangements that contain the right to use an asset are evaluated for recognition, classification as a finance or operating lease, measured, and accounted for accordingly.

(e) Intangible assets

An intangible asset is recognised at cost if it is probable that future economic benefits will flow to the enterprise and the cost can be reliably measured. Amortisation is charged on a systematic basis over the estimated useful lives of the intangible assets.

Subsequent expenditure on capitalised intangible assets is capitalised only if it increases the future benefits embodied in the specific asset to which it relates.

Intangible assets with finite useful lives are amortised on the straight-line basis over their estimated useful lives. The amortisation methods and estimated remaining useful lives are reviewed at least annually. The estimated maximum useful lives of intangible assets in respect of patents, licenses and franchises are 25 years.

The carrying amounts are reviewed at each financial year-end to determine whether there is any indication of impairment.

(f) Research, development and exploration costs

Research, development and exploration costs are charged against income until they result in projects that are evaluated as being technically or commercially feasible, the combined company has sufficient resources to complete development and can demonstrate how the asset will generate future economic benefits, in which event these costs are capitalised and amortised on the straight-line basis over the estimated useful life of the project or asset. The carrying amounts are reviewed at each financial year-end to determine whether there is any indication of impairment.

(g) Impairment of assets

The carrying amounts of assets are reviewed at each financial year-end to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount is estimated as the higher of the fair value less cost to sell.

Assets that have an indefinite useful life—for example, goodwill or intangible assets not ready to use – are not subject to amortisation and are tested annually for impairment.

Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

In assessing value in use, the expected future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognised whenever the carrying amount exceeds the recoverable amount.

For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. An impairment loss is recognised whenever the carrying amount of the cash-generating unit exceeds its recoverable amount.

A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount, however not to an amount higher than the carrying amount that would have been determined (net of depreciation) had no impairment loss been recognised in prior years.

(h) Financial Instruments

Recognition

A financial instrument is recognised when the Exxaro Mineral Sands Operations becomes a party to a contract which entitles it to receive contractually agreed cash flows on the instrument. All acquisitions of financial assets that require delivery within the time frame established by regulation or market convention (regular-way purchases) are recognised at trade date, which is the date on which the Exxaro Mineral Sands Operations commits to acquire the asset.

Derecognition

The Exxaro Mineral Sands Operations derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in financial assets transferred that is created or retained by the Exxaro Mineral Sands Operations is recognised as a separate asset or liability.

The Exxaro Mineral Sands Operations may enter into transactions whereby it transfers assets recognised on its statement of financial position, but retains either all risks and rewards of the transferred assets or a portion of them. If all, or substantially all, risks and rewards are retained, then the transferred assets are not derecognised from the statement of financial position.

The rights and obligations retained in the transfer of financial instruments are recognised separately as assets and liabilities as appropriate. In transfers where control over the asset is retained, the Exxaro Mineral Sands Operations continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset.

Non-derivative financial instruments

Non-derivative financial instruments comprise investments in equity and debt instruments, trade and other payables, cash and cash equivalents, loans and borrowings and trade and other receivables.

Non-derivative financial instruments are recognised initially at fair value plus, in the case where financial instruments are not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition, non-derivative financial instruments are measured as described below.

Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand form an integral part of the Exxaro Mineral Sands Operations’ cash management system and are included as a component of cash and cash equivalents for purposes of the cash flow statements. Cash and cash equivalents are measured at amortised cost.

Financial instruments at fair value through profit or loss

The Exxaro Mineral Sands Operations designates financial assets and liabilities at fair value through profit or loss when either:

•	the assets or liabilities are managed, evaluated and reported internally on a fair value basis;

•	the designation eliminates or significantly reduces an accounting mismatch which would otherwise arise; or

•

the assets or liabilities contain an embedded derivative that significantly modifies the cash flows that would otherwise be required under the contract and has to be separately disclosed and fair-valued through profit or loss.

The Exxaro Environmental Rehabilitation Trust financial instrument is designated as at fair value through profit or loss as it is believed that the designation significantly reduces an accounting mismatch which would otherwise arise. Changes in the fair value of the Exxaro Environmental Rehabilitation Trust are recognised in profit of loss which is consistent with the recognition of changes in the related environmental rehabilitation provision (relating to interest cost). Subsequent to initial recognition, financial instruments designated or classified as at fair value through profit or loss are measured at fair value with changes in fair value recognised in profit or loss.

Financial instruments not at fair value through profit or loss, and not available-for-sale

-Receivables

Long-term receivables and trade and other receivables are measured at amortised cost using the effective interest rate method. Effective interest rate method is a method of calculating the amortised cost of a financial asset or liability and allocating the interest income or interest expense over the relevant period. Amortised cost is the amount at which the long-term receivables and trade and other receivables are measured at initial recognition, minus principal repayments, plus or minus the cumulative amortisation using the effective interest rate method of any difference between the initial amount recognised and the maturity amount, minus any reduction for impairment or uncollectibility.

-Loans and borrowings

Loans and borrowings are measured at amortised cost using the effective interest rate method.

-Payables

Trade and other payables are reported at amortised cost, namely original debt less principal repayments and any amortisation using the effective interest rate method.

-Investment in equity instruments

The fair value of investments is based on quoted bid prices for listed securities or valuations derived from discounted cash flow models for unlisted securities. Equity instruments for which fair values cannot be measured reliably are recognised at cost less impairment. When equity instruments classified as available-for-sale are sold or impaired, the accumulated fair value adjustments are included in profit or loss as gains and losses from investment securities.

Derivative financial instruments (foreign exchange contracts)

The Exxaro Mineral Sands Operations holds derivative financial instruments to hedge its foreign currency and interest rate exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivative instruments are recognised initially at fair value; attributable transaction costs are recognised in profit or loss when incurred. Subsequent to initial recognition, derivative instruments are measured at fair value, and changes in fair value are accounted for as described below.

Fair value hedges

When a derivative is designated as a hedge of the change in fair value of a recognised asset or liability or a firm commitment, changes in the fair value of the derivative are recognised immediately in profit or loss together with changes in the fair value of the hedged item that are attributable to the hedged risk.

If the derivative expires or is sold, terminated, or exercised, or no longer meets the criteria for fair value hedge accounting, or the designation is revoked, hedge accounting is discontinued. Any adjustment up to that point, to a hedged item for which the effective interest rate method is used, is amortised to profit or loss as part of the recalculated effective interest rate of the item over its remaining life.

Cash flow hedges

When a derivative is designated as a hedge of the variability in cash flows attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction that could affect profit or loss, the effective portion of changes in the fair value of the derivative is recognised directly in equity. The amount recognised in equity is removed and included in profit or loss in the same period as the hedged item’s cash flows affect profit or loss under the same income statement line item as the hedged item. Any ineffective portion of changes in the fair value of the derivative is recognised immediately in profit or loss.

If the derivative expires or is sold, terminated, or exercised, or no longer meets the criteria for cash flow hedge accounting, or the designation is revoked, then hedge accounting is discontinued and the amount recognised in equity remains in equity until the forecast transaction affects profit or loss. If the forecast transaction is no longer expected to occur, then hedge accounting is discontinued and the balance in equity is recognised immediately in profit or loss.

Economic hedges

Hedge accounting is not applied to derivative instruments that economically hedge monetary assets and liabilities denominated in foreign currencies. Changes in the fair value of such derivatives are recognised in profit or loss as part of foreign currency gains and losses.

Separable embedded derivatives

Changes in the fair value of separable embedded derivatives are recognised immediately in profit or loss.

Impairment of financial assets

The Exxaro Mineral Sands Operations first assesses whether objective evidence of impairment exists. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

For loans and receivables category, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in profit or loss. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the reversal of the previously recognised impairment loss is recognised in the combined statement of comprehensive income.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets in the Exxaro Mineral Sands Operations which share similar credit risk character are assessed collectively.

Offset

Financial assets and liabilities are set off and the net amount presented in the statement of financial position when, and only when, the Exxaro Mineral Sands Operations has a legal right to set off the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

Determining fair values

The determination of fair values of financial assets and financial liabilities is based on quoted market prices or dealer price quotations for financial instruments traded in active markets. For all other financial instruments fair value is determined by using generally accepted valuation techniques. Valuation techniques include net present value techniques, the discounted cash flow method, comparison to similar instruments for which market observable prices exist, and valuation models. The Exxaro Mineral Sands Operations uses widely recognised valuation models for determining the fair value of common and more simple financial instruments like interest rate and currency swaps. For these financial instruments, inputs into models are available on the market.

The fair value of long and medium-term borrowings is calculated using quoted market prices, or where such prices are not available, discounted cash flow analysis using the applicable yield curve for the duration of the borrowing are used. The fair value of financial assets and financial liabilities with standard terms and conditions and traded on active liquid markets, is determined with reference to quoted market prices. The fair value of other financial assets and financial liabilities (excluding derivative instruments) is determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from widely available current market transactions. The fair value of derivative instruments is calculated using quoted prices. Where such prices are not available, use is made of discounted cash flow analyses for the duration of the instruments for non-optional derivatives, and option pricing models for optional derivatives.

Interest income

Finance income comprises interest income on funds invested including available-for-sale financial assets and hedging instruments that are recognised in profit or loss. Interest income is recognised as it accrues in profit or loss, using the effective interest rate method.

Interest expense

Finance expenses comprise interest expense on borrowings and agreements for the use of assets classified as finance leases in terms of IFRIC 4, “Determining whether an Arrangement contains a Lease,” unwinding of the discount on provisions, and dividends on preference shares classified as liabilities. All borrowing costs are recognised in profit or loss using the effective interest rate method.

Foreign currency gains and losses are reported on a net basis.

Fees and commission

Fees and commission income and expenses that are integral to the effective interest rate on a financial asset or financial liability are included in the measurement of the effective interest rate.

Other fees and commission expenses relate mainly to transaction and service fees and are expensed as the services are received.

(i) Inventories

Inventories are valued at the lower of cost, determined on the weighted average basis, and net realisable value. The cost of finished goods and work-in-progress comprises raw materials, direct labour, other direct costs and fixed production overheads, but excludes interest charges. Fixed production overheads are allocated on the basis of normal capacity. Write-downs to net realisable value and inventory losses are expensed in the period in which the write-downs or losses occur.

Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

(j) Foreign currencies

Transactions and balances

Transactions denominated in foreign currencies are translated at the rate of exchange ruling at the transaction date. Monetary items denominated in foreign currencies are translated at the rate of exchange ruling at the reporting date. Gains or losses arising on translation are credited to or charged against income. These gains or losses may be deferred in other comprehensive income when the cash flow hedging criteria are met.

Foreign entities

The financial statements of foreign entities are translated into South African Rand as follows:

•	assets and liabilities at rates of exchange ruling at the reporting date.

•	income, expenditure and cash flow items at weighted average rates.

•	goodwill and fair value adjustments arising on acquisition at rates of exchange ruling at the reporting date.

All resulting exchange differences are reflected as part of shareholders’ equity. On disposal, such translation differences are recognised in the income statement as part of the cumulative gain or loss on disposal.

(k) Revenue recognition

Revenue, which excludes value added tax, represents the gross value of goods invoiced. Export revenues are recorded according to the relevant sales terms, when the risks and rewards of ownership are transferred to the buyer.

(l) Interest income

Interest is recognised on the time proportion basis, taking account of the principal outstanding and the effective rate over the period to maturity, when it is determined that such income will accrue to the Exxaro Mineral Sands Operations.

(m) Income tax expense

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years in determination of taxable profit (temporary differences), and it further excludes items that are never taxable or deductible (non-temporary differences). The Exxaro Mineral Sands Operations’ liability for tax is calculated using tax rates that have been enacted or substantively enacted at the reporting date.

(n) Deferred tax

Deferred tax is provided using the balance sheet liability method on all temporary differences between the carrying amounts for financial reporting purposes and the amounts used for tax purposes.

A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which the associated unused tax losses and deductible temporary differences can be utilised. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated using tax rates that have been enacted at the reporting date. The effect on deferred tax of any changes in taxation rates is charged or credited to the income statement, except to the extent that it relates to items previously charged or credited directly to equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Exxaro Mineral Sands Operations intends and has the ability to settle its current tax assets and liabilities on a net basis.

(o) Provisions

Provisions are recognised when the Exxaro Mineral Sands Operations has a present legal or constructive obligation as a result of past events, for which it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Where the effect of discounting to present value is material, provisions are adjusted to reflect the time value of money, and where appropriate, the risk specific to the liability.

Decommissioning and environmental rehabilitation

Provision is made for environmental rehabilitation and decommissioning costs where either a legal or constructive obligation is recognised as a result of past events. Estimates are based upon costs that are regularly reviewed and adjusted as appropriate for new circumstances.

Where a provision is made for dismantling and site restoration costs, an asset of similar initial value is raised and amortised in accordance with the Exxaro Mineral Sands Operations’ accounting policy for property, plant and equipment.

Annual contributions are made to the Exxaro Mineral Sands Operations’ Environmental Rehabilitation Fund, created in accordance with statutory requirements, to provide for the funding of the estimated cost of pollution control and rehabilitation during, and at the end of the life of mines.

Expenditure on plant and equipment for pollution control is capitalised and depreciated over the useful lives of the assets whilst the cost of ongoing current programmes to prevent and control pollution and to rehabilitate the environment is charged against profit or loss as incurred.

(p) Employee benefits

Post-employment benefits

Defined contribution plan

The Exxaro Mineral Sands Operations provides defined contribution retirement funds for the benefit of employees, the assets of which are held in separate funds. These funds are funded by contributions from employees and the Exxaro Mineral Sands Operations, taking account of the recommendations of independent actuaries. The Exxaro Mineral Sands Operations’ contribution to the defined contribution fund is charged to the income statement in the year to which it relates.

Defined benefit obligation

A post-retirement medical contribution obligation exists for certain in-service and retired employees who are members of accredited medical aid funds. This benefit is no longer offered to new employees. The liability is determined using actuarial assumptions. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised immediately in profit or loss.

Equity compensation benefits

Senior management, including executive directors, and eligible employees participated in the share appreciation right scheme (SARs), long-term incentive plan (LTIP), deferred bonus plan (DBP), share option scheme and the employee empowerment participation scheme (MPower).

SARs, LTIP, DBP, share options and MPower are treated as equity-settled share-based payment schemes with the fair value being expensed over the vesting period of the instrument with a corresponding increase in equity. The fair value of these schemes are determined at grant date and subsequently reviewed at each reporting period only for changes in non-market performance conditions and employee attrition rates applicable to each scheme.

The vesting portion of long-term benefits is recognised and provided for at financial year-end, based on current total cost to company.

Termination benefits

Termination benefits are payable whenever an employee’s employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits.

The Exxaro Mineral Sands Operations recognises termination benefits when it has demonstrated its commitment to either terminate the employment of current employees according to a detailed formal plan without possibility of withdrawal or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. If the benefits fall due more than 12 months after the reporting date, they are discounted to present value.

(q) Dividend

Dividends paid are recognised by the company when the shareholder’s right to receive payment is established. These dividends are recorded and disclosed as dividends paid in the statement of changes in equity. Dividends proposed or declared subsequent to the year end are not recognised at the financial year-end, but are disclosed in the notes to the financial statements.

4.	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

4.1 Critical accounting estimates and assumptions

The Exxaro Mineral Sands Operations makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Impairment of property, plant and equipment

The Exxaro Mineral Sands Operations reviews the carrying amount of its property, plant and equipment at least annually at the end of each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount is estimated as set out in the accounting policy in 3(g).

The recoverable amounts of cash generating units are generally determined based on fair value less cost to sell calculations. These calculations require the use of estimates.

Should management’s estimate of the future not reflect actual events, further impairments may be identified.

Factors affecting the estimates include:

•	changes to estimates of mineral resources and ore reserves;

•	economical recovery of resources;

•	the grade of the ore reserves may vary significantly from time to time;

•	review of strategy;

•	unforeseen operational issues at operations;

•	differences between actual commodity prices and commodity price assumptions;

•	changes in the discount rates and foreign exchange rates; and

•	changes in capital, operating mining, processing and reclamation costs.

KZN Sands has been assessing the carrying values of its property, plant and equipment, as required, since commissioning.

During 2006 the carrying value of the assets of KZN Sands was reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R784.4 million. During 2009, the carrying value of the assets of KZN Sands was further reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R1,435 million. The impairment in 2009 resulted from a decision by Exxaro’s board of directors, as a result of depressed market conditions at the time, not to proceed with the planned development of the Fairbreeze mine. Instead, management began planning for Hillendale’s closure at KZN Sands and investigated feedstock alternatives to permit the continuation of KZN Sands’s operations following Hillendale’s closure.

During 2011, as a result of the improvement in global market conditions and increased demand for titanium feedstock and zircon and the consequential increases in their prices, Exxaro’s board of directors approved the development of the Fairbreeze mine as a replacement feedstock producer to the Hillendale mine at KZN Sands, subject to obtaining the required regulatory and environmental approvals.

During the period between the decommissioning of the Hillendale mine, which is expected to occur at the end of 2012, and the commencement of operations at the Fairbreeze mine, which is expected in 2014, KZN Sands has identified alternate supplies of ilmenite from Namakwa Sands, the Tiwest Joint Venture and other third party suppliers. The identification of alternate supplies of ilmenite have led to an increased recoverable amount assigned to the smelters at KZN Sands. As a result, management reversed the impairment previously recognised on smelter-specific property, plant and equipment, amounting to R877 million. The impairment reversal was restricted to increasing the carrying value of the relevant smelter assets to the carrying value that would have been recognised had the original impairment not occurred (that is, after taking account of normal depreciation that would have been charged had no impairment occurred).

The impairment relating to the Fairbreeze mine of R180 million has not been reversed as of December 31, 2011 as Exxaro continues to await the required regulatory and environmental approvals before it can proceed with further development of the mine.

Refer to note 8.1 for parameters and assumptions utilised by management in its assessment of the carrying value of the KZN Sands operations.

(b) Residual values and useful lives of plant, property and equipment

The charge in respect of periodic depreciation is derived after determining an estimate of an asset’s expected useful life and the expected residual value at the end of its life. Increasing an asset’s expected life or its residual value would result in a reduced depreciation charge in profit or loss.

The useful lives of the assets in the Exxaro Mineral Resources Operations are determined by management at the time the asset is acquired and reviewed annually for appropriateness. The lives are based on historical experience with similar assets as well as anticipation of future events, which may impact their life, such as changes in technology. Assessing the appropriateness of useful life and residual value estimates of the assets requires the Exxaro Mineral Resources Operations to consider a number of factors such as the physical condition of the asset, expected period of use of the asset, and expected disposal proceeds from the future sale of the asset.

(c) Provisions for environmental rehabilitation and decommissioning

Estimated long-term environmental rehabilitation and decommissioning obligations, are based on the Exxaro Mineral Sands Operations’ environmental management plans in compliance with current technological, environmental and regulatory requirements.

Significant judgment is applied in estimating ultimate rehabilitation cost that will be required in future to rehabilitate the Exxaro Mineral Sands Operations’ mines.

Management used the following assumptions in determining the environmental and decommissioning provisions:

	Exxaro Sands (Pty) Ltd	Exxaro TSA Sands (Pty) Ltd		Exxaro Australia Sands Pty Ltd
	KZN Mine	KZN Smelter	Namakwa	Australia
2011
—Inflation % per annum	5%	5%	5%	2.5%
—Discount rate % per annum	8.1%	8.8%	8.8%	5.5%
—Life of mine	2	18	29	16-38

2010
—Inflation % per annum	5%	5%	5%	2.5%
—Discount rate % per annum	10%	10%	10%	5.5%
—Life of mine	3	19	30	16-39

The ultimate cost may significantly differ from current estimates.

(d) Mineral reserves and resources

Mineral reserves and resources are estimates of the amount of ounces that can be economically and legally extracted from the Exxaro Mineral Sands Operations’ properties.

In order to calculate the mineral reserves and resources, estimates and assumptions are required about a range of geological, technical and economic factors, costs, commodity prices and exchange rates. Estimating the quantities and/or grade of the reserves and resources requires the size, shape and depth of the ore bodies to be determined by analyzing geological data such as the logging and assaying of drill samples. This process may require complex and difficult geological judgments and calculations to interpret the data.

Because the economic assumptions used to estimate the mineral reserves and resources change from year to year, and because additional geological data is generated during the course of operations, estimates of the mineral reserves and resources may change from year to year. Changes in the reserves and resources may affect the Exxaro Mineral Sands Operations’ financial results and financial position in a number of ways, including:

•	asset carrying values may be affected due to changes in estimated cash flows;

•	depreciation and amortization charged in the income statement may change as they are calculated on the units-of-production method; and

•	environmental provisions may change as the timing and/or cost of these activities may be affected by the change in mineral reserves and resources.

(e) Estimate of post-retirement obligations

For defined benefit schemes, management is required to make annual estimates and assumptions about future returns on classes of schemes assets, future remuneration changes, employee attrition rates, administration costs, changes in benefits, inflation rates, exchange rates, life expectancy and expected remaining periods of service of employees. In making these estimates and assumptions, management considers advice provided by external advisers, such as actuaries. Refer note 21.

(f) Fair value of derivatives

The fair value of derivatives that are not quoted in active markets is determined by using valuation techniques, which make use of observable market data. The Exxaro Mineral Sands Operations uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

The total amount of the change in fair value of the derivatives, estimated using a discounted cash flow analysis, based on observable interest rate yield curves that was recognised in profit or loss for the year ended December 31, 2011 was a loss of R281.9 million (2010: R236.7 million profit, 2009: R156.2 million profit ). Refer to note 20.

(g) Income taxes

The Exxaro Mineral Sands Operations is subject to income taxes, principally in South Africa and Australia. Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

4.2 Critical judgements in applying the Exxaro Mineral Sands Operations’ accounting policies

(a) Contractual arrangements containing leases

IFRIC 4, Determining whether an arrangement contains a lease, requires the Mineral Sands Operations to evaluate contractual arrangements that do not take the legal form of a lease, but which convey the right to use an asset in return for a payment or series of payments, as finance or operating leases in accordance with the accounting policy described in 2(d). This determination requires significant judgement. In making this judgement, the Exxaro Mineral Sands Operations evaluates whether the arrangements involve the use of a specific asset, and if so, whether the arrangement conveys the right to use the asset based on the Exxaro Mineral Sands Operations’ right to control the asset’s use. These arrangements involve the lease of bulk terminals, and other assets relating to water and electricity supply. Refer to note 15.

(b) Deferred tax assets

Management has to exercise judgment with regards to deferred tax assets. Where the possibility exists that no future taxable income may flow against which these assets can be offset, the deferred tax assets are not recognised. As of December 31, 2011, the Exxaro Mineral Sands Operations recognised deferred taxes relating to tax losses at its mining and smelter operations. Unrecognised tax losses amounting to R109 million (2010: R2 954 million) relate principally to KZN Sands non-smelter operations, included in Exxaro Sands (Pty) Ltd legal entity. Tax losses have no expiry dates. Refer to note 10.

5.	OPERATING PROFIT/(LOSS)

		Year ended December 31,
	Notes	2011 R’000	2010 R’000	2009 R’000
Operating profit/(loss) has been arrived at after charging/(crediting) the following gains and losses:
Staff costs
—salaries and wages		978,620	872,047	788,414
—share-based payments		24,655	18,218	10,104
—pension and medical costs		29,930	27,912	26,015
Currency exchange differences
—net realised (gains)/losses on currency exchange differences		(348,130)	128,971	334,091
—net unrealised losses on currency exchange differences		(53,771)	(97,931)	(138,539)
Fair value (gains)/losses on financial assets at fair value through profit or loss:
—designated upon initial recognition		(3,399)	(2,745)	(2,403)
—held for trading		281,873	(236,725)	(156,203)
Operating lease rentals expenses		22,254	32,536	23,454
Contingent rent expense in terms of finance leases		13,501	12,917	11,581
Inventories write down to net realisable value		590	7,498	1,734
Repairs and maintenance		451,674	386,363	311,366
Impairment (reversal)/charge of KZN Sands property, plant and equipment	8.1	(877,163)		1,435,000
Insurance claim for KZN Sands Furnace 2			(98,044)	(23,317)
Impairment charges and write-offs of trade and other receivables		(210)	42	(625)
Depreciation of property, plant and equipment	8	543,675	597,825	475,689
Amortisation of intangible assets	9	3,855	3,460	3,389

6.	NET FINANCING COSTS

Interest income

Interest income on cash and cash equivalents	(15,474)	(4,271)	(6,586)
Interest income on Tronox buy-back (note 18.3)	(41,512)
Interest income on financial assets designated at fair value through profit or loss	(4,056)	(4,889)	(4,204)

	(61,042)	(9,160)	(10,790)

Interest expense

Interest expense on interest-bearing borrowings (amortised cost)	49,309	43,304	31,267
Interest expense on obligations under finance leases (amortised cost)	15,490	27,984	28,932
Interest expense on non-current provisions	41,195	19,719	1,252

Interest expense on external liabilities	105,994	91,007	61,451

Interest expense on related party borrowings (amortised cost) (note 14)	154,602	208,410	307,668

	260,596	299,417	369,119

Net financing costs	199,554	290,257	358,329

7.	INCOME TAX EXPENSE

Deferred tax (refer to Note 10)	79,858	48,192	(307,734)

—Current year origination and reversal of temporary differences	71,912	48,646	(295,692)
—Adjustment in respect of prior year	7,946	(454)	(12,042)

Total tax benefit/(expense)	79,858	48,192	(307,734)

Reconciliation of tax rates	%	%	%
Tax expense/benefit as a percentage of profit before tax	(3.2)	(121.4)	17.5
Tax effect of
—capital profits/(losses)	(0.1)		(0.8)
—disallowable expenditure	(1.3)	(84.9)	(0.7)
—exempt income	1.5	81.3	1.8
—special tax allowances		112.7
—unrealised foreign exchange translation differences		(1.1)	(0.2)
—prior year tax	0.3	(1.1)	(0.7)
—derecognition of deferred tax asset		(17.4)	(45.0)
—tax rate differences	(0.6)	3.9	0.1
—re-instatement of deferred tax asset[1]	31.3
—share of joint ventures	0.1

Standard tax rate	28.0	(28.0)	(28.0)

[1]	As a result of increased profitability at KZN Sands smelter operations, deferred tax assets on the historical tax losses were recognised.

8.	PROPERTY, PLANT AND EQUIPMENT

	Land R’000	Mineral Properties R’000	Residential buildings R’000	Infra- structure R’000	Machinery, plant and equipment R’000	Site preparation, mining development, exploration and rehabilitation R’000	Extensions under construction R’000	Total R’000
December 31, 2011
Gross carrying amount
At beginning of year	146,418	744,227	54,847	1,655,973	7,504,305	672,320	300,894	11,078,984
Additions	466		1,621	15,708	558,219	691	98,576	675,281
Changes in decommissioning assets				1,669	(18,134)	15,563	4,990	4,088
Disposals of items of property, plant and equipment				(11,347)	(645,031)			(656,378)
Exchange differences on translation	3,484	97,031		73,387	659,335	100,791	38,051	972,079
Transfers between categories				67,044	41,661	2,348	(111,053)

At end of year	150,368	841,258	56,468	1,802,434	8,100,355	791,713	331,458	12,074,054

Accumulated depreciation
At beginning of year	17,080	243,576	3,650	580,789	2,550,815	288,670		3,684,580
Depreciation charges	19,409	34,264	2,368	50,683	417,513	19,437		543,674
Accumulated depreciation on disposals of items of property, plant and equipment				133,595	291,660	5,977		431,232
Exchange differences on translation		45,105		52,786	331,005	54,321		483,217
Transfers between categories				181	(1,547)	1,393

At end of year	36,489	322,945	6,018	818,034	3,589,419	369,798		5,142,703

Impairment of assets
At beginning of year				653,922	1,346,200	141,716		2,141,839
Impairment reversals				(209,515)	(658,917)	(8,731)		(877,163)
Disposals of items of property, plant and equipment				(139,159)	(473,831)	(5,977)		(618,967)

At end of year				305,248	213,452	127,008		645,709

Net carrying amount at end of year	113,878	518,313	50,450	679,152	4,297,484	294,907	331,458	6,285,643

	Land R’000	Mineral Properties R’000	Residential buildings R’000	Infra- structure R’000	Machinery, plant and equipment R’000	Site preparation, mining development, exploration and rehabilitation R’000	Extensions under construction R’000	Total R’000
December 31, 2010
Gross carrying amount
At beginning of year	79,759	737,831	54,847	1,650,682	6,444,834	660,318	819,894	10,448,164
Additions	5,947			12,773	293,343	735	387,188	699,986
Changes in decommissioning assets				9,239	15,404	(3,077)		21,566
Disposals of items of property, plant and equipment				(25,807)	(127,423)			(153,230)
Exchange differences on translation	230	6,396		4,848	34,652	6,644	9,722	62,492
Transfers between categories	60,482			4,238	843,496	7,700	(915,916)

At end of year	146,418	744,227	54,847	1,655,973	7,504,305	672,320	300,894	11,078,984

Accumulated depreciation
At beginning of year		203,674	597	507,220	2,136,569	266,343		3,114,403
Depreciation charges	17,080	37,200	2,915	76,610	447,203	16,817		597,825
Accumulated depreciation on disposals of items of property, plant and equipment				(6,284)	(50,817)			(57,101)
Exchange differences on translation		2,702		3,229	20,200	3,321		29,452
Transfers between categories			138	13	(2,340)	2,189

At end of year	17,080	243,576	3,650	580,789	2,550,815	288,670		3,684,579

Impairment of assets
At beginning of year				671,283	1,406,401	141,716		2,219,400
Disposals of items of property, plant and equipment				(17,361)	(60,200)			(77,561)

At end of year				653,922	1,346,201	141,716		2,141,839

Net carrying amount at end of year	129,338	500,651	51,197	421,263	3,607,289	241,934	300,894	5,252,566

8.1 Impairment of property, plant and equipment

KZN Sands has been assessing the carrying values of its property, plant and equipment, as required, since commissioning.

During 2006 the carrying value of the assets of KZN Sands was reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R784.4 million. During 2009, the carrying value of the assets of KZN Sands was further reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R1,435 million. The impairment in 2009 resulted from a decision by Exxaro’s board of directors, as a result of depressed market conditions at the time, not to proceed with the planned development of the Fairbreeze mine. Instead, management began planning for Hillendale’s closure at KZN Sands and investigated feedstock alternatives to permit the continuation of KZN Sands’s operations following Hillendale’s closure.

During 2011, as a result of the improvement in global market conditions and increased demand for titanium feedstock and zircon and the consequential increases in their prices, Exxaro’s board of directors approved the development of the Fairbreeze mine as a replacement feedstock producer to the Hillendale mine at KZN Sands, subject to obtaining the required regulatory and environmental approvals.

During the period between the decommissioning of the Hillendale mine, which is expected to occur at the end of 2012, and the commencement of operations at the Fairbreeze mine, which is expected in 2014, KZN Sands has identified alternate supplies of ilmenite from Namakwa Sands, the Tiwest Joint Venture and other third party suppliers. The identification of alternate supplies of ilmenite have led to an increased recoverable amount assigned to the smelters at KZN Sands. As a result, management reversed the impairment previously recognised on smelter-specific property, plant and equipment, amounting to R877 million. The impairment reversal was restricted to increasing the carrying value of the relevant smelter assets to the carrying value that would have been recognised had the original impairment not occurred (that is, after taking account of normal depreciation that would have been charged had no impairment occurred).

As described in note 1, Exxaro signed a Transaction Agreement to sell the Exxaro Mineral Sands Operations to Tronox. The reversal of impairment relating to the smelters at KZN Sands is supported by the fair values assigned to the Exxaro Mineral Sands Operations in connection with that transaction.

The following parameters and assumptions were used in management’s discounted cash flow assessment for purposes of impairment testing as at December 31, 2011:

•	A long-term inflation rate of 5.0% was used for rand based amounts and 2.0% for dollar based amounts;

•	Exxaro weighted average cost of capital rate of 13.0%;

•	Long term real product prices:

•	Chloride slag: $800/tonne

•	Slag fines: $655/tonne

•	Imported Chlorine Ilmenite: $190/tonne

•	Pig Iron: $340/tonne

•	2012 average Rand/USD exchange rate 7.08;

•	The latest approved smelter production plan numbers aligned with the available feedstock from Namakwa, Tiwest and other third party suppliers were incorporated in the assessment; and

•	The latest approved budget numbers were used in the impairment assessment.

9.	INTANGIBLE ASSETS

	Year ended December 31,
	2011 R’000	2010 R’000
Patents, licences and franchises
Gross carrying amount
At beginning of year	119,533	117,708
Additions	44,076
Exchange differences	29,381	1,826

At end of year	192,990	119,534

Accumulated amortisation
At beginning of year	46,734	42,611
Amortisation charge	3,855	3,460
Exchange differences	11,241	664

At end of year	61,830	46,735

Net carrying amount at end of year	131,160	72,799

The Exxaro Mineral Sands operations capitalised technology licence fees payable to its joint venture partner in the Tiwest Joint Venture, Tronox. These fees represent a payment for the production expertise, rights and patents held by Tronox. These fees will be fully amortised over 25 years. For the year 2011 an additional licence fee is payable due to the expansion of the Kwinana Pigment Plant.

The pigment technology licence fee relates to the high level watermark pigment production for 2011 exceeding prior years’ annual record production crystallizing a fee payable.

10.	DEFERRED TAX

	December 31,	December 31,
	2011	2010
	R’000	R’000
The movement on the deferred tax account is as follows:
At beginning of year	119,128	109,478
Foreign currency translation	(15,490)	6,039
Charged/(credited) to equity	2,430	(25,632)
Losses transferred from/(to) the head entity under tax funding and tax sharing agreements in Australia	291,996	(18,949)
Income statement charge (refer note 7)	79,858	48,192

—current	71,912	48,646
—prior	7,946	(454)

At end of year	477,922	119,128

Presented as folllows in the combined statements of financial position:
—Deferred tax asset	477,922	138,309
—Deferred tax liability		(19,181)

	477,922	119,128

Comprising:
Deferred tax balances
Taxation losses carried forward	1,039,550	971,433
Financial Instruments	167,983	99,597
Share based payments	19,381	7,698
Leave pay accrual	4,892	3,939
IFRIC 4: lease liability	35,127	37,657
Provisions	130,470	100,570
Other		(195)
Environmental rehabilitation	(40,191)	(28,625)
Unrealised foreign exchange gains	(71,275)	(67,394)
Derecognition of deferred tax assets[1]	(30,540)	(796,126)
Prepayments	(24,995)	(19,036)
Property, plant and equipment	(752,480)	(190,390)

Per statement of financial position	477,922	119,128

The total deferred tax assets with regards to assessed losses	1,039,550	971,433
The total deferred tax assets not recognised[2]	30,540	833,028

[1]	As a result of increased profitability at KZN Sands, the amount of deferred tax assets (relating to tax losses) previously not recognised has been reduced.
[2]	Mainly relates to KZN non-smelter operations

Refer to note 19 which shows the amount of tax relating to each component of other comprehensive income.

11.	FINANCIAL ASSETS

	December 31,	December 31,
	2011	2010
	R’000	R’000
Environmental Rehabilitation Trust asset	156,440	120,111
Unlisted investment		6,543

	156,440	126,654

The Environmental Rehabilitation Fund investment relates to funds invested in the Exxaro Environmental Rehabilitation Trust Fund, which have been designated at fair value through profit and loss. These funds are used to make financial provision for environmental obligation upon the ceasing of mining operations and obtaining closure certification for all mining operations within the Exxaro Mineral Sands operations.

Quarterly contributions are made to this fund in accordance with annually reviewed life of mine closure estimates.

The contributions determined are submitted to the Department of Minerals and Resources and the South African Revenue Services for notification. The unlisted investment relates to a 20% partnership interest held in Ndzalama Game Reserve. The carrying amount of the investment approximates fair value. In 2011 this asset has been classified as non-current assets held for sale (refer note 25). For further details refer to note 20 on financial instruments.

12.	INVENTORIES

Finished products	984,692	763,357
Work-in-progress	467,797	566,056
Raw materials	467,199	304,032
Plant spares and stores	378,783	278,464

	2,298,471	1,911,909

Inventories are carried at the lower cost and net realisable value.

The cost of inventories recognised as an expense during the year was R0.1 million (2010: R7.5 million).

No inventories were pledged as security for liabilities.

13.	TRADE AND OTHER RECEIVABLES

Trade receivables	1,557,769	985,585
Other receivables	35,364	35,880
Non-financial Instruments (e.g. VAT refundable, insurance prepayments, employee advances, etc.)	287,085	136,394
Specific allowances for impairment		(210)

	1,880,218	1,157,649

Trade receivables are stated after the following allowances for impairment:
Specific allowances for impairment
At beginning of year	(210)	(168)
Impairment loss reversed/(recognised)	210	(42)

At end of year		(210)

Of which relates to:
Trade receivables		(168)
Other receivables		(42)

		(210)

For a detailed analyis of the trade and other receivables refer to note 20 on financial instruments

14.	RELATED PARTY TRANSACTIONS

During the year the Exxaro Mineral Sands Operations, in the ordinary course of business, entered into various related party transactions.

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Transactions:
Exxaro Resources Limited—holding company
—Corporate fees for essential services rendered	149,482	152,766	151,178
—Interest paid	154,602	208,410	307,668
—Administration services	33,633	3,855	17,241
(Included in Corporate service fees are expenses for facilities management, human resources, information technology, supply chain management and logistics, safety and sustainable development, growth and technology and other general corporate services supplied by the corporate centre)

Exxaro Coal (Pty) Ltd—fellow subsidiary
—Service Costs	67	3	11
Ferroland (Pty) Ltd—fellow subsidiary
—Service Costs		175	175
Exxaro Australia Pty Ltd—fellow subsidiary
General expenses/recharges	(2,145)	6,838	16,173
Tax	293,001	146,145	112,009
Ireland Finance—fellow subsidiary
Foreign exchange losses/(gains)	307	(24,140)	2,146
General expenses		16
Exxaro International BV—fellow subsidiary
Foreign exchange (gains)/losses	286	(73,442)	(169,986)
General expenses		63	164

JOINT VENTURES

Details of investments in joint ventures and related income are disclosed in note 24.

There were no finance costs or expenses in respect of bad debts or doubtful debts incurred with regard to the joint venture during the financial years ended 31 December 2011, 2010 or 2009.

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Items of income and expense incurred during the year are as follows:
—Sales of goods/services to		2,090	1,173
—Purchase of goods/services from	565
The outstanding balances at year-end are as follows:
—included in trade and other receivables (refer note 13)	381	1,692	351

During the periods presented, there was no provision raised for doubtful debts related to the outstanding balances above.

AMOUNTS (DUE TO) / OWING BY RELATED PARTIES

		December 31,
		2011 R’000	2010 R’000
Balances at year end:
Amounts owing by related parties:
Current
Exxaro Australia Pty Ltd[1]	Fellow subsidiary	990,302	845,788
Exxaro Resources Limited[1]	Holding company	160,767	211,743
Exxaro Coal (Pty) Ltd[1]	Fellow subsidiary		3

		1,151,069	1,057,534

Amounts due to related parties:
Current
Exxaro Australia Pty Ltd[1]	Fellow subidiary	(1,006,800)	(694,172)
Exxaro Resources Limited[1]	Holding company	(2,402,350)	(2,308,505)
Exxaro Coal (Pty) Ltd[1]	Fellow subidiary	(163)	(148)
Ireland Finance[1]	Fellow subidiary	(222,917)	(180,731)
Exxaro International BV1	Fellow subidiary	(1,369,163)	(557,966)

		(5,001,393)	(3,741,522)
Shareholder’s loans
Exxaro Resources Limited[2]	Holding company	(2,473,763)	(2,473,763)

Total amount due to related parties (current)		(7,475,156)	(6,215,285)
Non-current
Exxaro Resources Limited[3]	Holding company	(1,925,805)	(2,346,568)

Total amount due to related parties		(9,400,962)	(8,561,853)

[1]	The loans to or from group companies are unsecured, interest free and with no fixed terms of repayment.
[2]

These loans are unsecured, bear no interest and have no fixed terms of repayment. Exxaro has confirmed its continued support of the Exxaro Mineral Sands operations with regard to commitments at the year end, as well as to operational support to ensure that the Exxaro Mineral Sands operatoins continues to trade in the foreseeable future without any disruption to its businesses.

[3]	These are loans advanced by Exxaro (the holding company) on back-to-back terms with the external parties to finance the acquisition of Namakwa Sands. These loans are unsecured.

REPAYMENT TERMS OF BACK TO BACK LOANS WITH EXXARO RESOURCES LIMITED

	Final repayment date
		Rate of interest
		2011 Floating %	2010 Floating %	2011 R’000	2010 R’000
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.83	6.81	150,000	150,000
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.83	6.81	178,000	342,000
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.83	6.81	270,000	405,000
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.93	6.91	675,000	675,000
Anglo American SA Finance Limited	2013	6.83	6.81	50,000	75,000
Anglo American SA Finance Limited	2013	6.93	6.91	125,000	125,000
Anglo American SA Finance Limited	2013	6.83	6.81	89,600	134,400
Anglo American SA Finance Limited	2013	6.93	6.91	224,000	224,000
Anglo American SA Finance Limited	2013	6.83	6.81	24,112	36,168
Anglo American SA Finance Limited	2013	6.93	6.91	60,280	60,280
Anglo American SA Finance Limited	2013	6.83	6.81	79,813	119,720

				1,925,805	2,346,568

TAX

As discussed in Note 2(d), the Australian Mineral Sands operations and all its wholly-owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. Exxaro Australia Pty Ltd is the head entity in the tax-consolidated group. Tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using the ‘separate taxpayer within group’ approach. Current tax liabilities and assets and deferred tax assets arising from unused tax losses and tax credits of the members of the tax-consolidated group are recognised by Exxaro Australia Pty Ltd (as head entity in the tax-consolidated group).

There is no difference between the tax expense recognised in each entity on a separate tax return basis to that recognised on a consolidated tax return basis. The amounts owing from Exxaro Australia Pty Ltd with respect to current tax liability or current tax asset of the related entity were R292 million at December 31, 2011 (2010: R18.9 million).

KEY MANAGEMENT PERSONNEL

For the Exxaro Mineral Sands Operations, for 2011, 2010 and 2009, the executive committee has been identified as being key management personnel.

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Short term employee benefits including other long term benefits	20,646	14,403	10,762
Share-based payments	5,097	3,646	1,313

Total compensation paid to key management personnel	25,743	18,049	12,075

15.	INTEREST-BEARING BORROWINGS

	December 31,	December 31,
	2011 R’000	2010 R’000
South Africa
Finance lease liabilities	133,050	139,342
Australia
ANZ Limited		235,957
US$ 60 million senior notes	464,464	387,000
Investec Limited	173,769	161,000
Finance lease liabilities	53,415

Total non-current borrowings	824,698	923,299
Current portion included in current liabilities	(275,412)	(270,658)

Total	549,286	652,641

Details of interest rates payable on borrowings are shown below.

Included in the above interest-bearing borrowings are obligations relating to finance leases. Details are:
Minimum lease payments:
—less than one year	45,926	33,971
—more than one year and less than five years	140,756	119,698
—more than five years	333,123	360,092

Total	519,805	513,761
Less: Future finance charges	(333,339)	(374,419)

Present value of lease liabilities	186,466	139,342

Representing lease liabilities:
—current	19,874	4,152
—non-current (more than one year and less than five years)	51,669	9,950
—non-current (more than five years)	114,923	125,240

Total	186,466	139,342

Exxaro Mineral Sands entered into numerous operating and finance lease arrangements. All major lease arrangements are renewable if there is mutual agreement between the parties to the arrangements with some contracts specifying extension periods. Arrangements containing escalation clauses are usually based on CPI or PPI indexes. None of the lease arrangements contain restrictive clauses that are unusual to the particular type of lease.

There were no defaults or breaches in terms of interest-bearing borrowings during both reporting periods.

NON-CURRENT INTEREST-BEARING BORROWINGS

		Rate of interest per year (payable half- yearly)
	Final repayment date	2011%	2010%	2011 R’000	2010 R’000
SOUTH AFRICA
		Fixed %	Fixed %
SECURED LOANS
Mhlathuze Water[1]	2011	12.13	12.13	0	535
Eskom[2]	2012	11.42	11.42	146	569
Air Products[3]	2013	13.54	13.54	4,009	6,046
Mhlathuze Water[4]	2025	8.33	8.33	21,951	22,791
Eskom[5]	2026	10.71	10.71	11,901	12,218
Kusasa Bulk Terminals[6]	2031	16.05	22.20	45,085	48,203
Kusasa Bulk Terminals[7]	2032	22.15	20.54	49,958	48,980

				133,050	139,342

		Floating %	Floating %
AUSTRALIA
UNSECURED LOANS (US$)
ANZ Limited[8]	2011		8.05		235,957

		Fixed %	Fixed %
US$60 million senior notes[9]	2016	7.55	7.55	464,464	387,000

				464,464	622,957

		Floating	Floating
		%	%
SECURED LOANS (US$)
Investec Limited[10]	2012	3.79	3.79	173,769	161,000

		Fixed
		%
Verve Energy[11]	2016	6.40		53,415

				227,184	161,000

TOTAL INTEREST-BEARING BORROWINGS				824,698	923,299

Finance Leases recognised due to IFRIC4 (Determining whether an Agreement contains a Lease):

1	Finance lease agreement between Exxaro Sands (Pty) Ltd and Mhlathuze Water in respect of a plant with a book value of R0 million (2010: R0 million).
2	Finance lease agreement between Exxaro Sands (Pty) Ltd and Eskom in respect of buildings with a book value of R0 million (2010: R0 million).
3	Finance lease agreement between Exxaro TSA Sands (Pty) Ltd and Air Products in respect of a plant with a book value of R1 million (2010: R3 million).
4	Finance lease agreement between Exxaro TSA Sands (Pty) Ltd and Mhlathuze Water in respect of a plant with a book value of R13 million (2010: R13 million).
5	Finance lease agreement between Exxaro TSA Sands (Pty) Ltd and Eskom in respect of buildings with a book value of R8 million (2010: R9 million).
6	Finance lease agreement between Exxaro Sands (Pty) Ltd and Kusasa Bulk Terminals (Phase 1) in respect of a plant with a book value of R27 million (2010: R28 million).

7	Finance lease agreement between Exxaro Sands (Pty) Ltd and Kusasa Bulk Terminals (Phase 2) in respect of a plant with a book value of R30 million (2010: R31 million).
8	A syndicated loan facility of US$45 million (variable interest rate), of which US$34 million was drawn on 31 December 2010.
9	US$60 million senior notes (fixed interest rate) issued by Ticor Finance (A.C.T.) Pty Ltd, an entity controlled by Exxaro Australia Sands (Pty) Ltd.
10	A trade receivable facility from Investec Limited that is secured for the outstanding amount of US$21,250,000 and against pigment receivables for that amount.
11	Finance lease agreement between Exxaro Australia Sands Pty Ltd and Verve Energy in respect of the Co-generation plant with a book value of R62 million (2010: R0 million).

16.	PROVISIONS

	Environmental rehabilitation R’000	Decommissioning R’000	Total R’000
Year ended December 31, 2011
At beginning of year	116,390	333,998	450,388
Additional provision/(unused amounts reversed)	6,601	(5,286)	1,315
Interest adjustment	20,744	17,354	38,098
Provisions capitalised to property, plant and equipment		4,089	4,089
Utilised during year	(10,353)		(10,353)
Exchange differences	15,880	37,706	53,586

At end of year	149,262	387,861	537,123
Current portion included in current liabilities	(10,159)		(10,159)

Total non-current provisions	139,103	387,861	526,964

Year ended December 31, 2010
At beginning of year	120,023	294,770	414,793
Additional provision	68		68
Interest adjustment	1,738	15,378	17,116
Provisions capitalised to property, plant and equipment		21,566	21,566
Utilised during year	(6,613)		(6,613)
Exchange differences	1,174	2,284	3,458

At end of year	116,390	333,998	450,388
Current portion included in current liabilities	(12,051)		(12,051)

Total non-current provisions	104,339	333,998	438,337

Environmental rehabilitation

Provision is made for environmental rehabilitation costs where either a legal or constructive obligation is recognised as a result of past events.

Estimates are based upon costs that are regularly reviewed and adjusted as appropriate for new circumstances.

The carrying amount of the environmental provision is based on discounted values.

The assumptions are set out in note 4.1 (c)

Decommissioning

The decommissioning provision relates to decommissioning of property, plant and equipment where either a legal or constructive obligation is recognised as a result of past events. Estimates are based upon costs that are regularly reviewed and adjusted as appropriate for new circumstances.

The carrying amount of the decommissioning provision is based on discounted values.

The assumptions are set out in note 4.1 (c)

Funding of environmental and decommissioning rehabilitation

Contributions towards the cost of the mine closure are also made to the Exxaro Environmental Rehabilitation Fund.

Of this amount R156 million (2010: R120 million) is included in financial assets (refer note11).

Cash flows will take place when the plants are decommissioned and the mines are rehabilitated.

17.	TRADE AND OTHER PAYABLES

	December 31,	December 31,
	2011 R’000	2010 R’000

Trade payables	465,942	443,250
Other payables	104,256	75,605
Non-financial instruments (e.g. Input VAT, Bonus accruals)	112,294	110,845
Leave pay accrual	106,875	85,593

	789,367	715,293

18.	NOTES TO THE COMBINED CASH FLOW STATEMENTS

18.1 CASH GENERATED BY/(UTILISED IN) OPERATIONS

	Year ended December 31,
	2011	2010	2009
	R’000	R’000	R’000
Profit/(loss) before tax	2,470,180	(39,707)	(1,763,409)
Net financing costs (refer to note 6)	199,554	290,257	358,329

Interest income	(61,042)	(9,160)	(10,790)
Interest expense	260,596	299,417	369,119

Operating profit/(loss)	2,669,734	250,550	(1,405,080)
Adjusted for non-cash movements
—depreciation and amortisation	547,529	601,285	479,078
—impairment (reversal)/charges of non-current assets	(877,163)		1,435,000
—impairment charges of trade and other receivables	104	77	13
—provisions	4,666	6,094	2,187
—foreign exchange revaluations and fair value adjustments	121,413	(122,601)	(101,541)
—loss on disposal or scrapping of property, plant and equipment	37,665	15,381	75,273
—share-based payment expenses	14,073	17,969	12,226
—other	(10,689)	(13,961)	(13,783)

	2,507,332	754,794	483,373
Working capital movements
—(increase)/decrease in inventories	(205,717)	185,933	(592,320)
—increase in trade and other receivables	(595,592)	(57,021)	(41,038)
—increase in trade and other payables	62,090	96,348	43,549
—utilisation of provisions (refer note 16)	(10,353)	(6,613)	(4,110)

Cash generated by/(utilised in) operations	1,757,760	973,441	(110,546)

18.2 NET FINANCING COSTS

	Year ended December 31,
	2011	2010	2009
	R’000	R’000	R’000
Net financing costs (refer to note 6)	(199,554)	(290,257)	(358,329)
Financing costs not involving cash flow	41,195	19,719	1,252

—Decommissioning provision (refer to note 16)	17,354	15,378	1,584
—Environmental rehabilitation (refer to note 16)	20,744	1,738	(2,067)
—Post retirement medical obligation (refer to note 21)	3,097	2,603	1,735

	(158,359)	(270,538)	(357,077)

18.3 TRONOX BUY-BACK ARRANGEMENT

During 2008 to 2010, the Tiwest Joint Venture partners, Tronox Western Australia Pty Ltd (“TWA”) and Exxaro Australia Sands (“EAS”), expanded the Tiwest Kwinana titanium dioxide (TiO2) pigment plant at a cost of R862.0 million (AUD 118 million). The aim of the expansion was to increase the capacity of the plant’s production of pigment from approximately 110ktpa to approximately 150ktpa.

TWA elected not to contribute to the expansion programme subsequent to the feasibility stage in accordance with its rights under the Development Agreement for the expansion of the plant. As a result, EAS funded the majority of the expansion (96.9%). The Development Agreement specified that rights to the pigment produced as a result of the expansion (“Expanded Capacity Production”) follow the levels of contribution for the expansion. At December 31, 2010, EAS was entitled to 96.9% of the Expanded Capacity Production.

The Development Agreement also included a clause that permitted TWA to reinstate its share of the Expanded Capacity Production to 50% by paying EAS an amount equal to 50% of the amounts expended for the expansion plus interest and a risk premium charge.

On May 31, 2011, TWA exercised its right to reinstate its share of the Expanded Capacity Production to 50%. The substance of this exercise, which became effective on June 30, 2011, is that EAS effectively sold 46.9% of the Expanded Capacity Production to TWA.

The results of the Tiwest Joint Venture are proportionally consolidated by EAS. The cash payment made by TWA to EAS totalling R467.5 million (AUD 64 million) had the following effect on the combined financial statements as at December 31, 2011 and for the period ended December 31, 2011:

R ‘000
Increase cash and cash equivalents [1]	468,663
Decrease trade and other payables [1]	75,691
Decrease interest-bearing borrowings	9,360
Risk premium income[2]	(59,760)
Interest income[2]	(41,512)
Decrease property, plant and equipment (net)[3]	(429,402)
Gain on sale of property, plant and equipment[3]	(23,040)

[1]

Net cash paid by TWA to EAS represents the total consideration offset by the amount owing to TWA by EAS in relation to certain feedstock required to process the additional pigment as a result of the expansion.

[2]	Calculated based on the terms of Development Agreement.
[3]	Derecognition of 46.9% of the property, plant and equipment related to the expansion and recognition of a gain on disposal.

18.4 ACQUISITION OF SUBSIDIARY

On 1 October 2008, the Exxaro Mineral Sands Operations acquired the assets and liabilites of Namakwa Sands operations from Anglo American plc. The acquired business contributed R491 million in revenue and R155 million in operating profits to the Exxaro Mineral Sands Operations for the period from 1 October 2008 to 31 December 2008.

The deferred consideration of R120.6 million was paid in 2009.

18.5 DIVIDENDS PAID

	Year Ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Dividends declared and paid	(685,705)

18.6 ISSUANCE OF SHARE CAPITAL

On December 20, 2011, Exxaro TSA Sands (Pty) Ltd, an entity included in the Exxaro Mineral Sands Operations, authorized the issue of an ordinary share to Exxaro for R1,800 million. The share issue was completed on December 30, 2011. In connection with the Transaction Agreement with Tronox described in note 1, Tronox Limited will undertake a corporate rationalization plan to revise its organizational structure. This share issuance is part of this plan to ensure that Tronox Limited and its subsidiaries are appropriately capitalized following completion of the Transaction. Exxaro determined the R1,800 million amount after analyzing and determining an appropriate mix of debt and equity for the South African operations of the Exxaro Mineral Sands Operations.

19.	OTHER COMPREHENSIVE INCOME

	2011			2010			2009
	Before-tax amount R’000	Tax R’000	Net-of-tax amount R’000	Before-tax amount R’000	Tax R’000	Net-of-tax amount R’000	Before-tax amount R’000	Tax R’000	Net-of-tax amount R’000
Exchange differences on translating foreign operations
Currency translation differences	475,691		475,691	24,207		24,207	38,749		38,749
Financial instruments fair value gains/(losses) recognised in equity on cash flow hedges:	25,792	2,431	28,223	88,655	(25,632)	63,023	135,515	(38,511)	97,004

	501,483	2,431	503,914	112,862	(25,632)	87,230	174,264	(38,511)	135,753

20.	FINANCIAL INSTRUMENTS

20.1 CARRYING AMOUNTS AND FAIR VALUE AMOUNTS OF FINANCIAL INSTRUMENTS

The tables below set out the Exxaro Mineral Sands Operations’ classification of each class of financial assets and liabilities, as well as their fair values

	At fair value through profit or loss
	Held for trading R’000	At fair value designated R’000	Loans and receivables at amortised cost R’000	Financial liabilities at amortised cost R’000	Non-current asset held for sale R’000	Fair value of financial instruments R’000	Maximum exposure of carrying amount to credit risk R’000
December 31, 2011
Financial assets, consisting of:
- Rehabilitation Trust asset		156,440				156,440	156,440
- Ndzalama game reserve					2,046	2,046	2,046
Trade and other receivables			1,593,134			1,593,134	1,593,134
Amounts due from related parties			1,151,069			1,151,069	1,151,069
Derivative financial instruments	8,980					8,980	8,980
Cash and cash equivalents			2,998,263			2,998,263	2,998,263
Financial liabilities, consisiting of:
Interest-bearing borrowings				638,232		638,232
Trade and other payables				570,198		570,198
Derivative financial instruments	102,248					102,248
Amounts due to related parties				9,400,961		9,400,961

	At fair value through profit or loss
	Held for trading R’000	At fair value designated R’000	Loans and receivables at amortised cost R’000	Financial liabilities at amortised cost R’000	Fair value of financial instruments R’000	Maximum exposure of carrying amount to credit risk R’000
December 31, 2010
Financial assets, consisting of:
- Rehabilitation Trust asset		120,111			120,111	120,111
- Ndzalama game reserve		6,543			6,543	6,543
Trade and other receivables			1,021,255		1,021,255	1,021,255
Amounts due from related parties			1,057,534		1,057,534	1,057,534
Derivative financial instruments	84,991				84,991	84,991
Cash and cash equivalents			418,879		418,879	418,879
Financial liabilities, consisiting of:
Interest-bearing borrowings				783,957	783,957
Trade and other payables				518,855	518,855
Derivative financial instruments	4,230				4,230
Amounts due to related parties				8,561,853	8,561,853

FAIR VALUES

Fair value hierarchy level

Financial assets and liabilities at fair value have been categorised in the following hierarchy structure:

Level 1—Quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2—Inputs other than quoted prices included in Level 1 that are either directly or indirectly observable for the asset/liability

Level 3—Inputs for the asset/liability that are not based on observable market data (unobservable inputs)

The following table presents the Exxaro Mineral Sands Operations’ financial assets and financial liabilities that are measured at fair value:

December 31, 2011

Description	Fair value R’000	Level 2 R’000	Level 3 R’000
Financial assets held for trading at fair value through profit or loss
- Derivative financial instruments	8,980	8,980
Financial assets designated as at fair value through profit or loss
- Rehabilitation Trust asset	156,440	156,440
Non-Current assets classified as held for sale
- Ndzalama game reserve	2,046		2,046
Financial liabilities held for trading at fair value through profit or loss
- Derivative financial instruments	102,248	102,248

Total	269,714	267,668	2,046

December 31, 2010

Description	Fair value R’000	Level 2 R’000	Level 3 R’000
Financial assets held for trading at fair value through profit or loss
- Derivative financial instruments	84,991	84,991
Financial assets designated as at fair value through profit or loss
- Rehabilitation Trust	120,111	120,111
- Ndzalama game reserve	6,543		6,543
Financial liabilities held for trading at fair value through profit or loss
- Derivative financial instruments	4,230	4,230

Total	215,875	209,332	6,543

Reconciliation of level 3 hierarchy	Ndzalama game reserve

	2011 R’000	2010 R’000	2009 R’000
Opening balance	6,543	6,568	6,434
Movement during the year
Total gains or losses for the period recognised in profit or loss	(10)	(25)	134
Sales of investment	(4,487)

Closing balance	2,046	6,543	6,568

Rehabilitation Trust asset

The EERF is classified within Level 2 of the fair value hierarchy. The EERF receives, holds and invests funds contributed by the Exxaro mining operations, which contributions are aimed at providing for sufficient funds at date of estimated closure of mining activities to address the rehabilitation and environmental impacts.

The funds are invested by Exxaro’s in-house treasury department on the JSE as well as with reputable financial institutions in accordance with a strict mandate to ensure capital preservation and real growth. R114 million (2010: R106 million) of the EERF was invested in a diverse portfolio of equities on the JSE and fair value of these investments was calculated based on the JSE Top 40 index as at December 31, 2011. At 31 December 2011, the carrying amounts of cash and cash equivalents approximate the fair value due to the short-term maturity of the asset.

Derivative financial instruments

Current derivative financial instruments are classified within Level 2 of the fair value hierarchy because the fair values are calculated as the present value of the estimated future cash flows based on observable interest rate yield curves.

Ndzalama game reserve

The Ndzalama game reserve is classified within Level 3 as there is no quoted market price or other observable price available for this investments. This unlisted investment is valued as the present value of the estimated future cash flows based on unobservable inputs.

The investment was classified as held for sale during 2011.

20.2 RECLASSIFICATION OF FINANCIAL ASSETS

No reclassification of financial assets occurred during the period.

20.3 STATEMENT OF CHANGES IN EQUITY

Included in the statement of “other comprehensive income” are the following pre-tax adjustments relating to financial instruments:

	2011 R’000	2010 R’000	2009 R’000
Effective portion of change in fair value of cash flow hedge	25,792	88,655	135,515

The above amounts are all included in the financial instruments revaluation reserve.

20.4 RISK MANAGEMENT

20.4.1 Financial Risk Management

The Exxaro Mineral Sands Operations’ corporate treasury function (other than Exxaro Australia Sands (Pty) Limited which operates on a decentralised basis but within the approved group policies), provides financial risk management services to the business, co-ordinates access to domestic and international financial markets, and monitors and manages the financial risks relating to the operations of the group through internal risk reports which analyses exposures by degree and magnitude of risks. These risks include market risk (including foreign currency risk, interest rate risk, and price risk), credit risk and liquidity risk.

The Exxaro Mineral Sands Operations’ objectives, policies and processes for measuring and managing these risks are detailed below.

The Exxaro Mineral Sands Operations seeks to minimise the effects of these risks by using derivative financial instruments to hedge these risk exposures. The use of derivative financial instruments is governed by the group’s policies approved by the board of directors, which provide written principles on foreign exchange risk, interest rate risk, credit risk, the use of financial derivatives and non-derivative financial instruments, and the investment of excess liquidity. Compliance with policies and exposure limits is reviewed by the internal auditors on a continuous basis and results are reported to the board audit committee.

The Exxaro Mineral Sands Operations does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes. The Exxaro Mineral Sands Operation enters into financial instruments to manage and reduce the possible adverse impact on earnings and cash flows of changes in interest rates, foreign currency exchange rates and commodity prices. Compliance with policies and exposure limits is reviewed by the internal auditors annually, with the results being reported to the audit committee.

20.4.2 Market risk management

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates, commodity prices and equity prices will affect the Exxaro Mineral Sands’s income or the value of its holdings of financial instruments.

The objective of market risk management is to manage and control market risk exposures within acceptable parameters, whilst optimising the return on risk.

The Exxaro Mineral Sands Operations’ activities expose it primarily to the financial risks of changes in foreign currency exchange rates (see 20.4.2.1 below) and interest rates (see 20.4.2.2 below). The Exxaro Mineral Sands Operations enters into a variety of derivative financial instruments to manage its exposure to interest rate, foreign currency risks and commodity price risks, including:

•	forward foreign exchange contracts (FEC’s) and currency options to hedge the exchange rate risk arising on the export mineral sands products as well as imported capital expenditure;

•	forward interest rate contracts to manage interest rate risk;

•	interest rate swaps to manage the risk of rising interest rates;

20.4.2.1 Foreign currency risk management

The Exxaro Mineral Sands Operations undertakes transactions denominated in foreign currencies, hence exposures to exchange rate fluctuations arise.

The currency in which transactions are entered into is mainly denominated in US Dollars (USD) and Australian Dollars (AUD). Exchange rate exposures are managed within approved policy parameters utilising FEC’s, currency options and currency swap agreements.

The Exxaro Mineral Sands Operations maintains a fully covered exchange rate position in respect of foreign currency borrowings and imported capital equipment resulting in these exposures being fully converted to rand. Trade-related import exposures are managed through the use of economic hedges arising from export revenue as well as through FEC’s. Trade-related export exposures are hedged using FEC’s and options with specific focus on short-term receivables.

Uncovered foreign debtors at December 31, 2011 amount to US$86 million (2010: US$75 million) and AUD 4 million (2010: AUD nil million) , whereas uncovered cash and cash equivalents amount to US$52 million (2010: $48 million) and AUD$87 million (2010: AUD$11 million). There were no imports that were not fully hedged during both 2011 and 2010. Monetary items have been translated at the closing rate at the last day of the reporting period.

The FEC’s which are used to hedge foreign currency exposure mostly have a maturity of less than one year from the reporting date. When necessary, FEC’s are rolled over at maturity.

The following significant exchange rates applied during the year:

	Average spot rate	Average achieved rate	Closing spot rate
2011
USD	7.22	7.28	8.17
Euro	10.07	9.98	10.58
Australian Dollar	7.47	7.58	8.30

2010
USD	7.30	7.72	6.63
Euro	9.68	9.94	8.83
Australian Dollar	6.71	6.80	6.75

2009
USD	8.39	7.48	7.40
Euro	11.63	10.90	10.64
Australian Dollar	6.60	6.77	6.64

Foreign currency

Material FEC’s and currency options, which relate to specific balance sheet items, that do not form part of a hedging relationship or for which hedge accounting was not applied at December 31, 2011 and December 31, 2010, are summarised as follows:

	Market related value R’000	Foreign amount R’000	Contract value R’000	Recognised fair value profits/(losses) R’000
2011
Exports (Buy)
United States Dollar—FEC’s	1,075,959	130,000	986,582	89,377

Imports (Sell)
United States Dollar—FEC’s	31,796	3,809	31,842	(46)
Euro—FEC’s	71,336	8,680	71,122	214
Australian Dollar—FEC’s	2,646		2,615	31

2010
Exports (Buy)
United States Dollar—FEC’s	670,796	95,000	647,508	46,410
Imports (Sell)
United States Dollar—FEC’s	7,761	1,167	8,196	(435)
Euro—FEC’s	5,490	622	5,852	(362)

Fair value gains and losses on these FEC’s are recognised in “other operating expenses” on the face of the combined statement of comprehensive income.

Cash flow hedges—foreign currency risk

The Exxaro Mineral Sands Operations has entered into certain forward exchange contracts, which relate to specific foreign commitments not yet due and export earnings for which the proceeds are not yet receivable. Details of the contracts at 31 December 2011 and 31 December 2010 were as follows:

2011		Foreign currency R’000	Contract value R’000	Recognised fair value in equity R’000
Exports (Buy)
United States Dollar—Note holders loan & Investec
	Less than 3 months	2,250	19,927	(1,528)
	3 Months	2,000	17,713	(1,359)
	6 months	27,000	264,398	(43,613)

	1 year	20,000	252,960	(89,415)
	> 3 year	26,800	305,085	(85,936)

	Total	78,050	860,083	(221,851)

Note: In respect of a US$78 million (2010: US$83 million) loan liability of Exxaro Australia Sands Pty Limited, an economic hedge exists between US$ revenue and US$ borrowings. Accordingly, future sales proceeds to be applied to the repayment of US$ borrowings are recorded at the historical exchange rate effective at the date of loan draw down.

With respect to the above-mentioned cash flow hedges, the future expected cash flows are represented below:

	2012 R’000	2013 R’000	>2013 R’000	Total R’000
Expected future cash flows
- United States Dollar—Note holders loan & Investec	302,038	252,960	305,085	860,083
Expected gain/(loss) in profit or loss (at maturity)
- United States Dollar—Note holders loan	(108,159)			(108,159)
- United States Dollar—Investec	(47,137)			(47,137)

2010		Foreign currency R’000	Contract value R’000	Recognised fair value in equity R’000
Exports (Buy)
United States Dollar—Note holders loan & Investec
	Less than 3 months	750	5,393	(420)
	3 Months	750	5,393	(420)
	6 months	3,100	25,573	(5,021)

	1 year	31,250	245,217	(38,037)
	> 3 year	46,800	453,062	(142,790)

	Total	82,650	734,638	(186,690)

Note: In respect of a US$83 million (2009: US$60 million) loan liability of Exxaro Australia Sands Pty Limited, an economic hedge exists between US$ revenue and US$ borrowings. Accordingly, future sales proceeds to be applied to the repayment of US$ borrowings are recorded at the historical exchange rate effective at the date of loan draw down.

With respect to the above-mentioned cash flow hedges, the future expected cash flows are represented below:

	2011 R’000	2012 R’000	>2012 R’000	Total R’000
Expected future cash flows
- United States Dollar—Note holders loan & Investec	36,359	245,217	453,062	734,638
Expected gain/(loss) in profit or loss (at maturity)
- United States Dollar—Note holders loan & Investec			(111,379)	(111,379)

Foreign currency sensitivity

The following table summarises the impact a 10% increase in foreign currency rates would have on the combined financial statements relating to outstanding foreign currency denominated monetary items (cash balances, trade receivables, trade payables and loans). A positive number represents again whilst a negative number represents a loss.

	Profit or (loss)			Equity
	2011 R’000	2010 R’000	2009 R’000	2011 R’000	2010 R’000
US$	17,038	21,274	15,785	(40,615)	(34,869)
Euro	1,322	2,425	286

A 10% decrease in the rand against each foreign exchange rate would have an equal but opposite effect on the above, on the basis that all other variables remain constant.

For exports (US$), an increase/(decrease) in the exchange rate of the rand (ZAR) against the dollar (US$) (e.g. FEC taken out on exports at R7.94 : US$1,with actual rate coming out at R8.73 : US$1) represents a weakening/(strengthening) of the Rand against the US dollar, which results in a gain/(loss) incurred of R0,79.

The opposite applies for a decrease in the exchange rate.

For imports (Euro), an increase/(decrease) in the exchange rate of the Rand (ZAR) against the Euro (e.g., FEC taken out on exports at R10,00 : €1,with actual rate coming out at R11,00 : €1) represents a weakening/(strengthening) of the Rand against the Euro, which results in a loss/(gain) incurred of R1,00.

The opposite applies for a decrease in the exchange rate.

20.4.2.2 Interest rate risk management

The Exxaro Mineral Sands Operations is exposed to interest rate risk as it borrows and deposits funds at both fixed and floating interest rates on the money market. The risk is managed by maintaining an appropriate mix between fixed and floating rate borrowings taking into account future interest rate expectations.

The financial institutions chosen are subject to compliance with the relevant regulatory bodies.

The Exxaro Mineral Sands Operations’ interest rate risk arises from long-term borrowings. Borrowings issued at variable rates result in exposure to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates result in exposure to fair value interest rate risk.

The interest rate repricing profile is summarised below:

	1 - 6 months R’000	7 - 12 months R’000	Beyond 1 year R’000	Total borrowings R’000
At 31 December 2011:
Term borrowings (under the IFRS 7 scope)			2,617,453	2,617,453
% of total borrowings			100%	100%

	R’000	R’000	R’000	R’000
At 31 December 2010:
Term borrowings (under the IFRS 7 scope)	117,979	117,979	2,894,568	3,130,525
% of total borrowings	4%	4%	92%	100%

The Exxaro Mineral Sands Operations makes use of interest rate derivatives to hedge specific exposures in the interest rate repricing profile of existing borrowings.

The value of borrowings hedged by interest rate derivatives, the instruments used and the respective rates applicable to these contracts are as follows:

	Borrowings hedged R’000	Floating interest receivable %	Fixed interest payable %
Local
Interest rate derivatives beyond 1 year:
- Interest rate swaps	675	3m Jibar	11,1

The interest rate swap ceased at the end of November 2010.

The following table reflects the potential impact on earnings, given a movement in interest rates of 50 basis points:

	Interest rate			Interest rate
	2011 R’000	2010 R’000	2009 R’000	2011 R’000	2010 R’000	2009 R’000
Profit/(loss)	(4)	(18)	(18)	4	18	18

20.4.2.3 Price Risk

The Exxaro Mineral Sands Operations is exposed to equity securities price risk because of investments held by the Exxaro Rehabilitation Trust. The investment in the Exxaro Rehabilitation Trust is designated at fair value through profit and loss on the combined statement of financial position.

20.4.3 Liquidity Risk Management

Liquidity risk is the risk that the Exxaro Mineral Sands Operations will not be able to meet its financial obligations as they fall due. The Exxaro Mineral Sands Operations’ approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under normal and stressed conditions, without incurring unacceptable losses or risking damage to the Exxaro Mineral Sands Operations’ reputation.

The ultimate responsibility for liquidity risk management rests with the board of directors, which has built an appropriate liquidity risk management framework for the management of the Exxaro Mineral Sands Operations’ short, medium and long-term funding and liquidity management requirements.

The Exxaro Mineral Sands Operations manages liquidity risk by monitoring forecast cash flows in compliance with loan covenants and ensuring that adequate unutilised borrowing facilities are maintained. The Exxaro Mineral Sands Operations aims to cover at least its net debt requirements through long-term borrowing facilities.

Financial guarantee liabilities are initially recognised at their fair value, and the initial fair value is amortised over the life of the financial guarantee. The guarantee liability is subsequently carried at the higher of this amortised amount and the present value of any expected payment if a payment under the guarantee has become probable.

Financial guarantees are included within other liabilities.

All guarantees currently accounted for relates to operational guarantees.

The Exxaro Mineral Sands Operations’ capital base, the borrowing powers of the Exxaro Mineral Sands Operations and the Exxaro Mineral Sands Operations were set at 125% of shareholders’ funds for the 2011, 2010 and 2009 financial years.

Standard payment terms for the majority of trade payables is the end of the month following the month in which the goods are received or services are performed.

A number of trade payables do however have shorter contracted payment periods.

To avoid incurring interest on late payments, financial risk management policies and procedures are entrenched to ensure the timeous matching of orders placed with goods received notes or services acceptances and invoices.

Maturity profile of financial instruments

The following table details the Exxaro Mineral Sands Operations’ contractual maturities of financial liabilities:

			Maturity
	Carrying amount R’000	Contractual cash flows R’000	0-12 months R’000	1-2 years R’000	2-5 years R’000
2011
Financial liabilities
Interest-bearing borrowings	638,232	730,961	294,452	286,339	150,170
Trade and other payables	570,198	570,198	570,198
Amounts due to related parties	9,400,962	9,608,403	8,015,269	1,593,134

	10,609,392	10,909,563	8,879,919	1,879,473	150,170

Derivative financial liabilities (Included in the above)
Foreign exchange forward contracts used for hedging
- Sell (Rands inflow)	986,582
Other forward exchange contracts
- Buy (Rands outflow)	105,796
			Maturity
	Carrying amount R’000	Contractual cash flows R’000	0-12 months R’000	1-2 years R’000	2-5 years R’000
2010
Financial liabilities
Interest-bearing borrowings	783,957	904,411	311,380	392,778	200,253
Trade and other payables	518,855	518,855	518,855
Amounts due to related parties	8,561,853	8,933,779	6,790,649	2,143,129

	9,864,665	10,357,046	7,620,885	2,535,907	200,253

Derivative financial liabilities (Included in the above)
Foreign exchange forward contracts used for hedging
- Sell (Rands inflow)	510,000
Other forward exchange contracts
- Buy (Rands outflow)	15,000

20.4.4 Credit Risk Management

Credit risk relates to potential default by counterparties on cash and cash equivalents, investments, trade receivables and hedged positions. The Exxaro Mineral Sands Operations limits its counterparty exposure arising from money market and derivative instruments by only dealing with well-established financial institutions of high credit standing. The Exxaro Mineral Sands Operations exposure and the credit ratings of its counterparties are continuously monitored and the aggregate value of transactions concluded are spread amongst approved counterparties. Credit exposure is controlled by counterparty limits that are reviewed and approved by the board annually.

Trade receivables consist of a number of customers with whom Exxaro has long-standing relationships. A high portion of term supply arrangements exists with such clients resulting in limited credit exposure which exposure, where dictated by customer credit worthiness or country risk assessment, is further mitigated through a combination of confirmed letters of credit and credit risk insurance.

Exxaro establishes an allowance for non-recoverability or impairment that represents its estimate of incurred losses in respect of trade and other receivables and investments. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for Exxaro Mineral Sands Operations of similar assets in respect of losses that have historical data of payment statistics for similar financial assets.

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. None of the financial instruments below was held as collateral for any security provided.

The maximum exposure to credit risk at both reporting dates was equal to the carrying value of financial assets for the Exxaro Mineral Sands Operations.

Detail of the trade receivables credit risk exposure:

	2011%	2010%
By industry
Manufacturing (including structural metal and steel)	27	29
Merchants	10	10
Pigment, ceramics, chemicals	60	60
Other	3	1

	100	100

By geographical area
South Africa	3	3
Europe	30	21
Asia	7	23
USA	6	9
Australia	42	42
Other	12	2

	100	100

The Exxaro Mineral Sands Operations does not have any significant credit risk exposure to any single counterparty or any Exxaro Mineral Sands Operations of counterparties having similar characteristics.

Financial guarantees are contracts that require the Exxaro Mineral Sands Operations to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument.

The carrying amount of the financial assets at reporting date was:

	2011 R’000	2010 R’000
Neither past due nor impaired	4,758,862	1,651,778

- trade and other receivables	1,593,133	1,021,255
- other financial assets	158,486	126,654
- derivative financial instruments	8,980	84,991
- cash and cash equivalents	2,998,263	418,879

Past due or impaired
- trade and other receivables		210

Total financial assets	4,758,862	1,651,989

The Exxaro Mineral Sands Operations strives to enter into sales contracts with clients which stipulate the required payment terms. It is expected of each customer that these payment terms are adhered to. Where trade receivables balances become past due, the normal recovery procedures are followed to recover the debt, where applicable new payment terms may be arranged to ensure that the debt is fully recovered. Therefore the credit quality of the above assets deemed to be neither past due nor impaired is considered to be within industry norm.

There were no financial assets with renegotiated terms during the 2011, 2010 or 2009 reporting periods.

Trade and other receivables age analysis

	2011 R’000	2010 R’000	2009 R’000
Past due and impaired
>180 days overdue		210	168

Total carrying amount of financial instruments past due or impaired		210	168

Before the financial instruments can be impaired, they are evaluated for the possibility of any recovery as well as the length of time at which the debt has been long outstanding.

Loans and receivables designated at fair value through profit or loss

The Exxaro Mineral Sands Operations had no loans and receivables designated as at fair value through profit or loss during the period.

Collateral

No collateral was held or pledged by the Exxaro Mineral Sands Operations as security over its financial assets as of December 31, 2011 or 2010.

Guarantees

The Exxaro Mineral Sands Operations did not during the period obtain financial or non-financial assets by taking possession of collateral it holds as security or calling on guarantees.

There were no guarantees provided by banks to secure financing as of December 31, 2011 or 2010.

For all other guarantees, refer to note 22 on contingent liabilities.

Capital management

The Exxaro Mineral Sands Operations’ policy is to ensure that the Exxaro Mineral Sands Operations maintains a robust capital structure with strong financial metrics which can withstand a significant downturn in commodity cycles. Growth opportunities, debt levels and dividend distributions to shareholders are considered against this backdrop.

The capital base consists of net investment by Exxaro companies as disclosed, as well as shareholder’s loans and interest bearing borrowings. The board of directors is ultimately responsible for monitoring debt levels, return on capital as well as compliance with contractually agreed loan covenants.

During the year under review the Exxaro Mineral Sands Operations complied with all its contractually agreed loan covenants and there were no changes in the Exxaro Mineral Sands Operations’ approach to capital management during the year.

The Exxaro Mineral Sands Operations is not subject to externally imposed regulatory capital requirements.

21.	EMPLOYEE BENEFITS

Retirement Funds

Independent funds provide retirement and other benefits for all permanent employees, retired employees, and their dependants. At the end of the financial year, the main defined contribution retirement funds to which Exxaro Mineral Sands Operations was a participating employer, were as follows:

•	Exxaro Selector Funds;

•	Chamber of Mines, operating as a defined contribution fund;

•	Namakwa Sands Employees Provident Fund;

•	Sentinel Mining Industry Retirement Fund.

Members pay a contribution of 7%, with the employer’s contribution of 10% to the above funds, being expensed as incurred.

All funds registered in the Republic of South Africa are governed by the South African Pension Funds Act of 1956 (the Act).

Defined contribution funds

Membership of each fund at 31 December 2011, 2010 and 2009 and employer contributions to each fund were as follows:

	Working members 2011 Number	Working members 2010 Number	Working members 2009 Number	Employers Contributions 2011 R’m	Employer Contributions 2010 R’m	Employer Contributions 2009 R’m
-Exxaro Selector Funds;	663	662	689	16	16	14
- Chamber of Mines, operating as defined contribution fund;	1	1	1
-Namakwa Sands employees Provident Fund;	918	986	893	15	14	12
-Sentinel Mining Industry Retirement Fund.	82	87	88	5	5	5

	1,664	1,736	1,671	36	35	31

Due to the nature of these funds the accrued liabilities by definition equate to the total assets under control of these funds.

Medical Funds

The combined company contributes to medical aid schemes for the benefit of permanent employees and their dependants who choose to belong to one of a number of employer accredited schemes. The contributions charged against income amounted to R12.1 million (2010: R11 million) and (2009:R10.1 million) .

Defined benefit fund

The combined mineral sands operations have defined benefit obligations for the provision of post retirement medical benefits.

As part of the business combination with Namakwa Sands on October 1, 2008 a post-retirement medical obligation was acquired.

The post-retirement liability is of a defined benefit nature, and consists of an implicit promise to pay a portion of members’ postretirement medical aid contributions. This liability is also generated in respect of dependants who are offered continued membership of the medical aid on the death of the primary member, either pre- or post- retirement. This benefit, which is no longer offered, applied to employees employed prior to 2001 by Namakwa Sands. Contributions, if any, will be offset against the liability.

No contribution was made for the period ended December 31, 2011 (2010: Rnil).

The obligation represents a present value amount, which is actuarially valued on an annual basis. Any surplus or deficit arising from the valuation is recognised in the income statement. The provision is expected to be utilised over the expected lives of the participants of scheme.

The most recent actuarial valuations of the present value of the defined benefit obligation were carried out in November 2011.

The present value of the defined obligation, and the related current service cost and past service cost, were measured using the projected unit credit method.

The principal assumptions used for the purposes of the actuarial valuations were as follows:

	2011%	2010%	2009%
Discount rate	9.00	8.25	9.00
Inflation rate	6.25	5.50	5.75
Salary increase rate	7.75	6.75	6.75

Amounts recognised in profit or loss in respect of the defined benefit plan were as follows:

	2011 R’000	2010 R’000	2009 R’000
Current service cost	2,020	1,669	919
Actuarial gains	1,643	4,637	2,079
Interest on obligation	3,097	2,603	1,735

	6,760	8,909	4,733

The expense for the year is included in the employee benefits expense in the income statement.

Reconciliation of the opening and closing balances of the present value of the defined obligation:

	2011 R’000	2010 R’000	2009 R’000
Defined benefit obligation at beginning of year	37,685	29,056	24,543
Acquisition Namakwa Sands
Plus current service cost	2,020	1,669	919
Plus interest cost	3,097	2,603	1,735
Plus actuarial gains or less actuarial losses	1,643	4,637	2,079
Less benefits paid	311	280	220

Defined benefit obligation at end of year	44,134	37,685	29,056

Determination of estimated post-retirement expense for the next financial year:

	2012 R’000	2011 R’000	2010 R’000
Interest cost	3,955	3,095	1,669
Unrecognised actual losses in the year	2,687	2,350	2,883

Expense	6,642	5,445	4,552

Equity compensation benefits

The Exxaro Management Share Option Scheme has the following schemes included in the equity compensation benefits of its employees:

•	Long-term Incentive Plan (LTIP)

•	Share Appreciation Right scheme (SARs)

•	Empowerment Participation scheme (MPower)

•	Deferred bonus plan

Awards made by Exxaro Company to its own employees are accounted for as equity-settled in the company’s individual financial statements as it is providing its own equity instruments as settlement of the schemes, as well as in the consolidated group financial statements.

In the subsidiary accounts such as the combined Exxaro Mineral Sands Operations, the schemes are also accounted for as equity settled.

Deferred Bonus Plan (DBP)

DBP is to encourage directors and senior management to sacrifice a part of their bonuses for the purpose of acquiring shares in the company in exchange for an uplift in the number of shares received. Participants may sacrifice a percentage of their (post-tax) bonus in exchange for Exxaro shares at the ruling market price. The pledged shares are then held in trust for a three year period, thus until the vesting date of the matching award. At vesting date, the company will make an additional award of shares by matching the shareholding on a one-for-one basis (matching award). Participants will consequently become unconditionally entitled to both the original pledged shares as well as the matching award of shares.

A participant may at its election dispose of and withdraw the pledged shares from the scheme at any stage. However, if the pledged shares are withdrawn before the expiry of the pledge period, the participant forfeits the matching award.

The DBP is an equity settled scheme.

Long-term Incentive Plan (LTIP)

A LTIP is a conditional award of Exxaro shares offered to qualifying senior employees of the group. The shares vest after three years subject to certain performance conditions being met. The extent to which the performance conditions are met governs the number of shares that vest. LTIP is an equity settled scheme.

There are two performance conditions that determine the number LTIPs that vest:

•

The Total Shareholder Return (“TSR”) Condition This condition compares the TSR of Exxaro with the TSR of a peer group of companies. The peer group of companies is determined by the Nomination Transformation, Remuneration, Human Resources Committee. TSR is defined to be the compound annual growth rate (“CAGR”) on a portfolio of Exxaro/peer group shares purchased at the end of the group’s financial year in which the grant is made, holding the shares, and reinvesting the dividends received from the portfolio in the same shares for three years, and then selling the portfolio at the end of the three years.

•

The Return on Capital Employed (“ROCE”) Condition The ROCE measure is a Return on Capital Employed measure with a number of adjustments as determined by the rules of the scheme. Initial targets are set based on existing ROCE performance in the base year of an LTIP and planned ROCE performance in the performance year (“target year”). The audited results for the previous financial year, with relation to the year in which the grants are made, is the base year and the third year after the base year is the target year.

50% of the grant is subject to the TSR condition and 50% is subject to the ROCE condition. Awards vests linearly between 30% and 100% for performance between the minimum and the maximum targets

Share Appreciation Right Scheme (SARS)

Participants obtain the right, if performance conditions are met, to receive a number of Exxaro shares to the value of the difference between the exercise price and the grant price. The performance condition relates to Headline Earnings per Share of the group and is calculated for a minimum and maximum performance condition. Performance between these targets will result in proportional vesting which will be calculated using a linear sliding scale between the minimum and maximum performance conditions. Grants have a vesting period of three years at which time the performance conditions are calculated. The vested grants will lapse after seven years from the grant date.

The SARS scheme is an equity settled share base payment.

MPower

Exxaro created an Employee Empowerment Participation Scheme in November 2006 whereby certain employees are given the opportunity to share in the growth of the company. Exxaro issued approximately 10,7m shares which was held in trust to the benefit of selected Exxaro employee beneficiaries. Employees are awarded equal share units in the trust which entitles them to dividends on the Exxaro shares in trust in the five-year period that ended in November 2011. The total distribution to be made by the trust is independent of the number of units allocated to employees, therefore as more units are allocated the benefits to the trust are split between participating employees. As a result, all equity instruments of the scheme are effectively granted upon first issue of units to a participant. Given this operation, the value of the scheme determined at the grant date represents the final scheme value to be recognised under IFRS 2. By the end of the five-year period or capital appreciation period, the Exxaro shares that employee beneficiaries have a right to through the share units awarded to them in the Trust, will be sold. The capital distribution is the profit that is made on these shares after they are sold and the outstanding loan (used to buy the shares) to Exxaro is settled. The MPower scheme is an equity-settled share based payment.

Details of the schemes:

Long-term Incentive Plan

		2011		2010		2009
		Number of instruments ‘000	Face value range[1] R	Number of instruments ‘000	Face value range[1] R	Number of instruments ‘000	Face value range[1] R
Outstanding at beginning of year		193	85.00-126.77	180	85.00-67.07	120	85.00 -67.07
Issued during the year		47	163.95	55	126.77	85	67.07
Transferred during the year		13	85.00-126.77	(1)	85.00-67.07	(25)	85.00 -67.07
Exercised during the year		(52)	168.00-177.99	(36)	113.50-131.90
Lapsed/cancelled during the year				(5)	102.14

Outstanding at end of the year		201	67.07-163.95	193	85.00-126.77	180	85.00 -67.07

	Expiry date
Terms of outsanding at end of the year
	2011			52	85.00-112.45	94	85.00 -112.45
	2012	92	67.07	86	67.07	86	67.07
	2013	59	136.77	55	126.77
	2014	50	163.95

		201		193		180

Face value range for instruments exercised during the year (R )
			168.00-177.99		113.50-131.90
Total value of shares outstanding (R million)		33.8		26.3		18.7

[1]	Face value is the volume weighted average price of the previous business day when the transaction is executed

Share Appreciation Right Scheme

		2011		2010		2009
		Number of instruments ‘000	Grant price range R	Number of instruments ‘000	Grant price range R	Number of instruments ‘000	Grant price range R
Outstanding at beginning of year		963	59.42-89.33	694	59.42-89.33	371	59.42-139.24
Issued during the year		277	150.66-185.92	318	126.77	392	67.07-89.33
Transferred during the year		(18)	59.42-89.33			(48)	59.42-139.24
Exercised during the year		(149)	59.42-112.45	(35)	60.60-112.35
Lapsed/cancelled during the year		(10)	60.60-126.77	(14)	112.35	(21)	112.35

Outstanding at end of the year		1,063	59.42-185.92	963	59.42-89.33	694	59.42-89.33

	Expiry date
Terms of outsanding at end of the year
	2014	51	59.42-67.46	74	59.42-67.46	124	59.42-67.46
	2015	117	62.83-139.24	244	62.83-139.24	244	62.83-139.24
	2016	425	63.45-89.33	408	63.45-89.33	326	63.45-89.33
	2017	246	126.77	237	126.77
	2018	224	150.66-185.92

		1,063		963		694

Face value range for instruments exercised during the year (R )			59.42-112.45		60.60-112.35
Total value of shares outstanding (R million)		178.6		131.3		71.9

Details of options vested but not sold during the year are as follows:
Number of shares		228,539		74,280		—
Share price range (R)		60.60-185.92		60.60-67.46		—

Deferred Bonus Plan

		2011		2010		2009
		Number of instruments ‘000	Share price range[2] R	Number of instruments ‘000	Share price range[2] R	Number of instruments ‘000	Share price range[2] R
Outstanding at beginning of year		10	101.88-88.95	7	101.88-88.95	4	86.45-111.88
Issued during the year		3	147.01-179.21	3	66.38-125.41	13	65.85-91.08
Transferred during the year						(10)	86.45-111.88
Exercised during the year		(2)	149.50-178.25	(0)	117.48
Lapsed/cancelled during the year

Outstanding at end of the year		11	66.39-179.21	10	101.88-88.95	7	101.88-88.95

	Expiry date
Terms of outsanding at end of the year
	2012	5	66.38-88.95	1	101.88-112.45	1	101.88-112.45
	2013	3	112.68-125.41	6	66.38-88.95	6	66.38-88.95
	2014	3	147.01-179.21	3	88.95-125.41

		11		10		7

Face value range for instruments exercised during the year (R )			149.50-178.25		117.48
Total value of shares outstanding (R million)		1.9		1.3		0.7

[2]	Price at which the shares were bought / sold

FAIR VALUE OF EQUITY-SETTLED SHARE-BASED PAYMENT TRANSACTIONS WITH EMPLOYEES

In determining the fair value of services received as consideration for equity instruments, measurement is referenced to the fair value of the equity instruments granted.

A modified binomial tree model is used for the valuation of the SARS and Phantom Option Scheme while a Monte Cario Simulation model for the LTIP. The conditional matching awards granted in terms of the DBP are the economic equivalent of granting an Exxaro share, without dividend rights for the period from grant date to vesting date. Therefore the value of the DBP is equal to the grant date share price at the vesting date, less the present value of future dividends expected to be granted over the term of the scheme, multiplied by the pledged shares in the trust and the matching award.

		2011	2010	2009
Weighted average fair value for grants during the year:		R	R	R
	SARS	68.37	48.34	22.53
	LTIP	59.04	106.36	54.35
	DBP	144.87	113.71	57.43

Inputs to the valuation models for:
SARS	Share price at valuation date (R)	170.00	126.84	74.20
	Weighted average option life (years)	7.00	7.00	7.00
	Exercise price (R)	163.95	126.77	67.07
	Expected volatility (%)(1)	42.20	42.39	43.22
	Dividend yield (%)	3.42	3.80	9.02
	Risk-free interest rate (%)	8.30	8.17	0.08
	Employee forfeiture rate (%)	5.73	4.14	9.97

LTIP	Share price at valuation date (R)	170.00	126.84	74.20
	Weight average option life (years)	3.00	3.00	3.00
	Expected volatility of Exxaro share (%)(1)	46.69	49.70	51.31
	Expected volatility of peer group share (average) (%)(1)	60.15	63.07	60.83
	Dividend yield (%)	3.22	1.94	6.41
	Risk-free interest rate (%)	7.32	7.29	7.82
	Employee forfeiture rate (%)	2.97	2.90	10.29

DBP	Share price at valuation date—February (R)	152.45	114.00	67.07
	Share price at valuation date—March (R)	165.56	125.90	69.24
	Share price at valuation date—August (R)	n/a	114.44	92.40
	Weighted average option life (years)	3.00	3.00	3.00
	Dividend yield—February (%)	3.59	1.98	6.48
	Dividend yield—March (%)	3.31	1.95	6.91
	Dividend yield—August (%)	n/a	2.24	5.25
	Risk-free Interest rate—February (%)	7.19	7.68	8.10
	Risk-free Interest rate—March (%)	7.37	7.35	7.85
	Risk-free Interest rate—August (%)	n/a	6.53	7.82
	Employee forfeiture rate (%)	—	—	—

(1)	Volatility is measured as the annualized standard deviation of the continuously compounded daily returns of the underlying share(s) under the assumption that the share price is log-normally distributed. The historical period used to determine the log returns and hence volatility is equal in length to the period from valuation date up to and including the maturity date, starting from the valuation date.

22.	CONTINGENT LIABILITIES

	December 31,
	2011 R’000	2010 R’000
Contingent liabilities
Contingent liabilities at balance sheet date, not otherwise provided for in these annual financial statements, arising from:
- guarantees in the normal course of business from which it is anticipated that no material liabilities will arise[1]:	199,460	222,297
- Other[2]	59,800

[1]

The operational guarantees include the guarantees provided to the DMR with regards the operations’ ability to immediately rehabilitate the mining operations should the need arise. The increase in 2009 and 2010 is mainly attributable to guarantees to the Department of Mineral and Resources (DMR) in respect of environmental liabilities on immediate closure of mining operations.

[2]

Exxaro Investments (Australia) Pty Ltd (EIPL) received an assessment from the Office of State Revenue (a State Government body), indicating that EIPL is liable for A$7.2 million of stamp duty in respect of the “land-rich” assets associated with the 2005 acquisition of Ticor Ltd. EIPL is required to pay the amount within one month after assessment to avoid paying substantial penalties. Management believe there are strong grounds to appeal this decision and, on this basis, have not recognized a liability for the amount.

The Combined Mineral Sands operations are jointly and severally exposed to its share of the joint venture contingent liabilities.

The timing and occurrence of any possible outflows are uncertain.

23.	COMMITMENTS

	December 31,
	2011 R’000	2010 R’000	2009 R’000
Capital commitments
Capital expenditure contracted for plant and equipment	341,654	203,604	221,646
Capital expenditure authorised for plant and equipment but not contracted	649,596	79,708	105,257
The above includes the Exxaro Mineral Sands Operations’ share of capital commitments of joint ventures .	17,833	14,323	86,758

Capital expenditure will be financed from available cash resources, funds generated from operations and available borrowing capacity. The increase in 2011 is mainly due to capital expenditure commitments for Fairbreeze.

Operating lease commitments
The future minimum lease payments under non-cancellable operating leases are as follows:
—less than one year	20,590	21,487	23,096
—more than one year and less than five years	22,573	20,297	28,825
—more than five years		11

Total	43,163	41,795	51,921

Operating sublease receivable
Non-cancellable operating lease rentals are receivable as follows:
—less than one year	2,602	1,732	1,086
—more than one year and less than five years	650	3,052	2,983

Total	3,252	4,784	4,069

24.	INVESTMENTS IN JOINT VENTURES

	2011 R’000	2010 R’000	2009 R’000
In Australia, the combined company’s interests are housed in Australia Sands, whose principle asset is the 50% Tiwest joint venture (with Tronox).
Aggregate post -acquisition reserves:
—joint ventures	4,505,042	2,809,951	2,849,181

Total	4,505,042	2,809,951	2,849,181

	Nature of business	Percentage holding
		2011%	2010%	2009%
JOINT VENTURES
Unincorporated	Titanium
Tiwest	Minerals and pigment production	50.00	50.00	50.00

The combined company’s effective share of statement of financial position, income statement and cash flow items in respect of the Tiwest joint venture is as follows:

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
INCOME STATEMENTS
Revenue	2,575,305	1,550,000	1,473,000
Operating expenses	(1,667,175)	(1,376,000)	(1,435,000)

NET OPERATING PROFIT	908,130	174,000	38,000
Net financing costs	36,589	(11,000)	(5,000)

PROFIT BEFORE TAX	944,719	163,000	33,000
Tax*

PROFIT FOR THE YEAR	944,719	163,000	33,000

Profit for the year attributable to owners of the parent	944,719	163,000	33,000

	December 31,
	2011 R’000	2010 R’000	2009 R’000
STATEMENT OF FINANCIAL POSITION
Non-current assets	2,571,523	2,505,000	2,237,000
Current assets	2,741,842	1,439,000	1,164,000

TOTAL ASSETS	5,313,365	3,944,000	3,401,000

Equity and liabilities
EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT	4,505,042	2,810,000	2,849,000
Non-current liabilities
Interest-bearing borrowings	40,334	141,000
Non-current provision	265,485	225,000	218,000
Deferred tax and other	(12,840)	408,000
Current liabilities
Interest-bearing borrowings	186,847	20,000
Accounts payable & Provisions	328,497	340,000	334,000

TOTAL EQUITY AND LIABILITIES	5,313,365	3,944,000	3,401,001

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
STATEMENT OF CASH FLOWS
Net cash flows from operating activities	757,734	118	282
Net cash flows from Investing activities	263,872	(423)	(546)
Net cash flows from financing activities	(350,025)	305	178
Foreign currency translations	102,245		(1)

Net decrease in cash and cash equivalents	773,826		(87)

*	Unincorporated joint venture

25.	NON-CURRENT ASSETS CLASSIFIED AS HELD FOR SALE

The major classes of the assets classified as held for sale are as follows:

Financial assets	2,046

The investment in Ndzalama Game Reserve has been classified as held for sale during 2011. Completion of the sale transaction is expected to take place within 12 months. A partial disposal took place during the 12 months ended December 31, 2011, the proceeds of which were R4.5 million. Final divestment expected by end June 2012 with the sale to the Land Claims Commissioner.

26.	SUBSEQUENT EVENTS

Repayment of treasury loan

In January 2012 the Exxaro Mineral Sands Operations repaid R1,800 million to Exxaro Resources Limited (included in current operating amounts due to related parties).

Tronox Finance LLC

Exchange Offer for

$900.0 million 6.375% Senior Notes due 2020

PROSPECTUS

                    , 2013

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                     , 2013, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director, secretary or other officer of Tronox Limited is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

The Constitution of Tronox Limited requires Tronox Limited to, subject to and so far as is permitted by the Australian Corporations Act and the Australian Competition and Consumer Act 2010, indemnify every director, secretary or other officer of Tronox Limited and its related bodies corporate against a liability incurred as such a director, secretary or other officer to a person (other than to Tronox Limited or a related body corporate of Tronox Limited), unless the liability arises out of conduct involving a lack of good faith. This is a continuing indemnity and will apply in respect of all acts done while a director, secretary or other officer of Tronox Limited (or one of its wholly-owned subsidiaries) even if that person is not a director, secretary or other officer at the time the claim is made. The Constitution of Tronox Limited permits Tronox Limited to make a payment in respect of legal costs incurred by a director, secretary, officer or employee in defending an action for a liability incurred as such a director, secretary, officer or employee or in resisting or responding to actions taken by a government agency or a liquidator.

Tronox Limited will enter into a Deed of Access, Indemnity and Insurance (“Deed of Indemnity”) with each of its respective directors to, among other things, give effect to these rights.

Prior to completion of the Transaction, Tronox Limited’s directors and officers are covered by the policies and procedures of Tronox Incorporated as a wholly-owned subsidiary including directors and officers insurance policies. Following completion of the Transaction, we expect directors and officers of Tronox Limited and Tronox Incorporated to be covered by an insurance policy which Tronox Limited will acquire. Prior to completion of the Transaction, Tronox Limited will insure against amounts that it may be liable to pay to directors, secretaries, officers or certain employees pursuant to the Constitution of Tronox Limited, the Deed of Indemnity or that Tronox Limited otherwise agrees to pay by way of indemnity. Tronox Limited will pay premiums for this “Directors and Officers” insurance (“D&O Insurance”). The insurance policy also will insure directors, secretaries, officers and some employees against certain liabilities (including legal costs) they may incur as officers or employees of Tronox Limited. The Deed of Indemnity will provide that, subject to the Australian Corporations Act, during the director’s term of office as an officer of Tronox Limited (or as an officer or trustee of a corporation or trust of which the director is appointed or nominated an officer or trustee by Tronox Limited or a wholly-owned subsidiary of Tronox Limited) and for seven years after the director ceases to hold such office, Tronox Limited must use its best efforts to effect and maintain D&O Insurance covering the director.

There are certain provisions of the Australian Corporations Act that restrict Tronox Limited from indemnifying directors, secretaries and other officers in certain circumstances. These are described below.

Australian Law

Australian Corporations Act

Section 199A(1) of the Australian Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as a director, secretary or other officer of the company.

Section 199A(2) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as a director, secretary or other officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act or the Australian Competition and Consumer Act 2010; or

•	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Section 199A(2) of the Australian Corporations Act does not apply to a liability for legal costs.

Section 199A(3) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as a director, secretary or other officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be

•	indemnified under section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•

in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been a director, secretary or other officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of duty in relation to the company; or

•

a contravention of the director, secretary or officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as a director, secretary or officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Insurance

The directors and officers of Tronox Limited and the duly authorized United States representative of each are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the Tronox Limited.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

(1)	The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v) The undersigned registrants hereby undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(vi) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX FINANCE LLC
(Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	President, Secretary & Manager (Principal Executive Officer)	August 27, 2013

* John Merturi	Vice President, Treasurer & Manager (Principal Financial & Accounting Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX LIMITED (Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Senior Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Casey	Chairman of the Board & Chief Executive Officer (Principal Executive Officer)	August 27, 2013

* Kevin V. Mahoney	Vice President & Controller (Principal Accounting and Financial Officer)	August 27, 2013

* Gregory Daniel Blue	Director	August 27, 2013

* Willem Abraham de Klerk	Director	August 27, 2013

* Sipho Abednego Nkosi	Director	August 27, 2013

* Andrew P. Hines	Director	August 27, 2013

* Wayne A. Hinman	Director	August 27, 2013

* Peter B. Johnston	Director	August 27, 2013

* Ilan Kaufthal	Director	August 27, 2013

* Jeffry N. Quinn	Director	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX INCORPORATED (Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Vice President,
General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John D. Romano	President & Director (Principal Executive Officer)	August 27, 2013

* John Merturi	Vice President & Treasurer (Principal Financial & Accounting Officer)	August 27, 2013

/s/ Michael J. Foster Michael J. Foster	Vice President, General Counsel, Secretary & Director	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX LLC (Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Vice President & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John D. Romano	President & Manager (Principal Executive Officer)	August 27, 2013

* John Merturi	Vice President & Treasurer (Principal Financial & Accounting Officer)	August 27, 2013

/s/ Michael J. Foster Michael J. Foster	Vice President, Secretary & Manager	August 27, 2013

* Matthew A. Paque	Vice President, Assistant Secretary & Manager	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX US HOLDINGS INC. (Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	President & Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	President & Sole Director (Principal Executive Officer)	August 27, 2013

* Kevin V. Mahoney	Controller (Principal Financial & Accounting Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX AUSTRALIA HOLDINGS PTY LIMITED
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX AUSTRALIA PIGMENTS HOLDINGS PTY LIMITED (Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Secretary & Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX GLOBAL HOLDINGS PTY LIMITED
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX PIGMENTS AUSTRALIA HOLDINGS PTY LIMITED
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX PIGMENTS AUSTRALIA PTY LIMITED
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX PIGMENTS WESTERN AUSTRALIA PTY LIMITED
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX PIGMENTS LLC
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Vice President & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John D. Romano	President & Manager (Principal Executive Officer)	August 27, 2013

* John Merturi	Vice President & Treasurer (Principal Financial & Accounting Officer)	August 27, 2013

/s/ Michael J. Foster Michael J. Foster	Vice President, Secretary & Manager	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX SANDS HOLDINGS PTY LIMITED
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX WESTERN AUSTRALIA PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John D. Romano	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

/s/ Michael J. Foster Michael J. Foster	Director	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX WORLDWIDE PTY LIMITED
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director and Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX HOLDINGS (AUSTRALIA) PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX INVESTMENTS (AUSTRALIA) PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX AUSTRALIA SANDS PTY LTD
(Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

By:	/s/ Matthew A. Paque
Name: Matthew A. Paque
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TICOR RESOURCES PTY LTD
(Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

By:	/s/ Matthew A. Paque
Name: Matthew A. Paque
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TICOR FINANCE (A.C.T.) PTY LTD
(Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

By:	/s/ Matthew A. Paque
Name: Matthew A. Paque
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TIO2 CORPORATION PTY LTD
(Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

By:	/s/ Matthew A. Paque
Name: Matthew A. Paque
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

YALGOO MINERALS PTY. LTD.
(Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

By:	/s/ Matthew A. Paque
Name: Matthew A. Paque
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TIFIC PTY. LTD.
(Registrant)

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

By:	/s/ Matthew A. Paque
Name: Matthew A. Paque
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

SYNTHETIC RUTILE HOLDINGS PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

SENBAR HOLDINGS PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

PIGMENT HOLDINGS PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX MINERAL SALES PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX MANAGEMENT PTY LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

By:	/s/ Matthew A. Paque

Name:	Matthew A. Paque
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director & Public Officer (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX INTERNATIONAL FINANCE LLP
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Kevin V. Mahoney	Controller (Principal Accounting & Financial Officer)	August 27, 2013

* Matthew A. Paque	Director	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX PIGMENTS LTD
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Vice President & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John D. Romano	President & Director (Principal Executive Officer)	August 27, 2013

* John Merturi	Vice President & Treasurer (Principal Accounting and Financial Officer)	August 27, 2013

/s/ Michael J. Foster Michael J. Foster	Vice President, Secretary & Director	August 27, 2013

* Anthony Martin Orrell	Director	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX HOLDINGS EUROPE C.V.
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director of Tronox Worldwide Pty
Ltd., its Managing Partner

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director of Tronox Worldwide Pty Ltd. Its Managing Director (Principal Executive Officer)	August 27, 2013

* Anthony Martin Orrell	Director of Tronox Worldwide Pty Ltd. Its Managing Director (Principal Accounting & Financial Officer)	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 27th day of August 2013.

TRONOX HOLDINGS COÖPERATIEF U.A.
(Registrant)

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Foster Michael J. Foster	Director (Principal Executive Officer)	August 27, 2013

* Kevin V. Mahoney	Controller (Principal Accounting & Financial Officer)	August 27, 2013

* Arie Jan Duvekot	Director	August 27, 2013

* Ferdinand Johannes Lambertus Klinckhamers	Director	August 27, 2013

*By:	/s/ Michael J. Foster

Michael J. Foster As Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amended and Restated Transaction Agreement by and among Tronox Incorporated, Tronox Limited, Concordia Acquisition Corporation, Concordia Merger Corporation, Exxaro Resources Limited, Exxaro Holdings Sands (Proprietary) Limited and Exxaro International BV, dated as of April 20, 2012 (incorporated by reference to Annex A to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on May 4, 2012).

3.1	Constitution of Tronox Limited (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

3.2*	Certificate of Formation of Tronox Finance LLC.

3.3*	Limited Liability Company Agreement of Tronox Finance LLC.

3.4*	Third Amended and Restated Certificate of Incorporation of Tronox Incorporated.

3.5*	Bylaws of Tronox Incorporated.

3.6*	Certificate of Formation of Tronox LLC (formerly Kerr-McGee Chemical LLC).

3.7*	Amended and Restated Limited Liability Company Agreement for Tronox LLC (formerly Kerr-McGee Chemical LLC).

3.8*	Certificate of Incorporation of Tronox US Holdings, Inc.

3.9*	Amended and Restated Bylaws of Tronox US Holdings Inc.

3.10*	Constitution of Tronox Australia Holdings Pty Limited.

3.11*	Constitution of Tronox Australia Pigments Holdings Pty Limited.

3.12*	Constitution of Tronox Global Holdings Pty Limited.

3.13*	Constitution of Tronox Pigments Australia Holdings Pty Limited.

3.14*	Constitution of Tronox Pigments Australia Pty Limited.

3.15*	Constitution of Tronox Pigments Western Australia Pty Limited.

3.16*	Certificate of Formation of Tronox Pigments LLC.

3.17*	Limited Liability Company Agreement of Tronox Pigments LLC.

3.18*	Constitution of Tronox Sands Holdings Pty Limited.

3.19*	Memorandum and Articles of Association of Tronox Western Australia Pty Ltd.

3.20*	Constitution of Tronox Worldwide Pty Ltd.

3.21*	Constitution of Tronox Holdings (Australia) Pty Ltd.

3.22*	Constitution of Tronox Investments (Australia) Pty Ltd.

3.23*	Constitution of Tronox Australia Sands Pty Ltd.

3.24*	Constitution of Ticor Resources Pty Ltd.

3.25*	Constitution of Ticor Finance (A.C.T.) Pty Ltd.

3.26*	Constitution of TiO2 Corporation Pty Ltd.

3.27*	Constitution of Yalgoo Minerals Pty Ltd.

3.28*	Constitution of Tific Pty Ltd.

Exhibit No.	Description

3.29*	Constitution of Synthetic Rutile Holdings Pty Ltd.

3.30*	Constitution of Senbar Holdings Pty Ltd.

3.31*	Constitution of Pigment Holdings Pty Ltd.

3.32*	Constitution of Tronox Mineral Sales Pty Ltd.

3.33*	Constitution of Tronox Management Pty Ltd.

3.34*	Certificate of Incorporation of a Limited Liability Partnership for Tronox International Finance LLP.

3.35*	Limited Liability Partnership Agreement in Respect of Tronox International Finance LLP.

3.36*	Certificate of Incorporation of Tronox Pigments Ltd.

3.37*	Articles of Association of Tronox Pigments Ltd. (formerly Kerr-McGee Pigment Ltd).

3.38*	Limited Partnership Deed of Tronox Holdings Europe C.V.

3.39*	Deed of Incorporation of Tronox Holdings Coöperatief U.A.

4.1	Indenture, dated as of August, 20, 2012, among Tronox Finance LLC, Tronox Limited, the other guarantors named therein and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q filed by Tronox Limited on November 14, 2012).

4.2	Registration Rights Agreement, dated as of August 20, 2012, among Tronox Finance LLC, Tronox Limited, the other guarantors named therein and Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and UBS Securities LLC, as representative of the initial purchasers (incorporated by reference to Exhibit 4.2 of the Quarterly Report on Form 10-Q filed by Tronox Limited on November 14, 2012).

4.3	First Supplemental Indenture, dated August 29, 2012, to the Indenture, dated as of August 20, 2012 among Tronox Finance LLC, Tronox Limited, the other guarantors named therein and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 4.3 of the Quarterly Report on Form 10-Q filed by Tronox Limited on November 14, 2012).

4.4	Second Supplemental Indenture, dated May 7, 2013, to the Indenture dated as of August 20, 2012 among Tronox Finance LLC, Tronox Limited, the other guarantors named therein and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 10.24 of the Quarterly Report on Form 10-Q filed by Tronox Limited on May 9, 2013).

4.5*	Third Supplemental Indenture, dated August 2, 2013, to the Indenture, dated as of August 20, 2012 among Tronox Finance LLC, Tronox Limited, the other guarantors named therein and Wilmington Trust, national Association, as Trustee.

4.6*	Fourth Supplemental Indenture, dated August 19, 2013, to the Indenture, dated as of August 20, 2012 among Tronox Finance LLC, Tronox Limited, the other guarantors named therein and Wilmington Trust, national Association, as Trustee.

5.1*	Opinion of Ashurst Australia.

5.2*	Opinion of Kirkland & Ellis LLP.

5.3†	Opinion of Kirkland & Ellis International LLP.

5.4*	Opinion of Bird & Bird LLP.

5.5*	Opinion of Higgs & Johnson.

10.1	Amended and Restated Warrant Agreement, dated as of June 15, 2012, by and between Tronox Incorporated, Tronox Limited, Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.2	Tronox Incorporated 2010 Management Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Tronox Incorporated on February 14, 2011).

Exhibit No.	Description

10.3	Tronox LLC 2010 Cash Incentive Plan (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Tronox Incorporated on February 14, 2011).

10.4	Employment Agreement entered into as of February 14, 2011 by and between Tronox LLC and John D. Romano (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.5	Employment Agreement entered into as of February 14, 2011 by and between Tronox LLC and Michael J. Foster (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.6	Employment Agreement entered into as of February 14, 2011 by and between Tronox LLC and Robert C. Gibney (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.7	Shareholders’ Agreement by and between Tronox Sands Holdings PTY Limited, Tronox Limited, Exxaro Resources Limited, Exxaro Sands (Proprietary) Limited and Exxaro TSA Sands Proprietary Limited (incorporated by reference to Exhibit 10.10 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.8	Shareholder’s Deed dated June 15, 2012 by and between Tronox Limited, Thomas Casey, and Exxaro Resources Limited (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.9	Credit and Guaranty Agreement, dated February 8 2012, by and among Tronox Pigments (Netherlands) B.V., Tronox Incorporated, the guarantors listed therein, the lenders listed therein, and Goldman Sachs Bank USA (incorporated by reference to Exhibit 10.14 of the Registration Statement of Form S-4 filed by Tronox Limited and Tronox Incorporated on March 22, 2012).

10.10	Employment Agreement entered into as of April 19, 2012 by and between Tronox LLC and Thomas J. Casey (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on April 23, 2012).

10.11	First Amendment to the Credit and Guaranty Agreement, dated May 11, 2012, by and among Tronox Pigments (Netherlands) B.V., Tronox Incorporated, Goldman Sachs Bank USA, the requisite lenders party thereto and the guarantors party thereto (incorporated by reference to Exhibit 10.12 of the Annual Report on Form 10-K filed by Tronox Limited on February 28, 2013).

10.12	Tronox Limited Management Equity Incentive Plan (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on April 23, 2012).

10.13	Technical Amendment to the Credit and Guaranty Agreement, dated June 12, 2012, by and among Goldman Sachs Bank USA and Tronox Pigments (Netherlands) B.V (incorporated by reference to Exhibit 10.13 of the Annual Report on Form 10-K filed by Tronox Limited on February 28, 2013).

10.14	Transition Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.15	General Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.16	Template Project Services Agreement, dated June 15, 2012, by and between Tronox Limited and Exxaro Resources Limited (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

Exhibit No.	Description

10.17	Revolving Syndicated Facility Agreement, dated June 18, 2012, among Tronox Incorporated, Tronox Limited, Guarantors named therein, Lenders named therein, UBS Securities LLC, as Arranger, Bookmanager, Documentation Agent and Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, UBS Loan Finance LLC, as Swingline Lender, and UBS AG, Stamford Branch, as Australian Security Trustee (incorporated by reference to Exhibit 10.7 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.18	First Amendment to Revolving Syndicated Facility Agreement, dated August 8, 2012, among Tronox Limited, the other borrowers and the guarantors party thereto, the lenders party thereto and UBS AG, Stamford Branch (incorporated by reference to Exhibit 10.18 of the Annual Report on Form 10-K filed by Tronox Limited on February 28, 2013).

10.19	Separation Letter Agreement dated as of September 29, 2012, by and between Tronox Limited and Robert C. Gibney (incorporated by reference to Exhibit 10.19 of the Annual Report on Form 10-K filed by Tronox Limited on February 28, 2013).

10.20	Separation Agreement and Release entered into as of February 9, 2013, by and between Tronox Limited and Daniel D. Greenwell (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Tronox Limited on February 13, 2013).

10.21	First Amendment to that Certain Employment Agreement entered into as of February 22, 2013, by and between Tronox LLC and Thomas J. Casey (incorporated by reference to Exhibit 10.21 of the Annual Report on Form 10-K filed by Tronox Limited on February 28, 2013).

10.22	Second Amendment to the Revolving Syndicated Facility Agreement, dated March 19, 2013, amoung Tronox Limited, the other borrowers and the guarantors party thereto, the lenders party thereto and UBS AG, Stamford Branch (incorporated by reference to Exhibit 10.23 of the Quarterly Report on Form 10- Q filed by Tronox Limited on May 9, 2013).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of Tronox Limited (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K filed by Tronox Limited on February 28, 2013).

23.1†	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm for Tronox Limited.

23.2†	Consent of PricewaterhouseCoopers Inc, Independent Auditors for Exxaro Mineral Sands

23.3*	Consent of Ashurst Australia (included in Exhibit 5.1).

23.4*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.2).

23.5†	Consent of Kirkland & Ellis International LLP (included in Exhibit 5.3).

23.6*	Consent of Bird & Bird LLP (included in Exhibit 5.4).

23.7*	Consent of Higgs & Johnson (included in Exhibit 5.5).

24.1*	Power of Attorney (included in signature pages).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, with respect to the Indenture govering the Notes.

99.1*	Form of Letter of Transmittal.

101.IN*	XBRL Instance Document

101.SC*	XBRL Taxonomy Extension Schema Document

101.CA*	XBRL Taxonomy Extension Calculation Linkbase Document

101.LA*	XBRL Taxonomy Extension Label Linkbase Document

Exhibit No.	Description

101.DE*	XBRL Taxonomy Extension Definition Linkbase Document

101.PR*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
**	To be filed by amendment
†	Filed herewith